As filed with the Securities and Exchange Commission on December 11, 2014

Registration No. 333-199778

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MERGEWORTHRX CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	46-1970047
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3123 McDonald Street
Miami, Florida, 33133
(305) 785-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles F. Fistel
Chief Executive Officer
c/o MergeWorthRx Corp.
3123 McDonald Street
Miami, Florida, 33133
(305) 785-3900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Cohen, Esq. Meir A. Lewittes, Esq. Elliott M. Smith, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173 (212) 547-5400	Jocelyn M. Arel, Esq. Stuart L. Rosenthal, Esq. Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 (212) 813-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement and proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Accelerated filer: ☐
Non-accelerated filer: ☐ (Do not check if a smaller reporting company)	Smaller reporting company: ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 11, 2014

PROXY STATEMENT FOR SPECIAL MEETING IN LIEU OF 2014 ANNUAL MEETING OF
STOCKHOLDERS AND PROSPECTUS FOR
15,396,232 SHARES OF COMMON STOCK OF MERGEWORTHRX CORP.

Dear MergeWorthRx Corp. Stockholders:

You are cordially invited to attend the special meeting in lieu of the 2014 annual meeting of stockholders of MergeWorthRx Corp., which we refer to as “we,” “us,” “our,” “MWRX” or the “Company,” on December 22, 2014, at 10:00 a.m., Eastern time, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York.

At the special meeting, our stockholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve an agreement and plan of merger and reorganization (the “Merger Agreement”) providing for the acquisition by us of AeroCare Holdings, Inc., which we refer to as “AeroCare,” and which acquisition we refer to as the “AeroCare Merger” or the “Business Combination.” Pursuant to the Merger Agreement, the aggregate consideration to be paid to AeroCare equity holders, based on the current AeroCare capitalization, will consist of 11,296,079 shares of MWRX common stock and 511,636 options to purchase MWRX common stock, subject to adjustment in accordance with the terms of the Merger Agreement. In addition, AeroCare’s existing equity holders will be entitled to receive up to an aggregate of 3,588,517 additional shares of MWRX common stock (the “earnout shares”) upon the achievement of certain financial targets by the combined company during the three fiscal years following the Business Combination. A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

It is anticipated that, upon completion of the Business Combination, MWRX’s existing stockholders, including our sponsors, will retain an ownership interest of approximately 47.45% of the post-merger company and the former stockholders of AeroCare will own approximately 52.55% of the outstanding common stock of the post-merger company. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement.

Our stockholders will also be asked to consider and vote upon proposals (a) to approve and adopt our second amended and restated certificate of incorporation, a copy of which is attached as Annex B to the accompanying proxy statement/prospectus, which we refer to as the “Certificate Proposal,” (b) to elect two directors to serve on our board of directors, subject to the closing of the Business Combination, which we refer to as the “Director Election Proposal,” (c) to approve and adopt the AeroCare Holdings Corporation 2014 Stock Option and Incentive Plan (an equity-based incentive plan), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, which we refer to as the “Incentive Plan Proposal, and (d) to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote, which we refer to as the “Adjournment Proposal.”

Each of these proposals is more fully described in the accompanying proxy statement/prospectus.

Our common stock is currently listed on The NASDAQ Capital Market under the symbol “MWRX.” We have applied to continue the listing of our common stock on The NASDAQ Capital Market under the symbol “AERX” upon the closing of the Business Combination.

Pursuant to our amended and restated certificate of incorporation, we are providing our public stockholders who vote on the Business Combination Proposal with the opportunity to convert their shares of our common stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our initial public offering as of two business days prior to the consummation of the Business Combination upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $63,452,938 on September 30, 2014, the estimated per share conversion price would have been approximately $8.36. Public stockholders may elect to convert their shares even if they vote for the Business Combination Proposal but they must vote either for or against the Business Combination Proposal in order to exercise their conversion rights.

We are providing this proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

We have no specified maximum conversion threshold under our charter. It is a condition to closing under the Merger Agreement, however, that the aggregate amount of funds in the trust account that holds the proceeds of our initial public offering, after giving effect to the payment for all public shares properly submitted for conversion, the advisory fee to EarlyBirdCapital, Inc. and other specified costs set forth in the Merger Agreement, plus any proceeds from the issuance of additional shares of our common stock at the closing of the Business Combination and any available cash of the Company (net of any indebtedness), equals at least $30,000,000. Each conversion of shares by our public stockholders will decrease the amount in our trust account and thus decrease the amount of cash available to satisfy this closing condition. Therefore, assuming (i) we do not obtain financing through the issuance of additional shares of our common stock at the closing of the Business Combination and (ii) transaction costs and other specified deductions to the trust account do not exceed $4.4 million, the maximum number of public shares that may be converted into cash from the trust account for us to be able to complete the Business Combination would be 3,463,202. If, however, conversions by our public stockholders cause us to be unable to meet this closing condition, then AeroCare will not be required to consummate the AeroCare Merger, although it may, in its sole discretion, waive this condition. In the event that AeroCare waives this condition, we do not intend to seek additional shareholder approval or extend the time period in which our public stockholders can exercise their conversion rights. In no event, however, will we convert public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Your vote is very important. If you are a registered stockholder, please vote your shares, as soon as possible using one of the following methods to ensure that your vote is counted, regardless of whether you expect to attend the special meeting in person: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. A failure to vote your shares is the equivalent of a vote “AGAINST” the Certificate Proposal but will have no effect on the other proposals for the special meeting.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
December 11, 2014
/s/ Charles F. Fistel Charles F. Fistel Chief Executive Officer, Chief Financial Officer and Treasurer

This proxy statement/prospectus is dated December 11, 2014, and is first being mailed to stockholders of the Company on or about December 12, 2014.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

MergeWorthRx Corp.
3123 McDonald Street
Miami, Florida, 33133

NOTICE OF SPECIAL MEETING IN LIEU OF 2014 ANNUAL MEETING
OF STOCKHOLDERS OF MERGEWORTHRX CORP.

To Be Held On December 22, 2014

To the Stockholders of MergeWorthRx Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2014 annual meeting of stockholders (the “special meeting”) of MergeWorthRx Corp., a Delaware corporation (“MWRX” or the “Company”), will be held at 10:00 a.m., Eastern time, on December 22, 2014, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York. You are cordially invited to attend the special meeting for the following purposes:

(1) The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of October 14, 2014, 2014, as it may be amended (the “Merger Agreement”), by and among the Company, Anvil Merger Sub, Inc., a Delaware corporation (“Merger Sub”), AeroCare Holdings, Inc., a Delaware corporation (“AeroCare”) and FFC Aerocare SR, LLC, a Delaware limited liability company, and the transactions contemplated thereby (the “Business Combination Proposal”);

(2) The Certificate Proposal — to consider and vote upon a proposal to approve our second amended and restated certificate of incorporation to, among other things:

•	change our name to AeroCare Holdings Corporation;
•	remove certain provisions related to our status as a blank check company; and
•	make certain other changes that our board of directors deems appropriate for a public operating company (this proposal is referred to herein as the “Certificate Proposal”);

(3) The Director Election Proposal — to consider and vote upon a proposal to elect two directors to serve on MWRX’s board of directors upon consummation of the Business Combination (the “Director Election Proposal”);

(4) The Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the AeroCare Holdings Corporation 2014 Stock Option and Incentive Plan (the “Incentive Plan Proposal”);

(5) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Adjournment Proposal”); and

(6) to consider and transact such other procedural matters as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of record of our common stock at the close of business on December 9, 2014 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to our amended and restated certificate of incorporation, we will provide our public stockholders who vote either for or against the Business Combination Proposal with the opportunity to convert their shares of our common stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our initial public offering as of two business days prior to the consummation of the transactions contemplated by the Merger Agreement, upon the closing of the transactions contemplated by the Merger Agreement. For illustrative purposes, based on funds in the trust account of approximately $63,452,938 on September 30, 2014, the estimated per share redemption price would have been approximately $8.36. Public stockholders may elect to convert their shares even if they vote for the Business Combination Proposal but they must vote either for or against the Business Combination Proposal in order to be able to exercise conversion rights. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from converting his, her or its shares with respect to more than an aggregate of 25% of the public shares without our prior written consent. The holders of our shares issued in a private placement (i) prior to our initial public offering (“founder shares”) and (ii) simultaneously with the completion of our initial public offering (“sponsor shares”) have agreed to waive their conversion rights with respect to their founder shares, sponsor shares and any other shares they may hold in connection with the consummation of the Business Combination, and the founder shares and sponsor shares will be excluded from the pro rata calculation used to determine the per-share conversion price. Our founders currently own approximately 25.6% of our issued and outstanding shares of common stock.

The transactions contemplated by the Merger Agreement will be consummated only if a majority of the outstanding shares of common stock of the Company present in person or by proxy and entitled to vote at the special meeting of the stockholders are voted in favor of the Business Combination Proposal and the Director Election Proposal and a majority of our outstanding shares of common stock are voted in favor of the Certificate Proposal. We have no specified maximum conversion threshold under our charter. It is a condition to closing under the Merger Agreement, however, that the aggregate amount of funds in the trust account, after giving effect to the payment for all public shares properly submitted for conversion, the $1.848 million advisory fee to EarlyBirdCapital, Inc. (“EBC”) and other specified costs set forth in the Merger Agreement, plus any proceeds from the issuance of additional shares of our common stock at the closing of the Business Combination and any available cash of the Company (net of any indebtedness), equals at least $30,000,000. Each conversion of shares by our public stockholders will decrease the amount in our trust account and thus decrease the amount of cash available to satisfy this closing condition. Therefore, assuming (i) we do not obtain financing through the issuance of additional shares of our common stock at the closing of the Business Combination and (ii) transaction costs and other specified deductions to the trust account do not exceed $4.4 million, the maximum number of public shares that may be converted into cash from the trust account in order for us to be able to complete the Business Combination would be 3,463,202. If, however, conversions by our public stockholders cause us to be unable to meet this closing condition, then AeroCare will not be required to consummate the AeroCare Merger, although it may, in its sole discretion, waive this condition. In the event that AeroCare waives this condition, we do not intend to seek additional shareholder approval or extend the time period in which our public stockholders can exercise their conversion rights. In no event, however, will we convert public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., LLC, at (800) 662-5200.

By Order of the Board of Directors,
December 11, 2014
/s/ Stephen B. Cichy Stephen B. Cichy President, Chief Operating Officer and Secretary

ADDITIONAL INFORMATION

MWRX files annual, quarterly and current reports with the SEC that include important business and financial information about MWRX. This information is available for you to review at the public reference room of the Securities and Exchange Commission, or SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and through the SEC’s website at www.sec.gov. You can also obtain these documents or copies of this proxy statement/prospectus free of charge by requesting them in writing (including by electronic mail) or by telephone from the company at the following address and telephone number:

MergeWorthRx Corp.
3123 McDonald Street
Miami, Florida, 33133
(305) 785-3900
Attention: Stephen B. Cichy
E-mail: scichy@monarchsp.com
or
Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Email: MWRX.info@morrowco.com

If you would like to request any documents, please do so by December 17, 2014 in order to receive them before the special meeting.

You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by MWRX, constitutes a prospectus of MWRX under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of MWRX to be issued to AeroCare stockholders under the Merger Agreement. This document also constitutes a proxy statement of MWRX under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to MWRX stockholders nor the issuance by MWRX of its common stock in connection with the AeroCare Merger will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding MWRX has been provided by MWRX and information contained in this proxy statement/prospectus regarding AeroCare has been provided by AeroCare.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this proxy statement/prospectus. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;
•	the future financial performance of the Company following the Business Combination;
•	changes in the market for AeroCare products and services;
•	expansion plans and opportunities; and
•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the timing to complete the merger;
•	MWRX will be required to dissolve and liquidate its trust account prior to the consummation of the merger;
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•	the outcome of any legal proceedings that may be instituted against the Company or AeroCare following announcement of the proposed Business Combination and transactions contemplated thereby;
•	the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the stockholders of MWRX, or other conditions to closing in the Merger Agreement;
•	the ability to obtain or maintain the listing of the Company’s common stock on NASDAQ following the Business Combination;
•	the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;
•	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably;
•	costs related to the Business Combination;
•	changes in applicable laws or regulations, including but not limited to changes in laws or regulations governing Medicare and Medicaid reimbursement policies or rates;
•	the possibility that AeroCare or MWRX may be adversely affected by other economic, business and/or competitive factors; and
•	other risks and uncertainties indicated in this proxy statement, including those under “Risk Factors.”

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “MWRX” refer to MergeWorthRx Corp., and the terms “combined company” and “post-merger company” refer to MWRX and AeroCare together following the consummation of the Business Combination.

In this document:

“AeroCare” means AeroCare Holdings, Inc.

“AeroCare Merger” means the merger of Merger Sub with and into AeroCare, with AeroCare surviving the merger as a wholly-owned subsidiary of MWRX.

“assumed options” means the 511,636 options to purchase MWRX common stock that will be issued to former holders of AeroCare stock options in connection with the Business Combination, subject to adjustment per the terms of the Merger Agreement.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“DME” means durable medical equipment.

“DMEPOS” means Medicare Durable Medical Equipment, Prosthetics, Orthotics and Supplies.

“DRA” means the Deficit Reduction Act of 2005.

“earnout shares” means up to 3,588,517 shares that will be issued to former AeroCare stockholders upon the achievement of certain financial targets by the post-merger company during the three fiscal years after completion of the Business Combination.

“founder shares” means the 1,897,500 shares of MWRX common stock issued prior to MWRX’s initial public offering.

“founders” means holders of the founder shares.

“Major Stockholders” means Stephen P. Griggs, MTS Aerocare LLC, and FFC Partners II, L.P. together with FFC Executive Partners II, L.P. who hold approximately 33.3%, 30.6% and 9.2%, respectively, or approximately 73.1% in the aggregate, of the outstanding common stock of AeroCare.

“Merger Agreement” means the Agreement and Plan of Merger and Reorganization, dated as of October 14, 2014, as it may be amended, by and among the Company, Merger Sub, AeroCare and FFC Aerocare SR, LLC, a Delaware limited liability company.

“Merger Sub” means Anvil Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

“MIPPA” means Medicare Improvements for Patients and Providers Act of 2008.

“MMA” means the Medicare Prescription Drug Improvement and Modernization Act of 2003.

“MWRX” means MergeWorthRx Corp.

“MWRX common stock” means common stock, par value $0.0001 per share, of MWRX.

“public shares” means shares of MWRX Common Stock issued in MWRX’s initial public offering.

“Reform Package” means the Affordable Care Act and Education Reconciliation Act of 2010.

“sponsors” means our stockholders prior to our initial public offering.

“sponsor shares” means the 713,450 shares of MWRX common stock issued to our sponsors in a private placement simultaneously with our initial public offering.

v

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
FOR STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?
A:	We have entered into the Merger Agreement pursuant to which Merger Sub, a wholly owned subsidiary of the Company, will merge with and into AeroCare, with AeroCare surviving the merger. The aggregate consideration to be paid to AeroCare stockholders, based on the current AeroCare capitalization, will consist of 11,296,079 shares of MWRX common stock and 511,636 options to purchase MWRX common stock, subject to adjustment in accordance with the terms of the Merger Agreement. In addition, AeroCare’s existing equity holders will be entitled to receive up to an aggregate of 3,588,517 earnout shares based on the achievement of certain financial targets by the post-merger company during the three fiscal years following the completion of the Business Combination. This agreement, as it may be amended, is referred to as the Merger Agreement, and the transactions contemplated by this agreement are referred to as the AeroCare Merger and the Business Combination. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Our stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, among other proposals.

Our common stock is currently listed on The NASDAQ Capital Market, or NASDAQ, under the symbol “MWRX.” We have applied to continue the listing of our common stock on NASDAQ under the symbol “AERX” upon the closing of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:	Are the proposals conditioned on one another?
A:	The Business Combination Proposal is conditioned on the Certificate Proposal and the Director Election Proposal, and the Certificate Proposal and the Director Election Proposal are each conditioned on the Business Combination Proposal. The Incentive Plan Proposal is conditioned on the Business Combination Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective. It is important for you to note that in the event that any of the Business Combination Proposal, the Certificate Proposal or the Director Election Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by December 26, 2014, we will be required to dissolve and liquidate our trust account.
Q:	Why is MWRX proposing the Business Combination Proposal?
A:	We were organized for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses. In particular, we have sought to focus on the healthcare industry, with specific focus on specialty pharmacy, infusion pharmacy and/or drug distribution sectors based in the U.S., although our search was not limited to a particular geographic region.

In July 2013, we consummated our initial public offering of 7,590,000 shares of common stock for an offering price of $8.00 per share, generating gross proceeds of $60,720,000. Concurrently therewith, we issued an aggregate of 713,450 sponsor shares in a private placement to our sponsors and their designees at a price of $8.00 per share, generating gross proceeds of $5,707,600. Approximately $63,452,400 of the net proceeds from our initial public offering and the private placement of sponsor shares was placed in a trust account and, in accordance with our amended and restated certificate of incorporation, will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the trust account upon consummation of the Business Combination?”

There currently are 10,200,950 shares of our common stock issued and outstanding, consisting of 7,590,000 shares originally sold in the initial public offering, 1,897,500 founder shares that were issued prior to the initial public offering to our founders and 713,450 sponsor shares sold to our sponsors concurrently with our initial public offering.

Under our amended and restated certificate of incorporation, in conjunction with a stockholder vote, we must provide all holders of public shares with the opportunity to have their public shares converted into cash upon the consummation of the Business Combination.

Q:	What will happen in the Business Combination?
A:	At the closing of the Business Combination, Merger Sub, a wholly owned subsidiary of the Company, will merge with and into AeroCare, with AeroCare surviving the merger as a wholly owned subsidiary of the Company. As a result of the AeroCare Merger, former stockholders of AeroCare will become stockholders of the Company.
Q:	What equity stake will current MWRX stockholders and former AeroCare stockholders hold in the Company after the closing?
A:	It is anticipated that, upon effectiveness of the AeroCare Merger, MWRX’s existing stockholders will retain an ownership interest of between 47.45% and 37.32% of the post-merger company and the former stockholders of AeroCare will own between 52.55% and 62.68% of the post-merger company. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement. These percentages also do not take into account (i) up to 3,588,517 earnout shares that may be issued in the future and (ii) 511,636 shares that may be issued upon the exercise of the assumed options.

See “Summary — Ownership After Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	Is the AeroCare Merger the first step in a “going-private” transaction?
A:	The Company does not intend for the AeroCare Merger to be the first step in a “going-private” transaction. Indeed, one of the primary purposes of the Business Combination is to provide a platform for AeroCare to access the U.S. public markets.
Q:	What conditions must be satisfied to complete the Business Combination?
A:	There are a number of closing conditions in the Merger Agreement, including that the aggregate amount of funds in the trust account, after giving effect to the payment for all public shares properly submitted for conversion, the $1.848 million advisory fee to EBC and other specified costs set forth in the Merger Agreement, plus any proceeds from the issuance of additional shares of our common stock at the closing of the Business Combination and any available cash of the Company (net of any indebtedness), equals at least $30,000,000.

In addition, it is a condition to closing the AeroCare Merger that AeroCare stockholders approve and adopt the Merger Agreement. The Company has entered into voting agreements with each of Stephen P. Griggs, MTS Aerocare LLC, and FFC Partners II, L.P. together with FFC Executive Partners II, L.P. (collectively, the “Major Stockholders”) who hold in the aggregate approximately 73.1% of the outstanding common stock of AeroCare, pursuant to which the Major Stockholders have agreed to vote their shares of common stock in favor of the AeroCare Merger. Under the Merger Agreement, AeroCare has agreed that, upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, it will submit the Merger Agreement for adoption by its stockholders by written consent and recommend that the AeroCare stockholders adopt the Merger Agreement, and will include a copy of this proxy statement/prospectus in its submissions to its stockholders. Accordingly, the distribution by AeroCare of this proxy statement/prospectus to its stockholders will occur on or about the same date as we mail the proxy statement/prospectus to our stockholders. AeroCare has agreed to use commercially reasonable efforts to obtain approval of its stockholders to the AeroCare Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable.

For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal No. 1 — Approval of the Business Combination — The Merger Agreement.”

Q:	Why is MWRX proposing the Certificate Proposal?
A:	The proposed certificate that we are asking our stockholders to approve in connection with the Business Combination provides for the change of our name to AeroCare Holdings Corporation the removal of provisions related to our status as a blank check company and other changes that our board of directors deem appropriate for a public operating company.
Q:	Why is MWRX proposing the Director Election Proposal?
A:	The Merger Agreement provides that effective immediately after the closing of the AeroCare Merger, the board of directors of the Company will consist of five members, divided into three classes, with each class having a term of three years. Our board will consist of four directors designated by AeroCare, including Stephen P. Griggs, who is the Chief Executive Officer of AeroCare, and one of our existing board members. See the sections entitled “Proposal No. 3 — Election of Directors to the Board” and “Management After the Business Combination” for additional information.
Q:	Why is MWRX proposing the Incentive Plan Proposal?
A:	The purpose of the 2014 Stock Option and Incentive Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling us to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and our stockholders.
Q:	What happens if I sell my shares of MWRX common stock before the special meeting?
A:	The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of MWRX common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting.
Q:	What vote is required to approve the proposals presented at the special meeting?
A:	The approval of the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the special meeting. Accordingly, a stockholder’s failure to vote by proxy, or the failure of a stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) means that the shares held will not be considered “present in person or by proxy and entitled to vote,” and thus will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal or the Adjournment Proposal. An abstention from voting on the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal will have the same effect as a vote “AGAINST” such proposals.

The approval of the Certificate Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock (whether or not such shares are present in person or represented by proxy at the special meeting). Accordingly, an MWRX stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Certificate Proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

Q:	May MWRX or our sponsors, directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?
A:	In connection with the stockholder vote to approve the proposed Business Combination, we may not privately negotiate transactions to purchase shares after the closing of the Business Combination from stockholders who would have otherwise elected to have their shares converted in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account. However, our sponsors, our directors, officers, or advisors or their respective affiliates may purchase shares in privately negotiated transactions. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its conversion rights. In the event that our sponsors, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their conversion rights, such selling stockholders would be required to revoke their prior elections to convert their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account. The purpose of such purchases would be to satisfy the closing conditions under the Merger Agreement.
Q:	How many votes do I have at the special meeting?
A:	Our stockholders are entitled to one vote at the special meeting for each share of Company common stock held of record as of the record date. As of the close of business on the record date, there were 10,200,950 outstanding shares of our common stock.
Q:	What constitutes a quorum at the special meeting?
A:	Holders of a majority of the outstanding shares of our common stock entitled to vote will constitute a quorum for the special meeting. In the absence of a quorum, a majority of our stockholders, present in person or represented by proxy, will have power to adjourn the special meeting. As of the record date for the special meeting, 5,100,476 shares of our common stock would be required to achieve a quorum.
Q:	How will MWRX’s sponsors, directors and officers vote?
A:	In connection with our initial public offering, we entered into agreements with each of our sponsors, officers and directors pursuant to which each agreed to vote his, her or its founder shares, sponsor shares and any other shares acquired during and after the initial public offering in favor of the Business Combination Proposal. None of our sponsors, officers or directors purchased any shares during or after our initial public offering and neither we nor our sponsors, officers or directors have entered into agreements, and are not currently in negotiations, to purchase shares. Currently, our sponsors own approximately 25.6% of our issued and outstanding shares of common stock, consisting of 1,897,500 founder shares and 713,450 sponsor shares.
Q:	What interests do MWRX’s current officers and directors have in the Business Combination?
A:	Our directors and executive officers may have interests in the Business Combination that are different from, or in addition to or in conflict with, yours. See “Summary — Recommendation to MWRX Stockholders” and “Proposal No. 1 — Approval of the Business Combination — Certain Benefits of MWRX’s Directors and Officers and Others in the Business Combination” for further information.

Q:	What happens if I vote against the Business Combination Proposal?
A:	If the Business Combination Proposal is not approved and we do not consummate a business combination by December 26, 2014, we will be required to dissolve and liquidate our trust account.
Q:	Do I have conversion rights?
A:	If you are a holder of public shares, you may convert your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our initial public offering as of two business days prior to the consummation of the Business Combination, less taxes payable, upon the consummation of the Business Combination provided that you vote either for or against the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from converting his, her or its shares with respect to more than an aggregate of 25% of the public shares without our prior written consent. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, we will require each public stockholder seeking to exercise conversion rights to certify to us whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with any other publicly available information relating to stock ownership available to us at that time, such as reports filed pursuant to the Exchange Act or other objectively verifiable information, will be the sole basis on which we make the above-referenced determination. However, if we determine that a stockholder is acting in concert or as a group with any other stockholder, we will notify such stockholder of our determination and offer them an opportunity to dispute our finding. The final determination as to whether a stockholder is acting in concert or as a group with any other stockholder will ultimately be made in good faith by our board of directors. Stockholders will also be able to challenge our determination in a court of competent jurisdiction. Our sponsors and our founders have agreed to waive their conversion rights with respect to the founder shares, sponsor shares and any other shares they may hold in connection with the consummation of the Business Combination, and the founder shares and sponsor shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $63,452,938 on September 30, 2014, the estimated per share conversion price would have been approximately $8.36. Additionally, shares properly tendered for conversion will only be converted if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (net of franchise and income taxes payable) in connection with the liquidation of the trust account.
Q:	Do MWRX sponsors have conversion rights?
A:	No. Our sponsors have waived their conversion rights with respect to their founder shares, sponsor shares and any public shares they may acquire.
Q:	Will how I vote affect my ability to exercise conversion rights?
A:	No. You may exercise your conversion rights whether you vote your shares of MWRX common stock for or against the Business Combination Proposal. As a result, the Merger Agreement can be approved by stockholders who will convert their shares and no longer remain stockholders, leaving stockholders who choose not to convert their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of NASDAQ.
Q:	How do I exercise my conversion rights?
A:	In order to exercise your conversion rights, you must vote either for or against the Business Combination Proposal. In addition, your broker must, prior to 4:30 p.m. Eastern time on December 18, 2014 (two business days before the special meeting), (i) submit a written request to our transfer agent (via email or letter) that we convert your public shares for cash and (ii) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The email and mailing addresses of Continental Stock Transfer & Trust Company, our transfer agent, are listed under the question “Who can help answer my questions?” below.

Any demand for conversion, once made, may be withdrawn at any time until the deadline for exercising conversion requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for conversion to our transfer agent and decide within the required timeframe not to exercise your conversion rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q:	What are the federal income tax consequences of exercising my conversion rights?
A:	MWRX stockholders who exercise their conversion rights to receive cash from the trust account in exchange for their shares of MWRX common stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the conversion in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of MWRX common stock converted. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the conversion. See the section entitled “Proposal No. 1 — Approval of the Business Combination — Material U.S. Federal Income Tax Considerations for Stockholders Exercising Conversion Rights.”
Q:	Do I have appraisal rights if I object to the proposed Business Combination?
A:	No. There are no appraisal rights available to holders of MWRX common stock in connection with the Business Combination.
Q:	What happens to the funds held in the trust account upon consummation of the Business Combination?
A:	If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) MWRX stockholders who properly exercise their conversion rights, (ii) an advisor fee of $1.848 million to EBC, (iii) all applicable fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) of the Company, Merger Sub and AeroCare as set forth in the Merger Agreement, (iv) unpaid franchise and income taxes of the Company, and (v) our sponsors, officers or directors for amounts owed pursuant to unpaid loans made to the Company and unreimbursed out-of-pocket expenses incurred by them in connection with our business and operations.
Q:	What happens if the Business Combination is not consummated?
A:	There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “Proposal No. 1 — Approval of the Business Combination — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, we are unable to complete the Business Combination or another business combination transaction by December 26, 2014, our amended and restated certificate of incorporation provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of liquidation, there will be no distribution with respect to the Company’s founder shares and sponsor shares.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had converted their shares in connection with the Business Combination, subject in each case to MWRX’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. See the section entitled “Risk Factors — Risks Related to MWRX and the Business Combination” — If we are

unable to complete the Business Combination by December 26, 2014, our amended and restated certificate of incorporation provides that our corporate existence will automatically terminate and we will dissolve and liquidate. In such event, third parties may bring claims against the Company and, as a result, the proceeds held in trust could be reduced and the per share liquidation price received by stockholders could be less than $8.36 per share.” Holders of our founder shares and sponsor shares have waived any right to any liquidation distribution with respect to those shares.

Q:	When is the Business Combination expected to be completed?
A:	It is currently anticipated that the Business Combination will be consummated promptly following the special meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1 — Approval of the Business Combination.”

Q:	What do I need to do now?
A:	You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.
Q:	How do I vote?
A:	If you were a holder of record of our common stock on December 9, 2014, the record date for the special meeting, you may vote in person at the special meeting by (1) calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted, (2) accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you, or (3) completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.
Q:	What will happen if I abstain from voting or fail to vote at the applicable special meeting?
A:	At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, proxies marked “ABSTAIN” with respect to a particular proposal will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Certificate Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal (as applicable).

A failure to vote in person or by proxy or a failure to instruct your broker, bank or nominee how to vote will have no effect on the Business Combination Proposal, the Director Election Proposal, the Incentive Plan Proposal or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Certificate Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:	Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.
Q:	If I am not going to attend the special meeting in person, should I return my proxy card instead?
A:	Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by one of the following methods: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted,

(2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.
Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:	No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be not counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.
Q:	May I change my vote after I have mailed my signed proxy card?
A:	Yes. You may change your vote by sending a later-dated, signed proxy card to our secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the special meeting.
Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.
Q:	Who will solicit and pay the cost of soliciting proxies?
A:	MWRX will pay the cost of soliciting proxies for the special meeting. MWRX has engaged Morrow & Co., LLC (“Morrow”) to assist in the solicitation of proxies for the special meeting. MWRX has agreed to pay Morrow a fee of $20,000. MWRX will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. MWRX also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of MWRX’s common stock for their expenses in forwarding soliciting materials to beneficial owners of the MWRX’s common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:	Who can help answer my questions?
A:	If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Stephen B. Cichy, President, Chief Operating Officer and Secretary
MergeWorthRx Corp.
3123 McDonald Street

Miami, Florida, 33133
Tel: 305-785-3900
Email: scichy@monarchsp.com

You may also contact our proxy solicitor at:
Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Email: MWRX.info@morrowco.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek conversion of your public shares, you will need to (i) vote either for or against the Business Combination Proposal, and (ii) send a letter demanding that we convert your shares and deliver your stock (either physically or electronically) to our transfer agent two business days prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Unless otherwise specified, all share calculations (i) assume no exercise of conversion rights by MWRX’s public stockholders, (ii) assume 11,296,079 shares of MWRX common stock, par value $0.0001 per share (the “MWRX common stock”), are issued in the Business Combination, excluding (a) 3,588,517 earnout shares (as described below) and (b) 511,636 shares that may be issued upon the exercise of the assumed options.

Parties to the Business Combination

MWRX

MergeWorthRx Corp. (“MWRX”) is a special purpose acquisition company formed in 2013 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses. Its common stock is traded on NASDAQ under the ticker symbols “MWRX.” We have applied to continue the listing of our common stock on NASDAQ under the symbol “AERX” upon the closing of the Business Combination.

The mailing address of MWRX’s principal executive office is 3123 McDonald Street, Miami, Florida 33133.

Anvil Merger Sub, Inc.

Anvil Merger Sub, Inc., a Delaware corporation (“Merger Sub”), is a wholly owned subsidiary formed by us in 2014 to consummate the Business Combination. In the Business Combination, Merger Sub will merge with and into AeroCare, with AeroCare surviving the merger as a wholly-owned subsidiary of MWRX (the “AeroCare Merger”).

The mailing address of Merger Sub’s principal executive office is 3123 McDonald Street, Miami, Florida 33133.

AeroCare

AeroCare Holdings, Inc., together with its subsidiaries (“AeroCare”), is a leading provider of oxygen, respiratory and other chronic therapy services to patients in the home. AeroCare also provides sleep apnea devices, including CPAP/bi-level devices to individuals suffering from obstructive sleep apnea (“OSA”). AeroCare currently serves more than 150,000 patients in 20 U.S. states through 176 locations.

The mailing address of AeroCare’s principal executive office is 3325 Bartlett Blvd., Orlando, Florida 32811.

Company Shares and Options to be Issued at the Closing of the Merger (Page 109)

Pursuant to the Merger Agreement, each share of common stock of AeroCare will be exchanged for 0.330 shares of MWRX common stock and each stock option of AeroCare will be converted into a stock option to purchase 0.330 shares of MWRX. Based on AeroCare’s current capitalization, the aggregate consideration will consist of 11,296,079 shares of MWRX common stock and 511,636 stock options of MWRX, subject to adjustment in accordance with the terms of the Merger Agreement. In addition, AeroCare’s existing equity holders will be entitled to receive up to an aggregate of 3,588,517 earnout shares upon the achievement of certain financial targets by the post-merger company during the three fiscal years following the Business Combination.

All AeroCare stock options that are outstanding and unexercised immediately prior to the effective time of the Business Combination, whether or not then vested or exercisable, will, at the effective time of the Business Combination, be assumed by MWRX and will be converted into stock options to acquire MWRX common stock without any further action on the part of the holder thereof.

Organizational Structure

The following diagrams illustrate the structure of the Business Combination and the resulting structure and ownership following the Business Combination. The percentages below are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement. These relative percentages assume that none of our public stockholder exercise their conversion rights in connection with the vote to approve the Business Combination. If our public stockholders exercise their conversion rights, the percentage ownership retained by MWRX’s existing stockholders will be different. These percentages also do not take into account (i) up to 3,588,517 earnout shares that may be issued to former AeroCare stockholders in the future and (ii) 511,636 shares that may be issued upon the exercise of the assumed options. See “Summary — Ownership After Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Conversion Rights (Page 141)

Pursuant to our amended and restated certificate of incorporation, holders of public shares who vote either for or against the Business Combination Proposal may elect to have their shares converted for cash at the applicable conversion price per share calculated in accordance with our amended and restated certificate of incorporation. As of September 30, 2014, this would have amounted to approximately $8.36 per share. If a holder exercises its conversion rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of our common stock. Such a holder will be entitled to receive cash for its public shares only if it properly demands conversion and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See “Special Meeting in Lieu of 2014 Annual Meeting of MWRX Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

Ownership After Business Combination

The percentages below are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement. These relative percentages assume that the specified deduction to the funds in our trust account at closing do not exceed $4.4 million. If the actual facts are different than this assumption, the percentage ownership retained by our existing stockholders will be different. These percentages also do not take into account (i) up to 3,588,517 earnout shares that may be issued to former AeroCare stockholders and (ii) 511,636 shares that may be issued upon the exercise of the assumed options. See “Proposal No. 1 — Approval of the Business Combination — Company Shares and Options to be Issued at Closing of the Merger” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates varying ownership levels based on the assumptions described above but assuming varying levels of conversions by MWRX stockholders:

	Assumed % of MWRX Shares Converted (rounded)
	0.0%	25.0%	3,463,202 (maximum under Merger Agreement)
MWRX public stockholders	35.31%	29.04%	22.83%
MWRX founders	12.14%	13.32%	14.49%
Former AeroCare stockholders	52.55%	57.64%	62.68%

Board of Directors Following the Business Combination (Page 122)

The Merger Agreement provides that in connection with the Business Combination, the board of directors of the Company will consist of five members, divided into three classes, with each class having a term of three years. The board will consist of four directors designated by AeroCare, including Stephen P. Griggs, who is the Chief Executive Officer of AeroCare, and one of our existing board members. See the sections entitled “Proposal No. 3 — Election of Directors to the Board” and “Management after the Business Combination” for additional information.

Adoption of Second Amended and Restated Certificate of Incorporation (Page 146)

Upon the closing of the Business Combination, our amended and restated certificate of incorporation will be amended promptly to:

•	change our name to AeroCare Holdings Corporation;
•	remove certain provisions related to our status as a blank check company; and
•	make certain other changes that our board of directors deems appropriate for a public operating company;

Accounting Treatment (Page 141)

The merger will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since the securityholders of AeroCare will own at least 50.1% of the outstanding common shares of MWRX immediately following the completion of the merger, will have its current officers assuming all corporate and day-to-day management offices of MWRX, including chief executive officer and chief financial officer, and prior board members of AeroCare will constitute a majority of the board after the Business Combination. Accordingly, AeroCare will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of AeroCare. Accordingly, the assets and liabilities and the historical operations that will be reflected in the MWRX financial statements after consummation of the merger will be those of AeroCare and will be recorded at the historical cost basis of AeroCare. MWRX’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of AeroCare upon consummation of the mergers.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Business Combination.

Reasons for the Business Combination (Page 136)

We were organized for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses. We have sought to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify, acquire and operate a business in the healthcare sector, although we are not limited to a particular industry or sector.

In particular, our board considered the following positive factors, although not weighted or in any order of significance:

•	Healthcare Service Industry. AeroCare is a leading provider of home respiratory/home oxygen and sleep therapy services in the US. The home respiratory market (including home oxygen equipment and respiratory therapy services) is growing annually at approximately 10%. AeroCare’s business operates according to very similar fundamentals as the specialty pharmacy industry, including (i) strong demographics demand, (ii) a chronic and recurring customer/patient base, (iii) lack of therapeutic alternatives, (iv) focus on strong physician referral relationships, (v) dependency on government reimbursement and (vi) continued improvements in the efficacy of in-home treatment. With respect to in-home treatment, recent and continuing advances in COPD and sleep therapy technology, that is able to be delivered to the home, are believed to enable more personalized and efficient care, while the aging of the population together with increased disease-state awareness and diagnosis are anticipated to drive continued growth in AeroCare’s addressable patient base. In addition, AeroCare’s operating and acquisition experience and relationships with competitor companies gives the company a number of advantages to support growth. Within the healthcare industry, we found AeroCare’s growth prospects, competitive dynamics, opportunities for consolidation, and barriers to entry in the markets that the company serves to be compelling and attractive compared to other opportunities we evaluated. We believe that AeroCare has a sustainable competitive advantage due to its market position, having local scale and density in its markets, its large and tenured sales force, superior operational and clinical capabilities and experienced management team. The merger with MWRX provides AeroCare with immediate additional capital and acquisition currency through its publicly traded stock, allowing the Company to take advantage of a highly fragmented market that we believe is ripe for consolidation.
•	Business with Revenue and Earnings Growth Potential. We believe that AeroCare has developed and established a leverageable business model with potential for continued revenue growth and significant operating margin expansion through organic growth initiatives and acquisitions. Since its founding in 2002 through 2013, AeroCare's revenue has grown at a compound annual growth rate (CAGR) of 31%. Over that 12 year period, AeroCare completed 60 acquisitions acquiring an estimated $86.5 million in revenue. Based on recent industry reports, we believe the overall market (COPD and OSA) is expected to grow at a CAGR of approximately 10% over the next three to five years. Therefore, while no assurance can be made that the Company will continue to grow revenue at its historical CAGR levels, based on the company’s sales and marketing plan, access to additional capital as a result of the Business Combination and its acquisition pipeline, we believe AeroCare will continue to grow faster than the overall market. In addition, we believe potential cost saving synergies resulting from future acquisitions added new revenue onto the company’s existing platform should result in improved operating leverage and margin expansion.
•	Experienced and Motivated management Team. AeroCare has a management team with an average of over 20 years experience in the healthcare industry generally, and the Respiratory Therapy industry specifically. Founder and CEO Stephen Griggs, has over 25 years of experience in the industry and has been with AeroCare since the company’s founding in 2002. All AeroCare executives and key managers are expected to continue with the post-merger organization. In addition, 100% of the AeroCare common stock and options held by senior management will be converted into equity of MWRX subject to the same restrictions on transfer as the holders of our founder shares.
•	Transaction Valuation. The combined company’s 2014 pro forma enterprise value (calculated as total combined share value plus debt, less cash) of approximately $212 million and equity value of $184 million (calculated as total combined share value), in each case based on a share price of $8.36 (which is the amount per public share in the trust account) and assuming no MWRX shareholder conversions, implies a total value for the combined company equal to approximately 5.9 times the combined company’s projected pro forma 2014 Adjusted EBITDA on a fully-diluted basis excluding earn-out. Full achievement of the earn-out targets implies a fully-diluted enterprise valuation for AeroCare of 3.4 times the combined company’s 2017 targeted pro forma Adjusted EBITDA. In negotiating what our management considers to be reasonable and achievable earnout targets, our management reviewed AeroCare’s historical and current year financial information, assumed that the combined company’s pro forma Adjusted EBITDA for 2014 would be $35 million, and considered the following factors: (i) the previous performance record of AeroCare with respect to growing revenue; (ii) AeroCare’s management team’s ability to execute on its business plan; (iii) AeroCare’s marketing and business development strategies for organic growth; (iv) consolidation-related acquisition opportunities in the respiratory/durable medical equipment healthcare services industry, which is highly fragmented; (v) the amount of capital that could be made available to AeroCare through the Business Combination as well as through other available sources, such as AeroCare’s credit facility and the use of public company stock; and (vi) the application of such capital in achieving AeroCare’s strategic business plan and objectives. We believe this to be a compelling valuation for a healthcare services company, taking into account what we believe to be the growth potential of the combined company in today’s highly-fragmented respiratory services segment of the healthcare market. Furthermore, we believe the difference between relevant/comparable healthcare services publicly traded company EBITDA valuations of 8.0 to 15.0 times EBITDA and the valuation of the combined company of 5.9 times projected pro forma Adjusted EBITDA provides a growth opportunity for the combined company. In addition, AeroCare’s acquisitions of other companies have generally averaged in the range of 2.0 to 3.0 times the EBITDA of the acquired companies. Based on this information and although we did not seek a third party valuation or fairness opinion, we believe the AeroCare transaction at this valuation is in the best interests of our stockholders.

Quorum and Required Vote for Proposals for the Special Meeting (Page 104)

A quorum of MWRX stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will be counted for the purpose of determining the existence of a quorum.

The approval of the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the special meeting. Accordingly, an MWRX stockholder’s failure to vote by proxy or a broker non-vote means that the shares held will not be considered “present in person or by proxy and entitled to vote,” and thus will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Abstentions on any of these proposals will have the same effect as a vote “AGAINST” such proposal.

The approval of the Certificate Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock (whether or not such shares are present in person or represented by proxy at the special meeting). Accordingly, an MWRX stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Certificate Proposal. See “Special Meeting in Lieu of 2014 Annual Meeting of MWRX Stockholders — Quorum and Required Vote for Proposals for the Special Meeting” for further information.

Recommendation to MWRX Stockholders (Page 105)

Our board of directors believes that each of the Business Combination Proposal, the Certificate Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders, and recommends that our stockholders vote “FOR” each of the proposals. Our board’s recommendation that our stockholders approve the Business Combination is based on the majority vote of our directors. One of our directors abstained from this vote (but did not vote against) due to his concerns regarding AeroCare’s historical financial performance in the areas of net income and cash flows, which information is included elsewhere in this proxy statement/prospectus. All of our other directors, however, after reviewing such information, voted to approve the Business Combination based on their view that AeroCare’s growth plan and ability to drive positive revenue and EBITDA growth would be facilitated by AeroCare’s access to capital through the Business Combination.

When you consider the recommendation of our board of directors in favor of approval of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the continued right of our sponsors, directors and executive officers to hold our common stock following the Business Combination, subject to the lock-up agreements;
•	the continued right of our sponsors, directors and executive officers for registration of their shares subject to the terms of the registration rights agreement that such persons entered into with us;
•	the continuation of one of our officers as a director (but not an officer) of the combined company;
•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination;
•	that, in the event that we do not complete the Business Combination and the Company is forced to dissolve and liquidate, then (i) 1,897,500 founder shares and 713,450 sponsor shares will be worthless, (ii) we may be unable to repay the approximately $115,000 of working capital loans we have outstanding with our sponsors and such loans will be forfeited, and (iii) our sponsors have agreed to guarantee the Company’s obligation to reimburse AeroCare for up to $250,000 of its expenses related to certain fees of BDO USA, LLP.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding MWRX or its securities, MWRX’s sponsors, AeroCare, AeroCare’s stockholders or any of their respective affiliates may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or enter into transactions with such investors and others to provide them with incentives to acquire shares of MWRX common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved and that holders of 3,463,202 or fewer of the public shares demand conversion of their public shares into cash. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the MWRX sponsors for nominal value.

Entering into any such arrangements may have a depressive effect on MWRX’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of more than 3,463,202 of the public shares will exercise their conversion rights.

As of the date of this proxy statement/prospectus, no such agreements have been entered into with any such investor or holder. MWRX will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

RISK FACTORS (Page 21)

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED FINANCIAL DATA OF AEROCARE

The following selected financial information is to aid you in understanding certain financial aspects of AeroCare. The annual historical information for AeroCare set forth below is derived from its audited financial statements as of and for each of the fiscal years ended December 31, 2013 and December 31, 2012. The information for AeroCare as of and for the nine months ended September 30, 2014 and September 30, 2013 that is set forth below is derived from its unaudited interim financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, that management of AeroCare considers necessary for fair presentation of the financial position and results of operations for such periods in accordance with accounting principles generally accepted in the United States.

The information regarding AeroCare that is set forth below is only a summary and should be read with AeroCare’s historical consolidated financial statements and related notes included herein.

	Nine Months Ended September 30,		Year Ended December 31,
	2014 (unaudited)	2013 (unaudited)	2013	(Restated) 2012
	(in thousands, except per share data)
Income Statement:
Net revenues	$123,661	$95,100	$132,419	$114,482
Income from operations	922	3,575	4,599	7,775
Net (loss) income	(974)	1,302	1,711	3,448
Basic (loss) earnings per share	$(0.03)	$0.04	$0.06	$0.11
Diluted (loss) earnings per share	$(0.03)	$0.04	$0.06	$0.11
Weighted average shares used in computation of earnings per share:
Basic	30,737	30,832	30,793	30,938
Diluted	30,737	30,992	30,954	31,099

	As of September 30,		As of December 31,
	2014 (unaudited)	2013 (unaudited)	2013	2012
	(in thousands, except per share data)
Balance Sheet:
Total assets	$107,241	$84,465	$96,832	$62,697
Total liabilities	100,161	77,176	89,077	56,841
Total shareholders’ equity	7,080	7,289	7,755	5,856

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data as of and for the nine months ended September 30, 2014, and for the year ended December 31, 2013 give effect to the proposed merger of MWRX and AeroCare which will be accounted for as a reverse merger of AeroCare and MWRX. Because AeroCare is the accounting acquirer in the reverse merger with MWRX, the accounting for the Business Combination will be similar to that of a capital infusion as the only pre-combination asset of MWRX is cash held in trust. The assets and liabilities of MWRX will be carried at historical cost and AeroCare will not record any step-up in basis or any intangible assets or goodwill as a result of the Business Combination. The selected unaudited pro forma condensed combined financial data presented below is based on, and should be read in conjunction with, the historical financial statements of AeroCare that appear elsewhere in this joint proxy statement/prospectus, the unaudited pro forma condensed combined financial statements that appear elsewhere in this joint proxy statement/prospectus, including the footnotes thereto, and the historical financial statements of MWRX that appear elsewhere in this joint proxy statement/prospectus. See the sections entitled, “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Information,” for additional information. The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the actual or future financial position or results of operations that would have been realized if the proposed merger had been completed as of the dates indicated in the unaudited pro forma condensed combined financial statements or that will be realized upon the consummation of the proposed merger.

The presentations below have been prepared assuming: (1) that no MergeWorth stockholders exercise conversion rights with respect to their public shares for a pro rata portion of the trust account, (2) the maximum number of conversions permitted under the merger agreement, and (3) the maximum number of conversions in order for MWRX to maintain net tangible assets of at least $5,000,001.

Assuming No Redemption

	Unaudited Pro Forma Combined	Unaudited Pro Forma Combined
	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
	(in thousands, except per share amounts)	(in thousands, except per share amounts)
Statement of Operations Data
Net revenues	$123,661	$132,419
Income from operations	$1,209	$4,382
Net (loss) income	$(875)	$1,515
Basic (loss) earnings per share	$(0.04)	$0.07
Diluted (loss) earnings per share	$(0.04)	$0.07
Weighted Average shares used in basic computation	21,497	21,497
Weighted Average shares used in diluted computation	21,497	21,684

Unaudited Pro Forma Combined
As of September 30, 2014
(in thousands)
Balance Sheet Data
Cash and cash equivalents	$57,721
Total assets	$163,863
Total debt	$100,214
Total shareholders’ equity	$63,649

Assuming Maximum Redemptions Without Termination of Merger Agreement

	Unaudited Pro Forma Combined
	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
	(in thousands, except per share data)
Statement of Operations Data
Net revenues	$123,661	$132,419
Income from operations	$1,209	$4,382
Net (loss) income	$(875)	$1,515
Basic (loss) earnings per share	$(0.05)	$0.08
Diluted (loss) earnings per share	$(0.05)	$0.08
Weighted Average shares used in basic computation	18,034	18,034
Weighted Average shares used in diluted computation	18,034	18,221

Unaudited Pro Forma Combined
As of September 30, 2014
(in thousands)
Balance Sheet Data
Cash and cash equivalents	$28,768
Total assets	$134,911
Total debt	$100,214
Total shareholders’ equity	$34,697

Assuming Maximum Redemption

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
	(in thousands except per share data)
Statement of Operations Data
Net revenues	$123,661	$132,419
Income from operations	$1,209	$4,382
Net (loss) income	$(875)	$1,515
Basic (loss) earnings per share	$(0.06)	$0.10
Diluted (loss) earnings per share	$(0.06)	$0.10
Weighted Average shares used in basic computation	15,065	15,065
Weighted Average shares used in diluted computation	15,065	15,253

Unaudited Pro Forma Combined
As of September 30, 2014
(in thousands)
Balance Sheet Data
Cash and cash equivalents	$3,951
Total assets	$110,094
Total debt	$100,214
Total shareholders' equity	$9,880

COMPARATIVE SHARE INFORMATION

The following table sets forth the per share data of MWRX and AeroCare on a stand-alone basis for the year ended December 31, 2013 and for the nine months ended September 30, 2014 and the unaudited pro forma combined information of MWRX and AeroCare for the year ended December 31, 2013 and for the nine months ended September 30, 2014 after giving effect to the AeroCare Merger, assuming (1) that holders of 6,431,784 public shares exercise their conversion rights, (2) that holders of 3,463,202 public shares exercise their conversion rights, and (3) that no holders of public shares exercise their conversion rights.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of MWRX and AeroCare would have been had the AeroCare Merger been completed or to project MWRX’s or AeroCare’s results of operations that may be achieved after the AeroCare Merger. The unaudited pro forma book value per share information below does not purport to represent what the value of MWRX or AeroCare would have been had the AeroCare Merger been completed nor the book value per share for any future date or period.

	MergeWorth Historical	AeroCare Historical	(1) Pro Forma Assuming Maximum Conversion	(2) Pro Forma Assuming Conversions Needed To Avoid Termination	(3) Pro Forma Assuming No Conversion
Net (Loss) Income or Pro Forma Net Income for the year ended December 31, 2013	(195,764)	1,710,595	1,514,831	1,514,831	1,514,831
Weighted Average Shares Outstanding – Basic	2,588,556	30,793,321	15,065,245	18,033,827	21,497,029
Weighted Average Shares Outstanding – Diluted	2,588,556	30,954,035	15,252,519	18,221,101	21,684,303
Net (Loss) Income or Pro Forma Net Income Per Share for the year ended December 31, 2013 – Basic	(0.08)	0.06	0.10	0.08	0.07
Net (Loss) Income or Pro Forma Net Income Per Share for the year ended December 31, 2013 – Diluted	(0.08)	0.06	0.10	0.08	0.07
Net Loss or Pro Forma Net Loss for the nine months ended September 30, 2014	(341,919)	(974,410)	(874,729)	(874,729)	(874,729)
Weighted Average Shares Outstanding – Basic and Diluted	3,212,286	30,736,586	15,065,245	18,033,827	21,497,029
Net Loss or Pro Forma Net Loss Per Share for the nine months ended September 30, 2014 – Basic and Diluted	(0.11)	(0.03)	(0.06)	(0.05)	(0.04)
Shares Outstanding as of September 30, 2014	10,200,950	32,582,838	15,065,245	18,033,827	21,497,029
Book Value Per Share or Pro Forma Book Value Per Share as of September 30, 2014	0.49	0.22	0.66	1.92	2.96

RISK FACTORS

The following risk factors apply to the business and operations of the Company and will also apply to the business and operations of the combined company following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of the Company and the combined company following the completion of the Business Combination. You should carefully consider the following risk factors, in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may have additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business. The following discussion should be read in conjunction with the consolidated financial statements and notes to the financial statements included herein.

Risks Relating to AeroCare’s Business

Continued reductions in Medicare and Medicaid reimbursement, which comprised approximately 58.9% of AeroCare’s revenues in 2013 and approximately 53.9% of AeroCare’s revenues for the nine months ended September 30, 2014, could have a material adverse effect on AeroCare’s business, results of operations and financial condition.

There are ongoing legislative and regulatory efforts to reduce or otherwise adversely affect Medicare and Medicaid reimbursement rates for products and services AeroCare provides. For example, the regulations implementing the mandates under the Medicare Prescription drug Improvement and Modernization Act of 2003 (“MMA”), the Deficit Reduction Act of 2005 (“DRA”), the Medicare Improvements for Patients and Providers Act of 2008 (“MIPPA”), the Affordable Care Act and Education Reconciliation Act of 2010 (“Reform Package”), the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012 reduced the reimbursement for a number of products and services AeroCare provides and established or expanded a competitive bidding program for certain durable medical equipment under Medicare Part B. The Medicare Durable Medical Equipment, Prosthetics, Orthotics and Supplies (“DMEPOS”) competitive bidding program is intended to further reduce reimbursement for certain products and to decrease the number of companies permitted to serve Medicare beneficiaries. As an example, in July 2008, MIPPA was passed and included a delay to the competitive bidding program. In order to ensure that the delay would achieve the same level of savings projected for the DMEPOS competitive bidding program, Congress adopted a nationwide average payment reduction of 9.5% in the DMEPOS fee schedule for those product categories included in Round 1, effective January 1, 2009.

Rebidding for the nine Metropolitan Statistical Areas included in Round 1 of the competitive bidding program was conducted in 2009, and contracts for that round went into effect on January 1, 2011. The average reduction in payment amounts from the DMEPOS fee schedule was 32%. The Round 2 competition covered 91 MSAs. Bids for Round 2 were submitted in 2011, with contracts going into effect on July 1, 2013. The average payment reduction from the DMEPOS fee schedule under the Round 2 contracts was 45%.

In April 2012, CMS announced the timeline and product categories for the “recompete” of the Round 1 Rebid contracts and an associated schedule. New rates for the Round 1 Recompete were announced in early October 2013 and represent, on average, a 37% reduction from the prevailing Medicare fee schedule. However, certain product categories and products will absorb greater reductions that are more analogous to Round 2 rates. The Recompete and its new rates took effect on January 1, 2014. AeroCare estimates the impact of the Round 1 Recompete’s new rates translate to an incremental $0.3 million reduction in revenues as compared to the Round 1 Rebid. The Reform Package also made changes to the competitive bidding program and requires that all areas of the country are subject either to DMEPOS competitive bidding or payment rate adjustments using competitive bid pricing by 2016. However, the Secretary of Health and Human Services is also required to publish a proposed rule outlining the methodology to be used for such a program expansion. At this time, AeroCare cannot quantify what negative impact, if any, future program revisions will have upon AeroCare’s revenue or operations, but such impact would likely be material.

Further, the DRA resulted in reduced reimbursement rates for certain durable medical equipment, including the home oxygen equipment and services AeroCare provides, a reduced period for rental revenue, and potential increased costs to AeroCare associated with replacement of certain patient-owned equipment.

There have been various administrative and legislative proposals to further reduce the maximum capped rental period for oxygen equipment below the 36-month level mandated by the DRA to 13 and 18 months, respectively, and/or to reduce the monthly payment rates for oxygen equipment.

There are also ongoing state and federal legislative and regulatory efforts to reduce or otherwise adversely affect Medicaid reimbursement rates for products and services AeroCare provides. For a number of years, some states have adopted alternative pricing methodologies for certain drugs, biologicals and home medical equipment reimbursed under the Medicaid program. In a number of states, the changes reduced the level of reimbursement AeroCare receives for these items without a corresponding offset or increase to compensate for the service costs AeroCare incurred. AeroCare periodically evaluates the possibility of stopping or reducing AeroCare’s Medicaid business in a number of states with reimbursement policies that make it difficult for AeroCare to conduct operations profitably.

Moreover, the Reform Package increases Medicaid enrollment over a number of years and imposes additional requirements on states, which could further strain state budgets and therefore result in additional policy changes or rate reductions. In June 2012, the United States Supreme Court upheld the Reform Package provision expanding Medicaid eligibility to new populations as constitutional, but only so long as the expansion of the Medicaid program is optional for the states. States that choose not to expand their Medicaid programs to newly eligible populations can only lose the new federal Medicaid funding included in the Reform Package but cannot lose their eligibility for existing federal Medicaid matching payments. In addition, changes to the federal regulations pertaining to prescription drug pricing may also impact the Medicare and Medicaid reimbursement available to us. The President’s 2013 and 2014 fiscal budget proposals would limit the state Medicaid reimbursement levels for certain durable medical equipment services and products to Medicare reimbursement rates for the same products and services in the same state, including those impacted by the Medicare DMEPOS competitive bidding program. In view of the Supreme Court decision, some states have announced plans to reduce their Medicaid enrollments, which may have a negative impact on AeroCare’s revenues. AeroCare cannot currently predict the adverse impact, if any, that any such changes to or reduction in AeroCare’s Medicaid business might have on AeroCare’s operations, cash flow and capital resources, but such impact could be material. In addition, AeroCare cannot predict whether other states will consider similar or other reimbursement reductions or whether any such changes could have a material adverse effect on AeroCare’s results of operations, cash flow and capital resources.

We cannot estimate the ultimate impact of all legislated and contemplated Medicare and Medicaid reimbursement changes or provide assurance to investors that additional reimbursement reductions will not be made or will not have a material adverse effect on AeroCare’s business, financial condition, results of operations, cash flow, capital resources and liquidity. However, given the recent significant increases in industry audit volume, auditors’ interpretation and enforcement of documentation requirements and the increasing regulatory burdens associated with responding to those audits, it is likely that the negative pressures from legislative and regulatory changes will continue and accelerate.

For further information, see “Information About AeroCare — Government Regulation.”

Approximately 58.9% and 53.9%, in 2013 and for the nine months ended September 30, 2014, respectively, of AeroCare’s business is derived from the sale and rental of Medicare-covered oxygen and DME items, and recent legislative acts impose substantial changes in the Medicare payment methodologies and reductions in the Medicare payment amounts for these items.

DRA changed the reimbursement methodology for oxygen equipment from continuous monthly payment for as long as the equipment is in use by a Medicare beneficiary, which includes payment for oxygen contents, related disposable supplies and accessories and maintenance of equipment, to a capped rental arrangement whereby payment for oxygen equipment may not extend over a period of continuous use of longer than 36 months. Thereafter, the supplier must continue to furnish the equipment without additional rental payments until the end of the equipment’s 60-month useful life. Separate payments for oxygen contents continue to be made for the period of medical need beyond the 36th month. Additionally, payment for routine maintenance and service of an oxygen concentrator (but not gaseous or liquid oxygen equipment) may be made following each six-month period after the 36-month rental period ends. The oxygen provisions contained in DRA became effective on January 1, 2006. In the case of beneficiaries receiving oxygen equipment prior to the effective date, the 36-month period of continuous use began on January 1, 2006. Accordingly, the first month in which the new payment methodology impacted AeroCare’s net revenues was January 2009. AeroCare anticipates that the new oxygen payment rules will continue to negatively affect AeroCare’s net revenues on an ongoing basis, as each month additional customers reach the 36-month capped rental period, resulting in up to two or more years without rental income from these customers. During 2013, AeroCare estimates that AeroCare’s sequential net revenues were reduced as a result of additional customers reaching the payment cap by approximately $1.2 million when compared to the prior year period.

On July 15, 2008, Congress enacted the MIPPA legislation which reduced Medicare payment rates nationwide for certain DME items, including oxygen equipment, by 9.5% beginning in 2009. In addition to the 9.5% reduction, CMS subjected the monthly payment amount for stationary oxygen equipment to additional cuts of 2.3% in 2009, thereby reducing the monthly payment rate from $199.28 in 2008 to $175.79 in 2009. The monthly payment amount was reduced by 1.5% in 2010, to $173.17. AeroCare estimates that this reduction negatively impacted AeroCare’s revenues in 2010 by approximately $1.0 million when compared to the prior year period. The monthly payment amounts for 2011 and 2012 were $173.31 and $176.06, respectively. The stationary oxygen payment rate for 2013 was increased to $177.36 per month, an increase of 0.7% over 2012, and was not material to AeroCare’s operating results in 2013. The stationary oxygen payment rate for 2014 has been established by CMS at $178.24 per month, an increase of 0.5%. AeroCare estimates that this increase will favorably impact AeroCare’s revenues in 2014 by approximately $0.2 million.

Federal regulatory changes subject the Medicare reimbursement rates for AeroCare’s equipment and services to additional reductions and to potential discretionary adjustment by CMS, which could reduce AeroCare’s revenues, net income and cash flows.

In February 2006, a final rule governing CMS’s Inherent Reasonableness, or IR, authority became effective. The IR rule establishes a process for adjusting fee schedule amounts for Medicare Part B services when existing payment amounts are determined to be either grossly excessive or deficient. The rule describes the factors that CMS or its contractors will consider in making such determinations and the procedures that will be followed in establishing new payment amounts. To date, no payment adjustments have occurred or have been proposed as a result of the IR rule.

The effectiveness of the IR rule itself did not trigger payment adjustments for any items or services. Nevertheless, the IR rule puts in place a process that could eventually have a significant impact on Medicare payments for AeroCare’s equipment and services. AeroCare cannot predict whether or when CMS will exercise its IR authority with respect to payment for AeroCare’s equipment and services, or the effect that such payment adjustments would have on AeroCare’s financial position or operating results.

The comprehensive healthcare reform law and other federal and state legislative efforts could have a material adverse effect on AeroCare’s business, results of operations and financial condition.

Federal and state legislative and regulatory activities may materially affect reimbursement policies and rates for other items and services AeroCare provides and may otherwise materially affect AeroCare’s business results of operations and financial condition. For example, in March 2010, Congress enacted the Reform Package which includes comprehensive healthcare reform. Among many other provisions, the Reform Package expands the Medicaid program, mandates extensive insurance market reforms, creates new health insurance access points (e.g., insurance exchanges), provides certain insurance subsidies (e.g., premiums and cost sharing), imposes individual and employer health insurance requirements and makes a number of other changes to United States law.

There are various provisions in the Reform Package that impact AeroCare’s business. For example, the Reform Package requires certain pharmaceutical and medical device manufacturers to pay an excise tax to the government, which may, in turn, increase AeroCare’s costs for these products. Legislation aimed at repealing the medical device excise tax, the “Protect Medical Innovation Act of 2013,” was introduced in the House in February 2013, but little progress has been made toward passing that legislation. The Reform Package also provides for cuts in some Medicare payments made to certain providers and substantial cuts to Medicare Advantage plans, through which AeroCare contracts to provide services to Medicare beneficiaries. Also luded in the Reform Package are (i) an expansion of the Recovery Audit Contractor Program, (ii) certain fraud and abuse prevention measures, and (iii) expanded regulatory authority concerning the types of conduct that can result in additional fines and penalties for those healthcare providers who do not comply with applicable laws and regulations. Furthermore, the Reform Package grants the Secretary of Health and Human Services authority to set a date by which certain providers and suppliers will be required to establish a compliance program.

The Reform Package makes a number of changes to how certain of AeroCare’s products will be reimbursed by Medicare. As discussed above, the Reform Package made changes to the Medicare durable medical equipment CPI adjustment for 2011 and each subsequent year based upon the CPI-U reduced by a new multi-factor productivity adjustment which may result in negative updates. The Administration’s 2015 fiscal budget proposal would change the way the government calculates measures of inflation for government programs, among other things. As compared to the current CPI method, the switch in the inflation formula would cut spending on government programs by $130 billion over 10 years. At this time, it is unclear how this change, if implemented, would impact annual DMEPOS payment updates. It is possible that such a change, if implemented, could have an adverse impact on AeroCare’s business, financial condition, results of operations, cash flow, capital resources and liquidity.

In an effort to further strengthen the integrity of the Medicare program, the Reform Package includes additional requirements concerning physician enrollment and certain mandatory face-to-face patient/physician visits in conjunction with the ordering of durable medical equipment not currently subject to such requirements. These provisions have been and will continue to be the subject of rulemaking and are a high priority for the American Association for Homecare and other industry representative organizations. AeroCare expects the current Administration to continue to enhance its oversight efforts and AeroCare strives to incorporate any necessary changes into its overall policies, procedures, corporate compliance and internal audit programs on a regular basis.

The effective dates of the various provisions within the Reform Package are staggered over several years. Much of the interpretation of what the Reform Package requires will be subject to administrative rulemaking, the development of agency guidance and court interpretations. AeroCare cannot currently predict the full impact of the Reform Package on AeroCare’s operations, cash flow and capital resources, but such impact could be material. In addition, other legislative and regulatory changes could have a material adverse effect on AeroCare’s business, financial condition, results of operations, cash flow, capital resources and liquidity.

Also, the number of the uninsured in the United States and the advent of additional high deductible health plans offered by employers has had an impact on certain healthcare services and products that may be more discretionary in nature. This has resulted in a slowing down of certain growth rates due to the patients’ more limited ability to pay the associated out-of-pocket fees. This could continue as the number of uninsured persons remains high even after the Reform Package becomes more fully implemented.

Continued pressure to reduce healthcare costs could have a material adverse effect on AeroCare.

As a result of continuing reductions in payor reimbursement, AeroCare, like many other healthcare companies, is making substantial efforts to reduce AeroCare’s costs in providing healthcare services and products. Many managed care organizations and insurers also regularly attempt to seek reductions in the prices at which AeroCare provides services to them and their patients. Some managed care organizations and insurers also propose to limit coverage for AeroCare’s products and services and implement onerous payment rules, policies, administrative burdens, audits and other requirements that adversely impact AeroCare’s reimbursements and increase AeroCare’s costs of providing services and products. In addition to this increasing pressure to reduce costs, the use by managed care payors of benefit managers and other intermediaries is also increasing and may adversely impact us, including for example by imposing burdensome reimbursement or utilization management policies AeroCare must comply with, and adverse changes in AeroCare’s participation status with managed care organizations and insurers. AeroCare has a large number of contractual arrangements with managed care organizations and other parties, which represented approximately 36.7% of AeroCare’s total net revenues for the nine months ended September 30, 2014 and 2013, and AeroCare expects that it will continue to enter into more of these contractual arrangements. Many of these contracts allow, usually after due notice, for payors to alter their payment policies (or newly enforced policies that were previously enacted). AeroCare could be materially adversely affected by adverse payment policy practices. Also, the Reform Package significantly reduces the government’s payment rates to Medicare Advantage plans. Other provisions impose minimum medical-loss ratios, state and federal premium review procedures and benefit requirements on insurers. Mandatory sequestration and its associated price reductions will accelerate the risk of further pricing pressure on managed care payors and on us. These public policy changes have unpredictable effects on the insurance industry on which AeroCare relies. There can be no assurance that AeroCare will retain or obtain Medicare Advantage or other such managed care contracts or that such plans will not attempt to further reduce the rates they pay to providers. In addition, if AeroCare is unable to successfully reduce AeroCare’s costs, AeroCare may be unable to continue to provide services directly to patients of certain payors or through these contractual arrangements. This would have a material adverse effect on AeroCare’s business, financial condition, results of operations, cash flow, capital resources and liquidity.

The segment of the healthcare market in which AeroCare operates is highly competitive. In each of AeroCare’s service lines, there are a number of national providers and numerous regional and local providers. Other types of healthcare providers, including individual hospitals and hospital systems, home health agencies, health maintenance organizations and certain retailers, have entered and may continue to enter the market to compete with AeroCare’s various service lines. With access to significantly greater financial and market resources than what is available to us, some of these competitors may be better positioned to compete in the market. This may increase pricing pressure and limit AeroCare’s ability to maintain or increase AeroCare’s market share and may have a material adverse effect on AeroCare’s business, financial condition, results of operations, cash flow, capital resources and liquidity.

Non-compliance with laws and regulations applicable to AeroCare’s business and future changes in or interpretations of those laws and regulations could have a material adverse effect on AeroCare.

AeroCare is subject to many stringent and frequently changing laws and regulations, and interpretations thereof, at both the federal and state levels, requiring compliance with burdensome and complex billing and payment, substantiation and record-keeping requirements. Examples of such documentation requirements are contained in the DME Medicare Administrative Contractor (“MAC”) supplier manuals, which provide that clinical information from the “patient’s medical record” is required to justify the medical necessity for the provision of DME. Some DME MACs and other government auditors have recently taken the position, among other things, that the “patient’s medical record” refers not to documentation maintained by the DME supplier but instead to documentation maintained by the patient’s physician, healthcare facility, or other clinician, and that clinical information created by the DME supplier’s personnel and confirmed by the patient’s physician is not sufficient to establish medical necessity. It may be difficult, and sometimes impossible, for AeroCare to obtain such documentation from other healthcare providers. Also, auditors’ interpretations of these policies are inconsistent and subject to individual interpretations leading to high supplier and industry error rates. In fact, DME MACs have continued to conduct significant pre-payment reviews across the DME industry and have determined a wide range of error rates. For example, error rates for CPAP claims have ranged from 50% to 80%. DME MACs have repeatedly cited medical necessity documentation insufficiencies as the primary reason for claim denials. In addition, certain states have established unique documentation requirements concerning direct patient care activities provided by DME suppliers’ staff. In the absence of such documentation, CMS and its contractors may request a refund or impose sanctions such as civil monetary penalties. If these or other challenging positions continue to be adopted by auditors, DME MACs, states, CMS or its contractors in administering the Medicare program, AeroCare has the right to contest these positions as being contrary to law. Such appeal processes may be protracted and costly, even when the initial determinations are overturned. If these interpretations of the documentation requirements are ultimately upheld, it could result in AeroCare’s making significant refunds and other payments to Medicare and/or Medicaid and AeroCare’s future revenues from Medicare and/or Medicaid would likely be reduced. AeroCare cannot currently predict the adverse impact, if any, that these new, more onerous interpretations of the Medicare and/or Medicaid documentation requirements, or revised internal operational policies to address them, might have on AeroCare’s relationships with referral sources, operations, cash flow and capital resources, but such impact could be material.

The federal False Claims Act imposes civil and criminal liability on individuals or entities that submit false or fraudulent claims for payment to the government. The federal government and a number of courts also have taken the position that claims presented in violation of certain other statutes, including the federal anti-kickback statute and the Ethics in Patient Referrals Act (the “Stark Law”), can be considered a violation of the federal False Claims Act. The Reform Package amended the anti-kickback statute to provide that a violation of the statute constitutes a false claim for purposes of the False Claims Act. Violations of the federal civil False Claims Act may result in treble damages, civil monetary penalties and exclusion from the Medicare, Medicaid and other federally funded healthcare programs. If certain criteria are satisfied, the federal civil False Claims Act allows a private individual to bring a qui tam suit on behalf of the government and, if the case is successful, to share in any recovery. Federal False Claims Act suits brought directly by the government or private individuals against healthcare providers, like us, are increasingly common and are expected to continue to increase.

The Reform Package also includes certain fraud and abuse prevention measures and expands regulatory authorities concerning the types of conduct that can result in additional fines and penalties for those healthcare providers who do not comply with applicable laws and regulations. The federal government also announced that it will apply real-time monitoring technologies to the Medicare claim management process, similar to technologies used in other industries. Although AeroCare cannot quantify at this time what, if any, impact such processes might have on AeroCare’s relationships with referral sources, operations, cash flow and capital resources, such impact could be material.

Financial relationships between AeroCare and physicians and other referral sources are also subject to strict limitations under laws such as the Stark Law and anti-kickback laws. In addition, strict licensure, accreditation, safety and marketing requirements apply to the provision of services, pharmaceuticals and medical equipment.

Violations of these laws and regulations could subject AeroCare to civil and criminal enforcement actions; licensure revocation, suspension or non-renewal; severe fines; facility shutdowns; repayment of amounts received from third party payors and possible exclusion from participation in federal healthcare programs such as Medicare and Medicaid. AeroCare cannot assure you that AeroCare is in compliance with all applicable existing laws and regulations or that AeroCare will be able to comply with any new laws or regulations that may be enacted in the future. In addition, from time to time, AeroCare may be the subject of investigations or audits or be a party to qui tam or other False Claims Act litigation which alleges violations of law. If any of those matters were successfully asserted against us, there could be a material adverse effect on AeroCare’s business, financial condition, results of operations, cash flow, capital resources, liquidity or prospects.

Changes in public policy, healthcare law, new interpretations of existing laws, or changes in payment methodology may have a material effect on AeroCare’s business, financial condition, results of operations, cash flow, capital resources and liquidity.

A Majority of AeroCare’s Customers have Primary Health Coverage under Medicare Part B, and Recently Enacted and Future Changes in the Reimbursement Rates or Payment Methodologies under the Medicare Program Could Materially and Adversely Affect AeroCare’s Business.

As a provider of oxygen, respiratory and other chronic therapy services for the home health care market, AeroCare has historically depended heavily on Medicare reimbursement as a result of the high proportion of elderly persons suffering from respiratory disease. Medicare Part B, the Supplementary Medical Insurance Program, provides coverage to eligible beneficiaries for DME, such as oxygen equipment, respiratory assistance devices, continuous positive airway pressure devices, nebulizers and associated inhalation medications, hospital beds and wheelchairs for the home setting. Approximately 54.2% of AeroCare’s customers have primary coverage under Medicare Part B. There are increasing pressures on Medicare to control health care costs and to reduce or limit reimbursement rates for home medical equipment and services. Medicare reimbursement is subject to statutory and regulatory changes, retroactive rate adjustments, administrative and executive orders and governmental funding restrictions, all of which could materially decrease payments to AeroCare for the services and equipment AeroCare provides.

Recent legislation, including the Reform Package, MIPPA, the Medicare, Medicaid and SCHIP Extension Act of 2007, the DRA and MMA, contain provisions that directly impact reimbursement for the primary respiratory and other DME products provided by AeroCare. The Reform Package, is a comprehensive health care reform law that contains a large number of health-related provisions to take effect over the next several years, including various cost containment and program integrity changes that will apply to the home medical equipment industry. MIPPA delayed the implementation of a Medicare competitive bidding program for oxygen equipment and certain other DME items that was scheduled to begin on July 1, 2008 and instituted a 9.5% price reduction nationwide for these items as of January 1, 2009. The SCHIP Extension Act reduced Medicare reimbursement amounts for covered Part B drugs, including inhalation drugs that AeroCare provides, beginning April 1, 2008. DRA provisions negatively impacted reimbursement for oxygen equipment beginning in 2009 through the implementation of a capped rental arrangement. MMA changed the pricing formulas used to establish payment rates for inhalation drug therapies resulting in significantly reduced reimbursement beginning in 2005, established a competitive acquisition program for DME, established a Recovery Audit Contractors (“RAC”) program, which implemented a new method for recovery of Medicare overpayments by utilizing private companies operating on a contingent fee basis to identify and recoup Medicare overpayments, and implemented quality standards and accreditation requirements for DME suppliers. These legislative provisions, as currently in effect and when fully implemented, have had and will continue to have a material adverse effect on AeroCare’s business, financial condition, operating results and cash flows. See “Information about AeroCare — Medicare Reimbursement” for a full discussion of the PPACA, MIPPA, SCHIP Extension Act, DRA and MMA provisions.

Future reductions in reimbursement rates under Medicaid could reduce AeroCare’s revenues, net income and cash flows.

Due to budgetary shortfalls, many states are considering, or have enacted, cuts to their Medicaid programs, including funding for AeroCare’s equipment and services. These cuts have included, or may include, elimination or reduction of coverage for some or all of AeroCare’s equipment and services, amounts eligible for payment under co-insurance arrangements, or payment rates for covered items. State Medicaid programs fund approximately 5.0% of AeroCare’s payments from primary and secondary insurance benefits. Continued state budgetary pressures could lead to further reductions in funding for the reimbursement for AeroCare’s equipment and services which, in turn, could have a material adverse effect on AeroCare’s financial position and operating results.

Future reductions in reimbursement rates from private payors could have a material adverse effect on AeroCare’s financial condition and operating results.

Payors such as private insurance companies and employers are under pressure to increase profitability and reduce costs. In response, certain payors are limiting coverage or reducing reimbursement rates for the equipment and services AeroCare provides. Approximately 36.5% of AeroCare’s primary and secondary payments are derived from private payors. Continued financial pressures on these entities could lead to further reimbursement reductions for AeroCare’s equipment and services that could have a material adverse effect on AeroCare’s financial condition and operating results.

AeroCare depends upon reimbursement from third-party payors for a significant majority of AeroCare’s revenues, and if AeroCare fails to manage the complex and lengthy reimbursement process, AeroCare’s business and operating results could suffer.

AeroCare derives a significant majority of its revenues from reimbursement by third-party payors. AeroCare accepts assignment of insurance benefits from customers and, in most instances, invoices and collects payments directly from Medicare, Medicaid and private insurance carriers, as well as from customers under co-payment provisions. Approximately 54.2% of AeroCare’s revenues are derived from Medicare, 36.5% from private insurance carriers, 5.0% from Medicaid and the balance directly from individual customers and commercial entities.

AeroCare’s financial condition and results of operations may be affected by the reimbursement process, which in the health care industry is complex and can involve lengthy delays between the time that services are rendered and the time that the reimbursement amounts are settled. Depending on the payor, AeroCare may be required to obtain certain payor-specific documentation from physicians and other health care providers before submitting claims for reimbursement. Certain payors have filing deadlines and they will not pay claims submitted after such time. AeroCare is also subject to extensive pre-payment and post-payment audits by governmental and private payors that could result in material refunds of monies received or denials of claims submitted for payment under such third-party payor programs and contracts. AeroCare cannot ensure that AeroCare will be able to continue to effectively manage the reimbursement process and collect payments for AeroCare’s equipment and services promptly.

AeroCare is subject to burdensome and complex billing and record-keeping requirements in order to substantiate AeroCare’s claims for payment under federal, state and commercial health care reimbursement programs, and AeroCare’s failure to comply with existing requirements, or changes in those requirements or interpretations thereof, could have a material adverse effect on AeroCare’s business and results of operations.

AeroCare is subject to many comprehensive and frequently changing laws and regulations, and interpretations thereof, at both the federal and state levels, requiring compliance with burdensome and complex billing and record-keeping requirements in order to substantiate AeroCare’s claims for payment under federal, state and commercial health care reimbursement programs. On an ongoing basis, AeroCare has implemented policies and procedures designed to meet the various documentation requirements of government payors as they have been interpreted and applied. Examples of such documentation requirements are contained in the DME MAC Supplier Manuals which provide that clinical information from the “patient’s medical record” is required to justify the medical necessity for the provision of DME. Auditors working on behalf of the DME MACs have recently taken the position, among other things, that the “patient’s medical record” refers not to documentation maintained by the DME supplier but instead to documentation maintained by the patient’s physician, health care facility, or other clinician, and that clinical information created by the DME supplier’s personnel and confirmed by the patient’s physician is not sufficient to establish medical necessity. Other government auditors have recently taken the same or a similar position. It may be difficult, and sometimes impossible, for AeroCare to obtain such documentation from other health care providers. If these or other burdensome positions continue to be adopted by auditors, DME MACs, other contractors or CMS in administering the Medicare program, AeroCare has the right to challenge these positions as being contrary to law. If these interpretations of the documentation requirements are ultimately upheld, however, it could result in AeroCare’s making significant refunds and other payments to Medicare and AeroCare’s future revenues from Medicare would likely be substantially reduced. AeroCare has also experienced a significant increase in pre-payment reviews of AeroCare’s claims by the DME MACs, which has caused substantial delays in the collection of AeroCare’s Medicare accounts receivable as well as related amounts due under supplemental insurance plans. AeroCare cannot currently predict the adverse impact that these new, more burdensome interpretations of the Medicare documentation requirements might have on AeroCare’s financial position or operating results, but such impact could be material.

Expanded government auditing and oversight of Medicare and Medicaid suppliers and more stringent interpretations by those auditors of regulations and rules concerning billing for AeroCare’s services and products could have a material adverse effect on Aerocare.

Current law, including the recent Reform Package and an executive order signed by the President, provides for a significant expansion of the government’s auditing and oversight of suppliers who care for patients covered by various government healthcare programs. Examples of this expansion include audit programs being implemented by the DME MACs, the Zone Program Integrity Contractors (“ZPICs”), the Recovery Audit Contractors (“RACs”) and the Comprehensive Error Rate Testing contractors (“CERTs”) operating under the direction of CMS. AeroCare works cooperatively with these auditors and has long maintained a process for centrally tracking and managing AeroCare’s responses to their audit requests. However, unlike other government programs that are subject to a formal rulemaking process, there are only limited publicly-available guidelines and methodologies for determining errors or for providing clear and timely communications to DMEPOS suppliers in connection with these new types of audits. As a result, there is significant lack of clarity regarding the authority of the auditors, their expectations for document production requested during audits and the methodology for determining errors and calculating error rates.

Along with other healthcare providers and suppliers, AeroCare has recently been subject to a significant increase in the number of audits conducted under these new programs. Many of these audits have ascribed error rates to AeroCare’s audited locations that are significantly higher than AeroCare, and others in the industry, have experienced in the past. In some cases, these high error rates appear to be based on the auditors’ incomplete or erroneous review of AeroCare’s submitted documentation, AeroCare’s inability to retrieve physician or hospital documentation from their records, the auditors’ enforcement of requirements for documentation for patients begun on service during a time period when lesser levels of documentation were accepted practice, or unclear scoring methodologies used by the auditors, among other factors. In other instances, high error rates have resulted from the auditors’ use of more stringent interpretations of the types of medical necessity documentation required for CMS to pay for the services AeroCare provides. AeroCare has appealed the results of certain of these audits and made changes to AeroCare’s operating policies and procedures, but cannot predict the ultimate impact that the government’s expanded and more stringent auditing, or AeroCare’s policies, may have on AeroCare’s business, financial conditions or results of operations.

AeroCare has been informed by these auditors that other healthcare providers and all suppliers of certain DMEPOS product categories are expected to experience further increased scrutiny from these audit programs. When a government auditor ascribes a high error rate to one or more of AeroCare’s locations, it generally results in protracted pre-payment claims review, payment delays, refunds and other payments to the government and/or AeroCare’s need to request more documentation from referral sources than has historically been required. It may also result in additional audit activity in other locations of AeroCare’s in that state or DME MAC jurisdiction. AeroCare’s error rate, aggregated with other DMEPOS suppliers in the industry, is then reported to Medicare contractors and Congress. According to the CERT contractors utilizing the more stringent interpretations of the medical necessity documentation requirements, the DMEPOS industry error rate in 2012 was 66% and was over 58% in 2013. Further, DME MACs have continued to conduct extensive pre-payment reviews across the DME industry and, for example, have found that error rates for CPAP claims have ranged from 50% to 80%. AeroCare cannot currently predict the adverse impact, if any, that these new audits, methodologies and interpretations might have on AeroCare’s operations, cash flow and capital resources, but such adverse impact could be material.

Compliance with regulations under the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) and related rules, relating to the transmission, security and privacy of health information could impose additional significant costs on AeroCare’s operations.

Numerous federal and state laws and regulations, including HIPAA and the HITECH Act, govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information. HIPAA and the HITECH Act require AeroCare to comply with standards for the use and disclosure of health information within AeroCare’s company and with third parties. HIPAA and the HITECH Act also include standards for common health care electronic transactions and code sets, such as claims information, plan eligibility, payment information and the use of electronic signatures, and privacy and electronic security of individually identifiable health information.

HIPAA requires health care providers, including us, in addition to health plans and clearinghouses, to develop and maintain policies and procedures with respect to protected health information that is used or disclosed. The HITECH Act expands the notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides a tiered system for civil monetary penalties for HIPAA violations.

If AeroCare does not comply with existing or new laws and regulations related to patient health information, AeroCare could be subject to criminal or civil sanctions. New health information standards, whether implemented pursuant to HIPAA, the HITECH Act, congressional action or otherwise, could have a significant effect on the manner in which AeroCare handles health care related data and communicates with payors, and the cost of complying with these standards could be significant.

Increases in AeroCare’s costs could erode AeroCare’s profit margins and substantially reduce AeroCare’s EBITDA, net income and/or cash flows.

Cost containment in the health care industry, fueled, in part, by federal and state government budgetary shortfalls, is likely to result in constant or decreasing reimbursement amounts for AeroCare’s equipment and services. As a result, AeroCare must control AeroCare’s operating cost levels, particularly labor and related costs, which account for a significant component of AeroCare’s operating costs and expenditures. AeroCare competes with other health care providers to attract and retain qualified or skilled personnel. AeroCare also competes with various industries for administrative and service employees. Since reimbursement rates are established by fee schedules mandated by Medicare, Medicaid and private payors, AeroCare is not able to offset the effects of general inflation in labor and related cost components, if any, through increases in prices for AeroCare’s equipment and services. Consequently, such cost increases could erode AeroCare’s profit margins and reduce AeroCare’s EBITDA, net income and/or cash flows.

AeroCare’s failure to successfully design, modify and implement computer and other process changes to maximize productivity and ensure compliance could ultimately have a significant negative impact on AeroCare’s results of operations and financial condition.

AeroCare has identified a number of areas throughout AeroCare’s operations where AeroCare intends to modify the current processes or systems in order to attain a higher level of productivity or ensure compliance. The ultimate cost savings expected from the successful design and implementation of such initiatives will be necessary to help offset the impact of Medicare and Medicaid reimbursement reductions and continued downward pressure on pricing. Additionally, Medicare and Medicaid often change their documentation requirements. The standards and rules for health care transactions, code sets and unique identifiers also continue to evolve, such as ICD 10 and HIPAA 5010. Moreover, government programs and/or commercial payors may have difficulties administering new standards and rules for health care transactions and this may adversely affect timelines of payment or payment error rates. The DMEPOS competitive bidding program also imposes new reporting requirements on contracted providers. From time to time, AeroCare’s outsourced contractor for certain information systems functions, Perot Systems Corporation (now Dell Services), makes operational, leadership or other changes that could impact AeroCare’s plans and cost-savings goals. AeroCare’s failure to successfully design and implement system or process modifications could have a significant impact on AeroCare’s operations and financial condition. The implementation of many of the new standards and rules will require AeroCare to make substantial investments. Further, the implementation of these system or process changes could have a disruptive effect on related transaction processing and operations.

AeroCare’s failure to maintain controls and processes over billing and collections or to execute the outsourcing of such processes effectively, the deterioration of the financial condition of AeroCare’s payors or disputes with third parties could have a significant negative impact on AeroCare’s results of operations and financial condition.

The collection of accounts receivable is one of AeroCare’s most significant challenges and requires constant focus and involvement by management and ongoing enhancements to information systems and billing center operating procedures. For example, AeroCare experienced an increase in accounts receivable attributable, among other things, to transitioning of some of AeroCare’s billing and collection functions to AeroCare’s outsourcing contractor and to changes in payment practices by some of AeroCare’s payors and their intermediaries. Despite an adjustment to AeroCare’s outsourcing initiative in this area and the return of many of those functions to AeroCare’s personnel in the United States, there can be no assurance that AeroCare will be able to return to AeroCare’s historic levels or maintain AeroCare’s current levels of collectability and days sales outstanding in future periods. Further, some of AeroCare’s payors and/or patients may experience financial difficulties, or may otherwise not pay accounts receivable when due, resulting in increased write-offs. If AeroCare is unable to properly bill and collect AeroCare’s accounts receivable, AeroCare’s results will be adversely affected. In addition, from time to time AeroCare is involved in disputes with various parties, including AeroCare’s payors and their intermediaries regarding their performance of various contractual or regulatory obligations. These disputes sometimes lead to legal and other proceedings and cause AeroCare to incur costs or experience delays in collections, increases in AeroCare’s accounts receivable or loss of revenue. In addition, in the event such disputes are not resolved in AeroCare’s favor or cause AeroCare to terminate AeroCare’s relationships with such parties, there may be an adverse impact on AeroCare’s results of operations or financial condition.

AeroCare’s failure to maintain accreditation could impact AeroCare’s operations.

Accreditation is required by most of AeroCare’s managed care payors and became a mandatory requirement for all Medicare DMEPOS providers effective October 1, 2009. In March 2012, AeroCare completed a nationwide independent triennial accreditation renewal process conducted by the Accreditation Commission for Health Care (“ACHC”), and ACHC renewed AeroCare’s accreditation for another three years. The ACHC accreditation encompasses AeroCare’s full complement of services including home health, home medical equipment, clinical respiratory, ambulatory infusion services, pharmacy dispensing, and clinical consultant pharmacist services. AeroCare has more than 9 years of continuous accreditation by ACHC. If AeroCare or its subsidiaries loses accreditation, or if any of AeroCare’s new branches are unable to become accredited, AeroCare’s failure to maintain accreditation or become accredited could have a material adverse effect on AeroCare’s business, financial condition, results of operations, cash flow, capital resources and liquidity.

AeroCare’s inability to maintain or continue increasing sales of its products and services due to changes in market demand could adversely affect results of operations.

AeroCare currently depends on sales of AeroCare’s products and services for the support of persons living with respiratory illness, particularly chronic obstructive pulmonary disease (“COPD”), cystic fibrosis, and breathing disorders that lead to low levels of oxygen in the blood, such as sleep apnea and late stage heart failure. All of AeroCare’s services to help treat these illnesses involve AeroCare’s delivery and clinical support to the patient of portable oxygen for use in the home. Should the treatment paradigm for these illnesses change, causing oxygen therapy to fall out of favor, or if AeroCare is unable to maintain or continue increasing new patient census due to predicted or unforeseen changes in market demand, AeroCare’s results of operations would likely suffer and AeroCare would likely need to scale back AeroCare’s operations, including planned or active acquisition efforts.

AeroCare is highly dependent upon information technology systems and infrastructure.

AeroCare regularly backs up its data and maintains detailed disaster recovery plans. However, a major physical disaster or other calamity that causes significant damage to information systems could adversely affect AeroCare’s business. Additionally, loss of information systems for a sustained period of time could have a negative impact on AeroCare’s performance and ultimately on cash flow in the event AeroCare was unable to process transactions and/or provide services to AeroCare’s customers.

Changes in AeroCare’s relationships with medical equipment manufacturers and suppliers, including changes in product availability or pricing, could adversely affect AeroCare’s business and financial results.

AeroCare maintains contractual relationships with medical equipment manufacturers and wholesaler suppliers to purchase the equipment and ancillary products that AeroCare delivers and supports on behalf of the patient. Any changes to these relationships, including, but not limited to, loss of a supplier relationship, product recall or changes in pricing, could have an adverse effect on AeroCare’s business and financial results.

AeroCare’s strategic growth plan, which involves the acquisition of other companies, may not succeed.

AeroCare’s strategic growth plan involves, in part, the acquisition of other companies such as AeroCare’s. In addition to identifying qualified acquisition candidates, accurately assessing the value of such acquisition candidates is often very challenging. Also, suitable acquisitions may not be available due to unfavorable terms. Further, the cost of an acquisition could result in a dilutive effect on AeroCare’s results of operations, depending on various factors, including the amount paid for in an acquisition, the acquired entity’s results of operations, the fair value of assets acquired and liabilities assumed, effects of subsequent legislation and limits on rate increases.

Upon successful close of qualified acquisition candidate, AeroCare must integrate its acquisitions with its existing operations. This process includes the integration of the various components of AeroCare business and of the businesses AeroCare have acquired or may acquire in the future, including:

•	health care professionals and employees who are not familiar with AeroCare’s policies and procedures;
•	clients who may terminate their relationships with AeroCare;
•	key employees who may seek employment elsewhere;
•	patients who may elect to switch to another health care provider;
•	regulatory compliance programs; and
•	disparate operating, information and record keeping systems and technology platforms.

Integrating an acquisition could be expensive and time consuming and could disrupt AeroCare’s ongoing business, negatively affect cash flow and distract management and other key personnel from day-to-day operations. AeroCare may not be able to combine successfully the operations of recently acquired companies with AeroCare’s operations, and, even if such integration is accomplished, AeroCare may never realize the potential benefits of the acquisition. The integration of acquisitions requires significant attention from management, may impose substantial demands on AeroCare’s operations or other projects and may impose challenges on the combined business including, but not limited to, consistencies in business standards, procedures, policies and business cultures. If AeroCare fails to complete ongoing integration efforts, it may never fully realize the potential benefits of the related acquisitions.

Specific integration risks relating to the acquisition of other companies by AeroCare may include:

•	difficulties related to combining previously separate businesses into a single unit, including patient transitions, product and service offerings, distribution and operational capabilities and business cultures;
•	availability of financing to the extent needed to fund acquisitions;
•	customer loss and other general business disruption;
•	managing the integration process while completing other independent acquisitions or dispositions;
•	diversion of management’s attention from day-to-day operations;
•	assumption of liabilities of an acquired business, including unforeseen or contingent liabilities or liabilities in excess of the amounts estimated;
•	failure to realize anticipated benefits and synergies, such as cost savings and revenue enhancements;
•	potentially substantial costs and expenses associated with acquisitions and dispositions;
•	failure to retain and motivate key employees;
•	coordinating research and development activities to enhance the introduction of new products and services;
•	difficulties in establishing and applying AeroCare’s internal control over financial reporting and disclosure controls and procedures to an acquired business;
•	obtaining necessary regulatory licenses and payor-specific approvals, which may impact the timing of when AeroCare is able to bill and collect for services rendered;
•	AeroCare’s ability to transition patients in a timely manner may impact AeroCare’s ability to collect amounts for services rendered;
•	AeroCare’s estimates for revenue accruals during the integration of acquisitions may require adjustments in future periods as the transition of patient information is finalized; and

•	delays in obtaining new government and commercial payor identification numbers for acquired branches, resulting in a slowdown and/or loss of associated revenue.

AeroCare may undertake acquisitions that could subject AeroCare to unanticipated liabilities and that could fail to achieve expected benefits.

A principal element of AeroCare’s business strategy has been to grow by acquiring other companies and assets in the home respiratory and oxygen equipment businesses.

This growth, especially rapid growth, through acquisitions exposes AeroCare to a variety of operational and financial risks including inaccurate assessment of disclosed liabilities, the existence of undisclosed liabilities, regulatory compliance issues associated with the acquired business, entry into markets in which AeroCare may have limited or no experience, diversion of management’s attention and human resources from AeroCare’s underlying business, difficulties in integrating the operations of an acquired business or in realizing anticipated efficiencies and cost savings, failure to retain key management or operating personnel of the acquired business, and an increase in indebtedness and a limitation in the ability to access additional capital on favorable terms. The successful integration of an acquired business may be dependent on the size of the acquired business, condition of the customer billing records, and complexity of system conversions and execution of the integration plan by local management. If AeroCare does not successfully integrate the acquired business, the acquisition could fail to achieve its expected revenue contribution or there could be delays in the billing and collection of claims for services rendered to customers, which may have a material adverse effect on AeroCare’s financial position and operating results.

AeroCare may not be able to realize anticipated cost savings, revenue enhancements or synergies from AeroCare’s acquisitions.

When evaluating potential acquisition targets, AeroCare identifies potential synergies and cost savings that AeroCare expects to realize upon the successful completion of the acquisition and the integration of the related operations. In 2013 alone, AeroCare acquired the business of 23 local and regional companies with operations in 13 states generating annual revenue of approximately $43.1 million. AeroCare may, however, be unable to achieve or may otherwise never realize the expected benefits from AeroCare’s acquisitions, and the costs of achieving these benefits may be higher than, and the timing may differ from, what AeroCare expects. AeroCare’s ability to realize anticipated cost savings, synergies and revenue enhancements may be affected by a number of business and economic uncertainties and contingencies, including, but not limited to, the following:

•	the use of more cash or other financial resources on integration and implementation activities than AeroCare expects;
•	increases in other expenses unrelated to AeroCare’s acquisitions, which may offset the cost savings and other synergies from those transactions;
•	AeroCare’s ability to eliminate effectively duplicative back office overhead and overlapping and redundant selling, general and administrative functions;
•	AeroCare’s ability to avoid labor disruptions in connection with any integration, particularly in connection with any headcount reduction; and
•	changes in general economic or industry conditions otherwise impacting the successful completion of an acquisition and the integration of the related operations.

In addition, estimated cost savings are only estimates and may not actually be achieved in the timeframe anticipated or at all. If AeroCare fails to realize anticipated cost savings, synergies or revenue enhancements, AeroCare’s financial results will be adversely affected, and AeroCare may not generate the cash flow from operations that AeroCare anticipated, or that is sufficient to repay AeroCare’s indebtedness.

AeroCare may be subject to claims arising from investigations and legal proceedings, which could have a significant negative impact on AeroCare’s results of operations and profitability.

The nature of AeroCare’s business subjects AeroCare to investigations and litigation in the ordinary course of AeroCare’s business. In addition, companies that AeroCare acquires may have unknown or contingent liabilities, including, but not limited to, liabilities for failure to comply with healthcare laws and regulations. Accordingly, AeroCare may incur material liabilities for the past activities of acquired operations. Such liabilities and related legal or other costs and/or resulting damage to AeroCare’s reputation could negatively impact AeroCare’s business through lower-than-expected operating results, charges for impairment of acquired intangible assets or otherwise. Furthermore, AeroCare is from time to time involved in other legal proceedings. While management does not believe that any lawsuit AeroCare is a party to, if resolved adversely, would have a material adverse effect on AeroCare’s financial condition or results of operations, investigations and litigation could arise in the future which could have a significant negative impact on AeroCare’s results of operations and profitability.

AeroCare experiences competition from numerous other home respiratory/home medical equipment and home infusion therapy service providers, and other providers, and this exposes us to competition for acquisition candidates and other competition risk that could adversely affect AeroCare’s revenues and AeroCare’s business.

The home respiratory/home medical equipment and home infusion therapy markets are highly fragmented and competitive, and include a large number of providers, some of which have greater resources than AeroCare does. As a result, AeroCare may pay more to acquire a target business or may agree to less favorable deal terms than AeroCare would have otherwise. In addition, in certain markets, competitors may have more effective technical and professional staff, sales, and marketing activities. AeroCare’s largest national home respiratory/home medical equipment provider competitors include Apria Healthcare, Lincare Holdings, Inc. and Rotech Healthcare Inc. The rest of the homecare market in the United States consists of several medium-size competitors, as well as numerous small (under $3.5 million in annual revenues) local operations. There are relatively few barriers to entry in local home healthcare markets. Hospitals and health systems are routinely looking to provide coverage and better control of post-acute health care services, including homecare services of the types AeroCare provides. These trends may continue as new payment models evolve, including bundled payment models, shared savings programs, value based purchasing and other payment systems. For example, the Reform Package introduced various new payment and delivery system models, including Accountable Care Organizations (“ACOs”). ACOs can share in savings, assuming certain quality metrics are met or exceeded. The shared savings feature in ACOs cause them to reduce the amount of services they refer to us. ACOs may be formed by a variety of providers and/or suppliers, including hospitals and health systems, as well as home respiratory, home medical equipment and home infusion therapy service providers. Although participation in an ACO is voluntary, participation by AeroCare’s competitors in an ACO in certain markets may force AeroCare to participate as well or face a loss of business from ACO participants who are unwilling to refer to non-ACO participants. Even when AeroCare does participate, AeroCare may lose business if AeroCare does not meet the quality metrics that ACOs must earn to share in any savings they achieve. Moreover, commensurate with the formation of an ACO, physicians and/or hospitals may decide to provide home healthcare services through a new developed capacity owned and/or controlled by themselves. Similar programs may be adopted by other governmental, state and commercial payors, and AeroCare cannot predict the impact, if any, of such new models on AeroCare’s business. In addition, some managed care payors are developing their own pharmacy benefit managers (“PBMs”) or are expanding their contractual relationships with PBMs, and those PBMs then expand their scope of services into new areas such as specialty infusion and compete with us. AeroCare cannot assure you that these and other industry changes and the competitive environment will not have an adverse effect on AeroCare’s revenues and AeroCare’s business.

AeroCare’s business operations are labor intensive. Difficulty hiring enough additional management and other employees, increasing costs of compensation or employee benefits, and the potential impact of unionization and organizing activities could have an adverse effect on AeroCare’s costs and results of operations.

The success of AeroCare’s business depends upon AeroCare’s ability to attract and retain highly motivated, well-qualified management and other employees. One of AeroCare’s largest costs is in the payment of salaries and benefits to AeroCare’s approximately 1,425 employees. AeroCare faces significant competition in the recruitment of qualified employees, which has caused increased salary and wage rates among certain employee groups. If AeroCare is unable to recruit or retain a sufficient number of qualified employees, or if the costs of compensation or employee benefits increase substantially, AeroCare’s ability to deliver services effectively could suffer and AeroCare’s profitability would likely be adversely affected. The Reform Package may materially increase AeroCare’s cost of providing health benefits to AeroCare’s employees and their dependents. In addition, union organizing activities have occurred in the past and may occur in the future, and the adverse impact of unionization and organizing activities on AeroCare’s costs and operating results could be substantial.

AeroCare is highly dependent upon senior management; AeroCare’s failure to attract and retain key members of senior management could have a material adverse effect on Aerocare.

AeroCare is highly dependent on its senior management, and its Chairman and Chief Executive Officer, Stephen Griggs, in particular. Mr. Griggs’ employment agreement with us contains a non-competition provision the period for which is 12 months, or shorter if determined by our board of directors. AeroCare’s future success depends in large part on its continued ability to attract and retain its executive officers, senior management personnel, as well as highly-qualified personnel with experience and expertise in the oxygen therapy and clinical service businesses. AeroCare faces competition for personnel from other companies and other organizations. Competition for qualified personnel in the clinical services field is intense, and there is a limited pool of qualified potential employees to recruit. AeroCare may not be able to attract and retain quality personnel on acceptable terms. If AeroCare is unsuccessful in AeroCare’s recruitment and retention efforts, or if Mr. Griggs were to depart from and/or compete with AeroCare, AeroCare’s business may be harmed.

AeroCare has recently reorganized AeroCare’s operating and associated management structure as described under Business — Recent Developments. AeroCare cannot predict what effect this will have on AeroCare’s ability to retain management.

If AeroCare does not maintain effective internal controls over financial reporting, AeroCare could fail to accurately report AeroCare’s financial results.

As a result of AeroCare restating its stockholders’ equity balances in its consolidated financial statements as of January 1, 2012, AeroCare’s independent auditors identified a material weakness over the Company’s financial statement close process, specifically with respect to accounting for business combinations, bad debt allowance, income tax accounting and stock based compensation. In order to remediate the aforementioned identified material weaknesses, AeroCare has implemented additional controls including, but not limited to, hiring an outside consultant to evaluate the accounting treatment of past and future business combinations (including the allocation of purchase price to intangibles). AeroCare intends to utilize such additional controls on an ongoing basis in future periods. There can be no assurance that this or other material weaknesses will not be identified in later periods.

It is possible that additional control deficiencies could be identified by AeroCare’s management or by AeroCare’s independent auditing firm in the future or may occur without being identified. Such a failure could result in regulatory scrutiny, cause investors to lose confidence in AeroCare’s reported financial condition, lead to a default under AeroCare’s indebtedness and otherwise materially adversely affect AeroCare’s business and financial condition.

If additional material weaknesses in AeroCare’s internal controls are discovered in the future, they may adversely affect AeroCare’s ability to record, process, summarize and report financial information timely and accurately and, as a result, AeroCare’s financial statements may contain material misstatements or omissions. A material weakness is defined by the standards issued by the Public Company Accounting Oversight Board as a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected.

AeroCare has completed over 36 acquisitions since 2010, and intends to continue to pursue growth through strategic acquisitions. Among the risks associated with acquisitions are the risks of control deficiencies that result from the integration of the acquired business.

AeroCare may be required to take significant write downs in connection with impairment of AeroCare’s goodwill, intangible or other long-lived assets.

On an ongoing basis, AeroCare evaluates whether facts and circumstances indicate any impairment of value of intangible assets. If AeroCare determines that a significant impairment has occurred, AeroCare would be required to write-off the impaired portion of the unamortized intangible assets, which could have a material adverse effect on AeroCare’s results of operations in the period in which the write-off occurs.

If the coverage limits on AeroCare’s insurance policies are inadequate to cover AeroCare’s liabilities or AeroCare’s insurance costs continue to increase, then AeroCare’s financial condition and results of operations would likely decline.

Participants in the health care industry, including AeroCare, are subject to substantial claims and litigation in the ordinary course, often involving large claims and significant defense costs. As a result of the liability risks inherent in AeroCare’s lines of business, AeroCare maintains liability insurance intended to cover such claims. However, AeroCare may be subject to liability claims for damages and other expenses that are not covered by insurance. Furthermore, AeroCare’s insurance policies are subject to annual renewal. The coverage limits of AeroCare’s insurance policies may not be adequate, and AeroCare may not be able to obtain liability insurance in the future on acceptable terms or at all. In addition, AeroCare’s insurance premiums could be subject to increases in the future, which increases may be material. If the coverage limits are inadequate to cover AeroCare’s liabilities or AeroCare’s insurance costs continue to increase, then AeroCare’s financial condition and results of operations would likely decline.

Risks Relating to AeroCare’s Indebtedness

AeroCare’s substantial indebtedness could adversely affect AeroCare’s financial condition and prevent AeroCare from fulfilling AeroCare’s obligations under AeroCare’s indebtedness.

AeroCare has a substantial amount of debt, which requires significant interest and principal payments. As of December 31, 2013, AeroCare had approximately $67.6 million of total debt outstanding (including capital lease obligations) and as of September 30, 2014, AeroCare has approximately $76.2 million of total debt outstanding (including capital lease obligations). Subject to the limits contained in AeroCare’s Amended and Restated Credit Agreement, dated June 30, 2014, the Credit Agreement, dated November 30, 2012, as amended from time to time and AeroCare’s other debt instruments, AeroCare may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If AeroCare does so, the risks related to AeroCare’s high level of debt could intensify. Specifically, AeroCare’s high level of debt could have important consequences, including the following:

•	making it more difficult for AeroCare to satisfy AeroCare’s obligations with respect to AeroCare’s debt;
•	limiting AeroCare’s ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;
•	requiring a substantial portion of AeroCare’s cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;
•	increasing AeroCare’s vulnerability to general adverse economic and industry conditions;
•	exposing AeroCare to the risk of increased interest rates as certain of AeroCare’s borrowings may be at variable rates of interest;
•	limiting AeroCare’s flexibility in planning for and reacting to changes in the industry in which AeroCare competes;
•	placing AeroCare at a disadvantage compared to other, less leveraged competitors; and
•	increasing AeroCare’s cost of borrowing.

AeroCare’s variable rate indebtedness subjects AeroCare to interest rate risk, which could cause AeroCare’s indebtedness service obligations to increase significantly.

Borrowings under AeroCare’s credit facilities are at variable rates of interest and expose AeroCare to interest rate risk. If interest rates increase, AeroCare’s debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and AeroCare’s net income and cash flows, including cash available for servicing AeroCare’s indebtedness, would correspondingly decrease.

The credit agreement governing AeroCare’s credit facility imposes significant operating and financial restrictions on AeroCare and its subsidiaries, which may prevent AeroCare from capitalizing on business opportunities.

The credit agreement governing AeroCare’s Credit Facility imposes significant operating and financial restrictions on us. These restrictions limit AeroCare’s ability, among other things, to:

•	incur additional indebtedness or enter into sale and leaseback obligations;
•	pay certain dividends or make certain distributions on AeroCare’s capital stock or repurchase or redeem AeroCare’s capital stock;
•	make certain capital expenditures;
•	make certain loans, investments or other restricted payments;
•	place restrictions on the ability of AeroCare’s subsidiaries to pay dividends or make other payments to us;
•	engage in transactions with stockholders or affiliates;
•	sell certain assets or engage in mergers, acquisitions and other business combinations;
•	amend or otherwise alter the terms of AeroCare’s indebtedness;
•	alter the business that AeroCare conducts;
•	guarantee indebtedness or incur other contingent obligations; and
•	create liens.

AeroCare’s credit facility also includes financial covenants. AeroCare’s ability to comply with these covenants is dependent on AeroCare’s future performance, which will be subject to many factors, some of which are beyond AeroCare’s control.

As a result of these covenants and restrictions, AeroCare is limited as to how AeroCare conducts its business and AeroCare may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. AeroCare’s credit facility does not permit AeroCare to have at the end of any fiscal quarter (i) a Consolidated Leverage Ratio (as defined in the Credit Facility) in excess of 3 to 1 or (ii) a Consolidated Fixed Charge Coverage Ratio (as defined in the Credit Facility) less than 1.25 to 1. As of September 30, 2014, AeroCare was compliant with each of these covenants as the Consolidated Leverage Ratio was 2.48 to 1 and the Consolidated Fixed Charge Coverage ratio was 1.71 to 1. Additionally, AeroCare’s credit facility includes provisions, including but not limited to, which restrict AeroCare’s ability to incur indebtedness, incur liens on its property, undergo fundamental changes, make certain investments, make dividends in certain circumstances, change the nature of its business or exceed specified capital expenditure thresholds. The terms of any future indebtedness AeroCare may incur could include more restrictive covenants. AeroCare cannot assure you that AeroCare will be able to maintain compliance with these covenants in the future and, if AeroCare fails to do so, that AeroCare will be able to obtain waivers from the lenders and/or amend the covenants.

AeroCare’s failure to comply with the restrictive covenants described above as well as other terms of AeroCare’s existing indebtedness and/or the terms of any future indebtedness from time to time could result in an event of default, which, if not cured or waived, could result in AeroCare’s being required to repay these borrowings before their due date. If AeroCare is forced to refinance these borrowings on less favorable terms, AeroCare’s results of operations and financial condition could be materially and adversely affected. In the first quarter of 2014, AeroCare received a waiver of default from the lender under its prior credit facility. Under its prior credit facility, AeroCare was not permitted to have at the end of any fiscal quarter (i) a Consolidated Leverage Ratio (as defined in the prior credit facility) in excess of 2.75 to 1 or (ii) a Consolidated Fixed

Charge Coverage Ratio (as defined in the prior credit facility) less than 1.25 to 1. While AeroCare was in compliance with the Consolidated Leverage Ratio, the Company was not in compliance with the Consolidated Fixed Charge Coverage Ratio in the first quarter of 2014, due primarily to increased spending on capital expenditures during the twelve month period ended March 31, 2014. Since entering into its amended and restated credit facility in June 2014, AeroCare has been in compliance with all of its financial covenants in the second and third quarter of 2014.

Servicing AeroCare’s indebtedness will require a significant amount of cash. AeroCare’s ability to generate sufficient cash depends on numerous factors beyond its control, and AeroCare may be unable to generate sufficient cash flow to service its debt obligations.

AeroCare’s ability to make payments on or to refinance its indebtedness will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, political, financial, competitive, legislative, regulatory and other factors that are beyond AeroCare’s control.

AeroCare’s current annual interest payments are approximately $2.9 million to service its existing indebtedness. AeroCare cannot assure you that AeroCare’s business will generate cash flow from operations in an amount sufficient to enable us to pay its indebtedness or to fund AeroCare’s other liquidity needs. If AeroCare’s cash flows and capital resources are insufficient to allow it to make scheduled payments on its indebtedness, the combined company may need to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance all or a portion of AeroCare’s indebtedness on or before maturity. AeroCare cannot assure you that AeroCare will be able to refinance any of its indebtedness on commercially reasonable terms, or at all, or that these measures would satisfy its scheduled debt service obligations. If AeroCare is unable to generate sufficient cash flow or refinance its debt on favorable terms, it could have a material adverse effect on AeroCare’s financial condition and its ability to make any required cash payments under its indebtedness.

AeroCare’s failure to comply with the agreements relating to AeroCare’s outstanding indebtedness, including as a result of events beyond AeroCare’s control, could result in an event of default that could materially and adversely affect AeroCare’s results of operations and AeroCare’s financial condition.

If there were an event of default under any of the agreements relating to AeroCare’s outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that AeroCare’s assets or cash flow would be sufficient to fully repay borrowings under AeroCare’s outstanding debt instruments if accelerated upon an event of default. Further, if AeroCare is unable to repay, refinance or restructure AeroCare’s indebtedness under AeroCare’s secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of AeroCare’s other debt instruments.

Failure to maintain current levels of collectability of AeroCare’s accounts receivable likely would have a significant negative impact on AeroCare’s profitability and cash flow.

AeroCare derives a significant majority of AeroCare’s revenues from reimbursement by third-party payors. AeroCare accepts assignment of insurance benefits from patients and, in most instances, invoices and collects payments directly from Medicare, Medicaid and private insurance carriers, as well as from patients under co-insurance provisions. AeroCare’s financial condition and results of operations may be affected by the reimbursement process, which in the health care industry is complex and can involve lengthy delays between the time that services are rendered and the time that the reimbursement amounts are settled. Depending on the payor, AeroCare may be required to obtain certain payor-specific documentation from physicians and other health care providers before submitting claims for reimbursement. Certain payors have filing deadlines after which they will not pay submitted claims. As such, there can be no assurance that AeroCare will be able to maintain AeroCare’s current levels of collectability or that third-party payors will not experience financial difficulties. AeroCare may be unable to collect AeroCare’s accounts receivable on a timely basis, which likely would result in a significant decline in AeroCare’s operating cash flows.

Risks Related to MWRX and the Business Combination

References in this “Risks Related to MWRX and the Business Combination” section to “MWRX,” the “Company,” “we,” “us” and “our” refer to MergeWorthRx Corp.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to us after the Business Combination.

AeroCare is not currently subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the Business Combination, we will be subject to Section 404. Based on the timing of this Business Combination, AeroCare believes that it will be subject to Section 404 beginning in fiscal 2015. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of AeroCare as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the Company after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Our working capital will be reduced if our stockholders exercise their conversion rights in connection with the Business Combination, which may adversely affect our business and future operations.

Pursuant to our amended and restated certificate of incorporation, holders of public shares may demand that we convert their shares, regardless of whether they vote for or against the Business Combination, into their pro rata share of the aggregate amount then on deposit in the trust account.

If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) MWRX stockholders who properly exercise their conversion rights, (ii) an advisor fee of $1.848 million to EarlyBirdCapital, Inc., (iii) all applicable fees, costs and expenses (including regulatory fees, legal fees, accounting fees printer fees, and other professional fees) of the Company, Merger Sub and AeroCare as set forth in the Merger Agreement, (iv) unpaid franchise and income taxes of the Company, and (v) our sponsors, officers or directors for amounts owed pursuant to unpaid loans made to the Company and unreimbursed out-of-pocket expenses incurred by them in connection with our business and operations.

Subsequent to the consummation of the Business Combination, we may be required to take writedowns or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on AeroCare, we cannot assure you that this diligence revealed all material issues that may be present in AeroCare’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and AeroCare’s control will not later arise. As a result, we may be forced to later writedown or write-off assets, restructure AeroCare’s operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Concentration of ownership after the Business Combination may have the effect of delaying or preventing a change in control.

We estimate that, upon completion of the Business Combination, former AeroCare stockholders will own between approximately 52.55% and 62.76% of the post-merger company. These percentages also do not take into account (i) up to 3,588,517 earnout shares that may be issued upon the achievement by the post-merger company of certain financial targets in the three years following the Business Combination, and

(ii) 511,636 shares that may be issued upon the exercise of the assumed options. See “Proposal No. 1 —  Approval of the Business Combination — Company Shares and Options to be Issued at Closing of the Merger” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information. As a result, former AeroCare stockholders will have the ability to significantly influence the outcome of corporate actions of the Company requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

The Merger Agreement provides that upon consummation of the Business Combination, the Company, each AeroCare executive officer and director, the Major Stockholders, any other 5% or greater stockholders of AeroCare, and each of Anthony Minnuto, Charles F. Fistel and Stephen B. Cichy will enter into an amended and restated registration rights agreement, or the “registration rights agreement with respect to the shares of Company Common Stock that will be issued under the Merger Agreement. The registration rights agreement will amend and restate entirely the registration rights agreement the Company entered into in connection with its initial public offering. Under the registration rights agreement, the Company will agree to file a registration statement with the SEC within 30 days after the Business Combination covering the resale of the securities of the Company specified therein, or registrable securities. Holders of 2,000,000 shares of registrable securities will be entitled to require the Company to undertake an underwritten public offering of all or a portion of the registrable securities pursuant to an effective registration statement, no more than once during any six month period, so long as the estimated market value of the registrable securities to be sold in such offering is at least $20,000,000. Holders of registrable securities will also have certain “piggy-back” registration rights with respect to registration statements filed by the Company subsequent to the Business Combination.

Upon effectiveness of the registration statement we file pursuant to the registration rights agreement, or upon the expiration of the lockup periods applicable to the common stock that we will issue to AeroCare stockholders, these parties may sell large amounts of our stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our stock price or putting significant downward pressure on the price of our stock. In addition, the post-merger company may use shares of our common stock as consideration for future acquisitions, which could potentially dilute our stockholders.

Although we expect our common stock will be listed on NASDAQ after the closing, there can be no assurance that our common stock will be so listed or, if listed, that we will be able to comply with the continued listing standards of NASDAQ.

Our common stock is currently listed on NASDAQ. In connection with the closing of the Business Combination, we have applied to continue to list our common stock on NASDAQ after the closing under the symbol “AERX.” As part of the application process, we are required to provide evidence that we are able to meet the continued listing requirements of NASDAQ, including the requirement that our common stock is held by a minimum of 300 holders. If we are unable to list our common stock on NASDAQ or if, after the Business Combination, NASDAQ delists our common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;
•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;
•	a limited amount of analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

We may apply the net proceeds released from the trust account in a manner that does not improve our results of operations or increase the value of your investment.

If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) MWRX stockholders who properly exercise their conversion rights, (ii) an advisor fee of $1.848 million to

EarlyBirdCapital, Inc., (iii) all applicable fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) of the Company, Merger Sub and AeroCare as set forth in the Merger Agreement, (iv) unpaid franchise and income taxes of the Company, and (v) our sponsors, officers or directors for amounts owed pursuant to unpaid loans made to the Company and unreimbursed out-of-pocket expenses incurred by them in connection with our business and operations.

Other than these uses, we do not have specific plans for any funds remaining from the trust account and will have broad discretion regarding how we use such funds. These funds could be used in a manner with which you may not agree or applied in ways that do not improve the Company’s results of operations or increase the value of your investment.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our common stock prior to the closing of the Business Combination may decline. The market value of our common stock at the time of the Business Combination may vary significantly from the price on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Business Combination. Because the share exchange ratio in the Merger Agreement will not be adjusted to reflect any changes in the market price of our common stock, the market value of the Company common stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of our common stock could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for AeroCare’s stock and trading in the shares of the Company’s common stock has not been active. Accordingly, the valuation ascribed to AeroCare and our common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our common stock develops and continues, the trading price of our common stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our common stock and our common stock may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our common stock may not recover and may experience a further decline.

Factors affecting the trading price of our common stock may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	changes in the market’s expectations about our operating results;
•	success of competitors;
•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning the Company or the healthcare equipment and services market in general;
•	operating and stock price performance of other companies that investors deem comparable to the Company;
•	our ability to market new and enhanced products on a timely basis;
•	changes in laws and regulations affecting our business;
•	commencement of, or involvement in, litigation involving the Company;
•	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale;
•	any major change in our board or management;
•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our common stock irrespective of our operating performance. The stock market in general and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;
•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;
•	the ability of our board of directors to determine whether to issue shares of common stock and preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•	the requirement that an annual meeting of stockholders may be called only by our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;
•	limiting the liability of, and providing indemnification to, our directors and officers;

•	special meetings of our stockholders may be called only by a majority vote of our board of directors, by our president or by our chairman or by our secretary at the request in writing of stockholders owning at least 10% of our issued and outstanding capital stock entitled to vote.
•	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company’s.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law (“DGCL”), which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

If we are unable to effect a business combination by December 26, 2014, we will be forced to liquidate.

If we do not complete a business combination by December 26, 2014, our amended and restated certificate of incorporation provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of liquidation, there will be no distribution with respect to the Company’s founder shares and sponsor shares. Accordingly, the founder shares and sponsor shares will expire worthless.

For illustrative purposes, based on funds in the trust account of $63,452,938 on September 30, 2014, the estimated per share redemption price would have been approximately $8.36. We do not anticipate the trust account balance at the time the Business Combination is completed will be materially greater than the funds held in trust as of September 30, 2014.

If we are forced to liquidate, our stockholders may be held liable for claims by third parties against the Company to the extent of distributions received by them.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not consummate an initial business combination by December 26, 2014, may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, we intend to redeem our public shares as soon as reasonably possible following December 26, 2014, in the event we do not consummate an initial business combination and, therefore, we do not intend to comply with those procedures.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires the Company to adopt a plan, based on facts known to us at such time that will provide for the payment of all existing and pending claims or claims that may be potentially brought against the Company within the 10 years following dissolution. However, because we are a blank check company, rather than an operating company, and our operations have been limited to searching for prospective target businesses, the only likely claims to arise would be from vendors (such as lawyers, investment bankers, and consultants) or prospective target businesses. If the Company’s plan of distribution complies with Section 281(b) of the DGCL, any liability of our stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. There can be no assurance that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not consummate an initial business combination within the required timeframe is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then, pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after December 26, 2014, in the event we do not consummate an initial business combination, this may be viewed or interpreted as giving preference to our stockholders over any potential creditors with respect to access to or distributions from the Company’s assets. Furthermore, our board of directors may be viewed as having breached its fiduciary duties to the Company’s creditors and/or may have acted in bad faith, thereby exposing itself and the Company to claims of punitive damages, by paying our stockholders from the trust account prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against the Company for these reasons.

Unlike some other blank check companies, the Company does not have a specified maximum conversion threshold. The absence of such a conversion threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders do not agree.

Since the Company has no specified maximum conversion threshold, our structure is different in this respect from the structure that has been used by some blank check companies. Previously, a blank check company would not be able to consummate a business combination if the holders of the company’s public shares voted against a proposed business combination and elected to redeem or convert more than a specified percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, we may be able to consummate the Business Combination even though a substantial number of our public stockholders do not agree with the transaction and have converted their shares. In no event, however, will we convert public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (6,958,099 shares or 91.7% of the Company’s issued and outstanding public shares of common stock that are eligible for conversion, as of September 30, 2014). In addition, it is a condition to closing under the Merger Agreement, however, that the aggregate amount of funds in the trust account, after giving effect to the payment for all public shares properly submitted for conversion, the $1.848 million advisory fee to EBC and other specified costs set forth in the Merger Agreement, plus any proceeds from the issuance of additional shares of our common stock at the closing of the Business Combination and any available cash of the Company (net of any indebtedness), equals at least $30,000,000. Each conversion of shares by our public stockholders will decrease the amount in our trust account and thus decrease the amount of cash available to satisfy this closing condition. Therefore, assuming (i) we do not obtain financing through the issuance of additional shares of our common stock at the closing of the Business Combination and (ii) transaction costs and other specified deductions to the trust account do not exceed $4.4 million, the maximum number of public shares that may be converted into cash from the trust account in order for us to be able to complete the Business Combination would be 3,463,202. If conversions by our public stockholders cause us to be unable to satisfy this closing condition, then AeroCare, may, at its option, terminate the Merger Agreement.

Activities taken by affiliates of the Company to purchase, directly or indirectly, public shares will increase the likelihood of approval of the Business Combination Proposal and other proposals and may affect the market price of the Company’s securities.

Our sponsors, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination, or they may enter into transactions with institutional or other investors to provide them with incentives to acquire shares of MWRX common stock or vote their shares in favor of the Business Combination. None of our sponsors, directors, officers, advisors or their affiliates will make any such purchases or enter into such agreements when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of our sponsors, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by our sponsors, directors, officers, advisors or their affiliates, or the price such parties may pay.

The purpose of such purchases or transactions would be to increase the likelihood that the Business Combination is approved in circumstances where such approval could not otherwise be obtained and that holders of 3,463,202 or fewer of the public shares demand conversion of their public shares into cash. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of our securities. The termination of the support provided by these purchases may materially adversely affect the market price of our securities.

In addition, entering into any arrangements to provide incentives to investors to acquire MWRX common stock or vote their shares in favor of the Business Combination may have a depressive effect on MWRX common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

As of the date of this proxy statement/prospectus, no agreements with respect to such purchases or transactions by the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Our stockholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the Company.

Based on AeroCare’s current capitalization, we expect to issue 11,296,079 shares of common stock of the Company at the closing to AeroCare’s stockholders, subject to adjustment as described herein, and up to an additional 3,588,517 earnout shares, subject to the achievement of certain financial targets by the post-merger Company in the three fiscal years following the Business Combination, as described herein. As a result, our current stockholders will hold 10,200,950 shares or approximately 47.45% of the post-merger company, assuming no MWRX shares are converted. This percentage does not take into account (i) up to 3,588,517 earnout shares that could be issued following the Business Combination, and (ii) the 511,636 shares that may be issued upon the exercise of the assumed options. See “Summary — Ownership After Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information. Consequently, the ability of our current stockholders following the Business Combination to influence management of the Company through the election of directors will be substantially reduced.

If our stockholders fail to comply with the conversion requirements specified in this proxy statement/prospectus, they will not be entitled to convert their shares of our common stock into a pro rata share of the trust account.

Each of the Company’s public stockholders who votes either for or against the Business Combination Proposal will have the right, regardless of whether he, she or it votes for or against the Business Combination, to demand that we convert his, her or its shares into a pro rata share of the trust account. In order to exercise their conversion rights, our stockholders are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the closing. See the section entitled “Special Meeting in Lieu of 2014 Annual Meeting of MWRX Stockholders — Conversion Rights” for additional information on how to exercise your conversion rights.

Directors of the Company have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering our board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that directors and executive officers of the Company have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•	the continued right of sponsors, directors and officers to hold our common stock following the Business Combination, subject to the lock-up agreements;
•	the continued right of our sponsors, directors and executive officers for registration of their shares subject to the terms the registration rights agreement that such persons entered into with us;
•	the continuation of one of our officers as a director (but not an officer) of the combined company;
•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination; and
•	that, in the event that we do not complete the Business Combination and the Company is forced to dissolve and liquidate, then (i) 1,897,500 founder shares and 713,450 sponsor shares will be worthless, (ii) we may be unable to repay the approximately $115,000 of working capital loans we have outstanding with our sponsors and such loans will be forfeited, and (iii) our sponsors have agreed to guarantee the Company’s obligation to reimburse AeroCare for up to $250,000 of its expenses related to certain fees of BDO USA, LLP.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require the Company to agree to amend the Merger Agreement, to consent to certain actions or to waive rights that we are entitled to under the Merger Agreement. Such events could arise because of changes in the course of AeroCare’s business, a request by AeroCare to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on AeroCare’s business and would entitle the Company to terminate the Merger Agreement. In any of such circumstances, it would be in the discretion of the Company, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the Company and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

If we are unable to complete the Business Combination by December 26, 2014, our amended and restated certificate of incorporation provides that our corporate existence will automatically terminate and we will dissolve and liquidate. In such event, third parties may bring claims against the Company and, as a result, the proceeds held in trust could be reduced and the per share liquidation price received by stockholders could be less than $8.36 per share.

We must complete a business combination by December 26, 2014, when, pursuant to our amended and restated certificate of incorporation, our corporate existence will terminate and we will be required to liquidate. In such event, third parties may bring claims against the Company. Although we have obtained waiver agreements from many of the vendors and service providers we have engaged and prospective target businesses with which we have negotiated, whereby such parties have waived any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that such parties will not bring claims seeking recourse against the trust account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as other claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against the Company’s assets, including the funds held in the trust account. Further, we could be subject to claims from parties not in contract with us who have not executed a waiver, such as a third party claiming tortious interference as a result of the Business Combination. Our officers have agreed that they will be jointly and severally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, they may not be able to satisfy their indemnification obligations if they are required to do so. Additionally this agreement entered into by our officers specifically provides for two exceptions to the personal indemnity they have given: they will have no personal liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed a valid and enforceable agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims under our indemnity with the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. As a result, if we liquidate, the per-share distribution from the trust account could be less than $8.36 due to claims or potential claims of creditors. We will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest (subject to our obligations under Delaware law to provide for claims of creditors as described below).

Stockholders of the Company who wish to convert their shares into a pro rata share of the trust account must comply with specific requirements for conversion that may make it more difficult for them to exercise their conversion rights prior to the deadline for exercising conversion rights.

Public stockholders who wish to convert their shares for a pro rata portion of the trust account must, among other things, tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through the DTC prior to 4:30 P.M., New York time, on the second business day prior to the special meeting of stockholders. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to convert their shares may be unable to obtain physical certificates by the deadline for exercising their conversion rights and thus will be unable to convert their shares.

The financial statements included in this proxy statement/prospectus do not take into account the consequences to the Company of a failure to complete a business combination by December 26, 2014.

The financial statements included in this proxy statement/prospectus have been prepared assuming that we would continue as a going concern. As discussed in Note 1 to the Notes to the Company’s financial statements for the year ended December 31, 2013, we are required to complete the Business Combination by December 26, 2014. The possibility of the Business Combination not being consummated raises some doubt as to our ability to continue as a going concern and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

Our board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. In analyzing the Business Combination, our board and management conducted due diligence on AeroCare, researched the industries in which AeroCare operates, and reviewed AeroCare’s financial information and concluded that the Business Combination was in the best interest of our stockholders. The lack of a third-party valuation or fairness opinion may lead an increased number of our stockholders to vote against the Business Combination Proposal or demand conversion of their shares of our common stock, which could potentially impact our ability to consummate the Business Combination.

The Company and AeroCare will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and customers may have an adverse effect on the Company and AeroCare. These uncertainties may impair our or AeroCare’s ability to retain and motivate key personnel and could cause customers and others that deal with any of us or them to defer entering into contracts or making other decisions or to seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the Business Combination, our or AeroCare’s business could be harmed.

We will incur significant transaction and transition costs in connection with the Business Combination.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination and AeroCare operating as a public company. We may incur additional costs to maintain employee morale and to retain key employees. We will also incur significant fees and expenses relating to financing arrangements and legal, accounting and other transaction fees and costs associated with the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed.

The unaudited pro forma financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

INFORMATION ABOUT MWRX

Introduction

We are a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. We have focused our efforts to identify a prospective target business in the healthcare industry, with specific focus on the specialty pharmacy, infusion pharmacy and/or drug distribution sectors based in the U.S. However, we are not limited to a particular geographic region or business industry or section and may pursue opportunities in any location or business sector or industry that we believe is attractive.

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (which is referred to herein as the JOBS Act) and will remain such for up to five years. However, if our non-convertible debt issued within a three year period or total revenues exceed $1 billion or the market value of our shares of common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, we have elected, under Section 107(b) of the JOBS Act, to take advantage of the extended transition period provided in Securities Act Section 7(a)(2)(B) for complying with new or revised accounting standards.

Company History

We were incorporated in Delaware on January 22, 2013, under the name “MedWorth Acquisition Corp.” In February 2013, we issued an aggregate of 1,725,000 shares of common stock, par value $0.0001 per share, for an aggregate purchase price of $25,000, or approximately $0.015 per share. Effective June 26, 2013, we authorized a stock dividend of 0.1 shares of common stock for each outstanding share of common stock, resulting in our sponsors holding an aggregate of 1,897,500 founder shares.

In July 2013, we consummated our initial public offering of 7,590,000 shares of common stock for an offering price of $8.00 per share, generating gross proceeds of $60,720,000. Concurrently therewith, we issued an aggregate of 713,450 sponsor shares in a private placement to our sponsors and their designees at a price of $8.00 per share, generating gross proceeds of $5,707,600.

Of the net proceeds from the initial public offering and the private placement, $63,452,400 was placed in a trust account at UBS Financial Services, Inc., with Continental Stock Transfer & Trust Company acting as trustee. Except as described in this proxy statement/prospectus, these proceeds will not be released until the earlier of the completion of an initial business combination and our redemption of 100% of the outstanding public shares of common stock upon our failure to consummate an initial business combination on or before December 26, 2014. After the payment of approximately $2.6 million in expenses relating to the initial public offering, $231,392 of the net proceeds of the initial public offering and the private placement became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of September 30, 2014, we had $22,330 of proceeds held outside the trust account and all interest income on the balance of the trust account (less amounts released to us to pay taxes or dissolution expenses) available to fund working capital requirements. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of September 30, 2014, the balance in the trust account was $63,452,938.

On November 27, 2013, after obtaining the written consent of a majority of our stockholders, we changed our name to “MergeWorthRx Corp.”

Identification of Potential Targets

Subsequent to the consummation of the initial public offering on July 2, 2013, we commenced consideration of potential target companies with the objective of consummating a business combination. MWRX management profiled more than 1,000 healthcare services companies as potential acquisition targets and contacted owners and senior executives of more than 100 of the companies, primarily in the specialty and infusion pharmacy space or where members of MWRX had a direct and existing relationship, to inform them about MWRX’s unique equity structure and available growth capital as a publicly-traded acquisition company, learn about their company’s operations and finances, and to gauge their interest in considering entering into a transaction with MWRX. MWRX management attended key industry events and conferences and utilized other public relations such as magazine articles to increase visibility and awareness of MWRX and its focus to search for prospective businesses and/or assets within the healthcare services space. We also contacted numerous individuals in the healthcare services advisory market, including investment bankers, financial advisors, partners in private equity firms, law firms and accounting firms, and other members of the financial and healthcare advisory communities. We were also apprised of target business candidates through our management’s direct relationships. Between August 15, 2013 and July 29, 2014, we analyzed five potential target businesses under confidentiality agreements and then decided to focus on the potential transaction with AeroCare.

For a description of activities in connection with identification of a target business and the negotiation of the Merger Agreement, see the section entitled “Proposal No. 1 — Approval of the Business Combination.”

Stockholder Approval of the Business Combination

In connection with the proposed Business Combination, we are seeking stockholder approval at a meeting called for such purpose at which stockholders who vote either for or against the Business Combination may seek to convert their shares, regardless of whether they vote for or against the Business Combination, into their pro rata share of the aggregate amount then on deposit in the trust account, subject to the limitations described herein. We will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and a majority of the outstanding shares of common stock voted are voted in favor of such proposed Initial Business Combination.

In connection with the stockholder vote to approve the Business Combination, our sponsors, as well as our officers and directors, have agreed to vote the shares of common stock owned by them immediately prior to our IPO, as well as any shares of common stock acquired by them after our IPO, in favor of the Business Combination. None of our officers, directors, sponsors or their affiliates has indicated any intention to purchase shares from persons in the open market or in private transactions. However, if a significant number of stockholders vote, or indicate an intention to vote, against the Business Combination, our officers, directors, sponsors or their affiliates could make such purchases in the open market or in private transactions in order to influence the vote. The foregoing open market purchases by our sponsors, officers, directors or their affiliates who are “affiliated purchasers” under Rule 10b-18 under the Exchange Act will comply with Rule 10b-18, which is safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Our sponsors, officers, directors and their affiliates will not make any purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Conversion Rights

In connection with seeking stockholder approval of the Business Combination, public stockholders who vote either for or against the Business Combination may seek to convert their shares, regardless of whether they vote for or against the Business Combination, into their pro rata share of the aggregate amount then on deposit in the trust account.

Notwithstanding the foregoing, pursuant to our amended and restated certificate of incorporation, a public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 25% or more of the shares of common stock sold in our initial public offering. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, we will require each public stockholder seeking to exercise conversion rights to certify to us whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with any other publicly available information relating to stock ownership available to us at that time, such as reports filed pursuant to the Exchange Act or other objectively verifiable information, will be the sole basis on which we make the above-referenced determination. However, if we determine that a stockholder is acting in concert or as a group with any other stockholder, we will notify such stockholder of our determination and offer them an opportunity to dispute our finding. The final determination as to whether a stockholder is acting in concert or as a group with any other stockholder will ultimately be made in good faith by our board of directors. Stockholders will also be able to challenge our determination in a court of competent jurisdiction. Such a public stockholder is still entitled to vote against the Business Combination with respect to all shares of common stock owned by him or his affiliates.

Our sponsors do not have conversion rights with respect to any shares of common stock owned by them, directly or indirectly, whether acquired prior to our initial public offering or purchased by them thereafter.

We are also requiring public stockholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically two business days prior to the vote on the proposed Business Combination using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option.

There is a nominal cost associated with the above-referenced delivery process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $45.00 and it would be up to the broker whether or not to pass this cost on to the holder. However, this fee would be incurred regardless of whether or not we require holders to exercise conversion rights. The need to deliver shares is a requirement of exercising conversion rights regardless of the timing of when such delivery must be effectuated. However, in the event we require stockholders to exercise conversion rights prior to the consummation of the proposed Initial Business Combination and the proposed Initial Business Combination is not consummated, this may result in an increased cost to stockholders.

Any request to convert such shares, once made, may be withdrawn at any time up to the vote on the proposed Initial Business Combination. Furthermore, if a holder of a public share of common stock delivered his certificate in connection with an election of conversion and subsequently decided prior to the vote not to elect to exercise such rights, he may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then our public stockholders who elected to exercise their conversion rights would not be entitled to convert their shares for the applicable pro rata share of the trust account. In such case, we will promptly return any shares delivered by public stockholders.

Liquidation if No Business Combination

Our amended and restated certificate of incorporation provides that we will continue in existence only until December 26, 2014. If we have not completed our initial business combination by such date, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of 100% of our outstanding public shares in the event we do not complete our initial business combination on or before December 26, 2014 may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not complete our initial business combination on or before December 26, 2014, is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the Delaware General Corporation Law, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If we are unable to complete our initial business combination within the prescribed time frame, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following December 26, 2014, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the Delaware General Corporation Law, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

We have sought to have all third parties and any prospective target businesses enter into valid and enforceable agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the trust account to our public stockholders. As of the date of this proxy statement/prospectus, we have obtained waivers of any and all claims to monies held in the trust account other than claims of our independent auditors. Nevertheless, there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. In the event that a potential contracted party was to refuse to execute such a waiver, we will execute an agreement with that entity only if our management first determines that we would be unable to obtain, on a reasonable basis, substantially similar services or opportunities from another entity willing to execute such a waiver. Examples of instances where we may engage a third party that refused to execute a waiver would be the engagement of a third party consultant who cannot sign such an agreement due to regulatory restrictions, such as our auditors who are unable to sign due to independence requirements, or whose particular expertise or skills are believed by management to be superior to those of other consultants that would agree to execute a waiver or a situation in which management does not believe it would be able to find a provider of required services willing to provide the waiver. There is also no guarantee that, even if they execute such agreements with us, they will not seek recourse against the trust account. Our officers have agreed that they will be jointly and severally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, they may not be able to satisfy their indemnification obligations if they are required to do so. Additionally this agreement entered into by our officers specifically provides for two exceptions to the personal indemnity they have given: they will have no personal liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims under our indemnity with the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. As a result, if we liquidate, the per-share distribution from the trust account could be less than $8.36 due to claims or potential claims of creditors. We will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest (subject to our obligations under Delaware law to provide for claims of creditors as described above).

We anticipate notifying the trustee of the trust account to begin liquidating such assets promptly after such date and anticipate it will take no more than 10 business days to effectuate such distribution. Our sponsors have waived their rights to participate in any liquidation distribution with respect to their founder shares and sponsor shares. We will pay the costs of any subsequent liquidation from our remaining assets outside of the trust account. If such funds are insufficient, our officers have agreed to pay the out-of-pocket expenses necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment for such expenses.

If we are unable to complete our initial business combination and expend all of the net proceeds of our IPO, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share redemption price would be $8.36. The proceeds deposited in the trust account could, however, become subject to claims of our creditors that are in preference to the claims of public stockholders.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public stockholders at least $8.36 per share.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after December 26, 2014, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to, or distributions from, our assets. Furthermore, our board may be viewed as having breached its fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

Management

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position	Term Expires
Anthony Minnuto	41	Executive Chairman of the Board	2016
Charles F. Fistel	54	Chief Executive Officer, Chief Financial Officer, Treasurer and Director	2015
Stephen B. Cichy	43	President, Chief Operating Officer, Secretary and Director	2015
John J. Delucca	70	Director	2015
Jeffrey A. Rein	62	Director	2016
Robert G. Savage	60	Director	2014
Howard I. Schwartz, M.D.	54	Director	2014

Anthony Minnuto has been the Executive Chairman of our Board since October 2013 and a Director since our inception. He also served as Secretary from our inception to August 2013. Since its founding in July 2008, Mr. Minnuto has served as Chairman and Chief Executive Officer of Allied Medical Supply Inc., a

privately held, national specialty drug distributor. Allied provides pharmaceutical supply chain solutions designed to increase drug availability and maximize product flow to medical and healthcare facilities and providers with a priority access reach for drugs to more than 1,000 hospitals. From April 2006 to July 2008, Mr. Minnuto was Founder and President of Minnuto Publishing LLC, where he was a speaker, educator and author of personal development seminars and books focused on creatively negotiating and structuring commercial real estate transactions and achieving success. From 2004 to July 2008, Mr. Minnuto was a real estate investor primarily in apartment buildings in Indiana, through Arlington Management, LLC. From 2002 to 2004, he was an independent mortgage broker for various lending institutions. From 1994 to 2002, he was a technology consultant specializing in Oracle database and Sun Solaris network administration for Fortune 500 customers. From 1991 to 1994, Mr. Minnuto was an investment advisor holding Series 6 and 63 (securities), life insurance, health insurance and real estate licenses.

We believe Mr. Minnuto is well-qualified to serve as a member of the board due to his business leadership, sales, marketing and technology experience and operational experience in the specialty pharmaceutical distribution market.

Charles F. Fistel has been our Chief Executive Officer, Chief Financial Officer, Treasurer and a Director since our inception. Mr. Fistel also serves as Chairman and Chief Executive Officer of Pacifica Capital Group, LLC, a company focused on capital sourcing, mergers and acquisitions, and wealth strategies. He has held this position since 2004. From October 2010 to April 2013, he served as the Chief Financial Officer of Allied Medical Supply Inc., a privately held, national specialty drug distributor. From 2001 to 2004, he served as Co-Managing Partner of Agilex Holdings, Inc., a holding company which developed and managed SEC registered equity mutual funds. Prior to co-founding Agilex, from July 1999 to June 2002, Mr. Fistel served as Co-Managing Partner of Unisyn, Inc., a life insurance estate and tax strategy firm. Unisyn was a wholly owned subsidiary of National Financial Partners, a publicly traded financial services firm. From May 1993 to May 1995, he served as Chief Executive Officer, and from May 1995 to June 1999, he served as Executive Vice President and a director, of Viragen, Inc., a publicly traded biopharmaceutical developer specializing in oncology, infectious diseases and autoimmune disorders. From 1986 to 1991, he was the Chief Financial Officer and a director of BLOC Development Corp., a publicly traded specialty personal computer software developer and distributor. Mr. Fistel is a certified public accountant. He graduated from Florida International University with a Bachelors of Business Administration in Accounting.

We believe Mr. Fistel is well-qualified to serve as a member of the board due to his public company experience, business leadership and contacts, corporate finance, mergers and acquisitions and business development experience and operational experience in the specialty pharmaceutical distribution and development markets.

Stephen B. Cichy has been our President and Chief Operating Officer and a director since our inception and Secretary since August 2013. Since its founding in August 2012, he has served as President and Chief Executive Officer of Monarch Specialty Group, Inc., a strategic advisor to mid-sized specialty pharmacy companies and healthcare entities. From March 2009 to May 2012, Mr. Cichy served as Executive Vice President of BioScrip, Inc., a publicly traded national specialty and infusion pharmacy and prescription service provider. In May, 2012, select assets of BioScrip’s operating businesses relating to specialty, community and mail pharmacy were acquired by Walgreens. From August 2007 to March 2009, Mr. Cichy served as Vice President Product Development and Marketing Strategy for Walgreens, Inc., a prescription drug retailer. Prior to joining Walgreens, from April 2005 to September 2007, Mr. Cichy served as Vice President of Business Development and Commercial Operations for Option Care, Inc., a publicly traded specialty and infusion pharmacy organization. Option Care was acquired by Walgreens in September 2007. Prior to joining Option Care, from March 2003 to April 2005, Mr. Cichy was Director of New Product Planning for Caremark, Inc., a pharmacy benefit management and specialty pharmacy company. Mr. Cichy currently serves as a director of Compliance Meds Technologies, a privately held health service technology company. Mr. Cichy graduated from the University of North Carolina with a Bachelors of Science.

We believe Mr. Cichy is well-qualified to serve as a member of the board due to his public company experience, business leadership and contacts, sales, marketing and business development experience and operational experience in the specialty pharmacy and infusion pharmacy markets.

John J. Delucca has served as a director since June 2013. Since 2004, Mr. Delucca has served as the President of Atlantic & Gulf, Limited, LLC, an investment and consulting company. Prior to founding Atlantic & Gulf, he served as Executive Vice President and Chief Financial Officer of Rel Consultancy Group, a private financial consulting group, from 2003 to 2004. From 1998 to 2002, Mr. Delucca served as the Executive Vice President of Finance and Administration and Chief Financial Officer of Coty, Inc., a global cosmetics and fragrance company. Prior to joining Coty, from 1993 to 1998, he served as Senior Vice President and Treasurer of RJR Nabisco, Inc., a tobacco sales and food processing conglomerate. Mr. Delucca currently serves on the boards of directors of Endo Health Solutions, Inc., a U.S.-based, publicly traded, specialty healthcare solutions company focused on branded and generic pharmaceuticals, devices and services, and of the Elliott Company, a corporation specializing in industrial turbines and equipment and power generation. He previously served on the boards of directors of the following companies: Elster Group SE, ITC Deltacom, Tier Technologies, Inc., British Energy, PLC, and Enzo Biochem, Inc. Mr. Delucca graduated from Bloomfield College with a degree in Business Administration and from Fairleigh-Dickinson University School of Graduate Studies with a Master’s in Business Administration.

We believe Mr. Delucca is well-qualified to serve as a member of the board due to his public company experience, business leadership and contacts, corporate finance, mergers and acquisitions and financial operations experience in a broad range of industries.

Jeffrey A. Rein has served as a director since February 2013. In October 2008, Mr. Rein retired as Chairman and Chief Executive Officer of Walgreens Co., the world’s largest drug store chain, positions which he had held since 2007. Prior to being appointed as Chairman and Chief Executive Officer, he held a variety of positions with Walgreens, where he started his career as an assistant manager in 1982 and was promoted to store manager in 1984, district manager in 1990, divisional Vice President and Treasurer in 1996 and Vice President of Marketing Systems and Services in 2000. Mr. Rein was appointed executive vice president of marketing in 2001 and promoted to president and chief operating officer in 2003. In 2006, he became chief executive officer and was named chairman in 2007. Mr. Rein presently serves as an independent director of Meijer, Inc., a privately held general merchandise, grocery and health and beauty aid retail chain. He graduated from the University of Arizona with Bachelors of Science degrees in Accounting and Pharmacy.

We believe Mr. Rein is well-qualified to serve as a member of the board due to his public company experience, business leadership and contacts, and operational experience in the retail pharmacy, specialty pharmacy and infusion pharmacy markets.

Robert G. Savage has served as a director since March 2013. Mr. Savage served as Group Vice President and President — General Therapeutics & Inflammation Business of Pharmacia Corporation from 2002 until its acquisition by Pfizer, Inc. in 2003. From 1996 through 2001, Mr. Savage was employed by Johnson & Johnson in a variety of roles, most recently as Worldwide Chairman of Johnson & Johnson’s Pharmaceutical Group. From 1985 to 1996, he was employed by Roche Holding AG in a variety of senior marketing, business development and operations positions, including as Vice President — Marketing, Hoffman-La Roche, Inc. He is currently a director of The Medicines Company, a publicly traded pharmaceutical developer that provides medical solutions for patients in acute and intensive care hospitals worldwide. Mr. Savage was a member of the Board of Directors of Noven Pharmaceuticals, Inc. from 2004 until 2009 when the company was sold to Hisamitsu Pharmaceuticals Company, EpiCept Corporation from 2004 until 2013 when it merged with Immune Pharmaceuticals Inc., and Savient Pharmaceuticals, Inc. from 2012 to 2013 when it was acquired by Crealta Pharmaceuticals. Mr. Savage has been the President of Strategic Imagery LLC, a pharmaceutical consultancy, since 2003. He received a Bachelors of Science in biology from Upsala College and an MBA from Rutgers University.

We believe Mr. Savage is well-qualified to serve as a member of the board due to his public company experience, business leadership and contacts, and operational experience in the pharmaceutical manufacturing and development markets.

Howard I. Schwartz, M.D. has served as a director since February 2013. Since January 2013, Dr. Schwartz has served as Chief Medical Officer of QPS Holdings, and President of QPS MRA, its subsidiary. QPS is a US-based, international GLP/GCP-compliant contract research organization (CRO) supporting discovery, preclinical and clinical drug development. Prior to its sale to QPS, Dr. Schwartz was the

Chief Executive Officer and Medical Director of Miami Research Associates, Inc., a privately held multi-specialty clinical research organization, a position he held from its founding in 1996. In addition, since 1989, he has been in the private practice of gastroenterology and internal medicine. Dr. Schwartz is a board certified gastroenterologist. He graduated from the University of Miami School of Medicine with his medical degree.

We believe Dr. Schwartz is well-qualified to serve as a member of the board due to his business leadership and contacts, specialty pharmaceutical development knowledge, operational experience in chronic disease management and treatment and the clinical aspects of specialty pharmaceutical development.

Employees

We have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. We do not intend to have any full time employees prior to the consummation of the Business Combination.

Legal Proceedings

There are no legal proceedings pending against us.

Corporate Governance

Director Independence

Our board of directors has determined that Messrs. Deluca, Rein, Savage and Dr. Schwartz are “independent directors” as such term is defined in Rule 10A-3 of the Exchange Act and the NASDAQ listing standards.

Board of Directors and Committees

Our board currently has three committees, consisting of an audit committee, a compensation committee and a nominating committee. During the fiscal year ended December 31, 2013, our board of directors held six meetings. All of our directors attended at least 75% of the board meetings and their respective committee meetings. The Company does not have a policy regarding director attendance at annual meetings, but encourages the directors to attend all meetings.

Audit Committee

Effective July 2013, we established an audit committee of the board of directors, which consists of John J. Delucca, Jeffrey A. Rein and Robert G. Savage, each of whom is an independent director. During the fiscal year ended December 31, 2013, the audit committee met twice.

The audit committee’s duties, which are specified in our audit committee charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of the independent auditor;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and
•	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Audit Committee Financial Expert

Our audit committee is composed exclusively of “independent directors” who are “financially literate,” as defined under the listing standards of NASDAQ. In addition, we must certify to NASDAQ that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that John J. Delucca qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee

Effective July 2013, we established a nominating committee of the board of directors, which consists of Jeffrey A. Rein, John J. Delucca and Howard I. Schwartz, each of whom is an independent director. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others. During the fiscal year ended December 31, the nominating committee did not meet.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in our nominating committee charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;
•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

Compensation Committee

Effective July 2013, we established a compensation committee of the board of directors, which consists of Robert G. Savage, John J. Delucca and Howard I. Schwartz. Upon consummation of our Initial Business Combination, the compensation committee will determine the goals and objectives, and make determinations regarding the salary and incentives for the chief executive officer, approve salaries and incentives for other executive officers, administer our incentive compensation plans and make recommendations to the board of directors and senior management regarding our compensation programs, including an assessment of the risks associated with such programs. Our compensation committee did not meet during fiscal year 2013.

Code of Ethics

In July 2013, our board of directors adopted a code of ethics that applies to directors, officers, and employees of ours and of any subsidiaries we may have in the future (including our principal executive officer, our principal financial officer, our principal accounting officer or controller, and persons performing similar functions). We will provide, without charge, upon request, copies of our code of ethics. Requests for copies of our code of ethics should be sent in writing to MergeWorthRx Corp., 3123 McDonald Street, Miami, Florida 33133.

Executive Compensation

Compensation Discussion and Analysis

No executive officer has received any cash compensation for services rendered to us. No compensation or fees of any kind, including finder’s, consulting fees and other similar fees, will be paid to our sponsors, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of our Initial Business Combination (regardless of the type of transaction that it is). They will, however, receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us. As of September 30, 2014, we have reimbursed our executive officers an aggregate of approximately $70,000 for their out-of-pocket expenses.

After our Initial Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider our Initial Business Combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

Since our formation, we have not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of our executive officers or directors.

Compensation Committee Interlocks and Insider Participation

During 2013, none of the members of our compensation committee was a current or former employee of our Company. None of the members of our compensation committee had a direct or indirect material interest in any related-party transaction involving our company.

No interlocking relationships exist between our board of directors or our compensation committee and the board of directors or the compensation committee of any other entity. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or our compensation committee.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on that review and discussion, the compensation committee has recommended that the Compensation Discussion and Analysis be included in this proxy statement/prospectus.

Respectfully submitted,

John J. Delucca
Robert G. Savage
Howard I. Schwartz, M.D.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten percent stockholders are required by regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of such reports received by us and written representations from certain reporting persons that no Form 5s were required for those persons, we believe that, during the fiscal year ended December 31, 2013, all reports required to be filed by our officers, directors and persons who own more than ten percent of a registered class of our equity securities were filed on a timely basis.

Audit Committee Matters

Audit Committee Report

The Company’s audit committee reviewed with management and Marcum LLP (“Marcum”) the results of the 2013 audit, including the audited financial statements. The audit committee reviewed the requirements of the audit committee charter previously adopted and the reports required to be disclosed to the audit committee. The audit committee discussed with Marcum the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board. Marcum representatives reviewed the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended, regarding independence of public accountants with the audit committee and presented their Report on Auditor Independence regarding that matter to the audit committee. The audit committee has determined that Marcum was independent of the Company. The audit committee also discussed with management and Marcum the quality and adequacy of the Company’s internal control over financial reporting and disclosure controls and procedures and internal audit organization, responsibilities, budget, staffing and identification of audit risks.

The audit committee reviewed and discussed with management and Marcum a draft of the Annual Report on Form 10-K and the audited financial statements for the year ended December 31, 2013. Management has the responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls and procedures. The external auditor is responsible for examining the financial statements and expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. Based on its review of all of the above and on discussions with management and the external auditor, the audit committee recommended to the board of directors that MWRX’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Respectfully submitted,

John J. Delucca,
Jeffrey A. Rein
Robert G. Savage

Fees and Services

The firm of Marcum LLP acts as our independent registered public accounting firm. The following is a summary of fees paid to Marcum LLP for services rendered.

Audit Fees

During the period from January 22, 2013 (inception) through December 31, 2013, audit fees for our independent registered public accounting firm were $60,000.

Audit-Related Fees

We did not receive audit-related services that are not reported as audit fees for the period from January 22, 2013 (inception) through December 31, 2013.

Tax Fees

During the period from January 22, 2013 (inception) through December 31, 2013, our independent registered public accounting firm did not render any fees for tax services to us. However, such firm will provide tax services to us as, and when, required.

All Other Fees

During the period from January 22, 2013 (inception) through December 31, 2013, there were no fees billed for services provided by our independent registered public accounting firm other than those set forth above.

Audit Committee Approval

Since our audit committee was not formed until July 2013, the audit committee did not pre-approve any the foregoing services prior to such date, although any services rendered prior to the formation of our audit committee were reviewed and ratified. Our audit committee pre-approved all the foregoing services subsequent to such date. In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before we engage our independent registered public accounting firm to render audit or non-audit services on a going-forward basis, the engagement will be approved by our audit committee.

Periodic Reporting and Audited Financial Statements

We have registered our common stock under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly, and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports on Form 10-K contain financial statements audited and reported on by our independent registered public accounting firm. Our website address is http://www.mergeworthrx.com/. Our reports filed with the SEC can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov which contains the registration statements, reports, proxy and information statements and information regarding issuers that file electronically with the SEC. All of our SEC filings are also available on our website at http://www.mergeworthrx.com/ir/filings.php, as soon as reasonably practicable after having been electronically filed or furnished to the SEC. We will provide electronic or paper copies of such materials free of charge upon request.

We are currently required to comply with the internal controls requirements of the Sarbanes-Oxley Act. However, AeroCare may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of the combined entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination.

MWRX MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of MWRX included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “MWRX Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to MergeWorthRx Corp.

Overview

We are a blank check company, formed on January 22, 2013, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. We have focused our efforts to identify a prospective target business in the healthcare industry, with specific focus on the specialty pharmacy, infusion pharmacy and/or drug distribution sectors based in the United States. However, we are not limited to a particular geographic region or business industry or section and may pursue opportunities in any location or business sector or industry that we believe is attractive.

In July 2013, we consummated our initial public offering of 7,590,000 shares of common stock for an offering price of $8.00 per share, generating gross proceeds of $60,720,000. Concurrently therewith, we issued an aggregate of 713,450 sponsor shares in a private placement to our sponsors and their designees at a price of $8.00 per share, generating gross proceeds of $5,707,600.

We deposited substantially all of the net proceeds of these sales, or $63,452,400, into a trust account at UBS Financial Services, Inc. maintained by Continental Stock Transfer & Trust Company acting as the trustee. Except as described in the final prospectus relating to the initial public offering, these proceeds will not be released until the earlier of the completion of a business combination or our redemption of 100% of the outstanding public shares of common stock upon the failure to consummate a business combination on or before December 26, 2014. As of September 30, 2014, a total of $63,452,938 was held in the trust account, or $8.36 per share.

Results of Operations

Our entire activity from inception through the closing of the initial public offering on July 2, 2013, was in preparation for the initial public offering. Since the initial public offering, our activity has been limited to the evaluation of business combination candidates, and we will not generate any operating revenues until the closing and completion of an initial business combination. We have generated and expect to continue to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income has not been and is not expected to be significant in view of low interest rates on risk-free investments (U.S. Treasury securities). We have incurred and expect to continue to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with the Business Combination.

For the three and nine months ended September 30, 2014, we had net losses of approximately $178,411 and $341,919 respectively, compared to $75,262 and $83,750 during the three months ended September 30, 2013 and the period from January 22, 2013 (inception) through September 30, 2013, respectively. Net loss during the three and nine months ended September 30, 2014 mainly consists of expenses incurred in connection with the evaluation of Business Combination candidates and operating costs. Net loss for the three and nine months ended September 30, 2013 mainly consists of public company expenses, including filing fees, directors and officers insurance, and legal and professional fees.

Liquidity and Capital Resources

We presently have no revenue and have had losses since inception. We have relied upon the sale of our securities and loans from our officers and directors to fund our operations.

As of September 30, 2014, we have cash and cash equivalents of $22,330 available for working capital and $63,452,938 of cash held in trust, including interest.

Prior to the consummation of our initial Business Combination, we will have available to us the $22,330 of proceeds held outside the trust account (as of September 30, 2014) and all interest income on the balance of the trust account (less amounts released to us to pay taxes or dissolution expenses) that will be released to us to fund our working capital requirements. Should this amount be insufficient, we may need to raise additional capital through loans or additional investments from our initial shareholders, officers, directors, or third parties. None of the initial shareholders, officers or directors is under any obligation to advance funds to, or invest in, us. We may not have sufficient funds to allow us to operate until December 26, 2014, which is the date we are required to liquidate, assuming that a Business Combination is not consummated during that time.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less interest released to us for working capital purposes or to pay taxes and advisor fees) to consummate the Business Combination. We may use all interest earned on the trust account for purposes of working capital and to pay taxes and dissolution expenses. To the extent that our capital stock or debt is used, in whole or in part, as consideration to consummate an initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue growth strategies.

As stated above, in order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our initial stockholders, officers and directors may, but are not obligated to, loan us funds as may be required. If we consummate an initial business combination, we would repay such loaned amounts. In the event that we do not consummate an initial business combination, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from the trust account would be used for such repayment, other than the interest income earned on such proceeds.

On September 3, 2014, the Company’s President and Chief Operating Officer advanced $100,030 for merger transaction-related costs directly to a vendor on the Company’s behalf. The advance is non-interest bearing, unsecured and due upon the successful completion of the Merger.

We may need to raise additional funds in order to meet the expenditures required for operating our business. Due to the costs of undertaking in-depth due diligence, regulatory compliance, and negotiating potential initial business combinations, we may have insufficient funds available to operate our business prior to our initial business combination and borrowing additional funds for working capital from our officers and directors. Moreover, we may need to obtain additional financing either to consummate our initial business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with and contemporaneous with such business combination. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of our initial business combination. In the current economic environment, it has become especially difficult to obtain acquisition financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2014.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

Critical Accounting Policies and Estimates

Our financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. In preparing these financial statements, we make assumptions, judgments and estimates that can have a significant impact on amounts reported in the financial statements. We base these assumptions, judgments and estimates on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. We evaluate these assumptions, judgments and estimates on a regular basis and make changes accordingly. We believe that, of the significant accounting policies discussed in Note 2 to the financial statements appearing elsewhere in this proxy statement/prospectus, the following accounting policies require the most difficult, subjective and/or complex judgments:

Redeemable Securities

We account for redeemable common stock in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480-10-S99-3A, “Classification and Measurement of Redeemable Securities,” which provides that securities that are optionally redeemable by the holder for cash or other assets are classified outside of permanent equity in temporary equity.

Fair Value Measurement

We adopted FASB ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing U.S. GAAP that requires the use of fair value measurements, which establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

Recent Accounting Pronouncements

We do not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

INFORMATION ABOUT AEROCARE

Unless otherwise stated, references in this section to “AeroCare,” the “Company,” “we,” “us” or “our” generally refer to AeroCare Holdings, Inc. and its consolidated subsidiaries.

General

AeroCare Holdings Inc., together with its subsidiaries (“AeroCare”), is a leading provider of oxygen, respiratory and other chronic therapy services to patients in the home. AeroCare’s customers typically suffer from chronic obstructive pulmonary disease (“COPD”), such as emphysema, chronic bronchitis or asthma, and require supplemental oxygen, respiratory and other chronic therapy services in order to alleviate the symptoms and discomfort of respiratory dysfunction. AeroCare also provides sleep apnea devices, including CPAP/bi-level devices to individuals suffering from obstructive sleep apnea (“OSA”). AeroCare currently serves more than 150,000 patients in 20 U.S. states through 176 locations. AeroCare Holdings Inc. was incorporated in Delaware in 2002. AeroCare’s principal executive offices are located at 3325 Bartlett Blvd., Orlando, Florida, 32811.

Industry Overview

According to a recent report from Research and Markets, the global COPD market is approximately $11 billion with the U.S. accounting for well over half of the global market. A recent KOL Insight and Consensus Outlook report forecasts COPD market growth in excess of 7% annually over the next five years. Growth in the home respiratory market is driven by increases in the number of persons afflicted with COPD, demographic factors that contribute to an increase in the proportion of the U.S. population over the age of 65 years, and the continued trend toward treatment of patients in the home as a lower cost alternative to the acute care setting. According to the Centers of Disease Control and Prevention (“CDC”), COPD is the third leading cause of death in U.S. (143,000 deaths in 2011) and is the only chronic disease growing in mortality. According to a Frost & Sullivan research report, over 15 million people in the U.S. are currently diagnosed with COPD, with less than three million Medicare beneficiaries on service and another 12 million Americans undiagnosed or in the process of developing COPD.

Sleep Apnea is one of the most common sleep disorders. According to the CDC, approximately 70 million Americans are affected by chronic sleep disorders. The American Sleep Apnea Association estimates that approximately 22 million Americans currently suffer from OSA with another 10 million estimated OSA cases still undiagnosed. OSA occurs when the airway temporarily collapses during sleep, preventing or restricting breathing for up to ten seconds or more. According to a recent MarketsandMarkets report, the U.S. OSA market is estimated at approximately $3.0 billion with sleep therapy/apnea expected to see high growth in the coming years (estimated at 15% – 20%), driven by an increasing awareness of the symptoms and risks of sleep apnea.

Business Strategy

AeroCare’s strategy is to increase its market share through a combination of internal growth and strategic business acquisitions. AeroCare achieves internal growth in existing geographic markets through the addition of new customers and referral sources to its network of local locations. In addition, AeroCare expands into new geographic markets on a selective basis, either through acquisitions or by opening new operating centers, when it believes such expansion will enhance its business. Each member of AeroCare’s integration team has an average of over twenty years of experience, which facilitates the integration of AeroCare’s acquisitions. In the year ended December 31, 2013, AeroCare acquired 27 companies with operations in 13 states generating annual revenue of approximately $43 million.

AeroCare’s revenue growth is dependent upon the overall growth rate of the home respiratory and sleep apnea markets and on AeroCare’s ability to increase market share through effective delivery of high quality equipment and services and selective business acquisitions. Continued cost containment efforts by government and private insurance reimbursement programs have created an increasingly competitive environment, accelerating consolidation trends within the home health care industry.

AeroCare will continue its focus on providing oxygen, respiratory and other chronic therapy services to patients in the home and to provide home medical equipment and other services where it believes such services will enhance its primary business. In the year ended December 31, 2013, oxygen, respiratory and other chronic therapy services accounted for approximately 96% of AeroCare’s net revenues.

Products and Services

AeroCare primarily provides oxygen, respiratory and other chronic therapy services to patients in the home. AeroCare also provides a variety of durable medical equipment (“DME”). When a physician, hospital discharge planner, or other source refers a patient to one of AeroCare’s locations, its customer service representative obtains the necessary medical and insurance coverage information and assignment of benefits to AeroCare, and coordinates the delivery of patient care. The prescribed therapy is delivered by one of AeroCare’s service representatives or clinicians at the customer’s home, where instruction and training are provided to the customer and the customer’s family regarding appropriate equipment use and maintenance and compliance with the prescribed therapy. Following the initial setup, AeroCare’s service representatives and/or clinicians make periodic visits to the customer’s home, the frequency of which is dictated by the type of therapy prescribed and physician orders. All services and equipment provided by AeroCare are coordinated with the prescribing physician. During the period that AeroCare provides services and equipment for a customer, the customer remains under the physician’s care and medical supervision. AeroCare employs a highly trained clinical staff of more than 140 respiratory care professionals, including home respiratory therapists, nurses and other qualified clinicians who provide direct patient care, monitoring and 24-hour support services under physician-directed treatment plans in accordance with our proprietary acuity programs.

The principal products and services provided by AeroCare are:

Home Oxygen Equipment.  The major types of oxygen delivery equipment are oxygen concentrators and liquid oxygen systems. Each method of delivery has different characteristics that make it more or less suitable to specific customer applications.

•	Oxygen concentrators are stationary units that provide a continuous flow of oxygen by filtering ordinary room air. Customers most commonly use concentrators as their primary source of stationary oxygen. These systems are often supplemented with portable gaseous oxygen cylinders or liquid oxygen systems to meet the ambulatory or emergency needs of the customer.
•	Liquid oxygen systems are thermally insulated containers of liquid oxygen, generally consisting of a stationary unit and a portable unit, which are most commonly used by customers with significant ambulatory requirements.

Other Respiratory Therapies.  Other respiratory and chronic therapy services offered by AeroCare include the following:

•	Nebulizers and associated respiratory medications provide aerosol therapy for customers suffering from COPD and asthma.
•	Continuous and Bi Level positive airway pressure devices maintain open airways in customers suffering from obstructive sleep apnea by providing airflow at prescribed pressures during sleep.
•	Non-invasive ventilation provides nocturnal ventilatory support for customers with neuromuscular disease and COPD. This therapy improves daytime function and decreases incidence of acute illness.
•	Ventilators support respiratory function in severe cases of respiratory failure where the customer can no longer sustain the mechanics of breathing without the assistance of a machine.

AeroCare also supplies home medical equipment, such as hospital beds, wheelchairs and other supplies that may be required by our customers.

Company Operations

Management.  While AeroCare maintains a central corporate office, it emphasizes a decentralized approach to management through its local business operations. Decentralization of managerial decision-making enables AeroCare’s operating centers to respond promptly and effectively to local market demands and opportunities. AeroCare believes that the personalized nature of customer requirements and referral relationships characteristic of the home health care business mandate that it maintain a localized operating structure.

Each of AeroCare’s locations is managed by a location manager who is responsible and accountable for the operating and financial performance of the center. Service and marketing functions are performed at the local operating level, while strategic development, financial control and operating policies are administered at the corporate level. Reporting mechanisms are in place at the operating center level to monitor performance and ensure field accountability.

A team of regional managers directly supervises individual operating center managers, serving as an additional mechanism for assessing and improving performance of AeroCare’s operations. AeroCare’s locations are served by regional billing centers, which control all of its billing and reimbursement functions.

MIS Systems.  AeroCare believes that its proprietary management information systems integrated with its primary billing software is one of its key competitive advantages. The systems provide management with critical information on a timely basis to measure and evaluate performance levels company-wide. Management reviews monthly reports, including revenues and expenses by location and employer, accounts receivable and cash collection performance, equipment controls and utilization, customer activity and manpower trends. AeroCare has an in-house staff of technology experts that maintain the integration between its primary software vendor, other software companies and its internal management and reporting of data, which enables AeroCare to continually enhance its system of managing data in order to provide timely financial and operational information and to respond promptly to changes in reimbursement regulations and policies.

AeroCare’s billing system has both manual and computerized functions and processes that are designed to maintain the integrity of revenue and accounts receivable. Third-party payors, such as Medicare, that can accommodate electronic claims submission are billed electronically on a daily basis from AeroCare’s central computer system. Paper claims and invoices are generated and billed to various state Medicaid agencies, other health care entities, commercial payors and individual customers when electronic billing is unavailable. However, less than 2% of AeroCare’s billing is done manually. Electronic billing expedites the billing process and generally allows AeroCare to receive payment more quickly. The medical billing process requires the collection of various paper documents from customers and referral sources. Information, such as customer demographics, insurance coverage and verification, prescriptions from physicians, physician notes justifying medical necessity, delivery receipts, billing authorizations and assignments of benefits to AeroCare, is gathered at the local locations and forwarded to its regional billing offices for review and manual input into its billing system. Item codes within the system representing specific products supplied to customers are matched against the Healthcare Common Procedure Coding System (“HCPCS”) for verification and accuracy of billing codes. Price tables within the system containing expected allowable payment amounts are maintained and updated by AeroCare based on published Medicare and Medicaid fee schedules and bulletins, as well as contracts and supplier notifications from private insurance companies.

Accounts Receivable Management.  AeroCare derives a substantial majority of its revenue from reimbursement by third-party payors. AeroCare accepts assignment of insurance benefits from customers and, in most instances, invoice and collect payments directly from Medicare, Medicaid and private insurance carriers, as well as from customers under co-payment provisions. The following table sets forth, for the periods indicated, the percentage of AeroCare’s revenues derived from different types of payors.

	Nine Months Ended September 30, 2014	Year Ended December 31,
Payors		2013	2012	2011
Medicare	54%	59%	62%	62%
Private insurance, including Medicare Advantage plans	37%	33%	31%	29%
Medicaid	5%	5%	5%	6%
Direct payment	4%	3%	2%	3%
	100%	100%	100%	100%

Third-party reimbursement is a complicated process that involves submission of claims to multiple payors, each having its own specific claim requirements. To operate effectively in this environment, AeroCare has designed and implemented a proprietary computer system to decrease the time required for the submission and processing of third-party claims. AeroCare’s systems are capable of tailoring the submission of claims to the specifications of individual payors. AeroCare’s in-house information system capabilities also enable reimbursement or regulatory changes to be adjusted quickly. These features serve to decrease the processing time of claims for payment resulting in more rapid collection of accounts receivable.

It is AeroCare’s policy to verify insurance benefits with the responsible third-party payor before or within 48 hours of delivery of products to customers. Medicare beneficiaries provide AeroCare’s service representatives with a Medicare identification card containing the beneficiary’s Health Identification Control Number (“HICN”) at the time of customer setup and delivery. The existence of an HICN indicates the beneficiary’s eligibility to receive benefits under the Medicare program for covered services. Medicare benefits are then verified with the applicable Medicare intermediaries.

Medicare and most other government and commercial payors that provide coverage to AeroCare’s customers include a 20 percent co-payment provision in addition to a nominal deductible. Co-payments are generally not collected at the time of service and are invoiced to the customer or applicable secondary payor (supplemental providers of insurance coverage) on a monthly billing cycle as products are provided. A majority of our customers maintain, or are entitled to, secondary or supplemental insurance benefits providing “gap” coverage of this co-payment amount. In the event coverage is denied by the third-party payor, the customer may ultimately be responsible for all services rendered by AeroCare.

Sales and Marketing

Sales activities are generally carried out by AeroCare’s full-time sales representatives located at its locations with assistance from AeroCare’s location, regional and sales managers. In addition to communicating the high quality of its equipment and services, AeroCare’s sales representatives are trained to provide information concerning the benefits of home respiratory care. Sales representatives may be licensed respiratory therapists who are highly knowledgeable in the provision of supplemental oxygen, respiratory and other chronic therapies.

AeroCare primarily acquires new customers through referrals. Its principal sources of referrals are physicians, hospital discharge planners, prepaid health plans and clinical case managers. AeroCare’s sales representatives maintain continual contact with these medical professionals.

AeroCare’s referral sources recognize its reputation for providing high-quality equipment and service and have historically provided a steady flow of customers. While AeroCare views its referral sources as fundamental to its business, no single referral source accounts for more than one percent of its revenues. AeroCare has more than 150,000 active customers, and the loss of any single referral source, customer or group of customers would not materially impact its business.

New Locations

AeroCare opened five new hub branches or smaller satellites around existing coverage (“Branch Openings”) in the year ended December 31, 2013. AeroCare had six branch openings in the year ended December 31, 2012. In the nine months ended September 30, 2014, AeroCare had 2 new branch openings. In the nine months ended September 30, 2014, AeroCare acquired 4 companies. AeroCare’s Branch Openings historically have relatively minimal start-up costs and achieve branch-level profitability within 18 to 24 months. AeroCare uses Branch Openings as a growth strategy when it identifies an opportunity to attract highly trained managers and salespeople, allowing for significant ramp-up in performance, or in instances where a new satellite branch can become profitable from an existing patient base already being served by a hub branch.

Acquisitions

AeroCare acquired 23 companies in the year ended December 31, 2013, with operations in 13 states generating annual revenue of approximately $43 million. AeroCare acquired three companies in the year ended December 31, 2012, with annual revenue of approximately $3 million. The aggregate purchase price for these acquisitions was $27 million and $2 million in 2013 and 2012, respectively. Through September 30, 2014, AeroCare has acquired four companies for total purchase consideration of $1,660,000. Growth through selected acquisitions continues to be a strategy of AeroCare and each member of AeroCare’s integration team possesses an average of over twenty years experience in this area. AeroCare’s centralized back-office operations provides AeroCare’s newly acquired companies the opportunity to focus on relationship building and reliable patient service by consolidating some of their back-office operations.

Quality Control

AeroCare is committed to providing high-quality products and services. AeroCare’s quality control procedures and training programs are designed to promote greater responsiveness and sensitivity to individual customer needs and to assure the highest level of quality and convenience to the customer and the referring physician. Licensed respiratory therapists, registered nurses and other employed clinicians provide professional health care support to AeroCare’s customers and enhance its efforts to provide effective disease management services.

Suppliers

AeroCare purchases oxygen and other medical equipment from a variety of suppliers. AeroCare is not dependent upon any single supplier and believe that its product needs can be met by an adequate number of qualified manufacturers.

Competition

The home respiratory market is a fragmented and highly competitive industry that is served by AeroCare, other large and both national and regional providers and, by our estimate, over 2,000 local providers. It is estimated that over 90% of the home respiratory/DME providers in the U.S. generate annual revenue less than $10 million.

Home respiratory companies compete primarily on the basis of service, not pricing, since uniform reimbursement levels are established by fee schedules promulgated by Medicare and Medicaid or by the individual determinations of private insurance companies. Furthermore, marketing efforts by home respiratory companies are typically directed toward referral sources that generally do not share financial responsibility for the payment of services provided to customers. The relationships between a home respiratory company and its customers and referral sources are highly personal. There is no compelling incentive for either physicians or the patients to alter the relationship, so long as the home respiratory company is providing responsive, professional and high-quality service.

AeroCare is a leading provider of oxygen, respiratory and other chronic therapy services to patients in the home. AeroCare has positioned itself as one of the top 10 providers in the U.S. and continues to increase its market share through effective delivery of high quality equipment and services and selective business acquisitions. The home respiratory market is a fragmented and highly competitive industry that is served by AeroCare, other large national and regional providers and, by numerous local providers. AeroCare believes that its experienced integration team, expansion identification strategy, experienced and tenured sales force and integrated back office operations all contribute to a sustainable competitive advantage.

Government Regulation

The federal government and all states in which AeroCare currently operates regulate various aspects of AeroCare’s business. In particular, AeroCare’s operating centers are subject to federal laws that regulate the repackaging of drugs (including oxygen) and interstate motor-carrier transportation. AeroCare’s operations also are subject to state laws governing, among other things, pharmacies, nursing services, distribution of medical equipment and certain types of home health activities. Certain of its employees are subject to state laws and regulations governing the ethics and professional practice of respiratory therapy, pharmacy and nursing.

As a health care provider, AeroCare is subject to extensive government regulation, including numerous laws directed at preventing fraud and abuse and laws regulating reimbursement under various government programs. AeroCare is required to be accredited by an approved agency and is currently accredited by ACHC. Additionally, AeroCare is subject to various regulations and licencing requirements in each state in which it operates its business in. AeroCare’s Medicare and Medicaid claims are also subject to review including by CMS contractors. The marketing, billing, documenting and other practices of health care companies are all subject to government scrutiny. To ensure compliance with Medicare, Medicaid and other regulations, regional health insurance carriers and state agencies often conduct audits and request customer records and other documents to support AeroCare’s claims submitted for payment of services rendered to customers. Similarly, government agencies periodically open investigations and obtain information from health care providers pursuant to the legal process. Violations of federal and state regulations can result in severe criminal, civil and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs, which could have a material adverse effect on AeroCare’s business.

Numerous federal and state laws and regulations, including the Federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”), govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information. As part of AeroCare’s provision of, and billing for, health care equipment and services, AeroCare is required to collect and maintain patient-identifiable health information. New health information standards, whether implemented pursuant to HIPAA, the HITECH Act, congressional action or otherwise, could have a significant effect on the manner in which AeroCare handles health care related data and communicate with payors, and the cost of complying with these standards could be significant. If AeroCare does not comply with existing or new laws and regulations related to patient health information, it could be subject to criminal or civil sanctions.

Health care is an area of rapid regulatory change. Changes in the laws and regulations and new interpretations of existing laws and regulations may affect permissible activities, the relative costs associated with doing business, and reimbursement amounts paid by federal, state and other third-party payors. AeroCare cannot predict the future of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations, or possible changes in national health care policies. Future legislative and regulatory changes could have a material adverse effect on AeroCare’s business.

Medicare Reimbursement

As a provider of home oxygen, respiratory and other chronic therapy services to the home health care market, AeroCare participates in Medicare Part B, the Supplementary Medical Insurance Program, which was established by the Social Security Act of 1965. Providers of home oxygen and other respiratory therapy services have historically been heavily dependent on Medicare reimbursement due to the high proportion of elderly persons suffering from respiratory disease. Durable medical equipment (“DME”), including oxygen equipment, is traditionally reimbursed by Medicare based on fixed fee schedules.

Recent legislation, including the Patient Protection and Affordable Care Act (“PPACA”), the Medicare Improvements for Patients and Providers Act of 2008 (“MIPPA”), the Medicare, Medicaid and SCHIP Extension Act of 2007 (“SCHIP Extension Act”), the Deficit Reduction Act of 2005 (“DRA”) and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“MMA”), contain provisions that directly impact reimbursement for the primary respiratory and other DME products provided by AeroCare. PPACA, as amended, is a comprehensive health care reform law that contains a large number of health-related provisions to take effect over the next several years, including various cost containment and program integrity changes that will apply to the home medical equipment industry. MIPPA delayed the implementation of a Medicare competitive bidding program for oxygen equipment and certain other DME items that was scheduled to begin on July 1, 2008, and instituted a 9.5% price reduction nationwide for these items as of January 1, 2009. The SCHIP Extension Act reduced Medicare reimbursement amounts for covered Part B drugs, including inhalation drugs that we provide, beginning April 1, 2008. DRA provisions negatively impacted reimbursement for oxygen equipment beginning in 2009 through the implementation of a capped rental arrangement. MMA changed the pricing formulas used to establish payment rates for inhalation drug therapies resulting in significantly reduced reimbursement beginning in 2005, established a competitive acquisition program for DME, established a Recovery Audit Contractors (“RAC”) program, which implemented a new method for recovery of Medicare overpayments by utilizing private companies operating on a contingent fee basis to identify and recoup Medicare overpayments, and implemented quality standards and accreditation requirements for DME suppliers. These legislative provisions, as currently in effect and when fully implemented, have had and will continue to have a material adverse effect on our business, financial condition, operating results and cash flows.

PPACA was signed into law on March 23, 2010. Together with the Health Care and Education Reconciliation Act of 2010 (signed into law on March 30, 2010) which amended the statute, PPACA is a comprehensive health care law that is intended to expand access to health insurance, reform the health insurance market to provide additional consumer protections, and improve the health care delivery system to reduce costs and produce better outcomes through a combination of cost controls, subsidies and mandates. Among other things, PPACA:

(1)	Introduces a productivity adjustment factor that will be applied to Medicare price updates (covered item updates) for 2011 and each subsequent year. Specifically, Medicare payment amounts would be updated each year by the percentage increase in the consumer price index for all urban consumers (CPI-U) for the 12-month period ending with June of the previous year, reduced by a productivity adjustment (as projected by the Secretary of Health and Human Services). The application of the productivity adjustment may result in the covered item update being negative for a year, and may result in payment rates being less than such payment rates for the preceding year. The covered item update for Medicare items subject to the update and furnished in 2011, net of the productivity adjustment, was negative 0.1%. The net covered item update was 2.4% for 2012, 0.8% for 2013 and 1.0% for 2014.
(2)	Makes adjustments to the Medicare DME Competitive Acquisition Program (“competitive bidding”). PPACA expands the DME competitive bidding program from 79 markets under prior law to 100 markets. PPACA also adds a requirement to competitively bid all areas or use competitive bid information to set prices in all areas by 2016, effectively expanding the program to all geographic markets.
(3)	Makes important changes to key fraud and abuse statutes and increases funding for fraud and abuse enforcement. PPACA increases funding for program integrity initiatives, improves screening of providers and suppliers before and after granting Medicare billing privileges, and establishes new and enhanced penalties and procedures to deter fraud and abuse. PPACA also specifically adds a requirement that physician orders for covered items of DME must be written by a physician and must document that a physician, a physician assistant, a nurse practitioner or a clinical nurse specialist has had a face-to-face encounter (including through the use of telehealth) with the individual involved during the six-month period preceding such written order, or other reasonable timeframe as determined by the Secretary of Health and Human Services.

PPACA is a complex, sweeping health care reform law that will dramatically alter the structure of health insurance markets and the practice of medicine in the United States. Due to the complex nature of the legislation and the extended time period over which various provisions of the new law will be implemented (pursuant to yet unwritten regulations), we cannot predict at this time what effects PPACA and related regulations will have on our business in the future.

The MIPPA legislation imposed a 9.5% reduction in Medicare payment rates for certain specified product categories, including oxygen, effective January 1, 2009. In addition to the 9.5% reduction, the Centers for Medicare and Medicaid Services (“CMS”), as required by statute, subjected the monthly payment amount for stationary oxygen equipment to additional cuts of 2.3%, thereby reducing the monthly payment rate from $199.28 in 2008 to $175.79 in 2009. The monthly payment amount was reduced by 1.5% in 2010, to $173.17. We estimate that this reduction negatively impacted our revenues in 2010 by approximately $0.6 million when compared to the prior year period. The stationary oxygen payment rate for 2011 was increased to $173.31 per month, an increase of 0.1%, and was not material to AeroCare’s operating results in 2011. The stationary oxygen payment rate for 2012 was $176.06 per month, an increase of 1.6%. This increase favorably impacted our revenues in 2012 by approximately $0.8 million. The stationary oxygen payment rate for 2013 was $177.36 per month, an increase of 0.7%. This increase favorably impacted our revenues in 2013 by approximately $0.3 million. The stationary oxygen payment rate for 2014 has been established by CMS at $178.24 per month, an increase of 0.5%. We estimate that this increase will favorably impact our revenues in 2014 by approximately $0.3 million.

The SCHIP Extension Act, which became law on December 29, 2007, required CMS to adjust the methodology used to determine Medicare payment amounts for inhalation drugs by using volume-weighted average selling prices (“ASP”) based on actual sales volumes rather than average sales prices. CMS publishes payment rates for inhalation drugs each calendar quarter, representing the unit reimbursement rates in effect for inhalation drugs dispensed within that quarter. These payment rates may be subject to volatility as a result of the underlying ASP data used to determine the rates in effect each quarter. The quarterly ASP data published by CMS for inhalation drugs provided in 2012 and 2013 resulted in slight overall increases in the Medicare payment rates for inhalation drugs that positively impacted AeroCare’s annual net revenues by approximately $0.2 million and $0.1 million, respectively. Based upon the ASP payment rates published by CMS for the first quarter of 2014, and assuming no changes in the volume or mix of drugs that we currently dispense, we estimate that our annual net revenues will be favorably impacted by approximately $0.1 million in 2014 when compared with 2013. We cannot determine whether quarterly updates in ASP pricing data will result in future reductions in payment rates for inhalation drugs, or what impact such payment reductions could have on our business in the future.

Additionally, beginning in 2013, CMS began using 103% of Average Manufacturer Price (“AMP”) rather than 106% of ASP for a drug when ASP exceeds AMP by 5% for either two straight quarters or three of the past four quarters. The policy limits substitution of the price formula in a given quarter to only those drugs where ASP and AMP can be compared using the same set of national drug codes. We cannot determine at this time which, if any, inhalation drugs might meet the criteria established for substitution in a particular future quarter, nor the impact on payment rates for such drugs in the event that the AMP formula is utilized.

On February 1, 2006, Congress passed the DRA legislation which changed the reimbursement methodology for oxygen equipment from continuous monthly payment for as long as the equipment is in use by a Medicare beneficiary, which includes payment for oxygen contents, related disposable supplies and accessories and maintenance of equipment, to a capped rental arrangement whereby payment for oxygen equipment may not extend over a period of continuous use of longer than 36 months. Thereafter, the supplier must continue to furnish the equipment without additional rental payments until the end of the equipment’s 60-month useful life. Separate payments for oxygen contents continue to be made for the period of medical need beyond the 36th month. Additionally, payment for routine maintenance and service of an oxygen concentrator (but not gaseous or liquid oxygen equipment) may be made following each six-month period after the 36-month rental period ends. The oxygen provisions contained in DRA became effective on January 1, 2006. In the case of beneficiaries receiving oxygen equipment prior to the effective date, the 36-month period of continuous use began on January 1, 2006. Accordingly, the first month in which the new payment methodology impacted our net revenues was January 2009. We anticipate that these oxygen payment rules will continue to negatively affect our net revenues on an ongoing basis, as each month additional customers reach the 36-month capped service period, resulting in up to two or more years without rental income from these customers. During 2013, we estimate that our sequential net revenues were reduced as a result of additional customers reaching the payment cap by approximately $1.2 million when compared to the prior year period.

In December 2003, MMA was signed into law. The MMA legislation directly impacted reimbursement for the primary respiratory and other DME products that we provide. Among other things, MMA:

(1)	Established a competitive acquisition program for DME that was expected to commence in 2008, but was subsequently delayed by further legislation. MMA instructed CMS to establish and implement programs under which competitive acquisition areas would be established throughout the United States for purposes of awarding contracts for the furnishing of competitively priced items of DME, including oxygen equipment. The program was initially intended to be implemented in phases such that competition under the program would occur in nine of the largest metropolitan statistical areas (“MSAs”) in the first year and an additional 70 of the largest MSAs in a second, subsequent round of bidding. The second round was subsequently expanded to include 91 MSAs.

For each competitive acquisition area, CMS is required to conduct a competition under which providers submit bids to supply certain covered items of DME. Successful bidders are expected to meet certain program quality standards in order to be awarded a contract and only successful bidders can supply the covered items to Medicare beneficiaries in the acquisition area (there are, however, regulations in place that allow non-contracted providers to continue to provide equipment and services to their existing customers at the new prices determined through the bidding process). The contracts are expected to be re-bid at least every three years. CMS is required to award contracts to multiple entities submitting bids in each area for an item or service, but has the authority to limit the number of contractors in a competitive acquisition area to the number it determines to be necessary to meet projected demand.

CMS concluded the bidding process for the first round of MSAs in September 2007. However, in July 2008, Congress enacted the MIPPA legislation which retroactively delayed the implementation of competitive bidding and reduced Medicare prices nationwide by 9.5% beginning in 2009 for the product categories, including oxygen, that were initially included in competitive bidding.

In 2009, CMS reinstituted the bidding process in the nine largest MSA markets. Reimbursement rates from the re-bidding process were publicly released by CMS on June 30, 2010. CMS announced average savings of approximately 32% off the current payment rates in effect for the product categories included in competitive bidding. As of January 1, 2011, these payment rates were in effect in the nine markets only (Charlotte, Cincinnati, Cleveland, Dallas, Kansas City, Miami, Orlando, Pittsburgh and Riverside). AeroCare was offered contracts to provide oxygen equipment in just four of the nine markets, Dallas, Orlando, Charlotte and Miami, and we accepted and signed those contracts. AeroCare’s annual Medicare revenues from the product categories in the nine markets affected by competitive bidding were approximately $5.6 million at the time the program commenced.

On January 30, 2013, CMS announced new, lower Medicare pricing for the second round of competitive bidding effective July 1, 2013. CMS announced average savings of approximately 45% for the product categories included in Round 2. AeroCare’s Medicare revenues from the product categories in the 91 additional markets that are included in the second round of competitive bidding were approximately $26.5 million in 2012. The PPACA legislation requires CMS to expand competitive bidding further to additional geographic markets (certain markets may be excluded at the discretion of CMS) or to use competitive bid pricing information to adjust the payment amounts otherwise in effect for areas that are not competitive acquisition areas by January 1, 2016.

CMS is required by law to re-compete competitive bidding contracts at least once every three years. With the Round 1 rebid contracts expiring on December 31, 2013, new Round 1 re-compete contracts and pricing went into effect on January 1, 2014. Round 1 re-compete bidding occurred in the same nine Metropolitan Statistical Areas (MSAs) as the Round 1 rebid. CMS’ contract prices under the Round 1 re-compete averaged 37% below Medicare’s fee schedule rates for the six product categories. AeroCare’s Medicare revenues from the product categories in nine markets that are included in the Round 1 re-compete of competitive bidding were approximately $6.0 million in 2013.

We will continue to monitor developments regarding the implementation of the competitive bidding program. While we cannot predict the outcome of the competitive bidding program on our business when fully implemented nor the Medicare payment rates that will be in effect in future years for the items subjected to competitive bidding, it is likely that the program will materially adversely affect our financial position and operating results.

(2)	Established a Recovery Audit Contractors (“RAC”) program to identify and recoup Medicare overpayments from providers. Started in 2005 as a demonstration project by CMS, the RAC program was designed to test a new method for recovery of Medicare overpayments by utilizing private companies operating on a contingent fee basis to identify and recoup Medicare overpayments from providers. Section 302 of the Tax Relief and Health Care Act of 2006 made the program permanent and requires the Department of Health and Human Services to expand the program to all states. The RAC contractors are empowered to audit claims submitted by health care providers and to withhold future payments, including in cases where the reimbursement rules are unclear or subject to differing interpretations. This activity, as well as the activity of intermediaries and others involved in government reimbursement, may include changes in long-standing interpretations of reimbursement rules, which could have a material adverse effect on our future financial position and operating results.

In October 2008, CMS announced the establishment of new Zone Program Integrity Contractors (“ZPICs”), who are responsible for ensuring the integrity of all Medicare-related claims. The ZPICs assumed the responsibilities previously held by Medicare’s Program Safeguard Contractors (“PSCs”). Industry-wide, ZPIC audit activity increased substantially throughout 2010 and 2011 and that activity is expected to continue to increase for the foreseeable future as additional ZPICs become operational across the country. The industry trade associations are advocating for more standardized audit procedures, contractor transparency and consistency surrounding all government audit activity directed toward the DME industry.

In order to ensure that Medicare beneficiaries only receive medically necessary and appropriate items and services, the Medicare program has adopted a number of documentation requirements. For example, the Durable Medical Equipment Medicare Administrative Contractor (“DME MAC”) Supplier Manuals provide that clinical information from the “patient’s medical record” is required to justify the initial and ongoing medical necessity for the provision of DME. Some DME MACs, CMS staff and government subcontractors have recently taken the position, among other things, that the “patient’s medical record” refers not to documentation maintained by the DME supplier but instead to documentation maintained by the patient’s physician, health care facility or other clinician, and that clinical information created by the DME supplier’s personnel and confirmed by the patient’s physician is not sufficient to establish medical necessity. It may be difficult, and sometimes impossible, for us to obtain documentation from other health care providers. Moreover, auditors’ interpretations of these policies are inconsistent and subject to individual interpretation, leading to significant increases in individual supplier and industry-wide perceived error rates. High error rates lead to further audit activity and regulatory burdens. If these or other burdensome positions are generally adopted by auditors, DME MACs, other contractors or CMS in administering the Medicare program, we would have the right to challenge these positions as being contrary to law. If these interpretations of the documentation requirements are ultimately upheld, however, it could result in our making significant refunds and other payments to Medicare and our future revenues and cash flows from Medicare may be reduced. AeroCare cannot currently predict the adverse impact these interpretations of the Medicare documentation requirements might have on its operations, cash flow and capital resources, but such impact could be material.

Federal and state budgetary and other cost-containment pressures will continue to impact the home respiratory care industry. AeroCare cannot predict whether new federal and state budgetary proposals will be adopted or the effect, if any, such proposals would have on its business.

Facilities

AeroCare does not own any properties and leases its headquarters facility located in Orlando, Florida. AeroCare’s remaining operating center locations are leased from unrelated third parties. Each operating center is a combination warehouse and office. Warehouse space is used for storage of adequate supplies of equipment and accessories necessary to conduct our business.

Employees

As of September 30, 2014, AeroCare had approximately 1,425 employees. None of its employees are covered by collective bargaining agreements. AeroCare believes that the relations between its management and employees are good.

Environmental Matters

AeroCare believes that it is currently in compliance, in all material respects, with applicable federal, state and local statutes and ordinances regulating the discharge of hazardous materials into the environment. AeroCare does not believe it will be required to expend any material amounts in order to remain in compliance with these laws and regulations or that such compliance will materially affect our capital expenditures, earnings or competitive position.

Executive Officers

Set forth below is certain information regarding the current executive officers of AeroCare:

Name	Age	Position
Stephen P. Griggs	56	Chairman, Chief Executive Officer and Director
Daniel C. Bunting	52	Vice President of Operations and Chief Operating Officer
Joseph P. Russell	57	Vice President of Finance and the Chief Financial Officer
Geraldine M. Hempel	61	Vice President of Administration
Albert A. Prast	54	Chief Technology Officer and Chief Information Officer
Mary Beth Covey	60	Director of Sales and Marketing and Secretary

Stephen P. Griggs has been the Chairman, Chief Executive Officer and a member of the board of directors of AeroCare since November 2002. Prior to joining AeroCare, from 1997 to 2002 Mr. Griggs served as President of Rotech Medical Corp., a publicly-traded provider of home medical equipment, respiratory equipment and services, and respiratory (nebulizer) medications for home use, which was acquired by Integrated Health Services in 1997, and served from 1988 to 1997 as Vice President at RoTech Medical Corp. From 2004 to 2010, Mr. Griggs served on the board of directors of Tidel Technologies. Mr. Griggs graduated with a B.S. from East Tennessee State University and a B.S. from the University of Central Florida. We believe that Mr. Griggs possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as AeroCare’s President and Chief Executive Officer and his background in the home medical equipment industry, as well as his perspective as one of our significant stockholders.

Daniel C. Bunting has been the Vice President of Operations and Chief Operating Officer of AeroCare since January 2013. Prior to joining AeroCare, Mr. Bunting served as Vice President at Smith Electric Vehicles, a manufacturer of zero-emission commercial electric vehicles, from March 2012 to December 2012. From October 2011 to March 2012, Mr. Bunting served as the President of Global Medical Holdings, LLC, a manufacturer of respiratory therapy devices. From January 2009 to October 2011, Mr. Bunting served as Chief Executive Officer of EVO Medical Solutions, a company specializing in the manufacturing and distribution of respiratory products to treat all stages of respiratory diseases. Mr. Bunting graduated with a B.A. from the University of Dubuque and an M.B.A. from the University of Iowa.

Joseph P. Russell has been the Vice President of Finance and Chief Financial Officer of AeroCare since September 2003. Prior to joining AeroCare, Mr. Russell served from 2001 to 2003 as Vice President of Finance at RoTech Healthcare Inc., a provider of home medical equipment, respiratory equipment and services, and respiratory (nebulizer) medications for home use. From 1993 to 2001, Mr. Russell served as Vice President and Chief Financial Officer of Barnie’s Coffee & Tea Company, Inc., a specialty retail company. From 1989 to 1993, Mr. Russell served as Controller of Alaqua, a real estate development company, and from 1987 to 1989 he served as Senior Vice President and Chief Financial Officer of First Family Bank, a publicly traded financial institution. Mr. Russell was also an audit manager at Ernst & Young LLP from 1980 to 1987. Mr. Russell graduated with a B.S. in Accounting from University of Central Florida and is a certified public accountant.

Geraldine M. Hempel has been the Vice President of Administration of AeroCare since 2005. Prior to joining AeroCare, Ms. Hempel served as a Senior Manager at Ernst & Young LLP from 1994 to 2005. From 1987 to 1994, Ms. Hempel served as Executive Director at Enriched Living. From 1983 to 1987, Ms. Hempel served as Executive Director at American Nursing Care. Ms. Hempel graduated with a nursing degree from Good Samaritan School of Nursing.

Albert A. Prast has been the Chief Technology Officer and Chief Information Officer of AeroCare since April 2014. Prior to joining AeroCare, Mr. Prast served as a Chief Technology Officer of United Health Group (NYSE: UNH) from August 2011 to April 2014. From July 2006 to August 2011, Mr. Prast served as Chief Technology Officer and Chief Information Officer of Connextions, Inc., a privately-held technology and service partner to the health care industry that was acquired by OptumHealth in September 2011. Mr. Prast graduated with an A.B. from the University of Michigan and an M.B.A. from Rollins College.

Mary Beth Covey currently serves as Director of Sales and Marketing and Secretary of AeroCare and has held a variety of roles at AeroCare since November 2002. From March 1994 to October 2000, Ms. Covey served as Director of Sales/General Manager of Chronic Care, a privately-held medical equipment company. From 1990 to 1994, she served as Sales and Location Manager of Rotech Medical Corporation. From 1983 to 1990, Ms. Covey served as a pharmaceutical sales representative of Bristol Myers Squibb (NYSE: BMY). Ms. Covey graduated with a B.S. from Houston Baptist University.

Executive Compensation

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC.

Overview

Our “named executive officers” for the year ended December 31, 2013, include Stephen P. Griggs, our Chairman and Chief Executive Officer, Daniel C. Bunting, our Chief Operating Officer and Joseph P. Russell, our Chief Financial Officer (collectively, the “Named Executive Officers”).

To date, the compensation of our Named Executive Officers has consisted of a base salary, an annual cash incentive bonus, stock options, and health and welfare benefits. Pursuant to their employment agreements, the Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances.

AeroCare’s board of directors has historically determined all of the components of compensation of its executive officers. As AeroCare transitions from a private company to a publicly-traded company, the compensation committee of the post-merger company will evaluate AeroCare’s compensation program as circumstances require.

Compensation Tables

The following table presents summary information regarding the total compensation earned by, awarded to or paid to the Named Executive Officers for the years ended December 31, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	All other compensation $(2)	Total ($)
(a)	(b)	(c)	(d)		(f)		(j)
Stephen P. Griggs Chief Executive Officer	2013	300,000	300,102	(3)	—	8,973	609,075
	2012	300,000	300,101	(4)	—	8,973	609,074
Daniel C. Bunting(5) Vice President of Operations and Chief Operating Officer	2013	175,846	45,103		525,000 (6)	11,261	757,210
	2012	—	—		—		—
Joseph P. Russell Vice President of Finance and Chief Financial Officer	2013	150,000	100		—	9,651	159,751
	2012	150,000	35,101		—	9,045	194,146

(1)	Amounts in this column represent the aggregate grant date fair value of stock awards and option awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” or FASB ASC Topic 718. The assumptions AeroCare used in valuing options are described in Note 12 “Stock Compensation Plan” to AeroCare’s consolidated financial statements included herein.
(2)	AeroCare provides certain named executive officers long-term disability insurance.
(3)	Discretionary Bonus.
(4)	Discretionary Bonus.
(5)	Daniel C. Bunting was named Vice President of Operations and Chief Operating Officer in January 2013.
(6)	Mr. Bunting was granted 500,000 stock options in connection with his execution of an employment agreement with AeroCare on January 1, 2013. The options vest 20% annually on January 1 until fully vested, subject to Mr. Bunting’s continued employment with us.

Employment Agreements

Set forth below is a description of the current employment agreements of AeroCare’s Named Executive Officers.

Stephen P. Griggs

AeroCare is party to an employment agreement with its Chief Executive Officer, Stephen P. Griggs, dated November 1, 2002. Mr. Griggs’ initial annual base salary was set at $250,000, subject to increase from time to time. Mr. Griggs’ 2013 base salary was $300,000.

If AeroCare terminates Mr. Griggs’ employment without “cause” or Mr. Griggs terminates his employment with AeroCare for “good reason,” he is entitled to (i) continued base salary payments for either (x) twelve months or (y) a period between six and twenty four months (as determined by AeroCare, in its sole and absolute discretion (such period, the “Restricted Period”), and (ii) continued medical benefits for the Restricted Period. If AeroCare terminates Mr. Griggs’ employment for “cause” or if Mr. Griggs terminates his employment with AeroCare without “good reason,” Mr. Griggs will not be entitled to receive any payment from AeroCare other than the portion of his base salary that is earned but unpaid.

For this purpose, “cause” is defined as any of the following: if the Board of Directors determines that (i) Mr. Griggs has materially breached the employment agreement or any other material agreement entered into with AeroCare after a reasonable notice and cure period of not less than 30 days, (ii) Mr. Griggs has engaged in willful misconduct or committed gross negligence which is injurious to AeroCare, (iii) Mr. Griggs has engaged in conduct involving dishonesty for personal gain, fraud or unlawful activity which is injurious to AeroCare, (iv) Mr. Griggs’ conviction of, or plea of no contest with respect to, any felony violation or any crime of moral turpitude or dishonesty, or (v) Mr. Griggs has engaged in any willful, reckless or grossly negligent act which impugns the good name and reputation of AeroCare and which is injurious to AeroCare.

For this purpose, “good reason” is defined as Mr. Griggs’ voluntary resignation following: (i) any material breach by AeroCare of the employment agreement or other material agreement entered into with, or provided to, Mr. Griggs, (ii) a material reduction in Mr. Griggs’ title, duties, responsibilities or status, (iii) the assignment to Mr. Griggs of different or additional material duties that are significantly inconsistent with Mr. Griggs’ position, or (iv) Mr. Griggs is required to sell his shares of AeroCare pursuant to drag-along rights and Mr. Griggs and one other director of AeroCare, in their capacity as members of the board of directors of AeroCare, voted against such transaction.

If Mr. Griggs’ employment is terminated for any reason, he is subject to certain restrictive covenants including ongoing confidentiality, non-disclosure, non-compete and non-solicitation obligations; and a prohibition on Mr. Griggs hiring employees of AeroCare for the Restricted Period.

Daniel C. Bunting

AeroCare is party to an employment agreement with its Vice President of Operations and Chief Operating Officer, Daniel C. Bunting, dated January 1, 2013. Mr. Bunting’s initial annual base salary was set at $180,000, subject to increase from time to time. The employment agreement also provides for an initial option grant of options to purchase 500,000 shares of AeroCare’s common stock which were granted on January 1, 2013, and 100,000 of such options to purchase have vested. Mr. Bunting’s 2013 base salary was $175,846.

If AeroCare terminates Mr. Bunting’s employment without “cause” or Mr. Bunting terminates his employment for “good reason,” he is entitled to (i) the portion of his salary that is earned but not paid, (ii) a payment of $60,000, and (iii) continued medical benefits for the six months. If AeroCare terminates Mr. Bunting’s employment for “cause” or if Mr. Bunting terminates his employment with AeroCare without “good reason,” Mr. Bunting will not be entitled to receive any payment from AeroCare other than the portion of his base salary that is earned but unpaid. For this purpose, “cause” has the same definition as in Mr. Griggs’ employment agreement.

For this purpose, “good reason” is defined as Mr. Bunting’s voluntary resignation following: (i) any material breach by AeroCare of the employment agreement or other material agreement entered into with, or provided to, Mr. Bunting, (ii) a material reduction in Mr. Bunting’s title, duties, responsibilities or status, (iii) the assignment to Mr. Bunting of different or additional material duties that are significantly inconsistent with Mr. Bunting’s position

If Mr. Bunting’s employment is terminated for any reason, he is subject to certain restrictive covenants including confidentiality, non-disclosure, non-competition, non-solicitation obligations; and a prohibition on Mr. Bunting hiring employees of AeroCare for twenty four months.

Joseph P. Russell

AeroCare is party to an employment agreement with its Vice President of Finance and Chief Financial Officer, Mr. Russell dated September 22, 2003, as amended from time to time. Mr. Russell’s initial annual base salary was set at $125,000, subject to increase from time to time. The employment agreement also provides for an initial grant of options to purchase 500,000 shares of AeroCare common stock to Mr. Russell which were granted on September 22, 2003, and have all vested. Mr. Russell’s 2013 base salary was $150,000.

If AeroCare terminates Mr. Russell’s employment without “cause” or if Mr. Russell terminates his employment for “good reason”, he is entitled to (i) the portion of his salary that is earned but not paid, (ii) continued base salary payments for twelve months, and (iii) continued medical benefits for twelve months. If AeroCare terminates Mr. Russell’s employment for “cause,” Mr. Russell will not be entitled to receive any payment from AeroCare other than the portion of his base salary that is earned but unpaid. For this purpose, “cause” has the same definition as in Mr. Griggs’ employment agreement. For this purpose, “good reason” has the same definition as in Mr. Bunting’s employment agreement.

If Mr. Russell’s employment is terminated for any reason, he is subject to certain restrictive covenants including ongoing confidentiality, non-disclosure, non-competition and non-solicitation obligations; and a prohibition on Mr. Russell hiring employees of AeroCare for twenty four months.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding equity awards held by our Named Executive Officers on December 31, 2013.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
PEO Stephen P. Griggs CEO	—	—	—	—	—
Daniel C. Bunting COO	—	500,000 (1)	—	$1.75	1/1/2023
Joseph P. Russell CFO	—	—	—	—	—

(1)	The date of award was January 1, 2013. 100,000 of the options vested on January 1, 2014. 100,000 of these options vest on each of January 1, 2015, January 1, 2016, January 1, 2017 and January 1, 2018. Each vesting date is contingent on Mr. Bunting’s continued employment with AeroCare. Options to purchase shares vest upon an initial public offering of AeroCare or a Sale Event. Please see “Employee Stock Plans — AeroCare 2012 Stock Option and Grant Plan” for additional information.

Post-Merger Compensation

Following the Business Combination, AeroCare’s executive team will be compensated according to the terms of their current employment agreements.

Employee Stock Plans

AeroCare 2012 Stock Option and Grant Plan

On December 27, 2012, AeroCare adopted the AeroCare 2012 Stock Option and Grant Plan (the “2012 Option Plan”). The 2012 Option plan is administered by AeroCare’s board of directors, but may be administered by a committee of two or more directors as may be designated by the board. Options may be granted under the plan to our executives and other key employees, directors, consultants and advisers. Options granted under the 2012 Option Plan may be incentive stock option options (as defined in the Internal Revenue Code) or non-qualified stock options. The board or committee will determine the number of shares of AeroCare common stock with respect to which options may be granted under the 2012 Option Plan, which shall not exceed 3,000,000 in the aggregate, subject to adjustment as set forth in the 2012 Option Plan. The board or committee will determine the conditions upon which the options will vest and all other limitations, restrictions and conditions relating to the options. The board or committee will determine the term of each option granted under the 2012 Option Plan, which will not exceed ten years from the date of grant. In addition, the compensation committee may add specific terms and conditions to each option agreement, subject to the general terms and conditions of the 2012 Option Plan. The exercise price per share may not be less than 100% of the fair market value of a share of common stock on the date of grant.

Option holders do not have any voting or other rights as a stockholder of ours with respect to any shares issuable upon exercise of an option until exercise of the option and issuance of a certificate or certificates representing such shares. Options may not be transferred other than by will or the laws of descent and distribution, and may only be exercised by the participant.

Except as otherwise provided in an option agreement, if a participant’s employment with us is terminated, all of the participant’s unvested options will expire and be forfeited. If a participant dies or becomes subject to a disability, the portion of the participant’s option that is vested will expire 180 days after the date of death or disability, but in no event after its expiration date. If a participant retires with the approval of the board, the portion of the participant’s option that is vested will expire 90 days after the date of retirement, but in no event after its expiration date. If a participant’s employment is terminated other than for cause, the portion of the participant’s option that is vested will expire 30 days after the date of termination, but in no event after is expiration date. Under all other circumstances, any portion of a participant’s option that is vested and exercisable on a participant’s termination date will expire and be forfeited on such participant’s termination date.

In the event of a “Sale Event,” the board or committee may provide that all or any of the options shall become immediately exercisable by any participants who are employed by AeroCare at the time of the Sale Event and/or that all options shall terminate if not exercised as of the date of the Sale Event or other prescribed period of time. “Sale Event” is defined in the 2012 Option Plan as (a) the consummation of merger or consolidation of AeroCare with or into any other corporation or other entity in which the holders of AeroCare’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of AeroCare; (b) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of AeroCare’s and its subsidiaries’ assets on a consolidated basis to an unrelated person or entity in a transaction in which the net proceeds are distributed to AeroCare’s stockholders in connection with the liquidation of AeroCare; or (c) the sale by a holder or holders of shares of capital stock of AeroCare to an entity other than an affiliate, in one transaction or a series a related transactions, the result of which is that such entity (or group of affiliated entities) acquires at least a majority of the outstanding voting securities of AeroCare.

The board or committee may amend, suspend or terminate the 2012 Option Plan in any manner, provided that no such amendment, suspension or termination shall impair the rights of participants under outstanding options without the consent of the affected participants. No options may be granted under the 2012 Option Plan after December 27, 2022.

Post-Retirement Benefits

401(k) Plan

AeroCare maintains a tax-qualified defined contribution plan meeting the requirements of Section 401(k) of the Internal Revenue Code, commonly called a 401(k) plan, for substantially all of our U.S. employees. The 401(k) plan is available on the same terms to all of our U.S. employees, including the Named Executive Officers. Each participant can elect to contribute from 0% to 100% of his or her base salary to the 401(k) plan, subject to Internal Revenue Service and ERISA limitations. The deferred amount is invested in accordance with the election of the participant in a variety of investment choices. Subject to certain limitations, AeroCare has the option to match a participant’s contributions to the 401(k) plan. While a participant is always vested in his or her own salary reduction contributions, the right of a participant to amounts credited to his or her account as company-matching contributions subject to vesting as provided by the 401(k) plan.

Director Compensation

Prior to the Business Combination, AeroCare did not pay its directors compensation for services on its board of directors. All directors were entitled to reimbursement for reasonable travel and other business expenses incurred in connection with attending meetings of the board of directors or committees of the board of directors.

Following the Business Combination, our non-employee directors will be entitled to receive compensation at rates which are to be determined based on the recommendations of one or more third-party consultants.

Security Ownership of Certain Beneficial Owners and Management

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock
FFC Partners II, L.P.(1)	9,518,135	30.6%
MTS Aerocare LLC(2)	2,855,441	9.2%
Steve Griggs	10,384,072	33.4%
Dan Bunting(3)	150,000	0.5%
Joe Russell	600,000	1.9%
Geri M. Hempel(4)	400,000	1.3%
Albert Prast	0	*
Mary Beth Covey	1,010,890	3.2%
Bruce Lunsford(5)	370,363	1.1%
Theodore B. Lundberg	0	*
Alex Buzik	0	*
Richard D. Shirk	370,363	1.2%
All current directors and executive officers as a group (10 individuals)(3)(4)	13,285,688	42.7%

(1)	FFC Partners II, L.P. owns 9,383,022 of the referenced shares. FFC Executive GP, LLC, an affiliate of FFC Partners II, L.P. owns 135,113 of the referenced shares. FFC GP II, LLC as general partner may be deemed to share voting and investment power over the shares held by FFC Partners II, L.P. FFC Executive GP, LLC as general partner may be deemed to share voting and investment power over the shares held by FFC Executive Partners II, L.P. Carlos A. Ferrer and David A. Freeman are the managers of FFC GP II, LLC and FFC Executive Partners IIC, L,P., and may therefore be deemed to be the beneficial owners of the references shares of FFC Partners II, L.P. and FFC Executive GP, LLC. The business address of FFC II LLC and FFC EP II LLC is located at 10 Glenville Street, Greenwich, CT 06831.
(2)	MTS Aerocare LLC owns 2,855,441 of the referenced shares. MTS Investors LLC is the managing member of MTS Aerocare LLC. The managing members of MTS Investors LLC are three individuals, and two of the three individuals are withdrawing members. The remaining member, Curtis S. Lane, may be deemed to beneficially own these shares. The business address of MTS Aerocare LLC and MTS Investors LLC is located at 623 5th Ave #14, New York, NY, 10022.

(3)	Includes 100,000 shares of common stock issuable pursuant to presently exercisable stock options.
(4)	Includes 300,000 shares of common stock issuable pursuant to presently exercisable stock options.
(5)	Lunsford Capital, LLC owns 370,363 of the referenced shares. Mr. Lunsford is Chairman and CEO of Lunsford Capital, LLC.

AEROCARE MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations for AeroCare should be read in conjunction with “Selected Historical Financial Information of AeroCare” and AeroCare’s audited financial statements and related notes appearing elsewhere in this proxy statement/prospectus. AeroCare’s actual results may not be indicative of future performance. This discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those discussed below and those discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” appearing elsewhere in this proxy statement/prospectus. Actual results may differ materially from those contained in any forward-looking statements.

For purposes of this section, the term “AeroCare” refers to AeroCare Holdings, Inc. and its subsidiaries.

Overview

AeroCare is a leading provider of oxygen, respiratory and other chronic therapy services to patients in the home. AeroCare’s customers typically suffer from chronic obstructive pulmonary disease (“COPD”), such as emphysema, chronic bronchitis or asthma, and require supplemental oxygen, respiratory and other chronic therapy services in order to alleviate the symptoms and discomfort of respiratory dysfunction. AeroCare also provides sleep apnea devices, including CPAP/bi-level devices to individuals suffering from obstructive sleep apnea (“OSA”). AeroCare currently serves more than 150,000 patients in 20 U.S. states through 175 locations.

AeroCare’s revenues are principally derived from respiratory equipment rental and related services, which accounted for 95.0%, 96.0% and 97.7% of net revenues for the nine months ended September 30, 2014, and the years ended December 31, 2013 and 2012, respectively. Revenues from respiratory equipment rental and related services include rental of oxygen concentrators, oxygen systems and other respiratory therapies including continuous and Bi Level positive airway pressure devices, nebulizers and associated respiratory medications, and ventilators. AeroCare also generates revenues through the rental and sale of durable medical equipment, which accounted for 5.0%, 4.0% and 2.3% of net revenues for the nine months ended September 30, 2014, and the years ended December 31, 2013 and 2012, respectively. Revenues from rental and sale of durable medical equipment include hospital beds, wheelchairs, walkers, patient aids and ancillary supplies. Aerocare derives its revenues principally from reimbursement by third-party payors, including Medicare, Medicaid, the Veterans Administration and private insurers.

As AeroCare adds new patients to its revenue base described above, this will require the purchase of equipment for the rental or sale to the patient. This equipment is capitalized and depreciated over the estimated useful life of the asset. AeroCare depreciates its oxygen equipment over a five year period, its continuous and Bi-Level positive airway pressure devices over a thirteen month period, and its durable medical equipment over a five year period. The purchase of new equipment will increase as AeroCare’s internal growth rate increases. AeroCare believes it has adequate cash flow and working capital lines of credit to fund its ongoing capital requirements for equipment.

In 2013, AeroCare implemented a growth and acquisition strategy designed to increase market share in its core home respiratory therapy service lines and to increase its overall profitability. In the year ended December 31, 2013, AeroCare closed 23 acquisitions, which, on an annualized basis, contributed $43.1 million in revenues and $9.5 million in earnings before interest, taxes, depreciation and amortization (EBITDA). AeroCare plans to continue this acquisition strategy in 2014. In the nine months ended September 30, 2014, AeroCare closed four acquisitions that it expects will contribute approximately $2.8 million in annual revenues and $0.7 million in EBITDA.

Key Factors Affecting AeroCare’s Business

AeroCare is subject to extensive government regulation, including numerous laws directed at regulating reimbursement of its products and services under various government programs and preventing fraud and abuse. AeroCare maintains certain safeguards intended to reduce the likelihood that it will engage in conduct or enter into arrangements in violation of these restrictions. AeroCare’s compliance department’s personnel reviews and approves written contracts subject to these laws. AeroCare also maintains various educational and audit programs designed to keep its managers updated and informed regarding developments on these topics and to reinforce to employees its policy of strict compliance in this area. Federal and state laws require that AeroCare obtain facility and other regulatory licenses and that it enroll as a supplier with federal and state health programs. Under various federal and state laws, AeroCare is required to make filings or submit notices in connection with transactions that might be defined as a change of control of AeroCare. AeroCare is aware of these requirements and routinely makes such filings with, and seeks such approvals from, the applicable regulatory agencies. Notwithstanding these measures, due to changes in and new interpretations of such laws and regulations, and changes in AeroCare’s business, violations of these laws and regulations may still occur, which could subject AeroCare to civil and criminal enforcement actions, licensure revocation, suspension or non-renewal, severe fines and penalties, the repayment of amounts previously paid to AeroCare and even the termination of AeroCare’s ability to provide services, including those provided under certain government programs such as Medicare and Medicaid. See “Risk Factors — Risks Relating to AeroCare’s Business — Continued reductions in Medicare and Medicaid reimbursement, which comprised approximately 58.9% of AeroCare’s revenues in 2013 and approximately 53.9% of AeroCare’s revenues for the nine months ended September 30, 2014, could have a material adverse effect on AeroCare’s business, results of operations and financial condition.”

For additional information about government regulation of AeroCare’s business and industry, see “Information About AeroCare — Government Regulation.”

In light of these challenges, AeroCare’s operational focus has been to increase its market share through a combination of internal growth and strategic business acquisitions. AeroCare achieves internal growth in existing geographic markets through the addition of new customers and referral sources to its network of local locations. In addition, AeroCare expands into new geographic markets on a selective basis, either through acquisitions or by opening new operating centers, when it believes such expansion will enhance its business.

Key Business Metrics

Adjusted EBITDA

AeroCare uses Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, to analyze its financial results and believes that it is useful to investors, as a supplement to U.S. GAAP measures. Under AeroCare’s existing credit agreement, its ability to engage in activities such as incurring additional indebtedness and making investments is governed, in part, by its ability to satisfy tests based on Adjusted EBITDA.

AeroCare defines Adjusted EBITDA as net income (loss), plus interest expense, income taxes, depreciation and amortization, acquisition costs related to permitted acquisitions, Target EBITDA (as defined in the table below) and non-cash stock based employee compensation.

Adjusted EBITDA should not be considered as a measure of financial performance under U.S. GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect AeroCare’s cash expenditures, future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, AeroCare’s working capital needs;
•	Adjusted EBITDA does not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on AeroCare’s debts;
•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;
•	non-cash compensation is and will remain a key element of AeroCare’s overall long-term incentive compensation package, although AeroCare excludes it as an expense when evaluating its ongoing operating performance for a particular period;

•	Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters AeroCare considers not to be indicative of its ongoing operations; and
•	other companies in AeroCare’s industry may calculate Adjusted EBITDA differently than AeroCare does, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP, and should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of AeroCare’s liquidity.

The following unaudited table presents the reconciliation of net income (loss) to Adjusted EBITDA for the years ended December 31, 2012 and 2013, and the nine months ended September 30, 2013 and 2014.

	Year Ended December 31,		Nine Months Ended September 30,
	(Restated)
	2012	2013	2013	2014
	(in thousands)
Net income (loss)	$3,448	$1,711	$1,302	$(974)
Interest expense	2,286	2,531	1,866	2,687
Income tax expense (benefit)	2,350	1,193	1,043	(447)
Depreciation and amortization	16,923	20,115	14,361	20,894
Acquisition costs(1)	16	86	83	51
Target EBITDA(2)	370	5,841	4,380	722
Non-cash stock based compensation(3)	—	475	449	494
Adjusted EBITDA	$25,393	$31,952	$23,484	$23,427
•	Represents costs incurred relating to AeroCare’s acquisition transactions.
•	Target EBITDA represents an estimated annualized EBITDA for its acquisitions. Target EBITDA is a metric defined in AeroCare's credit agreement with its bank and the earn-out provisions of the Merger Agreement. The Target EBITDA is calculated on a sliding scale as follows: (a) for the first fiscal quarter ending after consummation of such acquisition, 22% of revenues (“Projected EBITDA”); (b) for the second fiscal quarter ending after consummation of such acquisition, an amount equal to 75% of Projected EBITDA; (c) for the third fiscal quarter ending after consummation of such acquisition, an amount equal to 50% of Projected EBITDA; and (d) for the fourth fiscal quarter ending after consummation of such acquisition, an amount equal to 25% of Projected EBITDA.
•	Represents stock based compensation that was recognized on stock options that were exercised in addition to expense for other stock options awarded in 2013.

Key Components of Results of Operations

Net Revenues

Net revenues are recorded for equipment that AeroCare rents to patients, and for sales of equipment, supplies, pharmaceuticals and other items AeroCare sells to patients. AeroCare’s primary revenue product categories are oxygen, other respiratory services (CPAP/BIPAP, nebulizers, respiratory medications), and home medical equipment. Approximately 70% of net revenues are rental and approximately 30% are sales. All revenues are recorded at amounts estimated to be received under reimbursement arrangements with third-party payors, including private insurers, Medicare and Medicaid.

Costs and Expenses

•	Costs of net revenues — Cost of net revenues includes the cost of non-capitalized medical equipment, supplies, and drugs sold to patients, as well as depreciation for equipment on rental to patients.

•	Selling, general, and administrative expenses — Selling, general, and administrative expenses consist of the expenses incurred in the direct support of operations and those associated with administrative functions. Expenses incurred by the operating locations include salaries, sales and marketing activities, clinical services and facility costs. Administrative expenses include overhead costs incurred by the operating locations and corporate support functions. These expenses are less sensitive to fluctuations in revenue growth than operating costs.
•	Bad debt expense — Bad debt expense consists of billed charges that are ultimately deemed uncollectible due to a patient or a third-party payor’s inability to pay. The amount is based on management’s best estimate of the net realizable value of accounts receivable. Accounts receivable estimated to be uncollectible are provided for by computing a required reserve utilizing estimated future cash receipts based on historical cash receipts collections as a percentage of revenue. Adjustments are also made for changes in billing practices, contractual issues with specific payors, or changes in general economic conditions.
•	Depreciation and amortization expense — Depreciation and amortization expense includes depreciation charges for capital assets other than equipment on rental to patients (which is included as part of the costs of rentals and other revenues), and amortization expense related to capitalized loan costs and certain identifiable intangible assets.

Other Income (Expense)

•	Other income — Other income includes gains (losses) on sales of assets, vendor discounts and other miscellaneous items.
•	Change in fair value of interest rate swap — AeroCare has interest rate swap agreements in place to limit the exposure to interest rate risk. Changes in the fair value of the interest rate swap agreements are included in income in the period of the change.
•	Bargain purchase gain related to acquisition — When AeroCare is able to acquire a company for less than the fair value of its net assets, this will result in a bargain purchase gain being recorded.
•	Interest expense — Interest expense includes cost of borrowing on AeroCare’s senior bank debt and its obligations under capital leases.

Provision for Income Taxes

Provision for income taxes represents federal and state income tax expense for each period. AeroCare accounts for income taxes using an asset and liability approach which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns.

Results of Operations

The following tables set forth selected consolidated statements of operations data for each of the periods presented:

Consolidated Statements of Operations Data:

	Year Ended December 31,		Nine Months Ended September 30,
	(Restated)		(unaudited)
	2012	2013	2013	2014
	(in thousands)
Net sales and related service revenues	$28,256	$37,502	$25,633	$38,359
Net rental revenues	86,226	94,917	69,467	85,302
Total net revenues	114,482	132,419	95,100	123,661
Cost of sales and related services	12,368	18,031	12,821	18,361
Cost of rentals and other revenues, including rental equipment depreciation	17,676	20,806	14,988	20,301
Total cost of net revenues	30,044	38,837	27,809	38,662
Gross Profit	84,438	93,582	67,291	84,999
Operating expenses:(1)
Selling, general, and administrative expenses	66,738	79,687	57,226	74,196
Bad debt expense	6,809	5,163	3,638	5,585
Depreciation and amortization expense	3,115	4,133	2,852	4,296
Total operating expenses	76,662	88,983	63,716	84,077
Operating income	7,776	4,599	3,575	922
Other income (expense)
Other income (expense)	223	118	(26)	359
Change in fair value rate swap	85	81	25	(15)
Bargain purchase gain related to acquisition, net of tax	—	637	637	—
Interest expense	(2,286)	(2,531)	(1,866)	(2,687)
Total other expense	(1,978)	(1,695)	(1,230)	(2,343)
Income (loss) before provision (benefit) for income taxes	5,798	2,904	2,345	(1,421)
Provision (benefit) for income taxes	2,350	1,193	1,043	(447)
Net income (loss)	$3,448	$1,711	$1,302	$(974)

(1)	Includes stock-based compensation as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
	(in thousands)
General and administrative	0	475	449	494
Total stock-based compensation	$0	$475	$449	$494

The following table sets forth AeroCare’s consolidated statement of operations data for each of the periods presented as a percentage of revenue:

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
Net sales and related service revenues	24.7%	28.3%	26.9%	31.0%
Net rental revenues	75.3	71.7	73.1	69.0
Net revenues	100.0%	100.0%	100.0%	100.0%
Cost of sales and related services	10.8	13.6	13.5	14.9
Cost of rentals and other revenues, including rental equipment depreciation	15.5	15.7	15.7	16.4
Cost of net revenues	26.3	29.3	29.2	31.3
Gross profit	73.7	70.7	70.8	68.7
Costs and expenses:
Selling, general, and administrative expenses	58.3	60.2	60.2	60.0
Bad debt expense	5.9	3.9	3.8	4.5
Depreciation and amortization expense	2.7	3.1	3.0	3.5
Total cost and expenses	66.9	67.2	67.0	68.0
Operating income	6.8	3.5	3.8	0.7
Other income (expense)
Other income (expense)	0.2	0.1	0.0	0.3
Change in fair value of interest rate swap	0.1	0.0	0.0	0.0
Bargain purchase gain related to acquisition	0.0	0.5	0.7	0.0
Interest expense	(2.0)	(1.9)	(2.0)	(2.2)
Total other expense	(1.7)	(1.3)	(1.3)	(1.9)
Income (loss) before provision (benefit) for income taxes	5.1	2.2	2.5	(1.2)
Provision (benefit) for income taxes	2.1	0.9	1.1	(0.4)
Net income (loss)	3.0%	1.3%	1.4%	(0.8)%

Comparison of Nine Months Ended September 30, 2013 and 2014

Net Revenues

The following table sets forth for the periods indicated a summary of our net revenues:

	Nine Months Ended September 30,
	2013	2014
Net sales and related service revenues	$25,633	$38,359
Net rental revenues	69,467	85,302
Total net revenues	$95,100	$123,661

Net Sales and Related Service Revenues

Net sales and related service revenues were $38.4 million for the nine months ended September 30, 2014, compared to $25.6 million for the nine months ended September 30, 2013. Net sales and related service revenues increased by $12.8 million, or 49.6%, compared with the nine months ended September 30, 2013. The primary category driving this overall growth was CPAP supplies revenues. CPAP supplies revenues were $18.5 million for the nine months ended September 30, 2014, compared to $11.5 million for the nine months ended September 30, 2013. CPAP supplies revenues increased by $7.0 million, or 60.9%, compared with the nine months ended September 30, 2013.

The overall increase in net sales and related services revenues was comprised of approximately 21.4% ($5.5 million) from internal growth and 31.5% ($8.1 million) from acquisitions, offset by approximately 3.3% ($0.8 million) negative impact from Medicare price reductions and payment changes. The internal growth in net sales and related service revenues is attributable to underlying demographic growth in the markets for AeroCare’s products and gains in patient counts resulting primarily from sales and marketing efforts that emphasize service to patients and high-quality equipment, as well as AeroCare’s efforts in competitive bid areas to gain new referrals from competitors that were not awarded the bids. Growth in net sales and related service revenues from acquisitions is attributable to the effects of acquisitions of local companies and is based on the contribution to net sales and related service revenues for the nine months following such acquisitions. The Medicare price reductions resulted from:

•	Round 2 of the competitive bidding program went into effect on July 1, 2013. Round 2 covered 91 MSA’s and the average payment reduction under the Round 2 contracts was 45%.
•	New rates for the “recompete” of the Round 1 Rebid contracts took effect on January 1, 2014 at, on average, a 37% reduction from the prevailing Medicare fee schedule.

Net Rental Revenues

Net rental revenues were $85.3 million for the nine months ended September 30, 2014, compared to $69.5 million for the nine months ended September 30, 2013. Net rental revenues increased by $15.8 million, or 22.8%, compared with the nine months ended September 30, 2013. The overall increase in net rental revenues was comprised of approximately 8.6% ($5.9 million) from internal growth and 21.1% ($14.7 million) from acquisitions, offset by approximately 6.8% ($4.8 million) negative impact from Medicare price reductions and payment changes. The internal growth in net rental revenues is attributable to underlying demographic growth in the markets for AeroCare’s products and gains in patient counts resulting primarily from sales and marketing efforts that emphasize service to patients and high-quality equipment, as well as AeroCare’s efforts in competitive bid areas to gain new referrals from competitors that were not awarded the bids. Growth in net rental revenues from acquisitions is attributable to the effects of acquisitions of local companies and is based on the contribution to net rental revenues for the nine months following such acquisitions. The Medicare price reductions resulted from:

•	Round 2 of the competitive bidding program went into effect on July 1, 2013. Round 2 covered 91 MSA’s and the average payment reduction under the Round 2 contracts was 45%.
•	New rates for the “recompete” of the Round 1 Rebid contracts took effect on January 1, 2014 at, on average, a 37% reduction from the prevailing Medicare fee schedule.

Cost of Net Revenues

Cost of Sales and Related Services

Cost of sales and related services were $18.4 million for the nine months ended September 30, 2014, compared to $12.8 million for the nine months ended September 30, 2013. Cost of sales and related services as a percentage of net sales and related service revenues was 47.9% for the nine months ended September 30, 2014 versus 50.0% for the nine months ended September 30, 2013. Cost of sales and related services increased by $5.6 million, or 43.2%, compared with the nine months ended September 30, 2013. In spite of the impact on margins from the Medicare price reductions, the overall margins on sales and related services revenues improved in 2014 due to improved margins on CPAP supplies revenues and DME supplies revenues. These improved margins resulted from reduced overall costs to AeroCare for its CPAP and DME supplies.

Cost of Rentals and Other Revenues

Cost of rentals and other revenues were $20.3 million for the nine months ended September 30, 2014, compared to $15.0 million for the nine months ended September 30, 2013. Cost of rentals and other revenues as a percentage of net rental revenues was 23.8% for the nine months ended September 30, 2014 versus 21.6% for the nine months ended September 30, 2013. Cost of rentals and other revenues increased by $5.3 million, or 35.4%, compared with the nine months ended September 30, 2013. The increase in cost of rentals and other revenues percentage in 2014 is primarily attributable to the impact from the Medicare price reductions (this accounts for 1.1% of the increase), as well as commercial payor reductions and growth in CPAP rentals which have lower margins than oxygen rentals. Included in cost of rentals and other revenues is depreciation of medical equipment of $16.6 million for the nine months ended September 30, 2014, and $11.5 million for the nine months ended September 30, 2013.

Selling, General and Administrative Expenses

Selling, General and Administrative Expenses (“SG&A”) were $74.2 million for the nine months ended September 30, 2014, compared to $57.2 million for the nine months ended September 30, 2013. SG&A as a percentage of net revenues was 60.0% for the nine months ended September 30, 2014, and 60.2% for the nine months ended September 30, 2013. SG&A expenses for the nine months ended September 30, 2014, increased by $17.0 million, or 29.7%, compared with the nine months ended September 30, 2013. The increase was primarily comprised of an increase in salaries and related benefits of $11.6 million, an increase in facilities expense of $1.2 million, an increase in auto expenses of $0.8 million, an increase in communications expense of $0.6 million, and increase in accounting and legal fees of $0.6 million, an increase in billing software and collection fees of $0.5 million, an increase in repairs and maintenance on rental, office and computer equipment of $0.4 million and an increase in all other operating costs of $1.3 million. These increases were primarily driven by the large number of acquisitions that took place in the second half of fiscal 2013, whereby expenses related to these acquisitions are reflected in the 2014 nine month results, but were only partially included in 2013. These acquisitions significantly increased AeroCare’s headcount, the number of its operating locations, the size of its fleet, and the need for continued investment in AeroCare’s billing and related software. The increase in accounting and legal fees are directly related to the plan of merger and reorganization with MergeWorthRx Corp.

Bad Debt Expense

Bad debt expense was $5.6 million for the nine months ended September 30, 2014, compared to $3.6 million for the nine months ended September 30, 2013. Bad debt expense increased $2.0 million, or 53.5%, over the comparable prior period. Bad debt expense as a percentage of net revenues was 4.5% for the nine months ended September 30, 2014, and 3.8% for the nine months ended September 30, 2013. While much of the increase in bad debts can be attributed to the large volume growth for AeroCare, DSO’s have also contributed as they have increased from 47.5 days at September 30, 2013 to 50.4 days at September 30, 2014. AeroCare reserves in its allowance for doubtful accounts, all accounts receivable that is over 120 days past due.

Depreciation and Amortization Expense

Depreciation and amortization expense (excluding amounts included in cost of revenue) was $4.3 million for the nine months ended September 30, 2014, compared to $2.9 million for the nine months ended September 30, 2013. Depreciation and amortization expense, as a percentage of net revenues, was 3.5% for the nine months ended September 30, 2014, compared to 3.0% for the nine months ended September 30, 2013. Included in depreciation and amortization for the nine months ended September 30, 2014, is depreciation of other property and equipment of $1.7 million, amortization of identifiable intangible assets of $2.2 million and amortization of loan costs of $0.4 million. Included in depreciation and amortization for the nine months ended September 30, 2013, is depreciation of other property and equipment of $1.4 million, amortization of identifiable intangible assets of $1.4 million and amortization of loan costs of $0.1 million.

Other Income (Expense)

Interest expense for the nine months ended September 30, 2014, was $2.7 million, compared to $1.9 million for the nine months ended September 30, 2013. Interest expense increased $0.8 million, or 44.0%, over the comparable prior period. Interest expense was higher in the first nine months of 2014 when compared to the comparable period in 2013 due to AeroCare’s increased borrowings that were used to fund acquisitions throughout the second half of fiscal 2013.

Provision for Income Taxes

A benefit for income taxes of $0.4 million was recorded in the nine months ended September 30, 2014, compared to a provision for income taxes of $1.0 million for the nine months ended September 30, 2013. Income taxes decreased $1.4 million over the comparable prior period due to a pre-tax loss for the nine months ended September 30, 2014. AeroCare’s effective income tax rate was 31.4% for the nine months ended September 30, 2014, compared with 44.5% for the nine months ended September 30, 2013.

Comparison of Years Ended December 31, 2012 and 2013

Net Revenues

The following table sets forth for the periods indicated a summary of our net revenues:

	Year Ended December 31,
	2012	2013
Net sales and related service revenues	$28,256	$37,502
Net rental revenues	86,226	94,917
Total net revenues	$114,482	$132,419

Net Sales and Related Service Revenues

Net sales and related service revenues were $37.5 million for the year ended December 31, 2013, compared to $28.3 million for the year ended December 31, 2012. Net sales and related service revenues increased $9.2 million, or 32.7%, compared to net sales and related service revenues for the year ended December 31, 2012. The primary category driving this overall growth was CPAP supplies revenues. CPAP supplies revenues were $16.9 million for the year ended December 31, 2013 compared to $11.7 million for the year ended December 31, 2012. CPAP supplies revenues increased by $5.2 million, or 44.9% compared with the year ended December 31, 2012.

The overall increase in net sales and related service revenues was comprised of approximately 16.2% ($4.6 million) from internal growth, 19.3% ($5.4 million) from acquisitions, offset by approximately 2.8% ($0.8 million) negative impact from Medicare price reductions and payment changes. The internal growth in net sales and related service revenues is attributable to underlying demographic growth in the markets for AeroCare’s products and gains in patient counts resulting primarily from sales and marketing efforts that emphasize service to patients and high-quality equipment, as well as AeroCare’s efforts in competitive bid areas to gain new referrals from competitors that were not awarded the bids. Growth in net sales and related service revenues from acquisitions is attributable to the effects of acquisitions of local companies. In fiscal 2013, AeroCare closed on 23 transactions which on an annual basis will contribute an estimated $15.1 million in net sales and related services revenues. The majority of the 23 transactions closed in the second half of fiscal 2013, so the full impact of the additional $15.1 million in net sales and related service revenues will be realized in fiscal 2014. The Medicare price reductions resulted from Round 2 of the competitive bidding program, which went into effect on July 1, 2013. Round 2 covered 91 MSA’s and the average payment reduction under Round 2 contracts was 45%.

Net Rental Revenues

Net rental revenues were $94.9 million for the year ended December 31, 2013, compared to $86.2 million for the year ended December 31, 2012. Net rental revenues increased $8.7 million, or 10.1%, compared to net rental revenues for the year ended December 31, 2012. The overall increase in net rental revenues was comprised of approximately 3.5% ($3.0 million) from internal growth, 11.8% ($10.1 million) from acquisitions, offset by approximately 5.2% ($4.4 million) negative impact from Medicare price reductions and payment changes. The internal growth in net rental revenues is attributable to underlying demographic growth in the markets for AeroCare’s products and gains in patient counts resulting primarily from sales and marketing efforts that emphasize service to patients and high-quality equipment, as well as AeroCare’s efforts in competitive bid areas to gain new referrals from competitors that were not awarded the bids. Growth in net rental revenues from acquisitions is attributable to the effects of acquisitions of local companies. In fiscal 2013, AeroCare closed on 23 transactions which on an annual basis will contribute an estimated $28.0 million in net rental revenues. The majority of the 23 transactions closed in the second half of fiscal 2013, so the full impact of the additional $28.0 million in net rental revenues will be realized in fiscal 2014. The Medicare price reductions resulted from Round 2 of the competitive bidding program, which went into effect on July 1, 2013. Round 2 covered 91 MSA’s and the average payment reduction under Round 2 contracts was 45%.

Costs of Net Revenues

Cost of Sales and Related Services

Cost of sales and related services were $18.0 million for the year ended December 31, 2013, compared to $12.4 million for the year ended December 31, 2012. Cost of sales and related services as a percentage of net sales and related service revenues was 48.1% for the year ended December 31, 2013 versus 43.8% for the year ended December 31, 2013. Cost of sales and related services increased by $5.6 million, or 45.8%, compared with the year ended December 31, 2012. The increase in cost of sales and related services percentage in 2013 is primarily attributable to the impact from the Medicare price reductions (this accounts for 1.6% of the increase), as well as commercial payor rate reductions, higher sales volume of CPAP supplies, and reduced margins on pharmacy revenues.

Cost of Rentals and Other Revenues

Cost of rentals and other revenues were $20.8 million for the year ended December 31, 2013 compared to $17.7 million for the year ended December 31, 2012. Cost of rentals and other revenues as a percentage of net rental revenues was 21.9% for the year ended December 31, 2013 versus 20.5% for the year ended December 31, 2012. Cost of rentals and other revenues increased by $3.1 million, or 17.7%, compared with the year ended December 31, 2012. The increase in cost of rentals and other revenues percentage in 2013 is primarily attributable to the impact from the Medicare price reductions (this accounts for 0.9% of the increase), as well as commercial payor reductions and growth in CPAP rentals which have lower margins than oxygen rentals. Included in cost of rentals and other revenues is depreciation of medical equipment of $16.0 million for the year ended December 31, 2013 and $13.8 million for the year ended December 31, 2012.

Selling, General and Administrative Expenses

SG&A were $79.7 million for the year ended December 31, 2013, compared to $66.7 million for the year ended December 31, 2012. SG&A as a percentage of net revenues was 60.2% for the year ended December 31, 2013, and 58.3% for the year ended December 31, 2012. SG&A expenses in 2013 increased by $13.0 million, or 19.4%, compared with the prior year. The increase was primarily comprised of an increase in salaries and related benefits of $8.6 million, an increase in billing software and collection fees of $0.8 million, an increase in facilities expense of $0.7 million, and an increase in all other operating costs of $2.9 million. These increases were all driven by the large number of acquisitions that took place in the second half of fiscal 2013. These acquisitions significantly increased AeroCare’s headcount, the number of AeroCare’s operating locations, and the need for continued investment in AeroCare’s billing and related software.

Bad Debt Expense

Bad debt expense was $5.2 million for the year ended December 31, 2013, compared to $6.8 million for the year ended December 31, 2012. Bad debt expense decreased by $1.6 million, or 24.2%, compared with the prior year. Bad debt expense as a percentage of net revenues was 3.9% for the year ended December 31, 2013, and 5.9% for the year ended December 31, 2012. AeroCare’s continued investment in its systems has improved the billing and collection process, contributing to the decline in the bad debt expense. AeroCare continuously performs detailed analyses to evaluate the net realizable value of accounts receivable. In connection with this analysis, AeroCare determined that its bad debt allowance estimation process was not adequate in considering the collectibility of past due receivables as of year-end 2011. As a result, AeroCare restated its bad debt expense for the year ended December 31, 2012 by reducing the expense from a previously reported balance of $9.8 million to a restated balance of $6.8 million, a decrease of $3.0 million.

Depreciation and Amortization Expense

Depreciation and amortization expense (excluding amounts included in cost of revenue) was $4.1 million for the year ended December 31, 2013, compared to $3.1 million for the year ended December 31, 2012. Depreciation and amortization expense, as a percentage of net revenues was 3.1% for the year ended December 31, 2013, compared to 2.7% for the year ended December 31, 2012. Included in depreciation and amortization for the year ended December 31, 2013, is depreciation of other property and equipment of $1.8 million, amortization of identifiable intangible assets of $2.1 million and amortization of loan costs and intangible assets of $0.2 million. Included in depreciation and amortization for the year ended December 31, 2012, is depreciation of other property and equipment of $1.6 million, amortization of identifiable intangible assets of $1.4 million and amortization of loan costs and intangible assets of $0.1 million.

Other Income (Expense)

Interest expense for the year ended December 31, 2013, was $2.5 million, compared to $2.3 million for the year ended December 31, 2012. Interest expense was higher in 2013 due to AeroCare’s increased borrowings that were used to fund acquisitions throughout the second half of 2013.

Provision for Income Taxes

Provision for income taxes were $1.2 million for the year ended December 31, 2013, compared to $2.3 million for the year ended December 31, 2012. AeroCare’s effective income tax rate was 41.1% for the year ended December 31, 2013, compared with 40.5% for the year ended December 31, 2012. The slightly increased expense in 2013 consisted of:

(in thousands)	Year Ended December 31, 2013	Year Ended December 31, 2012
Pretax income at statutory rate	$987	$1,972
State tax, net of federal	309	275
Non taxable bargain gain	(216)	—
Non deductible expenses	147	53
Other	(34)	50
Provision for Income Taxes	$1,193	$2,350

Liquidity and Capital Resources

AeroCare’s primary sources of liquidity have been internally generated funds from operations, borrowings under credit facilities, and borrowings under capital lease obligations. AeroCare has used these funds to meet its capital requirements, which consist primarily of operating costs, capital expenditures, acquisitions and debt service. AeroCare believes that its operating cash flow, together with its existing credit facilities and borrowings under capital lease obligations, will continue to be sufficient to fund its operations and growth strategies for at least the next 12 months.

AeroCare is required to maintain certain financial covenants under its credit facility. AeroCare’s credit facility does not permit it to have at the end of any fiscal quarter (i) a Consolidated Leverage Ratio (as defined in the Credit Facility) in excess of 3 to 1 or (ii) a Consolidated Fixed Charge Coverage Ratio (as defined in the Credit Facility) of less than 1.25 to 1. As of September 30, 2014, AeroCare is compliant with each of these covenants as the Consolidated Leverage Ratio is 2.48 to 1 and the Consolidated Fixed Charge Coverage ratio is 1.71 to 1.

In the first quarter of 2014, AeroCare received a waiver of default from the lender under its prior credit facility. Under its prior credit facility, AeroCare was not permitted to have at the end of any fiscal quarter (i) a Consolidated Leverage Ratio (as defined in the prior credit facility) in excess of 2.75 to 1 or (ii) a Consolidated Fixed Charge Coverage Ratio (as defined in the prior credit facility) of less than 1.25 to 1. While AeroCare was in compliance with the Consolidated Leverage Ratio, it was not in compliance with the Consolidated Fixed Charge Coverage Ratio in the first quarter of 2014, due primarily to increased spending on capital expenditures during the twelve month period ended March 31, 2014. Since entering into its amended and restated credit facility in June 2014, AeroCare has been in compliance with all of its financial covenants in the second and third quarter of 2014.

As of September 30, 2014, AeroCare’s principal sources of liquidity consisted of $1.1 million of cash and cash equivalents, $7.7 million available under AeroCare’s revolving line of credit, and $30.0 million available under AeroCare’s acquisition line of credit. The revolving line of credit agreement dated June 30, 2014 makes available up to $10.0 million over a five year period. The acquisition line of credit agreement dated June 30, 2014 allows up to $30 million to be drawn in order to fund acquisitions and is available until June 30, 2016, at which time the acquisition line of credit converts to a term loan. AeroCare is in compliance with all debt covenants as of September 30, 2014.

On June 30, 2014, AeroCare entered into a note payable with a bank in an aggregate principal amount of $70 million. The note matures on June 30, 2019, and is secured by a blanket assignment of business assets. As of September 30, 2014, there is $69.1 million outstanding under the note. The principal and interest are payable quarterly. Amounts currently outstanding under the note bear interest at floating annual rates that are based on LIBOR plus an applicable margin based on AeroCare’s total leverage ratio, which was 3.6545% at September 30, 2014.

On June 30, 2014, AeroCare entered into a working capital line of credit in an aggregate principal amount of up to $10.0 million. AeroCare’s ability to draw additional funds under the working capital line of credit will expire on June 30, 2019, and the working capital line of credit is secured by a blanket assignment of business assets. As of September 30, 2014, AeroCare had $2.3 million outstanding under the working capital line of credit, and an additional $7.7 million remained available to be drawn under the working capital line of credit. Amounts outstanding under the working capital line of credit bear interest at floating annual rates that are based on LIBOR plus an applicable margin based on AeroCare’s total leverage ratio, which was 3.6545% at September 30, 2014.

On June 30, 2014, AeroCare entered into an acquisition revolving credit facility in an aggregate principal amount of up to $30.0 million. AeroCare’s ability to draw additional funds under the acquisition revolving credit facility will expire on June 30, 2016, at which time the acquisition revolving credit facility will convert to a term loan with a maturity date of June 30, 2019. The acquisition revolving credit facility is secured by a blanket assignment of business assets. As of September 30, 2014, AeroCare had no principal outstanding under the acquisition revolving credit facility, and an additional $30.0 million remained available to be drawn under the acquisition revolving credit facility. Amounts outstanding under the acquisition revolving credit facility bear interest at floating annual rates that are based on LIBOR plus an applicable margin based on AeroCare’s total leverage ratio, which was 3.6545% at September 30, 2014.

At September 30, 2014, AeroCare’s working capital was $13.0 million, as compared to working capital of $3.9 million and $2.0 million at December 31, 2013 and 2012, respectively. A significant portion of AeroCare’s assets consists of accounts receivable from third-party payors that are responsible for payment for the equipment and the services that AeroCare provides. AeroCare’s day’s sales outstanding, or DSO, was 50 days at September 30, 2014, 49 days at December 31, 2013, and 44 days at December 31, 2012. AeroCare measures its DSO by dividing its net accounts receivable at the balance sheet date by the product of its latest quarterly net revenues times four divided by 360 days. The increased DSO over the past two years has primarily resulted from the increased audit programs that have been implemented by Medicare, which slows the time from when AeroCare bills for a service until the time that AeroCare actually gets paid for such service (see “Risk Factors” for further discussion on the various audit programs).

Cash Flows

Net cash provided by operating activities was $18.0 million for the nine months ended September 30, 2014, compared with $21.4 million for the nine months ended September 30, 2013. Net cash used in investing and financing activities was $17.7 million and $20.9 million for the nine months ended September 30, 2014 and 2013, respectively. Activity in the nine months ended September 30, 2014, included AeroCare’s investment of $4.1 million in business acquisitions, net investment in property and equipment of $16.6 million, debt principal repayments of $140.5 million, and $0.2 million in payments to repurchase common stock, offset by proceeds of $70.0 million from a refinancing of a term loan, $1.9 million under AeroCare’s acquisition line of credit and net proceeds of $71.8 million on AeroCare’s revolving line of credit.

Net cash provided by operating activities was $23.6 million for the year ended December 31, 2013, compared with $18.9 million for the year ended December 31, 2012. Net cash used in investing and financing activities was $24.8 million and $17.4 million for the years ended December 31, 2013 and 2012, respectively. Activity in the year ended December 31, 2013, included investment of $23.1 million in business acquisitions, net investment in property and equipment of $13.9 million, debt principal repayments of $21.3 million, payments on due to sellers of $0.6 million and $0.3 million in payments to repurchase common stock, offset by net proceeds of $34.4 million under AeroCare’s acquisition line of credit and revolving line of credit.

Contractual Obligations

In the ordinary course of business, AeroCare enters into obligations and commitments that require future contractual payments. The commitments primarily result from repayment obligations for borrowings under AeroCare’s revolving bank credit facility, as well as contractual lease payments for facility and equipment leases, and deferred acquisition obligations. The following table presents, in the aggregate, scheduled payments under AeroCare’s contractual obligations as of September 30, 2014:

	Payment Due by Period
	Contractual Obligations Total	Less Than 1Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Term loan	$69,125	$3,500	$7,000	$58,625	$—
Obligations under capital leases	4,715	2,153	2,492	70	—
Lines of credit	2,338	—	—	2,338	—
Due to sellers	1,550	1,550	—	—	—
Interest payments on long term debt(1)	11,774	2,934	5,126	3,714	—
Operating leases	7,299	2,935	3,135	1,140	89
Total	$96,801	$13,072	$17,753	$65,887	$89

(1)	Assumptions used in calculating interest payments on long term debt were as follows:
•	Interest was calculated on the average outstanding balance for each component of debt
•	For fixed rate debt, utilized the actual interest rate for each component of debt
•	For variable rate debt, utilized the actual interest rate as of September 30, 2014 throughout the assumed life of the debt

Off-Balance Sheet Arrangements

AeroCare does not have any off-balance sheet arrangements that have a current or future material effect on its financial condition, results of operations, liquidity, capital expenditures or capital resources.

Earnout Shares

The merger agreement provides for AeroCare shareholders to receive up to an additional 3,588,516 shares (Earnout Shares), contingent upon the combined entity attaining specified Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) targets for the years ending December 31, 2015, 2016 and 2017. The following table sets forth the targets and the contingent shares issuable to AeroCare shareholders:

	Contingent Payment Schedule
	EBITDA Threshold	Contingent Shares
Fiscal year ending December 31, 2015	$51,000,000	1,196,172
Fiscal year ending December 31, 2016	$57,000,000	1,196,172
Fiscal year ending December 31, 2017	$72,000,000	1,196,172
Total	$180,000,000	3,588,516

If the EBITDA Amount for a particular calculation period does not exceed the applicable EBITDA Threshold, no Earnout Shares will be issued for such calculation period; provided, however, that notwithstanding the foregoing: (A) if the EBITDA amount for the 2015 calculation period does not equal or exceed the EBITDA Threshold for such 2015 calculation period, but the EBITDA amount for the 2016 calculation period equals or exceeds the EBITDA Threshold for the 2016 calculation period, then the AeroCare shareholders shall be entitled to receive 100% of the Earnout Shares for both the 2015 and 2016 Calculation Periods (i.e., a total of 2,392,344 shares of common stock); (B) if the EBITDA amount for the 2017 calculation period equals or exceeds the EBITDA Threshold for the 2017 calculation period, but the

EBITDA amount for either or both of the 2015 or 2016 calculation periods did not equal or exceed the applicable EBITDA Threshold for such periods, then the AeroCare shareholders shall be entitled to receive 100% of the Earnout Shares for the 2017 calculation period plus 100% of the Earnout Shares for any prior calculation period not previously earned; (C) if the EBITDA Amount for the 2016 calculation period exceeds the EBITDA Threshold for such period by 10% or more, then the AeroCare shareholders shall automatically earn all of the Earnout Shares payable in respect of the 2017 calculation period (without regard to the actual results for the 2017 calculation period), and the Earnout Shares otherwise payable for the 2017 calculation period shall be paid to the AeroCare shareholders at the same time as which the Earnout Shares are paid with respect to the 2016 calculation period; and (D) immediately prior to, but subject to the consummation of, a change of control transaction, the maximum number of Earnout Shares payable to the AeroCare shareholders (less the total number of Earnout Shares that have been previously issued to the AeroCare shareholders) shall be issued to the AeroCare shareholders.

The earn-out shares may be issued both to AeroCare employees as well as to non-employee shareholders. The following accounting literature was analyzed to determine the preliminary accounting treatment of these shares:

•	ASC 480 – Distinguishing Liabilities from Equity;
•	ASC 815 – Derivatives and Hedging;
•	ASC 805 – Business Combinations
•	ASC 505-50 – Equity-Based Payments to Non-Employees
•	ASC 718 – Compensation — Stock Compensation
•	ASC 450 – Contingencies

There is no requirement for continued employment by the AeroCare employees in order to receive the earn-out shares, should the EBITDA targets be met. As a result, the arrangement as it pertains to AeroCare employees, as well as non-employee shareholders, does not constitute compensation expense.

In accordance with the earn-out provisions, during the 2016 year, AeroCare employees and non-employee shareholders would be eligible to receive the 2017 earn-out shares should the 2016 actual EBITDA results exceed the 2016 EBITDA target by 10% or more. As a result, this provision constitutes a liability under ASC 480, due to this being an obligation to issue a variable number of shares that is based solely or predominantly on a variable other than the fair value of Merge Worth’s shares. As a result, upon approval and consummation of the merger, a liability would be recorded at the merger agreement date with a corresponding expense related to all 3,588,516 earn-out shares. This liability would be marked to market at each reporting period. At the end of 2015, should the 2015 EBITDA target be met, the liability at December 31, 2015 would be based on only 2,392,344 shares, as 1,196,172 shares would have been issued to shareholders. The liability would be ultimately settled at the end of 2016 upon either issuance of the shares as a result of meeting either one or both possible targets, or upon issuing no shares if neither of the two possible 2016 targets are met. As of the end of 2016, there is no longer an obligation to issue a variable number of shares that is based solely or predominantly on a variable other than the fair value of the Company’s shares. Should one of the targets not be met as of the end of 2016, the Company would need to evaluate whether the 2017 EBITDA target would be met under the provisions of ASC 450, Contingencies, and determine whether the contingent liability is probable and estimable and record a liability, if determined, as of December 31, 2016. This liability would be evaluated at the end of each reporting period and be settled at the end of 2017.

The Company believes that the initial recording of this liability at the merger agreement date would be a one-time, non-recurring event that would not have continuing impact on the financial results of the combined companies. The impact of subsequently marking the liability to market, while recurring in years 2014, 2015 and 2016, is too speculative at this time to estimate, dependent largely on the future share price of the post-merged company.

Recent Accounting Pronouncements

In January 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an entity.” The new guidance provides new criteria for reporting discontinued operations and specifically indicates a disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that will have a major effect on the Company’s operations and financial results. The new guidance also requires expanded disclosures for discontinued operations. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2014. Early adoption is permitted. The Company does not expect to early adopt this guidance and does not believe that the adoption of this guidance will have a material impact on our consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” The new guidance provides new criteria for recognizing revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which AeroCare expects to be entitled in exchange for those goods or services. The new guidance requires expanded disclosures to provide greater insight into both revenue that has been recognized and revenue that is expected to be recognized in the future from existing contracts. Quantitative and qualitative information will be provided about the significant judgments and changes in those judgments that management made to determine the revenue that is recorded. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016. Early adoption is not permitted. AeroCare is currently assessing the provisions of the guidance and has not determined the impact of the adoption of this guidance on its consolidated financial statements.

In June 2014, the FASB issued ASU 2014-12, “Compensation — Stock Compensation (Topic 718).” The new guidance provides new criteria for accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions, and compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The Company does not expect to early adopt this guidance and does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements — Going Concern (Subtopic 205-40).” The new guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016. Early adoption is permitted. AeroCare does not expect to early adopt this guidance and does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

AeroCare is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact AeroCare’s financial position due to adverse changes in financial market prices and rates. AeroCare’s market risk exposure is primarily a result of fluctuations in interest rates.

AeroCare’s borrowings under the five-year credit facility are subject to changes in market rates or prices. The borrowings bear interest at (1) LIBOR and (2) an applicable margin based on AeroCare’s consolidated leverage ratio. At September 30, 2014, there were $71.5 million of outstanding borrowings under the credit agreement. Considering the total outstanding balance of $71.5 million, a 10% change in interest rates would result in a change of $0.3 in interest expense over the next twelve months.

Critical Accounting Policies and Estimates

AeroCare prepares its consolidated financial statements in accordance with U.S. GAAP and includes its accounts and the accounts of its wholly-owned subsidiaries. The preparation of AeroCare’s consolidated financial statements requires its management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosures for contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the applicable periods. Management bases its estimates, assumptions and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Different assumptions and judgments would change the estimates used in the preparation of AeroCare’s consolidated financial statements which, in turn, could change the results from those reported. AeroCare’s management evaluates its estimates, assumptions and judgments on an ongoing basis.

The critical accounting policies requiring estimates, assumptions and judgments that AeroCare believes have the most significant impact on its consolidated financial statements are described below.

Revenue Recognition and Accounts Receivable

Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, AeroCare’s price to the payor is fixed or determinable and collectability is reasonably assured.

AeroCare’s rental arrangements generally provide for fixed monthly payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rentals which limit the rental payment period in some instances). Once initial delivery is made to the patient (initial setup), a monthly billing is established based on the initial setup service date. AeroCare recognizes rental arrangement revenues ratably over the monthly service period and defers revenue for the portion of the monthly bill which is unearned. No separate revenue is earned from the initial setup process.

AeroCare’s net revenues are recognized on an accrual basis in the period in which services and related products are provided to customers and are recorded at net realizable amounts estimated to be paid by customers and third-party payors. AeroCare’s billing system contains payor-specific price tables that reflect the fee schedule amounts in effect or contractually agreed upon by various government and commercial payors for each item of equipment or supply provided to a customer. Net revenues are recorded based on the applicable fee schedule. If the payment amount received differs from the net realizable amount, an adjustment is made to the net revenues in the period that these payment differences are determined. AeroCare reports revenues in its financial statements net of such adjustments.

Due to the nature of the industry and the reimbursement environment in which AeroCare operates, certain estimates are required to record revenues and accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial, or account review. Included in accounts receivable are earned but unbilled receivables. Billing delays, ranging from several days to several weeks, can occur due to AeroCare’s policy of obtaining required payor-specific documentation prior to billing for its services rendered.

AeroCare performs detailed analyses to evaluate the net realizable value of accounts receivable. Specifically, AeroCare considers historical collections data, accounts receivable aging trends, other operating trends and relevant business conditions. Based on these factors, AeroCare records a provision for doubtful accounts. Accounts are written off against the allowance for doubtful accounts when all collection efforts have been exhausted. Because of the continuing changes in the health care industry and third-party reimbursement, it is possible that AeroCare’s estimates could change, which could have an impact on operations and cash flows.

Goodwill and Other Intangible Assets

Goodwill is recognized as a result of a business combination when the price paid for the acquired business exceeds the fair value of its identified net assets. Identifiable intangible assets are recognized at their fair value when acquired. Fair values for intangible assets are determined based upon discounted cash flows or market multiples. Identifiable intangible assets include trade names, non-compete agreements and customer/physician relationships. Intangible assets with definite useful lives are amortized over their respective estimated useful lives (generally 2 to 10 years) to their estimated residual values.

We make significant estimates, assumptions, and judgments when valuing goodwill and other intangible assets in connection with the initial purchase price allocation of an acquired entity, as well as when evaluating impairment of goodwill and other intangible assets on an ongoing basis. These estimates are based upon a number of factors, including historical experience, market conditions, and information obtained from the management of the acquired company. Critical estimates in valuing certain intangible assets include, but are not limited to, historical and projected customer retention rates, anticipated growth in revenue from the acquired customer and product base, and the expected use of the acquired assets. These factors are also considered in determining the useful life of the acquired intangible assets. The amounts and useful lives assigned to identified intangible assets impacts the amount and timing of future amortization expense.

The value of our goodwill and intangible assets could be impacted by future adverse changes such as, but not limited to: (a) a significant adverse change in legal factors or in the business climate; (b) a substantial decline in our market capitalization; (c) an adverse action or assessment by a regulator; (d) unanticipated competition; (e) loss of key personnel; (f) a more likely-than-not expectation of sale or disposal of a reporting unit or a significant portion thereof; (g) a realignment of our resources or restructuring of our existing businesses in response to changes to industry and market conditions; (h) testing for recoverability of a significant asset group within the reporting unit; or (i) higher discount rate used in the impairment analysis as impacted by an increase in interest rates.

We evaluate goodwill on an annual basis as of December 31st, or more frequently if we believe impairment indicators exist. Goodwill is tested for impairment by comparing the reporting unit’s carrying value, including goodwill, to the fair value of the reporting unit. We operate under one reporting unit and for our annual goodwill impairment analysis, we determine the fair value of our reporting unit based on our enterprise value.

Long-lived assets, such as property and equipment and intangible assets subject to depreciation and amortization, are evaluated for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Among the factors and circumstances we considered in determining recoverability are: (i) a significant decrease in the market price of a long-lived asset; (ii) a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition; (iii) a significant adverse change in the business climate that could affect the value of a long-lived asset, including an adverse action or assessment by a regulator; (iv) an accumulation of costs significantly in excess of the amount originally expected for the acquisition; and (v) current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

There have been no indicators of impairment of goodwill, intangible assets and other long-lived assets, and we did not record any impairment losses during the years ended December 31, 2013 and 2012.

Income Taxes

AeroCare accounts for income taxes in accordance with FASB ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in its financial statements or tax returns. Under ASC 740-10, AeroCare determines deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of assets and liabilities along with net operating losses, if it is more likely than not the tax benefits will be realized using the enacted tax rates in effect for the year in which it expects the differences to reverse. To the extent a deferred tax asset cannot be recognized, a valuation allowance is established if necessary.

ASC 740-10 prescribes that a company should use a more-likely-than-not recognition threshold based on the technical merits of the tax position taken. Tax positions that meet the “more-likely-than-not” recognition threshold should be measured as the largest amount of the tax benefits, determined on a cumulative probability basis, which is more likely than not to be realized upon ultimate settlement in the financial statements.

ASC 740-10 provides guidance on the minimum threshold that an uncertain income tax position is required to meet before it can be recognized in the financial statements and applies to all tax positions taken by a company. ASC 740-10 contains a two-step approach to recognizing and measuring uncertain income tax positions. The first step is to evaluate the income tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. If it is not more likely than not that the benefit will be sustained on its technical merits, no benefit will be recorded. Uncertain income tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold. On a quarterly basis, AeroCare evaluates uncertain income tax positions and establishes or releases reserves as appropriate under GAAP.

Stock-Based Compensation

Stock-based compensation costs for stock options granted to employees under AeroCare’s stock option plan are required to be recognized in the financial statements over the employee’s requisite service period (generally the vesting period of the equity grant) with measurement based upon the fair value of the option on the grant date. AeroCare had $475,000 and $0 stock compensation expense for the years ended December 31, 2013 and 2012, respectively.

Segment Information

Aerocare follows a centralized approach to management of its branch locations through standard operating procedures developed and monitored at the corporate level. Each autonomous branch location provides essentially the same products and services to patients at similar margins through similar distribution and delivery methods. Management reporting and analysis is done on a monthly basis for each location, and then aggregated for analysis as one operating segment for the chief operating decision maker. Additionally, each location operates in a highly regulated environment principally subjected to the same Medicaid and Medicare reimbursements and operating regulations. Additionally, management continually monitors the revenue, profits and losses, and allocated assets to each location for the assessments of whether quantitative thresholds have been exceeded under the aggregation criteria in ASC Topic 280, “Segment Reporting” (ASC 280). AeroCare operates in one reportable segment, as defined by ASC 280: the provision of home medical equipment and related products and services.

Seasonality and Inflation

AeroCare faces pricing pressures in the form of continued reductions in reimbursement rates, particularly from governmental payors such as Medicare and Medicaid and from managed care organizations. In addition, AeroCare is impacted by rising costs for certain inflation-sensitive operating expenses such as labor, employee benefits, facility and equipment leases, communication and auto fuel.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are anticipated to be the executive officers and directors of the Company, which will be renamed “AeroCare Holdings Corporation,” following the Business Combination:

Name	Age	Position
Stephen P. Griggs	57	Chairman, Chief Executive Officer and Director
Daniel C. Bunting	52	Vice President of Operations and Chief Operating Officer
Joseph P. Russell	57	Vice President of Finance and Chief Financial Officer
Geraldine M. Hempel	61	Vice President of Administration and Compliance Officer
Albert A. Prast	54	Chief Technology Officer and Chief Information Officer
Mary Beth Covey	60	Director of Sales and Management and Secretary
W. Bruce Lunsford	66	Director
Theodore B. Lundberg	39	Director
James S. Hunt	58	Director
Stephen Cichy	43	Director

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Class I Director

James S. Hunt.  Mr. Hunt serves on the Board of Directors of Brown & Brown, Inc., a NYSE-listed, diversified insurance agency, wholesale brokerage, insurance programs and services company. Mr. Hunt serves on both the Audit and Compensation committees of Brown & Brown (Mr. Hunt serves as the designated SEC audit committee financial expert). From 1992 to 2012, Mr. Hunt worked at The Walt Disney Company most recently as Executive Vice President and CFO, Walt Disney Parks and Resorts Worldwide. Mr. Hunt currently serves on the board of trustees of the Children’s Hospital Los Angeles. Mr. Hunt graduated with a BSBA from the University of Central Florida. We believe that Mr. Hunt possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive of a public company and as a director of a public company.

Class II Directors

Stephen P. Griggs’ biographical information is set forth above under “Information About AeroCare —  Management.”

W. Bruce Lunsford has been a member of AeroCare’s board of directors since November 2002. Since January 2003, Mr. Lunsford has been the Chairman and Chief Executive Officer of Lunsford Capital, LLC, a private investment company headquartered in Louisville, Kentucky. From 2005 to 2008, Mr. Lunsford served as the chairman and chief executive officer of Valor Healthcare, Inc., a company that develops and operates outpatient clinics for military veterans. From May 1998 to December 1998, Mr. Lunsford served as the founder, chairman and chief executive officer of Ventas, Inc., a healthcare real estate investment company, and he continued to serve as its chairman until January 2003. From 1996 to 1998, Mr. Lunsford served as the founder and chairman of Atria Communities Inc., an assisted living company. From August 1985 to November 1998, Mr. Lunsford served as the founder, chairman, president and chief executive officer of Vencor, Inc., now known as Kindred Healthcare, and he continued to serve as its chairman and chief executive officer until January 1999. From 2010 to 2014, Mr. Lunsford served as a director of Lightyear Network Solutions, Inc. Mr. Lunsford also currently serves on the boards of directors of several private companies. Mr. Lunsford graduated with a B.A. from the University of Kentucky and J.D. from Salmon P. Chase College of Law. We believe that Mr. Lunsford possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive of several public companies in the healthcare industry.

Class III Directors

Stephen B. Cichy’s biographical information is set forth in the section entitled “Information About MWRX — Management.”

Theodore B. Lundberg has been a member of AeroCare’s board of directors since November 2002. Since August 2014, Mr. Lundberg has been a founding managing member of Peloton Equity, LLC. Since 2000, Mr. Lundberg has been at Ferrer Freeman & Company LLC, most recently as a partner. Mr. Lundberg graduated with a B.A. from Princeton University. We believe that Mr. Lundberg possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the healthcare industry and his background in serving on various boards of directors of other companies in the healthcare industry.

Classified Board of Directors

In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Except as otherwise provided by law and subject to the rights of any class or series of preferred stock, vacancies on our board of directors (including a vacancy created by an increase in the size of the board of directors) may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the board of directors to fill a vacancy (other than a vacancy created by an increase in the size of the board of directors) serves for the unexpired term of such director’s predecessor in office and until such director’s successor is elected and qualified. A director appointed to fill a position resulting from an increase in the size of the board of directors serves until the next annual meeting of stockholders at which the class of directors to which such director is assigned by the board of directors is to be elected by stockholders and until such director’s successor is elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Upon the consummation of the Business Combination, the combined company’s directors will be divided among the three classes and are anticipated to be as follows:

•	The nominees for Class I director will be James S. Hunt with an initial term expiring at MWRX’s 2015 annual meeting of stockholders;
•	The Class II directors will be Messrs. Griggs and Lunsford, with initial terms expiring at the 2016 annual meeting of stockholders; and
•	The Class III directors will be Messrs. Lundberg and Cichy, with terms expiring at the 2017 annual meeting of stockholders.

Committees of the Board of Directors

The standing committees of our board of directors consist of an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Parent Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by them; (2) overseeing our independent registered public accounting firm’s qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving related person transactions.

Upon consummation of the Business Combination, our Audit Committee will consist of James S. Hunt, Theodore B. Lundberg and Stephen B. Cichy. We believe that Messrs. Hunt, Lundberg and Cichy qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Hunt qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which will be available on our corporate website at www.aerocareusa.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement/prospectus.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

Upon consummation of the Business Combination, our Compensation Committee will consist of James S. Hunt, Theodore B. Lundberg and W. Bruce Lunsford. Our board of directors has adopted a written charter for the Compensation Committee, which will be available on our corporate website at www.aerocareusa.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement/prospectus.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Upon consummation of the Business Combination, our Corporate Governance and Nominating Committee will consist of Theodore B. Lundberg, W. Bruce Lunsford and Stephen B. Cichy. Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee, which will be available on our corporate website at www.aerocareusa.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement/prospectus.

Parent Committee

Upon consummation of the Business Combination, our board will establish our Parent Committee, which will be responsible for, among other matters, overseeing and the determination and issuance of post-closing earnout shares. The Parent Committee will consist of Stephen B. Cichy, who will be chairman, Theodore B. Lundberg and W. Bruce Lunsford.

Compensation Committee Interlocks and Insider Participation

During 2013, no officer or employee served as a member of the Company’s Compensation Committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics will be available on our website at www.aerocareusa.com. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address. Our website is not part of this proxy statement/prospectus.

Director Compensation

Following the Business Combination, our non-employee directors will receive compensation at rates which are to be determined based on the recommendations of one or more third-party consultants.

Executive Compensation

Overview

Following the closing of the Business Combination, AeroCare intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with AeroCare’s business objectives and the creation of stockholder value, while enabling AeroCare to attract, motivate and retain individuals who contribute to the long-term success of AeroCare.

Decisions on the executive compensation program will be made by a compensation committee of the board of directors, which will be established at the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive-based compensation in the form of stock-based awards.

Base Salary

It is expected that our named executive officers’ base salaries will continue as described under “Information about AeroCare — Executive Compensation,” subject to the terms of any employment agreements, and be reviewed annually by the compensation committee based upon advice and counsel of its advisors.

Annual Bonuses

AeroCare intends to use annual cash incentive bonuses for the named executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. AeroCare expects that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of any employment agreement. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers. For 2015, AeroCare intends to establish an annual cash bonus plan that links the payment of cash bonus awards to the achievement of targeted financial performance goals.

AeroCare expects that future annual cash incentive bonuses for the named executive officers will be awarded under the 2014 Stock Option and Incentive Plan described below.

Stock-Based Awards

AeroCare intends to use stock-based awards to reward long-term performance of the named executive officers. AeroCare believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its named executive officers with the interests of its stockholders and serve to motivate and retain the individual named executive officers. Stock-based awards will be awarded under the 2014 Stock Option and Incentive Plan, which has been adopted by MWRX’s board of directors and AeroCare’s board of directors and is being submitted to our stockholders for approval at the special meeting. For a description of the 2014 Stock Option and Incentive Plan, please see the section of this proxy statement/prospectus under the heading “Proposal No. 4 — Approval and Adoption of the AeroCare Holdings Corporation 2014 Stock Option and Incentive Plan.”

Employment Agreements

We anticipate that the employment agreements for the named executive officers will remain in place following the consummation of the Business Combination. Any new employment agreements for the named executive officers following the Business Combination will be subject to compensation committee approval.

Other Compensation

AeroCare expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the named executive officers will participate. AeroCare also expects to continue to provide its named executive officers long-term disability subject to the compensation committee’s ongoing review.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than a company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. We expect our policy will be to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the compensation committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of AeroCare and its stockholders.

SPECIAL MEETING IN LIEU OF 2014 ANNUAL MEETING OF MWRX STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting in lieu of 2014 annual meeting of stockholders to be held on December 22, 2014, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about December 12, 2014. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of Special Meetings

The special meeting will be held at 10:00 a.m., Eastern time, on December 22, 2014, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on December 9, 2014, which is the record date for the special meeting. With respect to the special meeting, you are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were (i) 10,200,950 shares of MWRX common stock outstanding, of which 7,590,000 are public shares, 1,897,500 are founder shares held by our sponsors and 713,450 of which are sponsor shares held by our sponsors.

Vote of MWRX Sponsors, Officers and Directors

In connection with our initial public offering, our sponsors, directors and officers agreed to vote the founder shares, sponsor shares and any other shares acquired during and after our initial public offering in favor of the Business Combination Proposal.

Our founders have waived any conversion rights, including with respect to shares of common stock purchased in our initial public offering or in the aftermarket, in connection with the Business Combination. The founder shares and sponsor shares have no conversion rights upon our liquidation and will be worthless if no business combination is effected by us prior to December 26, 2014. However, our founders are entitled to conversion rights upon our liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of MWRX stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will be counted for the purpose of determining the existence of a quorum.

The approval of the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the special meeting. Accordingly, an MWRX stockholder’s failure to vote by proxy or a broker non-vote means that the shares held will not be considered “present in person or by proxy and entitled to vote,” and thus will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Abstentions on any of these proposals will have the same effect as a vote “AGAINST” such proposal.

The approval of the Certificate Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock (whether or not such shares are present in person or represented by proxy at the special meeting). Accordingly, an MWRX stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Certificate Proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the two nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

The Business Combination Proposal is conditioned on the Certificate Proposal and the Director Election Proposal, and the Certificate Proposal and the Director Election Proposal are each conditioned on the Business Combination Proposal. If the Certificate Proposal and the Director Election Proposal are not approved, the Business Combination Proposal will have no effect, even if the Business Combination Proposal is approved by the requisite vote. If the Business Combination Proposal is not approved, the Certificate Proposal and the Director Election Proposal will have no effect, even if those proposals are approved by the requisite vote. If you wish to approve the Business Combination Proposal, the Certificate Proposal or the Director Election Proposal, you must approve all three proposals.

The Incentive Plan Proposal is conditioned on the Business Combination Proposal.

Recommendation to MWRX Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Certificate Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and recommends that its stockholders vote “FOR” each of the proposals. Our board’s recommendation that our stockholders approve the Business Combination is based on the majority vote of our directors. One of our directors abstained from this vote (but did not vote against) due to his concerns regarding AeroCare’s historical financial performance in the areas of net income and cash flows, which information is included elsewhere in this proxy statement/prospectus. All of our other directors, however, after reviewing such information voted to approve the Business Combination based on their view that AeroCare’s growth plan and ability to drive positive revenue and EBITDA growth would be facilitated by AeroCare’s access to capital through the Business Combination.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the continued right of our sponsors, directors and executive officers to hold our common stock following the Business Combination, subject to the lock-up agreements;
•	the continued right of our sponsors, directors and executive officers for registration of their shares subject to the terms the registration rights agreement that such persons entered into with us;
•	the continuation of one of our officers as a director (but not an officer) of the combined company;
•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination; and
•	that, in the event that we do not complete the Business Combination and the Company is forced to dissolve and liquidate, then (i) 1,897,500 founder shares and 713,450 sponsor shares will be worthless, (ii) we may be unable to repay the approximately $115,000 of working capital loans we have outstanding with our sponsors and such loans will be forfeited, and (iii) our sponsors have agreed to guarantee the Company’s obligation to reimburse AeroCare for up to $250,000 of its expenses related to certain fees of BDO USA, LLP.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding MWRX or its securities, MWRX’s sponsors, AeroCare, AeroCare’s stockholders or any of their respective affiliates may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or enter into transactions with such investors and others to provide them with incentives to acquire shares of MWRX common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood that the Business

Combination Proposal is approved and that holders of 3,463,202 or fewer of the public shares demand conversion of their public shares into cash. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the MWRX sponsors for nominal value.

Entering into any such arrangements may have a depressive effect on MWRX’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of more than 3,463,202 of the public shares will exercise their conversion rights.

As of the date of this proxy statement/prospectus, no such agreements have been entered into with any such investor or holder. MWRX will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Business Combination Proposal, Certificate Proposal, the Incentive Plan Proposal and the Adjournment Proposal and will have no effect on the outcome of the Director Election Proposal. Broker non-votes will have the effect of a vote “AGAINST” the Certificate Proposal and will have no effect on the Business Combination Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

Voting Your Shares

Each share of our common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of our common stock that you own. There are several ways to vote your shares of common stock:

•	You can vote your shares by one of the following methods: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our board of directors. With respect to proposals for the special meeting, that means: “FOR” the Business Combination Proposal, “FOR” the Certificate Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal.
•	You can attend the special meeting and vote in person. You will be given a ballot when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at the meeting by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify Stephen B. Cichy, the Company’s Secretary, in writing before the special meeting that you have revoked your proxy; or
•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above. No Additional Matters May Be Presented at the Special Meeting.

The special meeting has been called only to consider the approval of the Business Combination Proposal, the Certificate Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in the notice of the special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Morrow & Co., LLC, our proxy solicitor, at (800) 662-5200 or by email at MWRX.info@morrowco.com.

Conversion Rights

Pursuant to our amended and restated certificate of incorporation, any holders of our public shares may demand that such shares be converted into a pro rata share of the aggregate amount on deposit in the trust account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the AeroCare Merger, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account, which holds the proceeds of our initial public offering as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of $63,452,938 on September 30, 2014, the estimated per share redemption price would have been approximately $8.36.

In order to exercise your conversion rights, you must vote either for or against the Business Combination Proposal. In addition, you or your broker must, prior to 4:30 p.m. Eastern time on December 18, 2014 (two business days before the special meeting), both:

•	Submit a request in writing (via email or letter) that we convert your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
mzimkind@continentalstock.com

•	Deliver your public shares either physically or electronically through DTC to our transfer agent. Stockholders seeking to exercise their conversion rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be converted. Any demand for conversion, once made, may be withdrawn at any time until the deadline for exercising conversion requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for conversion to our transfer agent and decide within the required timeframe not to exercise your conversion rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

It is a condition to closing under the Merger Agreement, however, that the aggregate amount of funds in the trust account, after giving effect to the payment for all public shares properly submitted for conversion, the $1.848 million advisory fee to EBC and other specified costs set forth in the Merger Agreement, plus any proceeds from the issuance of additional shares of our common stock at the closing of the Business Combination and any available cash of the Company (net of any indebtedness), equals at least $30,000,000. Each conversion of shares by our public stockholders will decrease the amount in our trust account and thus decrease the amount of cash available to satisfy this closing condition. Therefore, assuming (i) we do not obtain financing through the issuance of additional shares of our common stock at the closing of the Business Combination and (ii) the specified deductions to the trust account do not exceed $4.4 million, the maximum number of public shares that may be converted into cash from the trust account in order to us to be able to complete the Business Combination would be 3,463,202. If, however, conversions by our public stockholders cause us to be unable to meet this closing condition, then AeroCare will not be required to consummate the AeroCare Merger, although it may, in its sole discretion, waive this condition. In the event that AeroCare waives this condition, we do not intend to seek additional shareholder approval or extend the time period in which our public stockholders can exercise their conversion rights. In no event, however, will we convert public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Prior to exercising conversion rights, stockholders should verify the market price of our common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. We cannot assure you that you will be able to sell your shares of our common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.

If you exercise your conversion rights, your shares of our common stock will cease to be outstanding immediately prior to the AeroCare Merger and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand conversion.

If the Business Combination is not approved and we do not consummate an initial business combination by December 26, 2014, we will be required to dissolve and liquidate.

Appraisal Rights

Appraisal rights are not available to holders of shares of our common stock in connection with the Business Combination.

PROPOSAL NO. 1 — APPROVAL OF THE BUSINESS COMBINATION

We are asking our stockholders to approve and adopt the Merger Agreement. Our stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the Business Combination, our amended and restated certificate of incorporation provides that we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the special meeting.

The Merger Agreement

This section of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the parties thereto made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties thereto and are subject to important qualifications and limitations agreed to by such parties in connection with negotiating the Merger Agreement. These representations, warranties and covenants are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties to the Merger Agreement rather than establishing matters as facts. We do not believe that these schedules contain information that is material to an investment decision.

Structure of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into AeroCare, with AeroCare surviving as a wholly-owned subsidiary of the Company. As a result, each outstanding share of AeroCare common stock (“AeroCare Common Stock”) will convert into the right to receive shares of the Company’s common stock (“Company Common Stock”), each outstanding option to purchase shares of AeroCare Common Stock (“AeroCare Option”) will be assumed by the Company and convert into a stock option to acquire shares of Company Common Stock (the “Option Shares”), and each outstanding share of common stock of Merger Sub will convert into one share of common stock of AeroCare. In addition, each share of AeroCare Common Stock and each AeroCare Option will also convert into a contingent right to receive (a) a portion of the Escrow Shares (as defined below), and (b) a portion of the Earnout Shares (as defined below), in each case as calculated pursuant to the terms of the Merger Agreement.

Company Shares and Options to be Issued at Closing of the Merger

We currently expect that, based on AeroCare’s current capitalization, at the closing of the merger, we will issue 11,296,079 shares of Company Common Stock to the AeroCare equity holders (valued at approximately $94,435,220 based on a price per share of Company Common Stock of $8.36 pursuant to the terms of the Merger Agreement) of which 1,016,746 shares of Company Common Stock (the “Escrow Shares”) will be deposited into an escrow account with Continental Stock Transfer & Trust Company acting as trustee to secure AeroCare’s indemnification obligations under the Merger Agreement. We also expect to issue in exchange for AeroCare stock options 511,636 options to purchase shares of our common stock at a strike price of $5.30.

The aggregate number of Closing Shares to be issued at the closing of the Merger will be the number of shares of Company Common Stock equal to (i) the Per Share Closing Consideration (as defined below) plus (ii) the Per Share Escrow Consideration (as defined below). In addition, each AeroCare stockholder that

Oreceives Closing Shares or Option Shares at the closing of the merger will also receive a right to receive shares of Company Common Stock (the “Earnout Shares”) upon the achievement of certain earnout financial thresholds by AeroCare during the three fiscal years following the Business Combination.

The “Per Share Closing Consideration” will be determined by dividing (a) the quotient obtained by dividing (1) the sum of (x) $87,500,000 plus (y) the aggregate exercise price payable in respect of all AeroCare options (whether or not vested) that are outstanding immediately prior to the closing of the merger by (2) the $8.36 by (b) the sum, as of immediately prior to the consummation of the merger, of (1) the total number of shares of AeroCare Common Stock that are issued and outstanding plus (2) the total number of shares of AeroCare Common Stock issuable upon the full exercise of all unexercised options to purchase shares of AeroCare Common Stock (the “AeroCare Options”) that are then issued and outstanding.

Included in the total number of shares of AeroCare Common Stock that are issued and outstanding are 1,953,687 shares of common stock, designated as performance shares, which were issued in connection with the initial formation of AeroCare as part of a Security Exchange Agreement (the “Agreement”) and were transferred to a third party for safekeeping (the “Custodial Arrangement). Performance shares are to be released from the Custodial Arrangement upon the occurrence of a Realization Event or approval by the Board of Directors (“Realization Event”), as defined under the Custodial Arrangement providing a threshold amount has been met. The threshold amount is equal to 2.5 multiplied by the aggregate dollar amount of equity capital purchased by the initial group of outside investors. A Realization Event, if greater than or equal to the threshold amount, occurs upon the closing of a sale of common stock or other capital stock in a bona fide underwritten public offering in which the aggregate proceeds to AeroCare, prior to underwriting fees, are at least $40,000,000, or upon a change in control as defined in the Agreement, or upon liquidation.

The “Per Share Escrow Consideration” will be determined by dividing (a) the Escrow Shares by (b) the sum, as of immediately prior to the consummation of the merger, of (1) the total number of shares of AeroCare Common Stock that are issued and outstanding plus (2) the total number of shares of AeroCare Common Stock issuable upon the full exercise of all AeroCare Options that are then issued and outstanding.

Treatment of Performance Shares

In connection with the merger it has been determined that a Realization Event has occurred. AeroCare evaluated whether the release of the performance shares from the custodian represents a compensation arrangement under ASC 718-10-S99 and ASC 718-10-15-4, Compensation — Stock Compensation. The Agreement was entered into for purposes unrelated to, and not contingent upon, continued employment. As a result, it was determined that there is no compensation to be recorded related to the release of the performance shares.

Treatment of AeroCare Options

The AeroCare Options outstanding under an AeroCare stock option plan (the “AeroCare Option Plans”) as of immediately prior to the consummation of the merger, whether or not then vested or exercisable, will, at the consummation of the merger, be assumed by the Company and be converted into (i) options to acquire Company Common Stock, or substitute options, without any further action on the part of the holder thereof, (ii) a contingent right to receive a portion of the Escrow Shares equal to the product of (A) the Per Share Escrow Consideration multiplied by (B) the total number of shares of AeroCare Common Stock for which such holder’s substitute options is then exercisable (the “AeroCare Option Shares”), without regard to vesting, and (iii) a contingent right to receive a portion of the Earnout Shares. The fair value, using the Black Scholes valuation method, of the stock options to be issued at the closing of the merger approximate the fair value of the AeroCare stock options currently outstanding. As a result, there is no expense to be recognized as a result of the stock options exchanged for the AeroCare stock options.

From and after the effective time of the merger, all references to AeroCare in the AeroCare Option Plans and the applicable stock option agreements issued thereunder will be deemed to refer to the Company, which will assume the AeroCare Option Plans as of the effective time of the merger. Thereafter, each substitute option will be exercisable upon the same terms and conditions (including with respect to vesting) as under the applicable AeroCare Option Plan and the applicable option agreement issued thereunder, except that (A) each such substitute options will be exercisable for, and represent the right to acquire, that whole number of shares of Company Common Stock equal to the product (rounded down to the nearest whole number) of (i) the Per

Share Closing Consideration times (ii) the applicable AeroCare Option Shares and (B) the exercise price per share of Company Common Stock will be an amount equal to the quotient obtained by dividing (i) the exercise price of the substitute option as of immediately prior to the consummation of the merger by (ii) the Per Share Closing Consideration; provided, however, that the exercise price applicable to and the number of shares of Company Common Stock subject to each substitute option will be determined in a manner consistent with the requirements of Sections 409A and 424(a) of the Internal Revenue Code.

To the extent a holder of a substitute option continues to hold such option after the closing of the merger, or will have duly exercised such option after the closing of the merger, then such holder will be entitled to receive its pro rata share of any distribution of Earnout Shares at the same time as, and as otherwise provided to, the holders of AeroCare Common Stock in accordance with the provisions of the Merger Agreement.

Conversion of Shares of Merger Sub

Each share of the common stock of Merger Sub outstanding immediately prior to the consummation of the merger will be converted into one share of common stock of AeroCare.

Earnout Shares

In addition to the merger consideration payable in respect of AeroCare Common Stock and AeroCare Options, the Company will be required to issue up to an aggregate 3,588,517 shares of Company Common Stock (subject to certain acceleration and “catch-up” provisions set forth below) to stockholders and optionholders of AeroCare that do not perfect appraisal rights (the “Merger Securityholders”) upon AeroCare achieving:

(i)	an EBITDA Amount of $51,000,000 in the fiscal year ending December 31, 2015 (the “2015 Calculation Period”);
(ii)	an EBITDA Amount of $57,000,000 in the fiscal year ending December 31, 2016 (the “2016 Calculation Period”); and/or
(iii)	an EBITDA Amount of $72,000,000 in the fiscal year ending December 31, 2017 (the “2017 Calculation Period”).

The “EBITDA Amount” for AeroCare and its subsidiaries for any period (which is neither a forecast nor projection), is determined on a pro forma consolidated basis, and is equal to the sum of:

•	the net income (or loss) of AeroCare and its subsidiaries for such period but excluding therefrom (to the extent otherwise included therein) (1) any extraordinary gains or losses, (2) any gains attributable to write-ups of assets, (3) any equity interest of AeroCare or any of its subsidiaries in the unremitted earnings of any person that is not a subsidiary, and (4) any income (or loss) of any Person (as defined in the Merger Agreement) accrued prior to the date it becomes a subsidiary or is merged into or consolidated with AeroCare or any of its subsidiaries on the date that such Person’s assets are acquired by AeroCare or any subsidiary (the “Consolidated Net Income”) plus
•	to the extent deducted in determining Consolidated Net Income for such period, without duplication, (1) the sum for such period of (x) total interest expense, including without limitation the interest component of any payments in respect of capital lease obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (y) the net amount payable (or minus the net amount receivable) with respect to hedging transactions during such period (whether or not actually paid or received during such period), (2) income tax expense for such period, (3) depreciation and amortization for such period, (4) all fees, costs and expenses incurred in connection with the financing provided under AeroCare’s existing credit facility, and (5) acquisition costs related to permitted acquisitions under AeroCare’s existing credit facility paid in cash during such period in an aggregate amount during such period not to exceed five percent (5%) of the aggregate cash and non-cash consideration of such permitted acquisitions plus
•	with respect to any assets or Person that is the subject of an acquisition by AeroCare, (1) with respect to the period of four fiscal quarters of AeroCare ending with the first fiscal quarter ending after consummation of such acquisition, an amount equal to 22% of the revenues attributable to such assets or Person, projected in good faith by AeroCare using reasonable assumptions (including, without limitation, taking into account announced Medicare and Medicaid competitive bidding requirements and reductions in reimbursements) which projections and assumptions are approved in writing by the administrative agent under AeroCare’s existing credit facility (“Projected EBITDA”), (2) with respect to the period of four fiscal quarters of AeroCare ending with the second fiscal quarter ending after consummation of such acquisition, an amount equal to seventy-five percent (75%) of Projected EBITDA, (3) with respect to the period of four fiscal quarters of AeroCare ending with the third fiscal quarter ending after consummation of such acquisition, an amount equal to fifty percent (50%) of Projected EBITDA, and (4) with respect to the period of four fiscal quarters of AeroCare ending with the fourth fiscal quarter ending after the date of determination, an amount equal to twenty-five percent (25%) of Projected EBITDA plus
•	non-cash stock-based employee compensation expenses for such period.

The foregoing definition of “EBITDA Amount” will be subject to the following modifications when calculating the EBITDA Amount, without duplication of any add backs thereunder: (a) any costs or expenses incurred by AeroCare or the Company in connection with the merger will be treated as an add back to the EBITDA Amount; (b) any costs or expenses relating to the substitute options will be treated as an add back to the EBITDA Amount; (c) the acquisition costs related to permitted acquisitions under AeroCare’s existing credit facility which are added back to Consolidated Net Income pursuant to the definition of EBITDA Amount will only include fees, costs and expenses incurred by or on behalf of AeroCare or any of its subsidiaries to a third party; (d) any stock based employee compensation expenses will not be added back to the EBITDA Amount (except in the case of the substitute options, if applicable, per subsection (b) above); (e) any costs or expenses relating to or arising out of one-time non-recurring events which are unrelated to litigation or compensation will be added back to the EBITDA Amount; and (f) any costs or expenses incurred by the Company or AeroCare as a result of being a publicly-traded company will not be added back to the EBITDA Amount.

With respect to each Calculation Period, the Company will issue to the exchange agent (for the benefit of the Merger Securityholders) 1,196,172 shares of Company Common Stock if the EBITDA Amount for such Calculation Period exceeds the applicable EBITDA Amount threshold for such Calculation Period. If the EBITDA Amount for a particular Calculation Period does not exceed the applicable EBITDA Amount threshold for such Calculation Period, no Earnout Shares will be issued for such Calculation Period; provided, however, that notwithstanding the foregoing: (a) if the EBITDA Amount for the 2015 Calculation Period does not equal or exceed the EBITDA Amount threshold for such 2015 Calculation Period, but the EBITDA Amount for the 2016 Calculation Period equals or exceeds the EBITDA Amount threshold for the 2016 Calculation Period, then the Merger Securityholders will be entitled to receive 100% of the Earnout Shares for both the 2015 and 2016 Calculation Periods (i.e., a total of 2,392,344 shares of Company Common Stock); (b) if the EBITDA Amount for the 2017 Calculation Period equals or exceeds the EBITDA Amount threshold for the 2017 Calculation Period, but the EBITDA Amount for either or both of the 2015 or 2016 Calculation Periods did not equal or exceed the applicable EBITDA Amount threshold for such periods, then the Merger Securityholders will be entitled to receive 100% of the Earnout Shares for the 2017 Calculation Period plus 100% of the Earnout Shares for any prior Calculation Period not previously earned; (c) if the EBITDA Amount for the 2016 Calculation Period exceeds the EBITDA Amount threshold for such period by 10% or more, then the Merger Securityholders will automatically earn all of the Earnout Shares payable in respect of the 2017 Calculation Period (without regard to the Company’s actual results for the 2017 Calculation Period), and the Earnout Shares otherwise payable for the 2017 Calculation Period will be paid to the Merger Securityholders at the same time as which the Earnout Shares are paid with respect to the 2016 Calculation Period; and (d) immediately prior to, but subject to the consummation of, a Change of Control Transaction (as defined below), the maximum number of Earnout Shares payable to the Merger Securityholders (less the total number of Earnout Shares that have been previously issued to the Merger Securityholders) will be issued to the Merger Securityholders, whereupon the Company’s obligation to issue additional Earnout Shares in the future under the Merger Agreement will terminate. Each Merger Securityholder will be entitled to receive his, her or its then applicable pro rata share of any Earnout Shares payable to the Merger Securityholders pursuant to the Merger Agreement.

For the purposes of the foregoing, a “Change of Control Transaction” means any of the following: (a) consummation of a merger or consolidation of the Company with or into any other corporation or other entity in which holders of the Company’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company; (b) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets on a consolidated basis to an unrelated person or entity; or (c) the acquisition by any person or any group of persons, acting together in any transaction or related series of transactions, of such quantity of the Company’s voting securities as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or related series of transactions, 50 percent or more of the combined voting power of the voting securities of the Company.

Lock-Up Provisions

Pursuant to the letters of transmittal to be delivered by AeroCare stockholders to exchange their shares of AeroCare Common Stock for Closing Shares, the AeroCare stockholders will covenant that, at any time during the Lockup Period (as defined below), such stockholders will not (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any portion of the Closing Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Closing Shares, whether any such transaction is to be settled by delivery of such Closing Shares or such other securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b). As used therein, the term “Lockup Period” means the period beginning at the effective time of the merger and ending on the earlier of: (x) (i) with respect to fifty percent (50%) of the Closing Shares, the six month anniversary of the closing date of the merger, and (ii) with respect to the remaining fifty percent (50%) of the Closing Shares, the twelve month anniversary of the closing date of the merger and (y) the date that the Company consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the holders of Company Common Stock having the right to exchange their shares of Company Common Stock for cash, securities or other property.

In addition to the foregoing, AeroCare is required to deliver at the closing written agreements executed by holders of no less than 80% of the issued and outstanding shares of AeroCare Common Stock imposing the lockup restrictions described above on such holders.

Material Adverse Effect

Under the Merger Agreement, a fact, event, change, condition, occurrence, development, circumstance or effect will be deemed to have a “Material Adverse Effect” on AeroCare and its subsidiaries if, individually or in the aggregate, such facts, events, changes, conditions, occurrences, developments, circumstances or effects, have had or would reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations, of AeroCare and its subsidiaries, considered as a whole; provided, however, that no effect resulting from any of the following, either alone or in combination, will be taken into account in determining whether there has been a Material Adverse Effect: (a) any change in the economic conditions of the United States or global economy or capital or financial markets generally that does not materially disproportionately affect AeroCare and its subsidiaries, taken as a whole, (b) any change in economic conditions generally affecting industries in which AeroCare or its subsidiaries conduct business that does not materially disproportionately affect AeroCare and its subsidiaries, taken as a whole, (c) any change in legal requirements that does not materially disproportionately affect AeroCare and its subsidiaries, taken as a whole, (d) any change in GAAP, (e) the announcement of the transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners or employees, (f) any actions taken or omitted in the course of performing obligations hereunder or which are taken with Company’s consent or not taken because the Company did not give its consent, (g) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions that does not materially disproportionately affect AeroCare and its subsidiaries, taken as a whole, or (h) any failure by AeroCare or its subsidiaries to achieve any earnings or other financial projections or forecasts, in and of itself (provided that the underlying cause thereof may be considered in determining whether a Material Adverse Effect occurred or would reasonably be expected to occur).

Closing and Effective Time of the Merger

The Merger is expected to be consummated no later than two business days following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to the Closing of the Merger.”

Conditions to Closing of the Merger

Conditions to the Company’s and Merger Sub’s Obligations

The obligations of the Company and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the closing of the merger, of each of the following conditions:

•	All of AeroCare’s representations and warranties in the Merger Agreement (other than certain fundamental representations of AeroCare (as described in the following bullet point) will be true, correct and complete in all respects as of the date of the Merger Agreement and as of the closing of the merger as though made on and as of the date of the closing of the merger, except where the failure of such representations and warranties to be true and correct as of such dates (without giving effect to any qualification and limitations as to “materiality” or “Material Adverse Effect” set forth therein, individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.
•	All of AeroCare’s fundamental representations in the Merger Agreement (which are representations and warranties relating to AeroCare’s corporate organization, authorization, capitalization and taxes) will be true, correct and complete in all material respects as of the date of the Merger Agreement and as of the closing date of the merger as though made on and as of the closing date of the merger.
•	All of the covenants and obligations that AeroCare is required to comply with or to perform at or prior to the closing of the merger have been complied with and performed in all material respects.
•	The Company will have received the requisite Company stockholder approval contemplated by this proxy statement/prospectus, including approval of the Merger Agreement and the merger.
•	All specified third party consents required to be obtained in connection with the merger and the other transactions contemplated by the Merger Agreement will have been obtained by AeroCare. All consents of a governmental authority necessary to consummate the transactions contemplated by the Merger Agreement will have been obtained.
•	The Company will have received the following agreements and documents, each of which will be in full force and effect: (a) the registration rights agreement executed by each of FFC Partners II, L.P., FFC Executive Partners II, L.P., MTS AeroCare LLC and Stephen P. Griggs (the “Major Stockholders”), (b) the escrow agreement (the “Escrow Agreement”), executed by FFC Aerocare SR, LLC (the “Stockholders’ Agent”) and the escrow agent, (c) the lockup agreements, executed by AeroCare stockholders holding at least 80% of the issued and outstanding shares of AeroCare Common Stock, (d) the Certificate of Merger, executed by AeroCare, to be filed with the Secretary of State of the State of Delaware, (e) a certificate executed by the Chief Executive Officer of AeroCare containing the representation of such Chief Executive Officer on behalf of AeroCare that certain closing conditions have been duly satisfied, (f) a statement in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that AeroCare is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Internal Revenue Code, duly executed by AeroCare, and (g) a certificate of the Secretary of AeroCare, certifying to (i) the incumbency and specimen signature of each officer of AeroCare executing the Merger Agreement and any other document executed on behalf of AeroCare, (ii) the organizational documents of AeroCare, (iii) the resolutions of the board of directors of AeroCare approving and adopting the Merger Agreement, the related ancillary agreements and the transactions contemplated thereby, which have not been modified, revoked or rescinded as of the closing of the merger, and (iv) AeroCare stockholder approval of the merger, which has not been modified, revoked or rescinded as of the closing of the merger, (h) a certificate of good standing with respect to AeroCare and each of its subsidiaries, dated not more than ten (10) days prior to the closing date of the merger, from the State of Delaware and each other applicable jurisdiction, (i) written resignations of all directors of AeroCare and of each subsidiary of AeroCare, effective as of the closing date of the merger and (j) the backstop indemnity agreements executed by each of the Major Stockholders.
•	No Material Adverse Effect with respect to AeroCare will have occurred, and no event will have occurred or circumstance will exist that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect with respect to AeroCare.
•	No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger will have been issued by any court of competent jurisdiction and remain in effect, and there will not be any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger illegal or otherwise prevents or prohibits consummation of the transactions contemplated thereby.
•	No governmental body or other person will have commenced or threatened to commence any legal proceeding that, if decided adversely, would be reasonably likely to result in a Material Adverse Effect or prevent or materially delay the closing of the transactions contemplated by the Merger Agreement.
•	AeroCare will have received the requisite AeroCare stockholder approval required to approve AeroCare’s entry into the Merger Agreement and the ancillary agreements thereto and the consummation of the transactions contemplated by the Merger Agreement.
•	The Company will have at least $5,000,001 of net tangible assets after giving effect to the payment of the liabilities and obligations of the Company due and owing or incurred at or prior to the effective time of the merger, including all amounts payable (i) to stockholders of the Company holding shares of Company Common Stock sold in the Company’s initial public offering who will have exercised their rights to cause the Company to redeem their shares of Company Common Stock for cash pursuant to the Company’s certificate of incorporation; (ii) to the underwriters in the Company’s initial public offering and other designated persons, representing deferred underwriting commissions and discounts payable upon consummation of the merger and certain advisory fees; (iii) to third parties (e.g. professionals, printers, etc.) who have rendered services to the Company and Merger Sub; (iv) to officers and directors of the Company for repayment of loans made by such officers and directors to fund the Company’s working capital expenses; and (v) to any other person in respect of any fees or expenses incurred by the Company in connection with the transactions contemplated by the Merger Agreement (collectively, the “Trust Account Deductions”).

Conditions to AeroCare’s Obligations

The obligations of AeroCare to effect the merger and otherwise consummate the transactions thereby are subject to the satisfaction (or waiver by AeroCare), at or prior to the closing of the merger, of the following conditions:

•	All of the Company’s and Merger Sub’s representations and warranties in the Merger Agreement (other than certain fundamental representations of the Company (as described in the following bullet point) will be true, correct and complete in all respects as of the date of the Merger Agreement and as of the closing of the merger as though made on and as of the date of the closing of the merger, except where the failure of such representations and warranties to be so true and correct as of such dates (without giving effect to any qualification and limitations as to “materiality” or “material adverse effect” set forth therein, individually or in the aggregate) would not reasonably be expected to have a material adverse effect on the Company.

•	All of the Company’s fundamental representations in the Merger Agreement (which are representations and warranties relating to the Company’s corporate organization, authorization, capitalization, valid issuance of the Closing Shares and non-qualification as an investment company under the Investment Company Act of 1940, as amended) will be true, correct and complete in all material respects as of the date of the Merger Agreement and as of the closing date of the merger as though made on and as of the closing date of the merger.
•	All of the covenants and obligations that the Company and Merger Sub are required to comply with or to perform at or prior to the closing of the merger have been complied with and performed in all material respects.
•	The Company will have received the requisite Company stockholder approval contemplated by this proxy statement/prospectus, including approval of the Merger Agreement and the merger, and AeroCare will have received the requisite AeroCare stockholder approval required to approve AeroCare’s entry into the Merger Agreement and the ancillary agreements thereto and the consummation of the transactions contemplated thereby, including the merger.
•	AeroCare will have received each of the following documents, each of which is in full force and effect: (a) the registration rights agreement executed by the Company and Anthony Minnuto, Charles F. Fistel and Stephen B. Cichy, (b) the Escrow Agreement executed by the Company and the escrow agent, (c) the lockup agreements, each executed by the Company, (d) a certificate signed by an officer of the Company containing the representation of such officer that certain closing conditions have been duly satisfied, (e) a certificate of the Secretary of each of the Company and Merger Sub, certifying to (i) the incumbency and specimen signature of each officer of the Company or Merger Sub, as applicable, executing the Merger Agreement and any other document executed on behalf of the Company or Merger Sub, as applicable, (ii) the organizational documents of the Company or Merger Sub, as applicable, (iii) the resolutions of the board of directors of the Company and Merger Sub, as applicable, approving and adopting the Merger Agreement, the ancillary agreements thereto to which such entity is a party and the transactions contemplated thereby, which have not been modified, revoked or rescinded as of the closing of the merger, and (iv) the requisite approval of the Company stockholders, which has not been modified, revoked or rescinded as of the closing of the merger, (f) a certificate of good standing with respect to Merger Sub, dated not more than five (5) days prior to the closing date of the merger, from the State of Delaware, and (g) written resignations of all directors of the Company who are not contemplated to be directors of the Company after the closing of the merger pursuant to the Merger Agreement.
•	No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger will have been issued by any court of competent jurisdiction and remain in effect, and there will not have been any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement.
•	No governmental body or other person will have commenced or threatened to commence any legal proceeding that, if decided adversely, would be reasonably likely to result in a material adverse effect on the Company or prevent or materially delay the closing of the transactions contemplated thereby.
•	The aggregate amount of (i) funds in the trust account available at closing of the merger after giving effect to the Trust Account Deductions plus (ii) any other available cash of the Company (net of any indebtedness of the Company) plus (iii) any proceeds from the sale of Company Common Stock to occur on the closing date of the merger at a price per share which is at least equal to the Company Share Price and on such other terms mutually agreed by the Company and AeroCare, will equal at least $30,000,000. For purposes of this condition, Trust Account Deductions will not include any fees or expenses of AeroCare to be paid for by the Company or otherwise incurred by the Company on behalf of AeroCare under the Merger Agreement, including, without limitation, any of AeroCare’s expenses to be paid by the Company for AeroCare’s transaction expenses incurred in connection with the merger, the funding of the Stockholders’ Agent expense fund under the Merger Agreement or the cost of purchasing a tail directors’ and officers’ insurance policy for the Company under the Merger Agreement.
•	The certificate of incorporation and bylaws of the Company will have been amended and restated in the forms attached to the Merger Agreement.
•	All consents of a governmental authority necessary to consummate the transactions contemplated by the Merger Agreement will have been obtained.
•	The shares of Company Common Stock to be issued in the merger and the transactions contemplated by the Merger Agreement will have been approved for listing on the NASDAQ Capital Market.

Representations and Warranties

Under the Merger Agreement, the Company and Merger Sub made customary representations and warranties, including those relating to: organization and qualification; power and authorization; no conflict, consents and compliance with law; valid issuance; capitalization; Merger Sub; subsidiaries; SEC filings and financial statements; required Company stockholder vote; trust account; brokers or finders; investment company act; absence of certain changes or events; litigation; employee mattes; indebtedness; listing on NASDAQ; affiliate transactions; information in this proxy statement/prospectus; Company contracts; taxes; inspection of AeroCare and no other representations of AeroCare; and disclaimer of other representations and warranties.

Under the Merger Agreement, AeroCare made customary representations and warranties, including those relating to: organization and qualification; power and authorization; non-contravention; capitalization; no violation or default and compliance with legal requirements; brokers or finders; litigation; title to property and assets and inventory; intellectual property; financial statements and accounting controls; changes since July 31, 2014; taxes; insurance; employee matters; related-party transactions; permits; material agreements; actions; environmental and safety laws; exclusive rights; AeroCare stockholder approval; real property; health care matters; Medicare, Medicaid and legal and billing compliance; information supplied; and disclaimer of other representations and warranties.

Covenants of the Parties

The Company made the following covenants under the Merger Agreement:

•	The Company will file this proxy statement/prospectus as promptly as practicable after signing of the Merger Agreement, which proxy statement/prospectus will comply as to form in all material respects with the applicable requirements of the Securities Act, Exchange Act, the DGCL and NASDAQ rules, for the purpose of (i) soliciting proxies from Company stockholders for the purpose of obtaining Company stockholder approval of the merger and the other transactions contemplated by the Merger Agreement at the Company stockholder meeting to be called and held for such purpose and (ii) registering the securities of the Company to be issued in connection with the transactions contemplated by the Merger Agreement.
•	Without the prior written consent of AeroCare, from the signing of the Merger Agreement until the closing of the merger: (a) the Company will conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of the Merger Agreement; (b) the Company will not sell, issue or authorize the issuance of (i) any capital stock or other security (other than upon exercise of certain options held by EBC or in connection with any loans made by the Company’s officers and directors to the Company to fund working capital expenses), (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security, in each case other than entry into agreements for issuances and sales of shares of Company Common Stock (or securities convertible into or exchangeable for shares of Company Common Stock) at the closing for a purchase price per share greater than or equal to $8.36 per share; (c) the Company will not amend or permit the adoption of any amendment to any of its charter documents; (d) the Company will not enter into any agreement, understanding or arrangement with respect to the voting of the Company Common Stock; (e) the Company will not create any subsidiary or acquire or sign an agreement to acquire, the stock, assets or business of a single company or group of related companies, or the stock, assets or businesses of a group of unrelated companies in the aggregate; (f) the Company will not adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; (g) the Company will not amend or waive any of its rights under (i) any provision of any agreement evidencing any outstanding option or right to purchase equity securities of the Company, or (ii) any provision of any restricted stock purchase agreement; (h) the Company will not declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or other assets) or payment with respect to any shares of capital stock, any Company Common Stock or other securities (or set any record date therefor); (i) the Company will not enter into, or permit any of the assets owned or used by it to become bound by, any contract requiring the consent of any other party to such contract in connection with the merger or the other transactions contemplated by the Merger Agreement; (j) the Company will not, split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or any of its other securities (other than acquisitions of shares of Company Common Stock from holders of Company Common Stock who properly exercise their redemption rights in accordance with the charter documents of the Company); (k) the Company will not (i) lend money to any person (except that the Company may make routine travel advances to employees in the ordinary course) or (ii) incur or guarantee any indebtedness for borrowed money in excess of $250,000; (l) the Company will not increase in any manner the compensation of benefits payable or to become payable to any of its current or former officers, directors, employees, consultants or independent contractors; (m) the Company will not hire any new employee, consultant or independent contractor whose compensation is in excess of $75,000 per annum; (n) the Company will not make or commit to make any capital expenditures; (o) the Company will not initiate, compromise or settle any legal proceeding; (p) the Company will not engage in any transactions with its affiliates, except as may be required to fund expenses for the merger or other working capital requirements of the Company and Merger Sub; (q) the Company will not file, amend or change any material tax election or change any tax accounting method, amend any material tax return, settle or compromise any material dispute or claim concerning any material tax liability, waive any statute of limitations in respect of taxes, or agree to any extension of time with respect to a tax assessment or deficiency, in each case with respect to the Company and the Merger Sub; (r) the Company will not take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any governmental body to be obtained in connection with the Merger Agreement; (s) the Company will not use any portion of the Trust Account to acquire shares of Company Common Stock or other securities of the Company, other than acquisitions of shares of Company Common Stock from holders thereof who have properly exercised their redemption rights in accordance with the Company’s certificate of incorporation; and (t) the Company will not agree or commit to take any of the actions described in clauses “(b)” through “(s)” above.
•	From and after the date of the Merger Agreement, except to the extent required by the Securities Act and the Exchange Act, the Company will not (i) issue any press release regarding the Merger Agreement or the merger, or regarding any of the other transactions contemplated by the Merger Agreement or (ii) make any public statement regarding the Merger Agreement or the merger, or regarding any of the other transactions contemplated by the Merger Agreement, in each case without AeroCare’s prior written consent.
•	The Company will enter into an indemnification agreement in such form as agreed to by the Company and AeroCare with each individual who will be a director of the Company after the closing of the Merger.
•	The Company will, after the payment of (i) Trust Account Deductions, (ii) the fees and expenses of AeroCare to be paid for by the Company or otherwise incurred by the Company on behalf of AeroCare under the Merger Agreement, and (iii) the cost of purchasing the tail directors’ and officers’ insurance coverage for the Company’s pre-merger directors, contribute to AeroCare 100% of the funds in the Trust Account within ten (10) business days after the trustee of the Trust Account distributes such funds to the Company.
•	The Company will use its commercially reasonable efforts to cause the shares of Company Common Stock that will be issued in connection with the merger and the transactions contemplated by the Merger Agreement to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance, prior to the consummation of the merger.
•	The Company agrees, from and after the closing of the merger, (i) that all indemnification rights for acts or omissions in favor of current and former directors or officers in AeroCare’s organizational documents or indemnification agreements will survive the merger and continue in full force, (ii) that, for a period of six (6) years after the effective time of the merger, the Company will cause the certificate of incorporation, bylaws and other organizational documents of AeroCare to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to current and former directors or officers than those set forth as of the date of Merger Agreement in the certificate of incorporation, bylaws and other organizational documents of AeroCare, and (iii) to maintain directors’ and officers’ liability insurance for at least the same coverage for a period of six (6) years after the closing of the merger for both the Company (with respect to its pre-merger current and former directors and officers) and AeroCare.
•	Prior to the closing, the Company will promptly notify AeroCare in writing of all events, circumstances, facts and occurrences arising subsequent to the date of the Merger Agreement which would result in a breach of any representation or warranty or covenant of the Company in the Merger Agreement such that any of the closing conditions of the Company would not be satisfied.
•	The Company will, in the event that it becomes reasonably likely that the closing of the merger will not occur on or prior to December 25, 2014, promptly and diligently solicit its stockholders to approve an amendment to its amended and restated certificate of incorporation for the sole purpose of changing the Termination Date (as defined therein) from December 26, 2014, to February 26, 2015, or such earlier date as the Company and AeroCare may mutually determine, and the Company further covenants that it will take any and all other corporate action necessary to cause such charter amendment to be duly filed and effective (subject to its receipt of the requisite stockholder approval) no later than December 26, 2014.

AeroCare has made the following covenants under the Merger Agreement:

•	During the period from the date of the Merger Agreement through the closing of the merger, AeroCare and each of its subsidiaries will, and AeroCare will cause its officers, directors, employees, agents, attorneys, accountants, advisors and representatives to, provide the Company and the Company’s officers, directors, employees, agents, attorneys, accountants, advisors and representatives with: (a) full access to its personnel, premises, properties and assets and to all existing books, records, tax returns for taxable periods for which the period of limitations for assessment remains open, work papers and other documents and information relating to AeroCare and its subsidiaries; (b) copies of such existing books, records, tax returns, work papers and other documents and information relating to AeroCare and its subsidiaries; and (c) such additional financial, operating and other data and information regarding AeroCare and its subsidiaries as the Company may request; provided the same does not (i) unduly disrupt the conduct of the businesses of AeroCare and its subsidiaries, (ii) violate any law, fiduciary duty, order, contract or permit applicable to AeroCare and its subsidiaries, or (iii) jeopardize any attorney-client or other legal privilege of AeroCare.
•	During the period from the date of the Merger Agreement through the closing of the merger, AeroCare and its subsidiaries will (a) conduct their businesses and operations in the ordinary course and in substantially the same manner as such businesses and operations have been conducted prior to the date of the Merger Agreement; (b) use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and maintain their relations and good will with all suppliers, customers, landlords, creditors, employees and other persons having business relationships with them; and (c) keep in full force all insurance policies of AeroCare and its subsidiaries.
•	Without the prior written consent of the Company, during the period from the date of the Merger Agreement through the closing of the merger, (a) AeroCare will not declare or pay any dividends to its stockholders; (b) AeroCare will not acquire, or sign an agreement to acquire, the stock, assets or business of a single company or group of related companies, or the stock, assets or businesses of a group of unrelated companies in the aggregate, if doing so would require that the financial statements of any or all of the acquired businesses be included in the proxy statement/prospectus; (c) neither AeroCare nor any subsidiary of AeroCare will form any subsidiary or acquire any equity interest or other interest in any other entity, in each case to the extent such formation or acquisition would impact the audited financial statements of the Company to be included in this proxy statement/prospectus; (d) AeroCare will not amend or waive any of its rights under (i) any provision of its employee stock option plans, (ii) any provision of any agreement evidencing any outstanding option or right to purchase equity securities of the Company, or (iii) any provision of any restricted stock purchase agreement; (e) neither AeroCare nor any subsidiary of AeroCare will enter into, or permit any of the assets owned or used by it to become bound by, any contract requiring the consent of any other party to such contract to consummate the merger or the other transactions contemplated by the Merger Agreement, other than leases which the Company enters into or becomes bound by in the ordinary course; (f) neither AeroCare nor any subsidiary of AeroCare will (i) lend money to any person (except that the Company may make routine travel advances to employees in the ordinary course) or (ii) incur or guarantee any indebtedness, except in connection with the acquisition of a business or by drawing on available lines of credit existing as of the date of the Merger Agreement in the ordinary course; (g) neither AeroCare nor any subsidiary of AeroCare will hire any new employee, consultant or independent contractor whose compensation is in excess of $250,000 per annum; (h) neither AeroCare nor any subsidiary of AeroCare will take any other action, or enter into any transaction of the sort, described in the “changes” representation made by AeroCare; and (i) neither AeroCare nor any subsidiary of AeroCare will agree or commit to take any of the actions described in clauses “(a)” through “(h)” above.
•	Neither AeroCare nor any of its subsidiaries will, directly or indirectly: (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of AeroCare or any of its subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. AeroCare will notify the Company promptly if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
•	From and after the date of the Merger Agreement, AeroCare will not (i) issue any press release regarding the Merger Agreement or the merger, or regarding any of the other transactions contemplated by the Merger Agreement or (ii) make any public statement regarding the Merger Agreement or the merger, or regarding any of the other transactions contemplated by the Merger Agreement, in each case without the Company’s prior written consent. AeroCare will not provide any written materials (including by email) to its employees generally (or to any subset thereof), or to its customers or partners generally (or to any subset thereof), regarding the Merger Agreement or the merger, or regarding any of the other transactions contemplated by the Merger Agreement, without the Company’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.
•	Each of AeroCare and its subsidiaries, on behalf of itself and any of their respective managers, directors, officers, affiliates, members, stockholders and trustees, irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust

Account, and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any such claims against the Company or Merger Sub arising under the Merger Agreement.
•	AeroCare and its subsidiaries will give any notices to, and will use commercially reasonable efforts to obtain any consents from, third parties identified on the schedules of exceptions to the Merger Agreement as requiring notice of the consummation of the merger, provided that neither AeroCare nor any subsidiary will have any obligation to offer or pay any consideration in order to obtain any such consents.
•	AeroCare agrees that its Board of Directors will, immediately following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, submit the Merger Agreement for adoption by the AeroCare stockholders by written consent and recommend that the AeroCare stockholders adopt the Merger Agreement, and will include in such submissions sent to AeroCare stockholders a copy of this proxy statement/prospectus. AeroCare will use commercially reasonable efforts to obtain approval of the AeroCare stockholders to the consummation of the merger and the other transactions contemplated by the Merger Agreement as promptly as practicable.
•	AeroCare agrees to provide to the Company all information required to be included in this proxy statement/prospectus and any other filings required to be made by the Company in connection with the transactions contemplated by the Merger Agreement, to make their managers, directors, officers and employees available in connection with (i) the drafting of this proxy statement/prospectus and (ii) responding to SEC comments on the proxy statement/prospectus.
•	AeroCare agrees to cause all of the contracts with affiliates or related parties to be terminated at or prior to the closing of the merger.
•	AeroCare agrees to use commercially reasonable efforts to (i) deliver to the Company (as soon as practicable after the date hereof) a copy of AeroCare’s consolidated audited financial statements for the fiscal years ended December 31, 2012, and December 31, 2013, to be included in this proxy statement/prospectus and (ii) deliver to the Company a copy of AeroCare’s consolidated audited financial statements for the end of any other fiscal year where audited financial statements for such fiscal year are required to be provided in this proxy statement/prospectus pursuant to the applicable requirements of the Exchange Act, Regulation S-X and the rules and regulations of the Securities and Exchange Commission.
•	AeroCare agrees that, prior to the closing of the merger, it will promptly notify the Company in writing of all events, circumstances, facts and occurrences (i) of which it has knowledge, (ii) which have arisen subsequent to the date of the Merger Agreement, and (iii) which would result in a breach of any representation or warranty or covenant of AeroCare in the Merger Agreement to such a degree that the conditions to closing of AeroCare would not be satisfied.

The Company and AeroCare made the following mutual covenants under the Merger Agreement:

•	From and after the date of the Merger Agreement, each of the Company and AeroCare will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by the Merger Agreement (including satisfaction, but not waiver, of the closing conditions). AeroCare will, and will cause its subsidiaries and each of their respective officers, employees and non-employee representatives to, use its reasonable best efforts to provide to the Company such customary cooperation requested by the Company in connection with the solicitation of proxies for the meeting of the Company’s stockholders to approve the consummation of the merger and the other transactions contemplated by the Merger Agreement and/or the holding or purchase of shares of Company Common Stock, in each case related to the transactions contemplated by the Merger Agreement, including, without limitation, attending and participating in such presentations, meetings and roadshows requested by the Company and providing such information, financial or otherwise, requested by the Company in connection therewith.

•	If at any time prior to the consummation of the merger, any information relating to the Company or AeroCare or its subsidiaries, or any of their respective subsidiaries, affiliates, officers or directors, that should be set forth in an amendment or supplement to this proxy statement/prospectus should be discovered by the Company or AeroCare, as applicable, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other party and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by legal requirements, disseminated to the stockholders of the Company.

Board of Directors of the Company following the Merger

The board of directors following the merger will include the individuals identified in the section of this proxy statement/prospectus entitled “Management After the Business Combination”.

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the merger (whether before or after the required Company and AeroCare stockholder votes have been obtained):

•	by mutual written consent of the Company and AeroCare;
•	by either the Company or AeroCare if the merger has not been consummated by December 26, 2014, or, if the date by which the Company is required under its amended and restated certificate of incorporation to consummate an initial business combination is extended by a vote of the Company’s stockholders, the new date on which the Company is required to consummate an initial business combination, which will in no event be later than February 26, 2015 (the “Outside Date”) (unless the failure to consummate the merger is attributable to a failure on the part of the party seeking to terminate the Merger Agreement to perform any material obligation required to be performed by such party at or prior to the consummation of the merger);
•	by either the Company or AeroCare if a court of competent jurisdiction or other governmental body will have issued a final and nonappealable order, decree or ruling, or will have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;
•	by the Company if its stockholders will have taken a final vote on the principal terms of the merger and the adoption of the Merger Agreement, and the requisite stockholder approval has not been received;
•	by the Company if there occurs a breach of any representation, warranty or covenant of AeroCare contained in the Merger Agreement, and which breach, in the absence of a cure, would cause any of the following closing conditions not to be satisfied prior to the Outside Date: (i) that all of AeroCare’s representations and warranties in the Merger Agreement (other than certain fundamental representations of AeroCare) are true, correct and complete in all respects as of the date of the Merger Agreement and as of the closing of the merger as though made on and as of the date of the closing of the merger, except where the failure of such representations and warranties to be so true and correct as of such dates (without giving effect to any qualification and limitations as to “materiality” or “Material Adverse Effect” set forth therein, individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on AeroCare, (ii) that all of AeroCare’s fundamental representations in the Merger Agreement are true, correct and complete in all material respects as of the date of the Merger Agreement and as of the closing date of the merger as though made on and as of the closing date of the merger, or (iii) that all of the covenants and obligations that AeroCare is required to comply with or to perform at or prior to the closing of the merger have been complied with and performed in all material respects; provided, however, that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Company to AeroCare and neither the Company nor Merger Sub is at the time of termination in material breach of any term of the Merger Agreement.

•	by AeroCare if there occurs a breach of any representation, warranty or covenant of the Company or Merger Sub contained in the Merger Agreement, and which breach, in the absence of a cure, would cause any of the following closing conditions not to be satisfied prior to the Outside Date: (i) that all of the Company’s and Merger Sub’s representations and warranties in the Merger Agreement (other than certain fundamental representations of the Company) are true, correct and complete in all respects as of the date of the Merger Agreement and as of the closing of the merger as though made on and as of the date of the closing of the merger, except where the failure of such representations and warranties to be so true and correct as of such dates (without giving effect to any qualification and limitations as to “materiality” or “Material Adverse Effect” set forth therein, individually or in the aggregate) would not reasonably be expected to have a material adverse effect on the Company, (ii) that all of Company’s fundamental representations in the Merger Agreement are true, correct and complete in all material respects as of the date of the Merger Agreement and as of the closing date of the merger as though made on and as of the closing date of the merger, or (iii) that all of the covenants and obligations that the Company and Merger Sub are required to comply with or to perform at or prior to the closing of the merger have been complied with and performed in all material respects; provided, however, that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by AeroCare to the Company and AeroCare is not at the time of termination in material breach of any term of the Merger Agreement.

Effect of Termination

If the Merger Agreement is terminated pursuant to the termination provisions specified therein, all rights and obligations of the parties under the Merger Agreement will become null and void, without any liability of any party thereto or any of their respective affiliates or their respective officers, directors, employees, agents, attorneys, accountants, advisors and representatives, provided, that (a) none of the parties will be relieved of any obligation or liability arising from any prior willful breach by such party of any provision of the Merger Agreement occurring prior to the date of termination, and (b) the parties will, in all events, remain bound by and continue to be subject to the provisions of the Merger Agreement relating to: the Stockholders’ Agent; further assurances; fees and expenses; notices; time of the essence; headings; counterparts; governing law and venue; successors and assigns and assignment; specific performance; waiver; amendments; severability; parties in interest; entire agreement; schedule of exceptions; waiver of jury trial; construction and conflicts.

Fees and Expenses

In the event that the merger is not consummated, each party to the Merger Agreement will bear and pay all fees, costs and expenses that have been incurred or that are incurred by such party in connection with the transactions contemplated by the Merger Agreement, including all legal and accounting fees and expenses, due diligence expenses and investment banker’s or broker’s fees and expenses, provided that in the event that the merger is not consummated and Article Fifth of the Company’s amended and restated certificate of incorporation was not duly amended to change the Termination Date (as defined therein) from December 26, 2014, to February 26, 2015, or such earlier date as the Company and AeroCare may mutually determine, for whatever reason (including due to the Company’s failure to solicit its stockholders to approve such amendment), then the Company will reimburse AeroCare for all expenses related to the Public Company Accounting Oversight Board compliant re-audit of AeroCare by BDO USA, LLP, up to $250,000. No such reimbursement will be owed by the Company to AeroCare in the event that AeroCare materially breaches its obligation to use commercially reasonable efforts to deliver (as soon as practicable) consolidated audited financial statements to be included in this proxy statement/prospectus.

At the request of AeroCare, Anthony Minnuto, Charles F. Fistel and Stephen B. Cichy, each of whom is a director and officer of the Company, have jointly entered into a letter agreement with AeroCare, pursuant to which each of them has agreed, on a several but not joint basis, to guarantee one-third of the Company’s obligation to reimburse AeroCare for all expenses related to the Public Company Accounting Oversight Board compliant re-audit of AeroCare by BDO USA, LLP described in the foregoing paragraph.

If the Merger is consummated, upon release of the cash in the Trust Account, the Company will bear and pay (i) all fees, costs and expenses that have been incurred or that are incurred by the Company or AeroCare in connection with the transactions contemplated by the Merger Agreement, including all legal and accounting fees and expenses, due diligence expenses and investment banker’s or broker’s fees and expenses, (ii) the $250,000 to fund the stockholders’ agent expense fund, and (iii) all Trust Account Deductions.

Amendments

The Merger Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties thereto.

Exchange of Certificates

On or prior to the closing date of the merger, the Company and AeroCare will engage Continental Stock Transfer & Trust Company (or, if Continental Stock Transfer & Trust Company is unable to be engaged, the Company and AeroCare will agree upon, select and engage another reputable bank, transfer agent or trust company) to act as exchange agent in the merger. Upon consummation of the merger, the Company will deposit with the exchange agent stock certificates representing the number of shares of Company Common Stock equal to the product of (a) the Per Share Closing Consideration multiplied by (b) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the effective time of the merger and 1,016,746 validly issued shares of Company Common Stock (to be held in accordance with the terms of the Escrow Agreement).

At the closing of the merger, each AeroCare stockholder that does not perfect his, her or its right of appraisal under Section 262 of the DGCL and is otherwise entitled to receive payment for his, her or its shares of AeroCare Common Stock pursuant to the Merger Agreement will surrender to the exchange agent the AeroCare stock certificates representing all of such AeroCare stockholder’s shares of AeroCare Common Stock, properly endorsed for transfer, along with a letter of transmittal. As soon as practicable after the closing of the merger, the exchange agent will deliver to (i) each AeroCare stockholder who has surrendered AeroCare stock certificates representing all of such AeroCare stockholder’s shares of AeroCare Common Stock properly endorsed for transfer, along with an executed letter of transmittal, a certificate representing the aggregate number of Closing Shares that such AeroCare stockholder has the right to receive pursuant to the Merger Agreement, rounded up to the nearest whole share, and (ii) the escrow agent, on behalf of the AeroCare stockholders and holders of AeroCare Options, separate certificates representing the aggregate number of Escrow Shares that such AeroCare stockholder otherwise has the right to receive pursuant to the Merger Agreement, rounded up to the nearest whole share, which Escrow Shares will be held (and released) in accordance with the provisions of the Merger Agreement and the terms of the Escrow Agreement. The shares held in escrow will be used to satisfy indemnification claims in accordance with the terms of the Merger Agreement.

Appraisal Rights

Appraisal rights are not available to Company stockholders in connection with the Merger.

For purposes of the Merger Agreement, “appraisal shares” refers to any shares of AeroCare capital stock outstanding immediately prior to the closing of the merger that are held by AeroCare stockholders who are entitled to demand and who properly demand appraisal of such shares pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL.

AeroCare stockholders selecting to exercise appraisal rights will be entitled only to such rights with respect to the shares of AeroCare capital stock they hold as may be granted to such holders in Section 262 of the DGCL. A holder of appraisal shares will not have and will not be entitled to exercise any of the voting rights or other rights of a stockholder of the Company after the closing of the merger. If any holder of appraisal shares fails to perfect or waives, rescinds, withdraws or otherwise loses such holder’s right of appraisal under Section 262 of the DGCL, then (i) any right of such holder to require AeroCare to purchase his or her appraisal shares for cash will be extinguished and (ii) such shares will automatically be converted into and will represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) shares of common stock of the Company, and cash in lieu of any fractional share in accordance with the Merger Agreement, if appropriate.

AeroCare has agreed (i) to give the Company prompt written notice of any demand by any AeroCare stockholder for appraisal of such stockholder’s shares of capital stock of AeroCare pursuant to the DGCL and of any other notice demand or instrument delivered to AeroCare pursuant to the DGCL and (ii) will give the Company’s representatives the opportunity to participate in all negotiations and proceedings with respect to any such notice, demand or instrument. AeroCare will not make any payment or settlement offer with respect to any such notice or demand unless the Company has consented in writing thereto.

Tax Consequences

For federal income tax purposes, the merger is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code. The parties to the Merger Agreement have adopted the Merger Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. No party to the Merger Agreement has made any representation or warranty to any other party as to the tax consequences of the merger or the other transactions contemplated thereby.

Survival and Indemnification

Other than claims based upon (a) fraud or intentional misrepresentation, which survive indefinitely, the representations and warranties of AeroCare or (b) breach of a fundamental representation (which are representations relating to corporate organization, authorization, capitalization and taxes), which will survive the closing of the merger and will survive until the expiration of the applicable statute of limitations, the representations and warranties of the Company and Merger Sub contained in the Merger Agreement will survive the closing of the merger and will expire on the 12 month anniversary of the closing date of the merger, provided, however, that if, at any time prior to the 12 month anniversary of the closing date of the merger, an indemnified party properly delivers a notice of a claim for which indemnification is asserted, such claim will survive the 12 month anniversary of the closing date of the merger. The covenants contained in the Merger Agreement to be performed following the closing of the merger will survive the closing of the merger and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers).

From and after the closing of the merger, each stockholder and optionholder of AeroCare that does not perfect appraisal rights, severally but not jointly, agrees to hold harmless and indemnify each of the Company, Merger Sub and their affiliates, and each of their respective officers, directors, employees, agents and representatives, from and against, and will compensate and reimburse for, any damages that are directly suffered or incurred by any of such indemnified parties (regardless of whether or not such damages relate to any third-party claim) that arise from or as a result of: (i) any inaccuracy in or breach of any representation or warranty made by AeroCare in the Merger Agreement or in any certificate delivered to the Company or Merger Sub by or on behalf of AeroCare in connection with the transactions contemplated by the Merger Agreement and (ii) any breach of any covenant or obligation of AeroCare set forth in the Merger Agreement.

The rights of the Company, Merger Sub and their affiliates, and each of their respective officers, directors, employees, agents and representatives, to indemnification under the Merger Agreement will be subject to the following limitations: (i) such indemnified parties will not be entitled to any payment of any amount with respect to breaches of AeroCare’s representations and warranties (other than for breaches of certain fundamental representations) after such time as the aggregate amount of all damages incurred by such indemnified parties exceeds the aggregate value of the Escrow Shares, based upon the Company Share Price (the “Cap”); (ii) that no amounts will be due in respect of such indemnification rights with respect to breaches of AeroCare’s representations and warranties (other than for breaches of certain fundamental representations) unless aggregate damages with respect thereto exceeds $1 million (the “Threshold Amount”), in which case the indemnified parties will be entitled to indemnification in respect of such damages which exceed the Threshold Amount; and (iii) with respect to claims of fraud or intentional misrepresentation, the foregoing limitations set forth in (i) and (ii) will not apply.

Except with respect to breaches of certain fundamental representations and breaches of covenants or obligations of AeroCare, the Escrow Shares held in escrow are the sole and exclusive remedy of the Company, Merger Sub and their affiliates, and each of their respective officers, directors, employees, agents and representatives, to recover for any indemnifiable damages under the Merger Agreement. Solely in the case of claims for breaches of certain fundamental representations and breaches of covenants or obligations in the Merger Agreement, if such indemnified parties cannot obtain full recovery from the Escrow Shares held in escrow to the extent that all of such Escrow Shares have been released or are the subject of a previous claim by such indemnified parties, such indemnified parties will first exercise their right of offset of indemnification claims against issuance of Earnout Shares owed to AeroCare stockholders, and thereafter such indemnified parties will have the right to pursue such indemnification claims against the Major Stockholders on a several but not joint basis pursuant to the terms, conditions and restrictions set forth in the Backstop Indemnity Agreements (as further described under the subsection entitled “— Backstop Indemnity Agreements”); provided, that in no event will a Major Stockholder be obligated to indemnify such indemnified parties for an amount which exceeds (i) such Major Stockholder’s pro rata share of the damages subject to indemnification (with pro rata share based on the shares of Company Common Stock and/or substitute options received by such Major Stockholder relative to the total shares of Company Common Stock and substitute options received by each stockholder and optionholder of AeroCare that does not perfect appraisal rights pursuant to the Merger Agreement), or (ii) 100% of the total merger consideration paid to such Major Stockholders in the form of shares of Company Common Stock and substitute options under the Merger Agreement.

The Company, Merger Sub and their affiliates, and each of their respective officers, directors, employees, agents and representatives, will not be entitled to indemnification under the Merger Agreement for any damages consisting of or relating to taxes (A) with respect to any taxable period (or portion thereof) beginning after the closing date of the merger as a result of any breach of any of the representations and warranties of AeroCare or any of its subsidiaries set forth in the Merger Agreement (other than with respect to certain representations and warranties relating to taxes), (B) as a result of any election made under Section 338 of the Internal Revenue Code, or (C) as a result of transactions occurring on the closing date of the merger or after the closing of the merger that are not contemplated by the Merger Agreement.

From and after the closing of the merger, the Company will hold harmless and indemnify the AeroCare stockholders and optionholders who do not perfect their appraisal rights and their affiliates, and each of their respective officers, directors, employees, agents and representatives, from and against all damages that are directly suffered or incurred by any of them or to which any of them may otherwise be subject that arise from or as a result of: (i) any inaccuracy in or breach of any representation or warranty made by the Company or Merger Sub contained in the Merger Agreement or in any certificate delivered to AeroCare by or on behalf of the Company in connection with the transactions contemplated by the Merger Agreement, and (ii) any breach of any covenant or obligation of the Company or Merger Sub contained in the Merger Agreement.

The rights of the AeroCare stockholders and optionholders who do not perfect their appraisal rights and their affiliates, and each of their respective officers, directors, employees, agents and representatives, to indemnification under the Merger Agreement will be subject to the following limitations: (i) such indemnified parties will not be entitled to any payment of any amount with respect to breaches of the Company’s or Merger Sub’s representations and warranties (other than for breaches of certain fundamental representations) after such time as the aggregate amount of all damages incurred by the such indemnified parties exceeds the Cap; (ii) that no amounts will be due in respect of such indemnification rights with respect to breaches of the Company’s or Merger Sub’s representations and warranties unless aggregate damages with respect thereto exceeds the Threshold Amount, in which case the indemnified parties will be entitled to indemnification in respect of such damages which exceed the Threshold Amount; and (iii) with respect to claims of fraud or international misrepresentation, the foregoing limitations set forth in (i) and (ii) will not apply.

Additional Agreements

Backstop Indemnity Agreements

Pursuant to the Backstop Indemnity Agreements to be entered into by the Major Stockholders at the closing of the merger, the Major Stockholders will agree that, to the extent the Escrow Shares are insufficient to pay an indemnification obligation of the AeroCare stockholders and optionholders who do not perfect their appraisal rights in respect of breaches of certain fundamental representations or breaches of covenants or obligations in the Merger Agreement, such Major Stockholder will, severally and not jointly, hold harmless and indemnify the Company for such indemnification obligation, but only to the extent not otherwise paid or satisfied by the Escrow Shares and the Company’s right of set-off pursuant to Section 1.13(e) of the Merger Agreement, provided that such indemnification obligation does not exceed 100% of the total merger consideration paid to such Major Stockholder in the form of shares of Company Common Stock and substitute options under the Merger Agreement (with such shares of Company Common Stock, for this purpose, valued at the Company Share Price).

The Major Stockholders will further agree under the Backstop Indemnity Agreements to release, acquit and forever discharge the Company, AeroCare, Merger Sub, each of their respective affiliates, subsidiaries, and any and all of each of their respective successors and assigns, together with all their present and former directors and officers from any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which such Major Stockholder ever had, has or may have against any of such released parties with respect to such person’s status as a stockholder of the Company from any time prior to and up to and including the closing date of the merger, subject to certain customary exceptions.

Registration Rights Agreement

Upon consummation of the merger, the Company, each AeroCare executive officer and director, the Major Stockholders, any other 5% or greater stockholders of AeroCare, and each of Anthony Minnuto, Charles F. Fistel and Stephen B. Cichy will enter into an amended and restated registration rights agreement with respect to the founder shares and the shares of Company Common Stock that will be issued under the Merger Agreement. This registration rights agreement amends and restates entirely the registration rights agreement the Company entered into in connection with its initial public offering. Under this agreement, the Company will agree to file a registration statement with the SEC within thirty (30) days after the merger covering the resale of the registrable securities. Holders of 2,000,000 shares of registrable securities will be entitled to require the Company to undertake an underwritten public offering of all or a portion of the registrable securities pursuant to an effective registration statement, no more than once during any six month period, so long as the estimated market value of the registrable securities to be sold in such offering is at least $20,000,000. Holders of registrable securities will also have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the merger.

Escrow Agreement

At closing of the merger, the Company, FFC AeroCare SR, LLC, in its capacity as stockholders’ agent, and the escrow agent will enter into an escrow agreement governing the Company shares to be held by the escrow agent to secure AeroCare stockholders’ indemnification obligations under the Merger Agreement and the Escrow Agreement. The Escrow Agreement provides procedures by which the Company may place claims as to the Escrow Shares. The Escrow Agreement states that all Escrow Shares not subject to such claims will be released on the date that is 12 months after the closing of the merger.

Merger Voting Agreement

Simultaneously with the execution of the Merger Agreement, each of the Major Stockholders entered into a voting agreement with the Company that grants to the Company a proxy to vote such Major Stockholders’ shares at the AeroCare stockholder meeting to approve the merger and the other transactions contemplated by the Merger Agreement (i) in favor of the approval of the Merger Agreement and the merger, (ii) against any other proposal relating to an acquisition of AeroCare, other than the merger and (iii) against any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger or the fulfillment of the Company’s, AeroCare’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of AeroCare (including any amendments to AeroCare’s certificate of incorporation or by-laws).

Sponsor Guaranty

Anthony Minnuto, Charles F. Fistel and Stephen B. Cichy, each of whom is a director and officer of the Company, has guaranteed certain obligations of the Company under the Merger Agreement, as further described above under the subsection entitled “Fees and Expenses.”

Background of the Business Combination

The terms of the Business Combination are the result of negotiations between the representatives of MWRX and AeroCare. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

In July, 2013, we consummated our initial public offering and concurrent private placement of sponsor shares. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to MWRX from the initial public offering and private placement were $63,683,792, of which $63,452,400 was placed in a trust account at UBS Financial Services, Inc. with Continental Stock Transfer & Trust Company acting as trustee. The remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

Generally, the proceeds held in the trust account will not be released until the earlier of our completion of the Business Combination and our redemption of 100% of the outstanding public shares in the event we fail to consummate the Business Combination on or before December 26, 2014. Notwithstanding the foregoing, there can be released to us from the trust account (1) any interest earned on the funds in the trust account that we may need to pay income or other tax obligations and (2) any remaining interest earned on the funds in the trust account that we require for working capital requirements.

After the initial public offering, our management team commenced an active search for prospective businesses and/or assets to acquire in our initial Business Combination. In considering prospective business combinations, our management considered the following target parameters:

•	financial condition and results of operation;
•	growth potential;
•	brand recognition and potential;
•	experience and skill of management and availability of additional personnel;
•	capital requirements;
•	accounts receivable collection cycles;
•	inventory management;
•	vendor relationships and contracts;
•	competitive position;
•	barriers to entry;
•	stage of development of the products, processes or services;
•	existing distribution and potential for expansion;
•	degree of current or potential market acceptance of the products, processes or services;
•	proprietary aspects of products and the extent of intellectual property or other protection for products or formulas;
•	impact of regulation on the business;
•	regulatory environment of the industries;
•	costs associated with effecting the business combination;
•	industry leadership, sustainability of market share and attractiveness of market industry in which a target business participates; and

•	macro competitive dynamics in the industry within which the company competes.

Our management profiled more than 1,000 healthcare services companies as potential acquisition targets and contacted owners and senior executives of more than 100 of the companies, primarily in the specialty and infusion pharmacy space or where members of our management had a direct and existing relationship, to inform them about our equity structure and available growth capital as a publicly-traded acquisition company, learn about their company’s operations and finances, and to gauge their interest in considering entering into a transaction with us. Our management attended key industry events and conferences and utilized other public relations such as magazine articles to increase visibility and awareness of MWRX and its focus to search for prospective businesses and/or assets within the healthcare services space. We also contacted numerous individuals in the healthcare services advisory market, including investment bankers, financial advisors, partners in private equity firms, law firms and accounting firms, and other members of the financial and healthcare advisory communities. We were also apprised of target business candidates though our management’s direct relationships. Between August 15, 2013 and July 29, 2014, we analyzed and conducted due diligence on five potential target businesses under confidentiality agreements and then decided to focus on the potential transaction with AeroCare. We determined to not pursue each of our other potential acquisition opportunities and to focus on AeroCare because we concluded that such other target businesses or the terms of a potential business combination did not meet enough of the target parameters discussed above and, consequently, would not be a suitable acquisition for us, including as compared to the business of, and potential transaction with, AeroCare.

Following the completion of our initial public offering, in July, 2013, Charles F. Fistel, our Chief Executive Officer, reached out via telephone to a representative of Cain Brothers and Company, LLC (“Cain Brothers”), an investment banking firm focused on the healthcare services industry, to inquire as to whether Cain Brothers had any clients that might fit within MWRX’s target parameters and who may also have interest in seeking potential growth capital and pursuing a transaction with us. Over several weeks during July and August 2013, Mr. Fistel and a representative from Cain Brothers exchanged emails and had phone discussions regarding certain potential targets (unrelated to AeroCare) and determined that these potential targets either did not meet the target parameters discussed above and/or were not interested in pursuing a transaction at that time.

In February 2014, Mr. Fistel contacted a representative of Cain Brothers by telephone to inquire as to whether Cain Brothers had any clients that might fit within MWRX’s target parameters that may also have interest in seeking potential growth capital and pursuing a transaction with MWRX. Over several weeks during February 2014 and March 2014, Mr. Fistel and a representative of Cain Brothers exchanged emails and had telephone discussions regarding certain potential targets (unrelated to AeroCare) and determined that these potential targets either did not meet the target parameters or were not interested in pursuing a transaction at that time.

On June 20, 2014, Mr. Fistel contacted by email a representative of Cain Brothers to inquire as to whether circumstances had changed and if Cain Brothers had any clients that might fit within our target parameters that may also have an interest in seeking potential growth capital and pursuing a transaction with MWRX.

On June 23, 2014, during a telephone conversation, representatives of Cain Brothers indicated to Mr. Fistel that AeroCare (a company that Cain Brothers was familiar with through its relationship with Mr. Lundberg, a principal of Ferrer, Freeman and Company, AeroCare’s lead private equity fund sponsor) might meet MWRX’s target parameters. Subsequently, Mr. Fistel and representatives of Cain Brothers exchanged follow-up emails and telephone calls whereby representatives of Cain Brothers indicated that Mr. Lundberg and Mr. Griggs, AeroCare’s Chief Executive Officer and principal management stockholder, were interested in having an introductory call to explore a potential transaction with us.

On June 26, 2014, Mr. Fistel held a conference call with Mr. Griggs and representatives of Cain Brothers. Mr. Fistel gave an overview of our business purpose, capital structure and merger target parameters. Mr. Griggs followed with an overview on AeroCare including but not limited to, AeroCare’s history and recent financial performance, potential growth prospects, Mr. Griggs’s executive experience and that of its management team, the company’s private equity sponsorship history, industry consolidation, and an overview of the respiratory/DME market, including the challenges and opportunities within the industry. The conference call concluded with a question-and-answer (“Q&A”) session. Mr. Fistel subsequently received a Confidentiality and Non-Disclosure Agreement from representatives of Cain Brothers on behalf of AeroCare, which was promptly executed and returned. Representatives of Cain Brothers then emailed Mr. Fistel, on AeroCare’s behalf, a presentation on the company elaborating on the overview previously provided verbally by Mr. Griggs on the aforementioned conference call. Mr. Fistel emailed the presentation to our board members and its investment banker, EarlyBirdCapital, Inc. (“EBC”) along with a summary of AeroCare’s highlights, in preparation for a board update call that day. Mr. Fistel then led a conference call with our board of directors and Mr. Cichy to provide the board with an overview of the AeroCare opportunity, including how, on a preliminary basis, the potential transaction met many of MWRX’s key target parameters, including:

•	financial condition and results of operation;
•	growth potential;
•	brand recognition and potential;
•	experience and skill of management and availability of additional personnel;
•	capital requirements;
•	vendor relationships and contracts;
•	competitive position;
•	barriers to entry;
•	degree of current or potential market acceptance of the products, processes or services;
•	industry leadership, sustainability of market share and attractiveness of market industry in which a target business participates; and
•	macro competitive dynamics in the industry within which the company competes.

The following factors were also viewed favorably by our management:

•	operating in a high growth sector within healthcare services,
•	strong revenue and EBITDA and historical growth,
•	sophisticated ownership/private equity sponsorship,
•	scalable operating platform, and
•	potentially attractive purchase multiple.

The board directed Mr. Fistel and Mr. Cichy, our President and Chief Operating Officer, to explore the opportunity with AeroCare, including conducting preliminary due diligence.

On June 30, 2014, Mr. Fistel participated in a conference call with Mr. Lundberg and representatives of Cain Brothers, whereby Mr. Fistel gave Mr. Lundberg an overview of MWRX’s business purpose, capital structure and merger target parameters. Mr. Lundberg provided background on his firm’s investment history with AeroCare, and their rationale for potential interest in pursuing a transaction with us. The call concluded with a Q&A session. Subsequently, on AeroCare’s behalf, representatives of Cain Brothers provided Mr. Fistel with the company’s audited financial statements for fiscal years 2010, 2011, 2012 and 2013.

On July 1, 2014, Mr. Fistel distributed to Mr. Cichy and the board by email AeroCare’s audited financial statements along with a summary of his phone conversation with Mr. Lundberg and representatives of Cain Brothers, and his preliminary thoughts and analysis on a potential transaction with AeroCare, including that AeroCare expressed a willingness to accept all-stock consideration in the proposed transaction. Mr. Fistel exchanged follow-up emails with representatives of Cain Brothers whereby representatives of Cain Brothers indicated that Messrs. Griggs and Lundberg were interested in pursuing a potential transaction with MWRX, including negotiating a letter of intent (“LOI”).

On July 3, 2014, Messrs. Fistel and Cichy held a conference call with representatives of EBC, AeroCare and representatives of Cain Brothers whereby a variety of issues were discussed related to a potential transaction, including but not limited to, deal process and structure, EBC’s roadshow experience, and MWRX’s timeline to complete a Business Combination. Also discussed were expectations regarding AeroCare’s enterprise valuation based on precedent transactions involving businesses comparable to AeroCare. On AeroCare’s behalf, Cain Brothers provided a summary assessment of valuation multiples paid for companies similar to AeroCare in precedent acquisition transactions as well as recent valuation multiples for publicly traded companies comparable to AeroCare. A Q&A session ensued, which concluded with Messrs. Griggs and Lundberg asking Mr. Fistel to draft a LOI outlining the terms and conditions of a proposed transaction. Our management then conducted a board update conference call, on which all our executive officers and directors participated. On the call, Mr. Fistel and Mr. Cichy apprised the board of directors of the discussions and outcome of the AeroCare call earlier in the day. Mr. Fistel and Mr. Cichy also discussed with the board the valuation of the transaction and consideration structure (including cash, stock and earnouts). Mr. Fistel apprised the board that he, Cain Brothers and Mr. Lundberg had preliminarily agreed that an all-stock transaction would be optimal. The board directed Messrs. Fistel and Cichy, with EBC assistance, to prepare a draft LOI in accordance with the board discussions and with appropriate terms and conditions for a transaction of this type.

From July 3, 2014 to July 6, 2014, Messrs. Fistel and Cichy, with input from EBC, prepared an LOI, and prepared various internal transaction analyses based upon various deal valuations and structures. Analyses included the review of publicly available financial information for the following seven public companies that our management deemed to be comparable based on their: (i) focus on delivery of healthcare services as opposed to products or devices; (ii) operations based on a multi-location, alternate site business model and (iii) revenue subject to significant government reimbursement (i.e., Medicare and Medicaid): Gentiva Health Services, Inc. (NASDAQ GDTIV); BioScrip, Inc. (NASDAQ: BIOS); Amedisys, Inc. (NASDAQ: AMED); LHC Group, Inc. (NASDAQ: LHCG); Almost Family, Inc. (NASDAQ: AFAM); Addus HomeCare Corporation (NASDAQ: ADUS); and DaVita HealthCare Partners Inc. (NYSE: DVA). The enterprise value to EBITDA multiples for the periods reviewed were in the range of approximately 8.0 to 15.1 and the EBITDA margins were between 4.8% and 20.5% for the 12-month period ending June 30, 2014. Our management also analyzed seven M&A transaction precedents involving public and private target companies comparable to AeroCare and found that the acquisition multiples for these transaction ranged from 6.0 to 9.0 the target’s EBITDA for the prior twelve months. Our management selected Adjusted EBITDA as the metric best suited to value AeroCare because EBITDA or Adjusted EBITDA is commonly used by companies in the healthcare services industry when analyzing a company's ability to generate earnings and potential for profitability. In addition, AeroCare's largest stockholders used Adjusted EBITDA in generating valuations of AeroCare for purposes of negotiating the merger consideration. Based on our management's experience in the healthcare services industry and its qualitative and quantitative analysis of AeroCare's business and financial condition, as well as its review of the comparable public companies and transactions specified above, our management concluded that a purchase price for companies similar to AeroCare would be in the range of 5.5 to 8.5 times Adjusted EBITDA. In addition, our management sought to negotiate an all stock transaction that would include a deferred compensation component, in order to incentivize the target's management to perform and to provide our stockholders with the opportunity to participate in the potential future growth of the combined company.

On July 6, 2014, Mr. Fistel emailed representatives of Cain Brothers a proposed LOI, which was subsequently reviewed by Cain Brothers and AeroCare.

On July 7, 2014, Mr. Fistel emailed representatives of Cain Brothers requesting AeroCare’s 2014 interim financial statements, and to schedule the group call mentioned above for July 8, 2014.

On July 8, 2014, on behalf of AeroCare, per Mr. Fistel’s request, representatives of Cain Brothers provided MWRX with AeroCare’s 2014 interim financial statements along with a list of questions that Cain Brothers and AeroCare wished to discuss with MWRX regarding the proposed transaction structure and the LOI. Subsequently, management conducted a conference call with EBC, AeroCare and Cain Brothers to review transaction structure, the LOI, and to discuss certain related topics including, but not limited to, (i) EBC’s experience regarding business combinations involving special purpose acquisition companies, (ii) setting the minimum cash at closing threshold, (iii) the earn out structure, setting targets and length of earn out, (iv) lock-up of AeroCare shares, sponsor shares and founder shares, (vi) liabilities, if any, that MWRX would bring to the transaction, and (vii) other structure, deal process, and timing points.

On July 9, 2014, management held a board update conference call, on which Messrs. Fistel, Cichy and Minnuto and our independent directors participated. The purpose of the call was to review and discuss MWRX’s progress on the AeroCare transaction and the related negotiations and status of the LOI. A lengthy Q&A session ensued regarding the key deal points in the LOI, which were the structure of the proposed transaction, purchase price, indemnification, the management of the combined company, the equity incentive plan for the combined company, conditions to closing, restrictions on transfer of our shares issuable to AeroCare’s equity holders at closing and expenses. Later that day, representatives of Cain Brothers communicated to Mr. Fistel AeroCare’s counteroffer on the key economic deal points along with other legal-related provisions, including, but not limited to, (i) the implied equity and enterprise values being offered by MWRX for AeroCare, (ii) the proposed earnout structure including the Pro Forma Adjusted EBITDA earnout targets, and (iii) the proposed indemnity escrow related provisions. Subsequently, Mr. Fistel circulated via email a summary of the key deal points of AeroCare’s counteroffer to the board and EBC.

On July 10, 2014, Messrs. Fistel and Cichy held a conference call with EBC to review and discuss AeroCare’s counteroffer and to formulate an appropriate response and counter offer.

From July 10, 2014 to July 16, 2014, LOI negotiations continued between MWRX and AeroCare including addressing the aforementioned discussion points.

On July 16, 2014, MWRX and AeroCare completed their negotiations of the key economic terms contained in the LOI, and the LOI was modified to reflect such agreed upon terms and conditions.

On July 17, 2014, Messrs. Fistel and Cichy met in Orlando, Florida at AeroCare’s headquarters with Mr. Griggs, Mr. Lundberg, the AeroCare senior management team, representatives of Cain Brothers and a representative of EBC. A variety of topics were discussed including, but not limited to, an overview of AeroCare and its strategic position and growth plans, work plan and process timetable outlining key transaction milestone dates between execution of the LOI and the public announcement of a transaction, due diligence logistics and related support activities. In addition, Messrs. Fistel, Cichy and a representative from EBC received a tour of AeroCare’s headquarters facilities and a nearby AeroCare field operations location. The meeting concluded with all parties agreeing to work diligently to complete negotiations and execute the LOI by the end of July.

Between July 17, 2014 and July 20, 2014, Messrs. Fistel and a representative of Cain Brothers exchanged emails as follow-up to the Orlando meeting, including on July 20, 2014, a representative of Cain Brothers emailing a revised LOI, reflecting AeroCare’s comments and suggested changes. In addition, Cain Brothers, on behalf of the Company, provided MWRX with discussion materials including relevant industry valuation data and an analysis illustrating the AeroCare valuation multiples implied by the newly proposed equity and enterprise valuations in AeroCare’s most recent counteroffer. Mr. Fistel circulated the LOI mark-up to management and EBC, and then held a conference call with Cain Brothers to review the LOI markup provided.

On July 21, 2014, Messrs. Fistel and Cichy held a conference call with representatives of EBC to review the LOI and formulate responses and a counterproposal.

From July 21, 2014 to July 23, 2014, Mr. Fistel held a series of calls with representatives of Cain Brothers to discuss MWRX’s position on each of the suggested changes to the LOI, and MWRX’s counterproposals on certain of the provisions. Mr. Fistel and representatives of Cain Brothers, on behalf of AeroCare, came to agreement on the key economic term revisions to the LOI, and then agreed to provide the LOI to both parties’ respective legal counsels to work closely to resolve certain legal and non-economic terms.

On July 24, 2014, management provided its comments (and those of EBC) to McDermott Will & Emery LLP (“MWE”), counsel to MWRX, Messrs. Fistel, Cichy and Minnuto, our Executive Chairman, then participated in a conference call with MWE to review and revise the LOI based on the collective comments discussed. A series of emails were exchanged between our management, EBC and MWE to refine the language associated with some of the non-economic terms of the LOI.

On July 25, 2014, Messrs. Fistel and Cichy, MWE and EBC further exchanged emails refining the LOI language, and then MWE provided a revised letter of intent to Goodwin Procter LLP (“Goodwin”), counsel to AeroCare, for review and comment.

From July 27, 2014 to July 29, 2014, negotiations ensued between the parties, including a series of emails between management and AeroCare, EBC, Cain Brothers and MWE, and follow-up phone calls between MWE and Goodwin to discuss further revisions to the LOI. The LOI was edited into proposed final form by MWE based on all of the aforementioned communications, and the LOI was presented to Mr. Fistel for execution.

On July 29, 2014, Mr. Fistel circulated an email to our board containing the LOI for final review, and a summary of the key economic points, which were generally consistent (with the exception of non-material differences of which our board was made aware) with the last version of the LOI reviewed by the Board. Mr. Minnuto separately requested a full board briefing/management update call to be scheduled for later that week. In the interim, Mr. Minnuto authorized Mr. Fistel to execute the LOI and email it to MWE for execution by AeroCare (through Goodwin).

On July 30, 2014, Mr. Fistel called a representative of Cain Brothers, who advised that AeroCare’s auditors, Clifton Larsen Allen LLP (“CLA”), would not be able to update their AeroCare audit opinion letters to be Public Company Accounting Oversight board (“PCAOB”) compliant for SEC/proxy filing purposes because they do not provide audit services to non-financial services public companies. AeroCare would need to consider potentially engaging a new audit firm, which would potentially impact the timeline to closing the Merger. AeroCare proposed a conference call with management, EBC, MWE and Goodwin to discuss the issue.

On August 1, 2014, Messrs. Fistel and Cichy held a conference call with representatives of EBC, AeroCare, Goodwin and Cain Brothers to discuss the need for AeroCare to retain a new auditing firm and potential timeline delay. Discussion ensued regarding the auditor transition, the timeline, and potential firms that might be available to conduct the re-audit and review of interim period financial statements.

From August 1 to August 7, 2014, AeroCare in collaboration with Marcum obtained proposals from three independent registered public accounting firms for AeroCare’s completion of PCAOB compliant financial statements for SEC/proxy filing purposes and exchanged emails to further discuss the process for AeroCare to retain a new auditing firm and cooperation required to complete all required work without materially impacting the overall timeline to a potential closing.

On August 7, 2014, our management received from Cain Brothers a revised LOI to address certain conditions under which MWRX would be required to reimburse AeroCare for PCAOB-related re-audit professional fees.

On August 8, 2014, our management exchanged a series of emails with EBC and MWE to review the new reimbursement-related provision proposed by AeroCare, then held a conference call with AeroCare and Mr. Minnuto to review and negotiate the proposed revised LOI terms. The call concluded with an agreement by the parties to modify certain provisions of the LOI pertaining to PCAOB expense reimbursement and the minimum cash in trust requirement to close the Merger. Mr. Fistel subsequently emailed a final version of the LOI to AeroCare for execution.

On August 8, 2014, our management held a board update conference call on which Messrs. Fistel, Cichy and Minnuto participated. The purpose of the call was to review the LOI terms and conditions and address the above-mentioned AeroCare auditor transition issue. The call concluded with our board approving Mr. Fistel’s execution of the final LOI as presented, and for MWRX to engage a third party to perform an independent financial due diligence in connection with MWRX’s evaluation of the proposed transaction. On Monday August 11, 2014, Mr. Cichy met with representatives of Cain Brothers at Cain Brothers’ headquarters in New York City to discuss MWRX’s proposed timeline and process for company due diligence of AeroCare, including expectations, roles and responsibilities.

On August 11, 2014, Messrs. Fistel, Griggs, Lundberg and one of the principals of MTS Investors, an AeroCare private equity sponsor shareholder, executed the LOI on behalf of their respective entities.

On August 12, 2014, Mr. Cichy led a conference call with Mr. Griggs and members of AeroCare management, Mr. Lundberg and representatives from Cain Brothers, EBC, MWE, Goodwin and Marcum LLP (“Marcum”), regarding the terms and timeline on which MWRX was prepared to move forward with due diligence. Over the next two weeks, Mr. Cichy exchanged due diligence request lists with AeroCare and Cain Brothers and worked on issues relating to the exchange of AeroCare information.

During the weeks of August 18 and 25, 2014, representatives of MWRX, MWE, and EBC had various telephonic conversations concerning the structure of the potential transaction as outlined in the LOI. On August 27, 2014, MWE sent to Goodwin, on AeroCare’s behalf, a draft merger agreement for their review and comment. The next day, Mr. Cichy forwarded the draft merger agreement to our management and board for their review.

On September 2, 2014, Mr. Cichy distributed to our board of directors a briefing regarding AeroCare’s business, including (i) market opportunity, (ii) management personnel, (iii) industry overview, (iv) key regulatory developments and implications, and (v) overview of AeroCare’s strategic market position.

On September 3, 2014, Mr. Cichy distributed to our board of directors summary information regarding the planned transaction with AeroCare, including deal structure, valuation, earnout targets, timing, and motivation to merge. Also included were financial reports including AeroCare’s fiscal 2014 balance sheet, income and cash flow statements and audited financial statements for fiscal years 2010, 2011, 2012 and 2013.

On September 4, 2014, the MWRX management and members of our board met with Mr. Griggs telephonically to discuss AeroCare’s business and details of the proposed transaction. Present from MWRX were Messrs. Cichy, Fistel, Minnuto, Rein, Savage and Delucca. Present from Aerocare were Messrs. Griggs, Russell and Lundberg and representatives of Cain Brothers. Key topics discussed included (i) overview of AeroCare’s business, (ii) AeroCare’s executive team, (iii) industry and regulatory environment, (iv) market opportunity and competition, (iv) AeroCare strategic position, and (v) AeroCare growth strategy including pro forma financial information. Following a presentation by Mr. Griggs, questions from our independent directors were addressed regarding AeroCare’s business.

On September 8, 2014, Mr. Cichy distributed to our board of directors a written list of principal issues presented by Goodwin’s markup of the draft merger agreement. Also included was a written response and proposed resolution to each issue, based on prior discussion with MWE and EBC.

On September 10, 2014, Messrs. Cichy and Fistel met with Mr. Griggs in Orlando, Florida to conduct in-person negotiations regarding material transaction issues in the merger agreement. Present at this in-person meeting were Messrs. Cichy, Fistel, Griggs, Russell and Lundberg (via teleconference). Members joining telephonically at specific timeframes throughout the day were representatives from Cain, EBC, MWE, and Goodwin. The major issues discussed included (i) matters relating to AeroCare representations and warranties, (ii) indemnification, (iii) closing value definitions including treatment of AeroCare options, (iv) post-closing company status, including size and makeup of the board of the combined company, and (v) conditions to closing for MWRX and AeroCare. The parties also discussed in detail the specific terms pertaining to the earnout shares to be issued by MWRX. At the meeting, MWRX and AeroCare management negotiated and ultimately resolved all major outstanding issues under the proposed merger agreement, and set forth a schedule to redraft or reinstate language to the draft merger agreement reflecting agreed-upon changes.

Over the next several weeks, MWRX and AeroCare and their respective representatives worked to complete mutual due diligence and finalize the terms of the merger agreement and other acquisition-related agreements.

On September 11, 2014, Mr. Cichy distributed to our board of directors preliminary financial due diligence and analysis of AeroCare by our management.

On September 15, 2014, Mr. Cichy signed an engagement letter with Westwicke Partners that set forth the services to be performed by Westwicke Partners as the Investor Relations advisor to MWRX and, in the event the contemplated Merger were consummated, AeroCare.

On September 16, 2014, Mr. Cichy distributed to the board information including, but not limited to, (i) executed LOI, dated August 11, 2014, (ii) draft of the investor presentation, and (iii) draft press release to announce the proposed merger. Also included was a financial schedule outlining sources and uses of funds pertaining to the planned transaction. On September 17, 2014, our board met to discuss and review the materials provided to the board and to discuss the potential transaction.

On September 19, 2014, MWE provided MWRX with a due diligence report reflecting its review and analysis of the legal and regulatory risks associated with the business and operations of AeroCare, and Mr. Cichy forwarded this analysis to our board for review. Later that day, our board of directors met via telephone to discuss the combined results of legal, regulatory and financial due diligence together with financial aspects of the transaction, on which Messrs. Fistel, Cichy and Minnuto and our independent directors participated. In addition, representatives from various advisors of the Company were present on this call to answer questions. Later that day, our management and board met with Mr. Griggs telephonically with for Dr. Howard Schwartz, one of our independent directors, to address questions pertaining to AeroCare’s business and the proposed transaction, as Dr. Schwartz was not present on a previous call held on September 4, 2014, with AeroCare to discuss the same.

From September 19, 2014 to September 20, 2014, our board met telephonically three times through executive session to discuss matters pertaining to the planned transaction, and corresponded with Messrs. Cichy and Minnuto via telephone calls and email regarding open questions. A principal topic of discussion during these meetings was AeroCare’s downward trend on net income despite its ability to drive positive revenue and EBITDA growth. Also discussed were AeroCare’s cash flow, liquidity, debt ratios and borrowing capacity applicable to AeroCare’s current operations and growth plan. In connection with this, the board requested supplemental information on AeroCare’s credit arrangements from the transaction plus pro forma cash flow projections, which was to be provided by Messrs. Cichy and Fistel in collaboration with AeroCare, Cain, and EBC. AeroCare subsequently informed MWRX that its management does not regularly prepare cash flow projections because of the significant variability in the number and value of acquisitions that it may consummate in a given year.

Later on September 20, 2014, Mr. Cichy provided the updated draft of the merger agreement reflecting negotiated changes along with other acquisition-related agreements requiring our board’s approval, including (i) registration rights agreement, (ii) Form of Second Amended and Restated Certificate of Incorporation, (iii) Backstop Indemnity Agreement, (iv) Escrow Agreement, (v) Lockup Agreement, and (vi) Merger Voting Agreement.

On September 22, 2014 Mr. Cichy distributed to our board (i) AeroCare financial information including AeroCare’s headcount, and (ii) detailed information regarding AeroCare’s credit arrangements and bank covenant summaries that indicated compliance with coverage ratios.

On September 23, 2014, the MWRX board of directors met via teleconference to discuss and vote on the AeroCare opportunity and the transactions contemplated thereby. Our board discussed with management AeroCare’s net income, cash flow, liquidity, debt ratios and borrowing capacity. Mr. Delucca expressed concern regarding AeroCare’s downward trend in net income and cash flow. Our board and management then discussed AeroCare’s growth plan and agreed that these factors were mitigated by AeroCare’s ability to drive positive revenue and EBITDA growth, and that it was their view such revenue and EBITDA growth would be facilitated by AeroCare’s access to public capital markets after the Business Combination. After a discussion of the terms of the transaction, a vote was then called. Mr. Delucca abstained from the vote due to his concerns discussed above. The remaining members of our board then voted to approve (i) the Merger Agreement, Ancillary Agreements and the transactions contemplated thereby, (ii) the determination that the Merger is in the best interests of MWRX and its stockholders, and (iii) the submission of the Merger Agreement to the stockholders for approval and adoption with the recommendation that the MWRX stockholders approve and adopt the Merger Agreement.

Between September 23 and October 14, the parties collaborated to finalize the transaction documentation and BDO USA, LLP worked to complete its audit of AeroCare’s financial statements.

On October 14, 2014, the Merger Agreement was executed by AeroCare and MWRX.

MWRX’s Board of Directors’ Reasons for the Approval of the Business Combination

Before reaching its decision, our board reviewed the results of management’s due diligence, which included:

•	research on industry trends, cycles, operating cost projections, and other industry factors;
•	extensive due diligence conducted regarding AeroCare’s operations, respective company products and services, major customers and vendors and financial prospects for both companies, among other typical due diligence matters;
•	personal visits to AeroCare’s corporate headquarters in Orlando, Florida, and visits to AeroCare’s medical equipment and patient service facility in Orlando, Florida d/b/a Sunbelt Medical Supply;
•	review of AeroCare’s contracts and certain other legal due diligence; and
•	financial and accounting due diligence and certain tax due diligence.

Our board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, our board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of our board of directors may have given different weight to different factors.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses.

•	Healthcare and Specialty Pharmacy Industry Targets. We would seek to acquire a business involved in the healthcare service industry, with specific focus on the high growth specialty pharmacy, infusion pharmacy and/or drug distribution sectors based in the U.S. We believed our management’s significant operating and deal-making experience and relationships with companies in this space would give MWRX a number of competitive advantages and present MWRX with a substantial number of potential business targets. The factors we would consider included growth prospects, competitive dynamics, opportunities for strategic growth, need for capital investment and barriers to entry. We would analyze the strengths and weaknesses of target businesses relative to their competitors. We would seek to acquire one or more businesses that demonstrate advantages when compared to their competitors, which may help to protect their market position and profitability.
•	Business with Revenue and Earnings Growth Potential. We would preferentially seek out a large operator platform having multiple, diverse potential drivers of revenue and earnings growth and achieving minimum $100MM post business combination equity market capitalization. We would focus on assets that are undervalued or inefficiently managed, where supplement of our management and strategic use of public company capital may be well-positioned to unlock value.
•	Companies with Experienced Management Team and Attractive Valuation. We would preferentially seek out well managed healthcare businesses that have target EBITDA margins ranging from 6% to 20% and estimated EBITDA acquisition multiples of 6x to 8x, enabling potential for strong future growth relative to market comparators.

In considering the Business Combination, our board of directors concluded that AeroCare met all of the above criteria. In particular, our board considered the following positive factors, although not weighted or in any order of significance:

•	Healthcare Service Industry. AeroCare is a leading provider of home respiratory/home oxygen and sleep therapy services in the US. The home respiratory market (including home oxygen equipment and respiratory therapy services) is growing annually at approximately 10%. Furthermore, AeroCare’s business operates according to very similar fundamentals as the specialty pharmacy industry, including (i) strong demographics demand, (ii) servicing a chronic and recurring customer/patient base, (iii) lack of therapeutic alternatives, (iv) focus on strong physician referral relationships, (v) dependency on government reimbursement, and (vi) continued improvements in the efficacy of in-home treatment. With respect to in-home treatment, recent and continuing advances in COPD and sleep therapy technology, that is able to be delivered to the home, are believed to enable more personalized and efficient care, while the aging of the population together with increased disease-state awareness and diagnosis are anticipated to drive continued growth in AeroCare’s addressable patient base. In addition, AeroCare’s operating and acquisition experience and relationships with competitor companies gives the company a number of advantages to support growth. Within the healthcare industry, we found AeroCare’s growth prospects, competitive dynamics, opportunities for consolidation, and barriers to entry in the markets that the company serves to be compelling and attractive compared to other opportunities we evaluated. We believe that AeroCare has a sustainable competitive advantage due to its market position, having local scale and density in its markets, its large and tenured sales force, superior operational and clinical capabilities and experienced management team. The merger with MWRX provides AeroCare with immediate additional capital and acquisition currency through its publicly traded stock, allowing the AeroCare to take advantage of a highly fragmented market that we believe is ripe for consolidation.
•	Business with Revenue and Earnings Growth Potential. We believe that AeroCare has developed and established a leverageable business model with potential for continued revenue growth and significant operating margin expansion through organic growth initiatives and acquisitions. Since its founding in 2002 through 2013, AeroCare's revenue has grown at a compound annual growth rate (CAGR) of 31%. Over that 12 year period, AeroCare completed 60 acquisitions acquiring an estimated $86.5 million in revenue. Based on recent industry reports, we believe the overall market (COPD and OSA) is expected to grow at a CAGR of approximately 10% over the next three to five years. Therefore, while no assurance can be made that the Company will continue to grow revenue at its historical CAGR levels, based on AeroCare’s sales and marketing plan, access to additional capital as a result of the Business Combination and its acquisition pipeline, we believe AeroCare will continue to grow faster than the overall market. In addition, we believe potential cost saving synergies resulting from future acquisitions added new revenue onto AeroCare’s existing platform should result in improved operating leverage and margin expansion.
•	Experienced and Motivated management Team. AeroCare has a management team with an average of over 20 years of experience in the healthcare industry generally, and the Respiratory Therapy industry specifically. CEO Stephen Griggs, has 25 years of experience in the industry and founded AeroCare in 2002. All AeroCare executives and key managers are expected to continue with the post-merger organization. In addition, 100% of the AeroCare common stock and options held by senior management will be converted into equity of MWRX and will be subject to the same restrictions on transfer as the holders of our founder shares.
•	Transaction Valuation. The combined company’s 2014 pro forma enterprise value (calculated as total combined share value plus debt, less cash) of approximately $212 million and equity value of $184 million (calculated as total combined share value), in each case based on a share price of $8.36 (which is the amount per public share in the trust account) and assuming no MWRX shareholder conversions, implies a total value for the combined company equal to approximately 5.9 times the combined company’s projected pro forma 2014 Adjusted EBITDA on a fully-diluted basis excluding earn-out. Full achievement of the earn-out targets implies a fully-diluted enterprise valuation for AeroCare of 3.4 times the combined company’s 2017 targeted pro forma Adjusted EBITDA. In negotiating what our management considers to be reasonable and achievable earnout targets, our management reviewed AeroCare’s historical and current year financial information, assumed that the combined company’s pro forma Adjusted EBITDA for 2014 would be $35 million, and considered the following factors: (i) the previous performance record of AeroCare with respect to growing revenue; (ii) AeroCare’s management team’s ability to execute on its business plan; (iii) AeroCare’s marketing and business development strategies for organic growth; (iv) consolidation-related acquisition opportunities in the respiratory/durable medical equipment healthcare services industry, which is highly fragmented; (v) the amount of capital that could be made available to AeroCare through the Business Combination as well as through other available sources, such as AeroCare’s credit facility and the use of public company stock; and (vi) the application of such capital in achieving AeroCare’s strategic business plan and objectives. We believe this to be a compelling valuation for a healthcare services company, taking into account what we believe to be the growth potential of the combined company in today’s highly-fragmented respiratory services segment of the healthcare market. Furthermore, we believe the difference between relevant/comparable healthcare services publicly traded company EBITDA valuations of 8.0 to 15.0 times EBITDA and the valuation of the combined company of 5.9 times projected pro forma Adjusted EBITDA provides a growth opportunity for the combined company. In addition, AeroCare’s acquisitions of other companies have generally averaged in the range of 2.0 to 3.0 times the EBITDA of the acquired companies. Based on this information and although we did not seek a third party valuation or fairness opinion, we believe the AeroCare transaction at this valuation is in the best interests of our stockholders.

Although MWRX’s board of directors did not seek a third party valuation or fairness opinion, and did not receive any report, valuation or opinion from any third party, in connection with the Business Combination, the board of directors considered that MWRX’s management collectively has significant experience in the healthcare industry, private and public markets transactions, in constructing and evaluating financial models and financial projections and conducting valuations of healthcare businesses.

Our board also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement), although not weighted or in any order of significance:

•	Company Cash Flow, Liquidity and Borrowing Capacity. Our board discussed AeroCare’s cash flow, liquidity, debt ratios and borrowing capacity applicable to AeroCare’s current operations and growth plan in the context of AeroCare’s motivation to merge with the Company. Based on extensive discussion with advisors we concluded that negative trends regarding these items will be addressable through improvements to the internal control environment post-close company and are largely mitigated due to transaction-specific features including (i) access to new working capital (ii) 100% of the equity to be rolled into the combined company, (iii) a portion of the purchase price to be contingently issuable under a three-year earn-out period subject to certain EBITDA targets being achieved, (iv) all shares issued to AeroCare at closing will be subject to lockup identical to the Founder Shares and (v) the share holdback for indemnity coverage.
•	Public stockholders could vote against the Business Combination Proposal or exercise their conversion rights. Our board considered the risk that some of the current public stockholders would vote against the Business Combination Proposal or decide to exercise their conversion rights, thereby depleting the amount of cash available in the trust account to an amount below the minimum required to consummate the Business Combination. The MWRX board concluded, however, that this risk was substantially mitigated because (i) the Merger Agreement has provisions specifying that after the payment of certain closing and other costs from the trust account, that MWRX would only be required to deliver $30 million to AeroCare to consummate the Merger (less than 50% of cash in trust), (ii) all the current management and shareholders of AeroCare have agreed to accept all-stock consideration for 100% of their equity into the transaction, exchanging their shares (and options) for shares (and options) of MWRX, which indicates their confidence in the ongoing business and the valuation to the market, and (iii) the fact that public stockholders may vote for the Business Combination Proposal while also exercising their conversion rights mitigates any incentive for a public shareholder to vote against the Business Combination Proposal.
•	Our management and directors may have different interests in the Business Combination than the public stockholders. Our board considered the fact that members of our management and our board may have interests in the AeroCare Merger that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under “— Certain Benefits of MWRX’s Directors and Officers and Others in the Business Combination” below. However, our board concluded that these factors were mitigated because (i) these interests were disclosed in the our initial public offering prospectus, (ii) these interests would exist with respect to a business combination with any target company, (iii) the Business Combination was structured to permit public stockholders to redeem a substantial portion of our common stock, and (iv) the Founder Shares held by the Sponsors and, to a lesser extent, our board of directors, are locked up 50% for a period of six months from the closing of the Business Combination and 50% for a period of 12 months from the closing of the Business Combination.

Certain Benefits of MWRX’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our board in favor of approval of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the continued right of our sponsors, directors and executive officers to hold our common stock following the Business Combination, subject to the lock-up agreements;
•	the continued right of our sponsors, directors and executive officers for registration of their shares subject to the terms the registration rights agreement that such persons entered into with us;
•	the continuation of one of our officers as a director (but not an officer) of the combined company;
•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination;
•	that, in the event that we do not complete the Business Combination and the Company is forced to dissolve and liquidate, then (i) 1,897,500 founder shares and 713,450 sponsor shares will be worthless, (ii) we may be unable to repay the approximately $115,000 of working capital loans we have outstanding with our sponsors and such loans will be forfeited, and (iii) our sponsors have agreed to guarantee the Company’s obligation to reimburse AeroCare for up to $250,000 of its expenses related to certain fees of BDO USA, LLP.

Potential Transactions In Our Securities

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding MWRX or its securities, MWRX’s sponsors, AeroCare, AeroCare’s stockholders or any of their respective affiliates may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or enter into transactions with such investors and others to provide them with incentives to acquire shares of MWRX common stock or vote their shares in favor of the Business Combination Proposal. Any such purchase of public shares would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its conversion rights. In the event that our sponsors, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their conversion rights, such selling stockholders would be required to revoke their prior elections to convert their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account.

The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved and that holders of 3,463,202 or fewer of the public shares demand conversion of their public shares into cash. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the MWRX sponsors for nominal value.

Entering into any such arrangements may have a depressive effect on MWRX’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of more than 3,463,202 of the public shares will exercise their conversion rights.

As of the date of this proxy statement/prospectus, no such agreements have been entered into with any such investor or holder. MWRX will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Total MWRX Shares and Options to be Issued in the Business Combination

Pursuant to the Merger Agreement, based on AeroCare’s current capitalization, we expect to issue 11,296,079 shares of our common stock to AeroCare stockholders and 511,636 options to purchase shares of MWRX common stock to AeroCare optionholders at the closing. It is anticipated that, upon completion of the Business Combination, our existing stockholders, including our sponsors, will retain an ownership interest of approximately 47.45% of the post-merger company and the former stockholders of AeroCare will own approximately 52.55% of the outstanding common stock of the post-merger company. These percentages are calculated based on the assumptions that none of our public stockholders exercise their conversion rights and that the aggregate amount of deductions from the trust account for the advisor fee and other specified costs do not exceed $4.2 million. If 25% of our public stockholders exercise their conversion rights then the percentages will be 42.37% and 57.63%, respectively. If the maximum number of our public stockholders exercise their conversion rights, then the percentages will be 37.32% and 62.68%, respectively. In addition, these percentages also do not take into account (i) the 3,588,517 earnout shares we may issue in the future and (ii) 511,636 shares that may be issued upon the exercise of the assumed options. You should read “Proposal No. 1 — Approval of the Business Combination — Total MWRX Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of MWRX Following the AeroCare Merger

If the Business Combination is completed, our board of directors will consist of Stephen P. Griggs, W. Bruce Lunsford, Theodore B. Lundberg, Stephen B. Cichy and James S. Hunt.

Certificate of Incorporation; Bylaws

Upon the closing of the Business Combination, our amended and restated certificate of incorporation will be amended promptly to:

•	change our name to AeroCare Holdings Corporation;
•	remove certain provisions related to our status as a blank check company; and
•	make certain other changes that our board of directors deems appropriate for a public operating company.

Name; Headquarters

Following the Business Combination, our principal executive offices will be located at 3325 Bartlett Blvd., Orlando, Florida, 32811.

Conversion Rights

Pursuant to our amended and restated certificate of incorporation, holders of public shares who vote either for or against the Business Combination Proposal may elect to have their shares converted to cash at the applicable conversion price per share calculated in accordance with our amended and restated certificate of incorporation. As of September 30, 2014, this would have amounted to approximately $8.36 per share. If a holder exercises its conversion rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of MWRX. Such a holder will be entitled to receive cash for its public shares only if it properly demands conversion and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. It is a condition to closing under the Merger Agreement, however, that the aggregate amount of funds in the trust account, after giving effect to the payment for all public shares properly submitted for conversion, net of all transaction costs and other specified deductions set forth in the Merger Agreement, plus any proceeds from the issuance of additional shares of our common stock at the closing of the Business Combination, equal at least $30,000,000. Each conversion of shares by our public stockholders will decrease the amount in our trust account and thus decrease the amount of cash available to satisfy this closing condition. Therefore, assuming (i) we do not obtain financing through the issuance of additional shares of our common stock at the closing of the Business Combination, and (ii) transaction costs and other specified deductions to the trust account do not exceed $4.4 million, the maximum number of public shares that may be converted into cash from the trust account in order to us to be able to complete the Business Combination would be 3,463,202. If, however, conversions by our public stockholders cause us to be unable to meet this closing condition, then AeroCare will not be required to consummate the AeroCare Merger, although it may, in its sole discretion, waive this condition. In the event that AeroCare waives this condition, we do not intend to seek additional shareholder approval or extend the time period in which our public stockholders can exercise their conversion rights. In no event, however, will we convert public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section entitled “Special Meeting in Lieu of 2014 Annual Meeting of MWRX Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares for cash.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Accounting Treatment

The merger will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since the security holders of AeroCare will own at least 50.1% of the outstanding common shares of MWRX immediately following the completion of the merger, will have its current officers assuming all corporate and day-to-day management offices of MWRX, including chief executive officer and chief financial officer, and prior board members of AeroCare will constitute a majority of the board after the Business Combination. Accordingly, AeroCare will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of AeroCare. Accordingly, the assets and liabilities and the historical operations that will be reflected in the MWRX financial statements after consummation of the merger will be those of AeroCare and will be recorded at the historical cost basis of AeroCare. MWRX’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of AeroCare upon consummation of the mergers.

Material U.S. Federal Income Tax Considerations for Stockholders Exercising Conversion Rights

The following is a summary of the material U.S. federal income tax considerations for holders of MWRX common stock that elect to have their MWRX common stock converted to cash if the acquisition is completed. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal Revenue Service (“IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;
•	traders in securities that elect mark-to-market treatment;
•	S corporations;
•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;
•	financial institutions;
•	insurance companies;
•	mutual funds;
•	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;
•	broker-dealers;
•	regulated investment companies (or RICs);
•	REITs;
•	trusts and estates;
•	persons holding MWRX common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons subject to the alternative minimum tax provisions of the Code;
•	tax-exempt organizations; and
•	non-U.S. stockholders (as defined below, and except as otherwise discussed below).

If any partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds MWRX common stock, the tax treatment of a partner will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding MWRX common stock, you should consult your tax advisor.

This summary assumes that stockholders hold MWRX common stock as capital assets, which generally means as property held for investment.

WE URGE HOLDERS OF MWRX COMMON STOCK CONTEMPLATING EXERCISE OF THEIR CONVERSION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. MWRX Stockholders

This section is addressed to U.S. holders of MWRX common stock that elect to have their MWRX common stock converted to cash as described in the section entitled “Special Meeting in Lieu of 2014 Annual Meeting of MWRX Stockholders — Conversion Rights.” For purposes of this discussion, a “Converting U.S. Holder” is a beneficial owner that so converts its MWRX common stock and is:

•	a citizen or resident of the U.S.;
•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Except as discussed in the following paragraph, a Converting U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the redemption and such stockholder’s adjusted basis in the MWRX stock exchanged therefor. Such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. The deductibility of capital losses is subject to limitations. Stockholders who hold different blocks of MWRX stock (generally, shares of MWRX stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon redemption will be treated as a distribution, however, if the redemption does not effect a meaningful reduction of the Converting U.S. Holder’s percentage ownership in MWRX (including stock such Converting U.S. Holder is deemed to own under certain attribution rules). Any such distribution will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Converting U.S. Holder may be unable to include the time period prior to the redemption in the holder’s “holding period.” Any distribution in excess of our earnings and profits will reduce the Converting U.S. Holder’s basis in the MWRX stock (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the MWRX stock. If, taking into account the effect of both redemptions by other stockholders and the issuance of shares of our common stock to AeroCare stockholders in connection with the Business Combination, the Converting U.S. Holder’s percentage ownership in MWRX is reduced as a result of the redemption by more than 20%, the holder will generally be regarded as having incurred a meaningful reduction in interest. Furthermore, if a Converting U.S. Holder has a relatively minimal stock interest and, such percentage interest is reduced by any amount as a result of the redemption, the Converting U.S. Holder should generally be regarded as having incurred a meaningful reduction in interest. For example, the IRS has ruled that any reduction in a stockholder’s proportionate interest is a “meaningful reduction” if the stockholder’s relative interest in the corporation was minimal and the stockholder did not have management control over the corporation.

Holders of MWRX stock considering exercising their conversion rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

Converting U.S. Holders who are individuals, estates or trusts may be required to pay a 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” (as applicable), which may include all or a portion of their capital gain or dividend income from their redemption of MWRX common stock. Converting U.S. Holders should consult their tax advisors regarding the effect, if any, of the net investment income tax.

U.S. Federal Income Tax Considerations to Non-U.S. MWRX Stockholders

This section is addressed to non-U.S. holders of MWRX stock that elect to have their MWRX common stock converted to cash as described in the section entitled “Special Meeting in Lieu of 2014 Annual Meeting of MWRX Stockholders — Conversion Rights.” For purposes of this discussion, a “Converting Non-U.S. Holder” is a beneficial owner (other than a partnership) that so converts its MWRX stock and is not a Converting U.S. Holder.

Except as discussed in the following paragraph, a Converting Non-U.S. Holder who elects to have its MWRX stock converted will generally be treated in the same manner as a U.S. stockholder for U.S. federal income tax purposes. See the discussion above under “U.S. Federal Income Tax Considerations to U.S. MWRX Stockholders.”

Any Converting Non-U.S. Holder will not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless (i) such holder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and certain other conditions are met, in which case the Converting Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or (ii) such holder is engaged in a trade or business within the

United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by such holder in the United States), in which case the Converting Non-U.S. Holder will generally be subject to the same treatment as a Converting U.S. Holder with respect to the exchange, and a corporate Converting Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

In addition, with respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Converting Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Converting Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. Dividends received by a Converting Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, that are attributable to a permanent establishment maintained by the Converting Non-U.S. Holder in the United States), are includible in the Converting Non-U.S. Holder’s gross income in the taxable year received. Although generally not subject to withholding tax, such dividends are taxed at the same graduated rates applicable to Converting U.S. Holders, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, dividends received by a corporate Converting Non-U.S. Holder that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. holders of MWRX stock considering exercising their conversion rights should consult their own tax advisors as to whether the redemption of their MWRX stock will be treated as a sale or as a distribution under the Code.

Under the Foreign Account Tax Compliance Act (“FATCA”) and U.S. Treasury regulations and administrative guidance thereunder, a 30% United States federal withholding tax may apply to any dividends paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Converting Non-U.S. Holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their disposition of MWRX common stock.

Backup Withholding

In general, proceeds received from the exercise of conversion rights will be subject to backup withholding for a non-corporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or
•	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. stockholder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Any amount withheld under these rules will be creditable against the holder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is furnished to the IRS and other applicable requirements are met.

Any converting Non-U.S. Holder will not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless (i) such holder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and has a “tax home” in the

United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year) or (ii) such holder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (in which case the non-U.S. stockholder will generally be subject to the same treatment as a U.S. stockholder with respect to the exchange). In addition, with respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Converting Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Converting Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty.

Non-U.S. holders of MWRX stock considering exercising their conversion rights should consult their own tax advisors as to whether the redemption of their MWRX stock will be treated as a sale or as a distribution under the Code.

Backup Withholding

In general, proceeds received from the exercise of conversion rights will be subject to backup withholding for a non-corporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or
•	in certain circumstances, fails to comply with applicable certification requirements.

Any amount withheld under these rules will be creditable against the holder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is furnished to the IRS and other applicable requirements are met.

Vote Required for Approval

Approval of this proposal is a condition to the completion of the Business Combination. If this proposal is not approved, the Business Combination will not occur. This proposal is also conditioned on the Certificate Proposal and the Director Election Proposal. If the Certificate Proposal and the Director Election Proposal are not approved, this proposal will have no effect and the Business Combination will not occur, even if it is approved by the requisite vote.

The Merger Agreement will be approved and adopted if the holders of at least a majority of the outstanding shares of our common stock voted at the special meeting vote “FOR” the Business Combination Proposal.

As of the record date, our founders have agreed to vote the founder shares, sponsor shares and any other shares held by them in favor of the Business Combination. The founders have not purchased any public shares.

Recommendation of the Board

MWRX’S BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — APPROVAL OF THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Assuming the Business Combination Proposal is approved, our stockholders are also being asked to approve the second amended and restated certificate of incorporation (the “proposed certificate”). The proposed certificate is required pursuant to the terms of the Merger Agreement, and in the judgment of our board of directors, the proposed certificate is necessary to adequately address the post-Business Combination needs of the Company.

The proposed certificate provides for, among other things, (i) the change of the Company’s name to AeroCare Holdings Corporation; (ii) the removal of certain provisions related to our status as a blank check company; and (iii) such other changes that our board of directors deem appropriate for a public operating company.

We are required by Delaware law to obtain the approval of holders of a majority of our outstanding shares to amend our certificate of incorporation. The following table sets forth a summary of the material differences between our current certificate of incorporation and the proposed certificate. This summary is qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

	Current Certificate	Proposed Certificate
Name	Our current certificate provides that our name is “MergeWorthRx Corp.”	The proposed certificate provides that our name is “AeroCare Holdings Corporation.”
Registered Agent; Registered Office	Our current certificate provides that our registered office is to be located at Suite 101, 160 Greentree Drive, Dover, Delaware 19904, and that the name of our registered agent at this address is National Registered Agents, Inc.	The proposed certificate provides that our registered office is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19904, and that the name of our registered agent at this address is The Corporation Trust Company.
Increases in Authorized Shares	Our current certificate provides that the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the preferred stock or any series of preferred stock, unless a vote of any of these holders is required pursuant to any preferred stock designation.	The proposed certificate states that, except as otherwise provided in any certificate of designations of any series of undesignated preferred stock, the number of authorized shares of the class of common stock or undesignated preferred stock may be increased or decreased from time to time (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock.

	Current Certificate	Proposed Certificate
Voting	Our current certificate states that, except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of our common stock exclusively possess all voting power.	The proposed certificate states that the holders of common stock have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action. However, except as otherwise required by law, holders of common stock will not be entitled to vote on any amendment to the proposed certificate (or on any amendment to a certificate of designations of any series of undesignated preferred stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of undesignated preferred stock if the holders of such affected series of undesignated preferred stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to the proposed certificate (or pursuant to a certificate of designations of any series of undesignated preferred stock) or pursuant to the DGCL.
Dividends	Our current certificate is silent with respect to the declaration and payment of dividends.	The proposed certificate provides that dividends may be declared and paid or set apart for payment upon the common stock out of any assets or funds legally available for the payment of dividends, but only when and as declared by the board of directors or any authorized committee of the board of directors.
Number of Directors	Our current certificate states that the number of directors, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the total number of directors the Company would have if there were no vacancies.	The proposed certificate states that the number of directors, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by the board of directors.

	Current Certificate	Proposed Certificate
Removal of Directors	Our current certificate is silent with respect to the procedures for the removal of directors.	The proposed certificate states that, subject to the rights, if any, of any series of undesignated preferred stock to elect directors and to remove any director whom the holders of any such series have the right to elect, any director may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock then entitled to vote at an election of directors. Pursuant to the proposed certificate, written notice of the proposed removal and the alleged grounds for the removal must be sent to the director at least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that the director be removed from office.
Special Meetings of Stockholders	Our current certificate is silent with respect to the procedures for calling special meetings of stockholders.	The proposed certificate states that, except as otherwise required by statute and subject to the rights, if any, of the holders of any series of undesignated preferred stock, special meetings of stockholders may be called only by a majority of the board of directors. Pursuant to the proposed certificate, only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.
Stockholder Action Without Meeting	Our current certificate is silent with respect to stockholder action without a meeting.	The proposed certificate states that any action required or permitted to be taken by the stockholders at any stockholders’ meeting must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu of a meeting.

	Current Certificate	Proposed Certificate
Indemnification	Our current certificate states that we, to the fullest extent permitted by Section 145 of the DGCL, must indemnify all persons who we may indemnify pursuant to Section 145 of the DGCL.	The proposed certificate states that we, to the fullest extent permitted by Section 145 of the DGCL, must indemnify any and all persons whom we have power to indemnify under Section 145 of the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL. The indemnification provided for in the proposed certificate would not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity while holding such office and to action while serving at our request as a director, officer, employee or agent of another enterprise. The indemnification provided for in the proposed certificate would continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of such a person; provided, however, that we would indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by our board of directors.

	Current Certificate	Proposed Certificate
Expenses in a Procedure for Indemnification	Pursuant to our current certificate, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification under our current certificate must be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such officer or director is not entitled to be indemnified by us as authorized by our current certificate.	The proposed certificate states that, in connection with the indemnification provided by Section 145 of the DGCL and under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding must be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by us in accordance with Section 145 of the DGCL or as authorized in our by-laws.
Indemnification of Other Persons	Our current certificate is silent with respect to indemnification of other persons.	The indemnification provided for in the proposed certificate may apply both as to action in the indemnitee’s official capacity as an officer or director and to action while serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In addition, the indemnification provided for in the proposed certificate would continue as to a person who has ceased to be a director, officer, employee or agent and would inure to the benefit of the heirs, executors and administrators of such a person; provided, however, that we may indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized our board of directors.

	Current Certificate	Proposed Certificate
Provisions Specific to a Blank Check Company	Under our current certificate, Article FIFTH sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.	The proposed certificate does not include these blank check company provisions because, upon consummation of the Business Combination, we will cease to be a blank check company. In addition, the provisions requiring that the proceeds from our initial public offering be held in a trust account until a business combination or liquidation of the Company and the terms governing the Company’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination.
Exclusive Jurisdiction	Our current certificate does not contain an exclusive jurisdiction provision.	The proposed certificate provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

	Current Certificate	Proposed Certificate
Amendments to Certificate of Incorporation	The current certificate is silent with respect to amendments to the certificate of incorporation.	The proposed certificate provides that we reserve the right to amend or repeal the proposed certificate as prescribed by statute and that the proposed certificate and all rights conferred upon stockholders under the proposed certificate are granted subject to this reservation. Whenever any vote of the holders of capital stock of the Company is required to amend or repeal any provision of the proposed certificate, and in addition to any other vote of holders of capital stock that is required by the proposed certificate or by law, such amendment or repeal will require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on the amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote on the amendment or repeal as a class, at a duly constituted meeting of stockholders called expressly for such purpose. However, the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on the amendment or repeal, and the affirmative vote of at least 75% of the outstanding shares of each class entitled to vote on the amendment or repeal as a class, will be required to amend or repeal any provision of Article V (Stockholder Action), Article VI (Directors), Article VII (Limitation of Liability), Article VIII (Indemnification), Article IX (Exclusive Jurisdiction), Article X, Article XI (Amendment of By-Laws) or Article XII (Amendment of Certificate of Incorporation) of the proposed certificate.

	Current Certificate	Proposed Certificate
Amendment to By-Laws	The current certificate provides that our board of directors has the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws.	The proposed certificate provides that, except as otherwise provided by law, the by-laws may be amended or repealed by our board of directors by the affirmative vote of a majority of the directors then in office. In addition, the by-laws may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for the purpose of amending or repealing the by-laws, by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on the amendment or repeal, voting together as a single class; provided, however, that if our board of directors recommends that our stockholders approve the amendment or repeal at the meeting of stockholders, the amendment or repeal will only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on the amendment or repeal, voting together as a single class.

This proposal is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, this proposal will have no effect. Approval of this proposal is a condition to the completion of the Business Combination. If the proposal is not approved, the Business Combination will not occur.

Vote Required for Approval

The affirmative vote of holders of a majority of the shares of our outstanding common stock is required to approve the Certificate Proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL NO. 3 — ELECTION OF DIRECTORS TO THE BOARD

Our board of directors is currently divided into three classes, Classes I, II and III, with each class having a term of three years. If the Certificate Proposal is approved, the proposed certificate will continue the classified structure of the board. Pursuant to the Merger Agreement, upon the closing of the Business Combination, the Company’s board will remain at five members. At the special meeting, stockholders are being asked to elect two directors to our board of directors, effective upon the closing of the Business Combination, each to serve as a Class III director with a terms expiring at the Company’s annual meeting of stockholders in 2017 or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of Stephen B. Cichy and Theodore B. Lundberg to our board of directors is contingent upon approval of the Business Combination. If the Business Combination Proposal is not approved, Messrs. Cichy and Lundberg will not be elected to our board.

Our board of directors has nominated Stephen B. Cichy and Theodore B. Lundberg to serve as a Class III directors.

The following sets forth information regarding the each nominee for Class III director.

Stephen B. Cichy’s biographical information is set forth above under “Information about MWRX —  Management.”

Theodore B. Lundberg’s biographical information is set forth above under “Management after the Business Combination.”

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the two nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the special meeting, abstentions and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF STEPHEN B. CICHY AND THEODORE B. LUNDBERG TO THE
BOARD OF DIRECTORS.

PROPOSAL NO. 4 — APPROVAL AND ADOPTION OF THE AEROCARE HOLDINGS CORPORATION 2014 STOCK OPTION AND INCENTIVE PLAN

Our board has approved and adopted the AeroCare Holdings Corporation 2014 Stock Option and Incentive Plan (the “2014 Stock Option and Incentive Plan”), and our board has approved and recommended that our stockholders approve and adopt the 2014 Stock Option and Incentive Plan. Set forth below is a description of the 2014 Stock Option and Incentive Plan. Our stockholders should read carefully the entire 2014 Stock Option and Incentive Plan, which is attached as Annex C to this proxy statement/prospectus, before voting on this proposal.

This proposal is conditioned upon the approval of the Business Combination Proposal and the Certificate Proposal. If the Business Combination Proposal and the Certificate Proposal are not approved, this proposal will have no effect. In addition, the 511,636 options being issued by the Company in the Business Combination will not be issued under the 2014 Stock Option and Incentive Plan.

2014 Stock Option and Incentive Plan

Our 2014 Stock Option and Incentive Plan was adopted by our board of directors on October 31, 2014. The 2014 Stock Option and Incentive Plan permits us to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, cash-based awards, performance share awards and dividend equivalent rights.

The shares we issue pursuant to awards granted under the 2014 Stock Option and Incentive Plan will be authorized but unissued shares or shares that we reacquire. We have initially reserved 10% of the combined company's outstanding shares for the issuance of awards under the 2014 Stock Option and Incentive Plan. The 2014 Stock Option and Incentive Plan provides that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2016, by 4% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number as may be determined by our compensation committee. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Shares underlying awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of common stock, expire or are otherwise terminated (other than by exercise) under the 2014 Stock Option and Incentive Plan will be added back to the shares available for issuance under the 2014 Stock Option and Incentive Plan.

The 2014 Stock Option and Incentive Plan may be administered by either the compensation committee or a similar committee of at least two non-employee directors who are independent or by our full board of directors, or the administrator. The administrator has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2014 Stock Option and Incentive Plan.

All full-time and part-time officers, employees, non-employee directors and consultants, as selected from time to time by the administrator in its sole discretion, are eligible to participate in the 2014 Stock Option and Incentive Plan. There are certain limits on the number of awards that may be granted under the 2014 Stock Option and Incentive Plan. For example, no more than 10% of the combined company's outstanding shares of common stock may be granted in the form of incentive stock options or stock appreciation rights to any one individual during any calendar year.

The exercise price of stock options awarded under the 2014 Stock Option and Incentive Plan may not be less than the fair value of our common stock on the date of the option grant, and the term of each option may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised and, subject to the provisions of the 2014 Stock Option and Incentive Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised.

To qualify as incentive options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock appreciation rights may be granted under our 2014 Stock Option and Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. The exercise price of stock appreciation rights awarded under the 2014 Stock Option and Incentive Plan may not be less than the fair value of our common stock on the date of grant, and the term of each stock appreciation right may not exceed ten years.

Restricted stock may be granted under our 2014 Stock Option and Incentive Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted stock units may be granted under our 2014 Stock Option and Incentive Plan. Such awards are awards of phantom stock units to a grantee, which may be settled in shares of our common stock at some point in the future based on conditions and restrictions imposed by the administrator.

Performance share awards may be granted under our 2014 Stock Option and Incentive Plan. Such awards will entitle the holder to acquire shares of our common stock upon the attainment of specified performance goals during a particular performance cycle. The administrator of our 2014 Stock Option and Incentive Plan will have the right to establish performance goals associated with performance share awards and other limitations and conditions.

Performance-based awards may be granted under our 2014 Stock Option and Incentive Plan. Performance-based awards are any restricted stock awards, restricted stock units, performance share awards or cash-based awards granted to employees who are considered “covered employees” for purposes of 162(m) of the Code, that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Those awards would only vest or become payable upon the attainment of performance goals that are established by our compensation committee and related to one or more performance criteria. The performance criteria that could be used with respect to any such awards include total stockholder return, earnings before interest, taxes, depreciation and amortization, net income or loss (either before or after interest, taxes, depreciation and amortization), changes in the market price of our common stock, economic value-added, funds from operations or similar measure, sales or revenue, development, clinical or regulatory milestones, acquisitions or strategic transactions, including licenses, collaborations, joint ventures, or promotion arrangements, operating income or loss, cash flow (including operating cash flow and free cash flow), return on capital, assets, equity, investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings or loss per share of common stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Unrestricted stock awards may be granted under our 2014 Stock Option and Incentive Plan. Our 2014 Stock Option and Incentive Plan gives the administrator discretion to grant stock awards free of any restrictions.

Dividend equivalent rights may be granted under our 2014 Stock Option and Incentive Plan. Dividend equivalent rights are awards entitling the grantee to current or deferred payments equal to dividends on a specified number of shares of stock. Dividend equivalent rights may be settled in cash or shares and are subject to other conditions as the administrator will determine.

Cash-based awards may be granted under our 2014 Stock Option and Incentive Plan. Each cash-based award will specify a cash-denominated payment amount, formula or payment ranges as determined by the administrator. Payment, if any, with respect to a cash-based award may be made in cash or in shares of stock, as the administrator determines.

Unless the administrator provides otherwise, our 2014 Stock Option and Incentive Plan does not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.

In the event of a merger, sale or dissolution, or a similar “sale event,” the successor entity may assume, continue or substitute for outstanding awards, as appropriately adjusted. To the extent that awards are not assumed, continued or substituted by the successor entity, except as the administrator may otherwise specify with respect to particular awards in the relevant award certificate, all options and stock appreciation rights that are not exercisable immediately prior to the effective time of the sale event will become fully exercisable as of the effective time of the sale event, all other awards with time-based vesting, conditions or restrictions will become fully vested and nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in the discretion of the administrator and all awards granted under the 2014 Stock Option and Incentive Plan will terminate. In addition, in connection with the termination of the 2014 Stock Option and Incentive Plan upon a sale event, we may make or provide for a cash payment to participants holding options and stock appreciation rights, equal to the difference between the per share cash consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights. Under the 2014 Stock Option and Incentive Plan, a sale event is defined as:

•	the sale of all or substantially all of our assets on a consolidated basis to an unrelated person or entity;
•	a merger, reorganization or consolidation in which the holders of our outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting or successor entity, or its ultimate parent, if applicable, immediately upon completion of such transaction;
•	the sale of all of our common stock to an unrelated person or entity; or
•	any other transaction in which the owners of our outstanding voting power prior to such transaction do not own at least a majority of our outstanding voting power or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from us.

No awards may be granted under the 2014 Stock Option and Incentive Plan after the ten-year anniversary of the adoption of the plan by our stockholders. In addition, our board of directors may amend or discontinue the 2014 Stock Option and Incentive Plan at any time, and the administrator may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder’s consent. Other than in the event of a necessary adjustment in connection with a change in our stock or a merger or similar transaction, the administrator may not “reprice” or otherwise reduce the exercise price of outstanding stock options or stock appreciation rights. Further, amendments to the 2014 Stock Option and Incentive Plan will be subject to approval by our stockholders if the amendment is required by the NASDAQ Global Market rules or by the Code to ensure that incentive options are tax-qualified.

Vote Required for Approval

The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting is required to approve the 2014 Stock Option and Incentive Plan. Abstentions will have the same effect as a vote “AGAINST” this proposal, and broker non-votes will not be counted for purposes of determining whether this proposal has been approved.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 5 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve one or more of the proposals presented at the special meeting. In no event will our board of directors adjourn the special meeting or consummate the Business Combination beyond the date by which it may properly do so under our amended and restated certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal or the Incentive Plan Proposal.

Required Vote

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of our common stock as of the record date represented in person or by proxy at the special meeting and entitled to vote thereon. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

MWRX’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER

The following discussion summarizes the material U.S. federal income tax considerations of the AeroCare Merger to AeroCare stockholders who are U.S. Persons (as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, judicial decisions and administrative rulings, all as of the date hereof, and all of which are subject to change, which may or may not be retroactive, and to differing interpretations, any of which could alter the tax considerations described herein. The discussion below does not address all U.S. federal income tax considerations, or any federal non-income, alternative minimum, state, local or foreign tax considerations of the AeroCare Merger. Also, this discussion does not address the tax considerations applicable to AeroCare stockholders in light of their individual circumstances or to persons that are subject to special treatment under the Code, such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, U.S. expatriates, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who hold their securities as part of a “straddle,” “hedge,” “constructive sale” transaction, integrated transaction or “conversion” transaction, U.S. Persons (as defined below) that have a functional currency other than the U.S. dollar, persons who acquired their stock in connection with a compensatory arrangement, partnerships or other pass-through entities, investors in a partnership or other pass-through entity, or persons who do not hold stock of AeroCare as a capital asset. The following discussion also does not address the tax consequences applicable to holders of restricted stock or other equity securities or to holders of stock who exercise dissenter or appraisal rights.

For purposes of this discussion, a “U.S. Person” means an AeroCare stockholder that is (i) a citizen or individual resident of the United States, (ii) a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control, or (b) that has a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person under the Code. If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds securities of AeroCare, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships (and entities treated as partnerships for U.S. federal income tax purposes) and partners of such partnerships should consult their own tax advisors.

Assuming the AeroCare Merger is completed according to the terms of the Merger Agreement and this proxy statement/prospectus, and based upon facts, representations, warranties and covenants contained in representation letters provided by AeroCare and MWRX and on customary assumptions as to factual matters, it is the opinion of Goodwin Procter LLP and McDermott Will & Emery LLP that the AeroCare Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. If any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the AeroCare Merger could be adversely affected. Neither the Company nor AeroCare has requested a ruling from the Internal Revenue Service (“IRS”) in connection with the AeroCare Merger and will not request any such ruling. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position and there can be no assurance that the tax considerations described below will not be challenged by the IRS or sustained by a court if so challenged.

Each AeroCare stockholder should consult his, her or its own tax advisor regarding the applicable U.S. federal, state, local and foreign tax considerations relating to the AeroCare Merger and any related transactions, including any tax reporting obligations, in light of such person’s particular circumstances.

The following summary sets forth certain material U.S. federal income tax considerations for the AeroCare stockholders to the AeroCare Merger assuming that the AeroCare Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code: (1) no gain or loss will be recognized by AeroCare or the Company as a result of the AeroCare Merger; (2) AeroCare stockholders whose shares of AeroCare common stock are exchanged solely for shares of MWRX common stock will not recognize gain or loss; (3) the aggregate tax basis of the shares of common stock of MWRX received by a U.S. person in the AeroCare Merger generally will be the same as the aggregate tax basis of shares of AeroCare common stock surrendered in exchange therefor and (4) the holding period for the shares of MWRX common stock received by a U.S. person in the AeroCare Merger will include the holding period of the AeroCare common stock surrendered by the U.S. person in the AeroCare Merger.

As provided in Treasury Regulations Section 1.368-3(d), each U.S. person who receives shares of the Company in the AeroCare Merger is required to retain permanent records pertaining to the AeroCare Merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, each U.S. holder who receives shares of the Company in the AeroCare Merger and who owns immediately before the AeroCare Merger one percent (1%) or more, by vote or value, of AeroCare stock and each holder with a basis in such stock of $1,000,000 or more will be required to file a statement with his or her U.S. federal income tax return for the year of the AeroCare Merger. As provided in Treasury Regulations Section 1.368-3(b), the statement must set forth the U.S. holder’s basis in, and the fair market value of, the shares of AeroCare capital stock surrendered in the AeroCare Merger, the date of the AeroCare Merger and the name and employer identification number of the Company and AeroCare.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of September 30, 2014 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and the nine months ended September 30, 2014 are based on historical financial statements of MergeWorthRx Corp. (“MergeWorth”) and AeroCare Holdings, Inc. (“AeroCare”) after giving effect to the AeroCare Merger.

The unaudited pro forma condensed combined balance sheet as of September 30, 2014 combines the historical consolidated balance sheets of MergeWorth and AeroCare giving effect to the AeroCare Merger as if it had occurred on September 30, 2014. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and the nine months ended September 30, 2014 combine the historical consolidated statements of operations of MergeWorth and AeroCare giving effect to the AeroCare Merger as if it had occurred on January 1, 2013.

The pro forma adjustments are based on information that is currently available. The unaudited pro forma condensed combined statement of operations is not necessarily indicative of what actual results of operations would have been had the AeroCare Merger taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the combined company. The unaudited pro forma condensed combined financial information should be read in conjunction with the sections titled “MWRX Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “AeroCare Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as well as the historical consolidated financial statements and footnotes.

The merger will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since the securityholders of AeroCare will own at least 50.1% of the outstanding common shares of MWRX immediately following the completion of the merger, will have its current officers assuming all corporate and day-to-day management offices of MWRX, including chief executive officer and chief financial officer, and prior board members of AeroCare will constitute a majority of the board after the AeroCare Merger. Accordingly, AeroCare will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of AeroCare. Accordingly, the assets and liabilities and the historical operations that will be reflected in the MWRX financial statements after consummation of the merger will be those of AeroCare and will be recorded at the historical cost basis of AeroCare. MWRX’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of AeroCare upon consummation of the mergers.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the merger and has been prepared for informational purposes only. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are: (i) directly attributable to the AeroCare Merger; (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company.

In the merger, the AeroCare shareholders will receive in the aggregate 11,296,079 MergeWorth shares at the closing. The table below summarizes the number of shares and the ownership percentages of the combined entity based on assumed potential conversion amounts of the MergeWorth shares:

	MergeWorth		AeroCare		Total
Number of shares prior to merger	10,200,950		—		10,200,950
Shares issued to AeroCare	—		11,296,079		11,296,079
Sub-Total	10,200,950	(47.5%)	11,296,079	(52.5%)	21,497,029
Assumed converted shares to avoid termination	(3,463,202)		—		(3,463,202)
Sub-Total	6,737,748	(37.4%)	11,296,079	(62.6%)	18,033,827
Assumed maximum conversions of MergeWorth shares	(2,968,582)		—		(2,968,582)
Sub-total	3,769,166	(25.0%)	11,296,079	(75.0%)	15,065,245

Included in the total number of shares of AeroCare Common Stock that are issued and outstanding immediately prior to the merger are 1,953,687 shares of common stock, designated as performance shares, which were issued in connection with the initial formation of AeroCare as part of a Security Exchange Agreement (the “Agreement”) and were transferred to a third party for safekeeping (the “Custodial Arrangement”). Performance shares are to be released from the Custodial Arrangement upon the occurrence of a Realization Event or approval by the Board of Directors (“Realization Event”), as defined under the Custodial Arrangement providing a threshold amount has been met. The threshold amount is equal to 2.5 multiplied by the aggregate dollar amount of equity capital purchased by the initial group of outside investors. A Realization Event, if greater than or equal to the threshold amount, occurs upon the closing of a sale of common stock or other capital stock in a bona fide underwritten public offering in which the aggregate proceeds to AeroCare, prior to underwriting fees, are at least $40,000,000, or upon a change in control as defined in the Agreement, or upon liquidation.

In connection with the merger, the Company determined that a Realization Event has occurred and evaluated whether the release of the performance shares from the custodian represents a compensation arrangement under ASC 718-10-S99 and ASC 718-10-15-4, Compensation — Stock Compensation. The Agreement was entered into for purposes unrelated to, and not contingent upon, continued employment. As a result, it was determined that there is no compensation to be recorded related to the release of the performance shares.

In exchange for current outstanding AeroCare stock options, MergeWorth will issue to current AeroCare stock option holders 511,636 options to purchase shares of MergeWorth common stock at a strike price of $5.30 per share. Any pre-merger impact of the exchange will have a net $0 impact on the pro-forma Additional Paid-in-Capital below. The Company has evaluated ASC 805-30-30-9 —  ASC 805-30-30-13, Acquirer Share-Based Payment Awards Exchanged for Awards Held by Acquiree’s Employed and determined the fair value, using the Black Scholes valuation method, of the stock options to be issued at the closing of the merger approximate the fair value of the AeroCare stock options currently outstanding. As a result, there is no expense to be recognized as a result of the stock options exchanged for the AeroCare stock options.

Additionally the merger agreement provides for AeroCare shareholders to receive up to an additional 3,588,517 shares (Earnout Shares), contingent upon the combined entity attaining specified Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) targets for the years ending December 31, 2015, 2016 and 2017. The following table sets forth the targets and the contingent shares issuable to AeroCare shareholders:

	Contingent Payment Schedule
	EBITDA Threshold	Contingent Shares
Fiscal year ending December 31, 2015	$51,000,000	1,196,172
Fiscal year ending December 31, 2016	$57,000,000	1,196,172
Fiscal year ending December 31, 2017	$72,000,000	1,196,172
Total	$180,000,000	3,588,517

If the EBITDA Amount for a particular calculation period does not exceed the applicable EBITDA Threshold, no Earnout Shares will be issued for such calculation period; provided, however, that notwithstanding the foregoing: (A) if the EBITDA amount for the 2015 calculation period does not equal or exceed the EBITDA Threshold for such 2015 calculation period, but the EBITDA amount for the 2016 calculation period equals or exceeds the EBITDA Threshold for the 2016 calculation period, then the AeroCare shareholders shall be entitled to receive 100% of the Earnout Shares for both the 2015 and 2016 Calculation Periods (i.e., a total of 2,392,344 shares of common stock); (B) if the EBITDA amount for the 2017 calculation period equals or exceeds the EBITDA Threshold for the 2017 calculation period, but the EBITDA amount for either or both of the 2015 or 2016 calculation periods did not equal or exceed the applicable EBITDA Threshold for such periods, then the AeroCare shareholders shall be entitled to receive 100% of the Earnout Shares for the 2017 calculation period plus 100% of the Earnout Shares for any prior calculation period not previously earned; (C) if the EBITDA Amount for the 2016 calculation period exceeds the EBITDA Threshold for such period by 10% or more, then the AeroCare shareholders shall automatically earn all of the Earnout Shares payable in respect of the 2017 calculation period (without regard to the actual results for the 2017 calculation period), and the Earnout Shares otherwise payable for the 2017 calculation period shall be paid to the AeroCare shareholders at the same time as which the Earnout Shares are paid with respect to the 2016 calculation period; and (D) immediately prior to, but subject to the consummation of, a change of control transaction, the maximum number of Earnout Shares payable to the AeroCare shareholders (less the total number of Earnout Shares that have been previously issued to the AeroCare shareholders) shall be issued to the AeroCare shareholders.

The earn-out shares may be issued both to AeroCare employees as well as to non-employee shareholders. The following accounting literature was analyzed to determine the preliminary accounting treatment of these shares:

•	ASC 480 – Distinguishing Liabilities from Equity;
•	ASC 815 – Derivatives and Hedging;
•	ASC 805 – Business Combinations
•	ASC 505-50 – Equity-Based Payments to Non-Employees
•	ASC 718 – Compensation — Stock Compensation
•	ASC 450 – Contingencies

There is no requirement for continued employment by the AeroCare employees in order to receive the earn-out shares, should the EBITDA targets be met. As a result, the arrangement as it pertains to AeroCare employees, as well as non-employee shareholders, does not constitute compensation expense.

In accordance with the earn-out provisions, during the 2016 year, AeroCare employees and non-employee shareholders would be eligible to receive the 2017 earn-out shares should the 2016 actual EBITDA results exceed the 2016 EBITDA target by 10% or more. As a result, this provision constitutes a liability under ASC 480, due to this being an obligation to issue a variable number of shares that is based solely or predominantly on a variable other than the fair value of MergeWorth’s shares. As a result, upon approval and consummation of the merger, a liability would be recorded at the merger agreement date with a corresponding expense related to all 3,588,516 earn-out shares. This liability would be marked to market at each reporting period. At the end of 2015, should the 2015 EBITDA target be met, the liability at December 31, 2015 would be based on only 2,392,344 shares, as 1,196,172 shares would have been issued to shareholders. The liability would be ultimately settled at the end of 2016 upon either issuance of the shares as a result of meeting either one or both possible targets, or upon issuing no shares if neither of the two possible 2016 targets are met. As of the end of 2016, there is no longer an obligation to issue a variable number of shares that is based solely or predominantly on a variable other than the fair value of the Company’s shares. Should one of the targets not be met as of the end of 2016, the Company would need to evaluate whether the 2017 EBITDA target would be met under the provisions of ASC 450, Contingencies, and determine whether the contingent liability is probable and estimable and record a liability, if determined, as of December 31, 2016. This liability would be evaluated at the end of each reporting period and be settled at the end of 2017.

The Company believes that the initial recording of this liability at the merger agreement date would be a one-time, non-recurring event that would not have continuing impact on the financial results of the combined companies. The impact of subsequently marking the liability to market, while recurring in years 2014, 2015 and 2016, is too speculative at this time to estimate, dependent largely on the future share price of the post-merged company. Thus the condensed combined financial statements do not include any pro forma adjustments for the earn-out shares.

The unaudited pro forma condensed combined financial statements have been prepared using the assumptions below with respect to the potential conversion of MergeWorth common stock:

•	Assuming maximum conversion: This presentation assumes that Aerocare decides to waive the requirement that the aggregate amount of funds in the trust account, after giving effect to the payment for all public shares properly submitted for conversion, the advisory fee to

EarlyBirdCapital, Inc. and other specified costs set forth in the Merger Agreement, plus any proceeds from the issuance of additional shares of our common stock at the closing of the Business Combination and any available cash of the Company (net of any indebtedness), equals at least $30,000,000 and MWRX stockholders exercise their conversion rights with respect to a maximum of 6,431,784 public shares. This is the maximum amount of convertible shares, while MergeWorthRx maintains net tangible assets of at least $5,000,001.
•	Assuming conversion needed to avoid termination: The merger agreement is subject to at least $30,000,000 of cash being available at closing. This presentation assumes that MergeWorth stockholders exercise their conversion rights with respect to 3,463,202 public shares, which is the maximum number of shares that can be converted and still maintain $30,000,000 of cash.
•	Assuming no conversion: The presentation assumes that no MergeWorth stockholders exercise conversion rights with respect to their public shares for a pro rata portion of the trust account,

Pro Forma Balance Sheet

AeroCare and MergeWorth
As of September 30, 2014

	MergeWorthRx Historical	AeroCare Historical	Pro Forma Adjustments (assuming maximum conversion)		Combined Pro Forma (assuming maximum conversion)	Pro Forma Adjustments For Conversions Needed To Avoid Termination		Combined Pro Forma Assuming Conversions Needed To Avoid Termination	Pro Forma Adjustments (assuming no conversion)		Combined Pro Forma (assuming no conversion)
Assets
Current assets:
Cash and cash equivalents	$22,330	$1,125,299	$9,683,224	A	$3,950,943	$24,817,345	G	$28,768,288	$28,952,369	H	$57,720,657
			(4,400,000)	D
			(2,200,000)	D
			(279,910)	E
Accounts receivable		24,152,255			24,152,255			24,152,255			24,152,255
Inventories		6,307,003			6,307,003			6,307,003			6,307,003
Prepaid and other current assets	27,271	2,302,998			2,330,269			2,330,269			2,330,269
Taxes receivable		2,741,451			2,741,451			2,741,451			2,741,451
Deferred tax assets		1,047,013			1,047,013			1,047,013			1,047,013
Total current assets	49,601	37,676,019	2,803,314		40,528,934	24,817,345		65,346,279	28,952,369		94,298,648
Property and equipment, net		37,638,317			37,638,317			37,638,317			37,638,317
Intangible Assets, net		11,479,318			11,479,318			11,479,318			11,479,318
Goodwill		18,911,964			18,911,964			18,911,964			18,911,964
Investments held in trust	63,452,938	—	(63,452,938)	A	—			—			—
Other assets	—	1,535,248			1,535,248			1,535,248			1,535,248
Total assets	$63,502,539	$107,240,866	$(60,649,624)		$110,093,781	$24,817,345		$134,911,126	$28,952,369		$163,863,495
Liabilities and shareholders' equity
Current liabilities:
Accrued expenses and accounts payable	$52,920	$17,437,962			$17,490,882	$—		$17,490,882	$—		$17,490,882
Accrued offering costs	179,880	—	(179,880)	E	—			—			—
Related party advance	100,030		(100,030)	E	—			—
Accrued interest payable		4,561			4,561			4,561			4,561
Due to sellers		1,550,000			1,550,000			1,550,000			1,550,000
Notes payable and lines of credit		3,500,000			3,500,000			3,500,000			3,500,000
Obligations under capital leases		2,152,718			2,152,718			2,152,718			2,152,718
Total current liabilities	332,830	24,645,241	(279,910)		24,698,161	—		24,698,161	—		24,698,161
Noncurrent liabilities:
Obligations under capital leases		2,562,012			2,562,012			2,562,012			2,562,012
Notes payable and lines of credit		67,962,881			67,962,881			67,962,881			67,962,881
Interest rate swap		27,376			27,376			27,376			27,376
Deferred tax liability		4,963,608			4,963,608			4,963,608			4,963,608
Total noncurrent liabilities	—	75,515,877	—		75,515,877	—		75,515,877	—		75,515,877
Total liabilities	332,830	100,161,118	(279,910)		100,214,038	—		100,214,038	—		100,214,038
Common stock subject to possible redemption	58,169,708	—	(58,169,708)	A	—			—			—
Shareholders' equity:
Common stock	324	32,782	53	A	1,506	297	G	1,803	346	H	2,149
			1,130	B
			(32,782)	C
Additional paid-in capital	5,537,360	23,421,791	4,399,941	A	24,451,802	24,817,048	G	49,268,851	28,952,023	H	78,220,874
			(1,130)	B
			(3,968,477)	C
			(4,937,683)	F
Treasury stock	—	(4,001,259)	4,001,259	C	—			—			—
Accumulated deficit	(537,683)	(12,373,566)	(2,200,000)	D	(14,573,566)			(14,573,566)			(14,573,566)
			(4,400,000)	D
			4,937,683	F

Total shareholders' equity	5,000,001	7,079,748	(2,200,006)		9,879,743	24,817,345		34,697,088	28,952,369		63,649,457
Total liabilities and shareholders' equity	$63,502,539	$107,240,866	$(60,649,624)		$110,093,781	$24,817,345		$134,911,126	$28,952,369		$163,863,495

Adjustments to Unaudited Pro Forma Combined Balance Sheet

A —	Maximum number of shares that can be converted is 6,431,784 at $8.36 per share. MergeWorth must maintain net tangible assets of $5,000,001 after giving effect to the payment of any converted shares. This represents: 1) an increase in cash and cash equivalents of $9,683,224, which is calculated as the difference between the investments held in trust of $63,452,938, less the assumed value at $8.36 per share for the 6,431,784 redeemed shares ($53,769,714); 2) an increase to common stock of $53, representing the 526,315 shares of stock assumed not to be converted times the par value of $.0001 per share; and 3) an increase to additional paid in capital of $4,399,941 representing the 526,315 shares of stock assumed not to be converted times the $8.36 per share, less the $53 ascribed to common stock.
B —	To reflect the payment of the merger consideration, consisting of 11,296,079 shares of common stock (which does not include 3,588,517 Earnout Shares)
C —	To reflect elimination of AeroCare's common stock and treasury stock
D —	To reflect transaction costs of $6,600,000 related to the Business Combination, of which $4,400,000 is MergeWorthRx, and $2,200,000 is AeroCare
E —	Payment of accrued offering costs and repayment of related party loan
F —	To reflect elimination of MergeWorth historical accumulated deficit
G —	Cash and Cash Equivalents reflecting 3,463,202 MergeWorthRx shares electing redemption (or $29.0 million at $8.36 per share). This reduces the redemption payment of $53.8 million referenced in note A to $29.0 million, providing additional cash and cash equivalents of $24.8 million, inclusive of cash and cash equivalents from Note A, and inclusive of MergeWorthRx transaction costs of $4.4 million per Note D
H —	Cash and cash equivalents and Common Stock of $29.0 million contributed to the merger if none of the MergeWorthRx public shares are redeemed

Pro Forma Statement of Operations

	Historical		Year Ended December 31, 2013
	MergeWorthRx Corp. for the Period from January 22, 2013 (inception) through December 31, 2013	AeroCare for the year ended December 31, 2013	Pro Forma Adjustments (assuming maximum conversion)	Pro Forma Assuming Maximum Conversion(1)	Pro Forma Adjustments For Conversions Needed To Avoid Termination	Pro Forma Assuming Conversions Needed To Avoid Termination(2)	Pro Forma Adjustments (assuming no conversion)	Assuming No Conversions(3)
Net revenues
Net sales and related service revenues	$—	$37,502,354	$—	$37,502,354	$—	$37,502,354	$—	$37,502,354
Net rental revenues		94,916,814	—	94,916,814	—	94,916,814		94,916,814
Net revenues	—	132,419,168	—	132,419,168	—	132,419,168	—	132,419,168
Costs and expenses:
Cost of net revenues:
Cost of sales and related services	—	18,030,666	—	18,030,666	—	18,030,666	—	18,030,666
Cost of rentals and other revenues	—	20,806,451	—	20,806,451	—	20,806,451	—	20,806,451
Total cost of net revenues	—	38,837,117	—	38,837,117	—	38,837,117	—	38,837,117
Formation and operating costs	216,411	—	—	216,411	—	216,411	—	216,411
Selling, general, and administrative expenses	—	79,687,297	—	79,687,297	—	79,687,297	—	79,687,297
Provision for doubtful accounts	—	5,162,601	—	5,162,601	—	5,162,601	—	5,162,601
Depreciation and amortization expense	—	4,133,353	—	4,133,353	—	4,133,353	—	4,133,353
Total costs and expenses	216,411	127,820,368	—	128,036,779	—	128,036,779	—	128,036,779
Operating income	(216,411)	4,598,800	—	4,382,389	—	4,382,389	—	4,382,389
Other income (expense)
Other Income	20,647	117,450	—	138,097	—	138,097	—	138,097
Change in fair value of interest rate swap	—	81,447	—	81,447	—	81,447	—	81,447
Bargain purchase gain related to acquisition		637,421	—	637,421	—	637,421		637,421
Interest expense	—	(2,531,122)	—	(2,531,122)	—	(2,531,122)	—	(2,531,122)
Total other expenses	20,647	(1,694,804)	—	(1,674,157)	—	(1,674,157)	—	(1,674,157)
(Loss) income before provision for income taxes	(195,764)	2,903,996	—	2,708,232	—	2,708,232	—	2,708,232
Provision for income taxes	—	1,193,401	—	1,193,401	—	1,193,401	—	1,193,401
Net (loss) income	$(195,764)	$1,710,595	$—	$1,514,831	$—	$1,514,831	$—	$1,514,831
Net (loss) income per common share
Basic	$(0.08)	$0.06		$0.10		$0.08		$0.07
Diluted	$(0.08)	$0.06		$0.10		$0.08		$0.07
Weighted average shares outstanding
Basic	2,588,556	30,793,321	(18,316,632)	15,065,245	2,968,582	18,033,827	3,463,202	21,497,029
Diluted	2,588,556	30,954,035	(18,290,072)	15,252,519	2,968,582	18,221,101	3,463,202	21,684,303

(1) —	Assumes that the holders of 6,431,784 of MergeWorthRx shares exercise their conversion rights, which is the maximum number of shares subject to conversion, while maintiainig required net tangible assets of at least $5,000,001
(2) —	Assumes that the holders of 3,463,202 of MergeWorthRx shares exercise their conversion rights, which is the maximum amount that can be converted, and still allow $30 million of cash to be retained by combined companies
(3) —	Assumes that none of the holders of MergeWorthRx shares exercise their conversion rights

Pro Forma Statement of Operations

	Historical		Nine Months Ended September 30, 2014
	MergeWorthRx Corp. for the nine months ended September 30, 2014	AeroCare for the nine months ended September 30, 2014	Pro Forma Adjustments (assuming maximum conversion)		Pro Forma Assuming Maximum Conversion(1)	Pro Forma Adjustments For Conversions Needed To Avoid Termination	Pro Forma Assuming Conversions Needed To Avoid Termination(2)	Pro Forma Adjustments (assuming no conversion)	Assuming No Conversions(3)
Net revenues
Net sales and related service revenues	$—	$38,358,573	$—		$38,358,573	$—	$38,358,573	$—	$38,358,573
Net rental revenues		$85,302,345			85,302,345	—	85,302,345		85,302,345
Net revenues	—	123,660,918	—		123,660,918	—	123,660,918	—	123,660,918
Costs and expenses:
Cost of net revenues:
Cost of sales and related services	—	18,361,426	—		18,361,426	—	18,361,426	—	18,361,426
Cost of rentals and other revenues	—	20,300,624	—		20,300,624	—	20,300,624	—	20,300,624
Total cost of net revenues	—	38,662,050	—		38,662,050	—	38,662,050	—	38,662,050
Formation and operating costs	357,486	—	—		357,486	—	357,486	—	357,486
Selling, general, and administrative expenses	—	74,196,082	(643,979)	A	73,552,103	—	73,552,103	—	73,552,103
Provision for doubtful accounts	—	5,584,965	—		5,584,965	—	5,584,965	—	5,584,965
Depreciation and amortization expense	—	4,295,621	—		4,295,621	—	4,295,621	—	4,295,621
Total costs and expenses	357,486	122,738,718	(643,979)		122,452,225	—	122,452,225	—	122,452,225
Operating income	(357,486)	922,200	643,979		1,208,693	—	1,208,693	—	1,208,693
Other income (expense)
Other Income	15,567	358,795	—		374,362	—	374,362	—	374,362
Change in fair value of interest rate swap	—	(15,181)	—		(15,181)	—	(15,181)	—	(15,181)
Bargain purchase gain related to acquisition		—	—		—	—	—		—
Interest expense	—	(2,686,710)	—		(2,686,710)	—	(2,686,710)	—	(2,686,710)
Total other expenses	15,567	(2,343,096)	—		(2,327,529)	—	(2,327,529)	—	(2,327,529)
(Loss) income before provision for income taxes	(341,919)	(1,420,896)	643,979		(1,118,836)	—	(1,118,836)	—	(1,118,836)
Benefit for income taxes	—	(446,486)	202,379	A	(244,107)	—	(244,107)	—	(244,107)
Net loss	$(341,919)	$(974,410)	$441,600		$(874,729)	$—	$(874,729)	$—	$(874,729)
Net loss per common share
Basic	$(0.11)	$(0.03)			$(0.06)		$(0.05)		$(0.04)
Diluted	$(0.11)	$(0.03)			$(0.06)		$(0.05)		$(0.04)
Weighted average shares outstanding
Basic	3,212,286	30,736,586	(18,883,627)		15,065,245	2,968,582	18,033,827	3,463,202	21,497,029
Diluted	3,212,286	30,736,586	(18,883,627)		15,065,245	2,968,582	18,033,827	3,463,202	21,497,029

Adjustments to Unaudited Pro Forma Combined Statement of Operations

A —	To remove merger related costs (primarily legal and accounting fees) and the resulitng tax effect
(1) —	Assumes that the holders of 6,431,784 of MergeWorthRx shares exercise their conversion rights, which is the maximum number of shares subject to conversion, while maintiainig required net tangible assets of at least $5,000,001
(2) —	Assumes that the holders of 3,463,202 of MergeWorthRx shares exercise their conversion rights, which is the maximum amount that can be converted, and still allow $30 million of cash to be retained by combined companies
(3) —	Assumes that none of the holders of MergeWorthRx shares exercise their conversion rights

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our common stock as of December 9, 2014 (pre-Business Combination) and (ii) expected beneficial ownership of our common stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no public shares of the Company are converted, and alternatively, the maximum number of shares of the Company are converted, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;
•	each of our current executive officers and directors;
•	each person who will become an executive officer or director of the Company post-Business Combination; and
•	all executive officers and directors of the Company as a group pre-Business Combination and post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our common stock pre-Business Combination is based on 10,200,950 shares of common stock issued and outstanding as of December 9, 2014.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming none of our public shares are converted has been determined based upon the following: (i) no MWRX stockholder has exercised its conversion rights to receive cash from the trust account in exchange for their shares of MWRX common stock and we have not issued any additional shares of our common stock, (ii) 11,296,079 shares of our common stock are issued pursuant to the Merger Agreement (excluding 3,588,517 earnout shares that may be issued after the Business Combination), and (iii) there will be an aggregate of 21,497,029 shares of our common stock issued and outstanding at closing.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming 3,463,202 public shares have been converted has been determined based on the following assumptions: (i) 11,296,079 shares of our common stock are issued pursuant to the Merger Agreement, and (ii) there will be an aggregate of 18,021,862 shares of our common stock issued and outstanding at closing.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Before the Business Combination			After the Business Combination
				Assuming No Conversion			Maximum Conversion
	Number of shares		%	Number of shares		%	Number of shares		%
5% Beneficial Owners:
FFC II LLC 10 Glenville Street Greenwich, CT 06831	—		*	3,452,586	(1)	16.1	3,452,586	(1)	19.0
Polar Securities Inc. 401 Bay Street, Suite 1900 P.O. Box 19 Toronto, Ontario, Canada M5H 2Y4	1,011,546	(2)	9.9	1,011,546	(2)	4.7	1,011,546	(2)
AQR Capital Management, LLC Two Greenwich Plaza, 3rd Floor Greenwich, CT 06830	797,500	(3)	7.8	797,500	(3)	3.7	797,500	(3)	4.4
TD Asset Management Inc. Canada Trust Tower, BCE Place 161 Bay Street, 35th Floor Toronto, Ontario, M5J 2T2	600,000	(4)	5.9	600,000	(4)	2.8	600,000	(4)	3.3
Thomas L. Kempner, Jr. and Stephen M. Dowicz c/o Davidson Kempner Partners 65 East 55th Street, 19th Floor New York, New York 10022	585,000	(5)	5.7	585,000	(5)	2.7	585,000	(5)	3.3
Directors, named executive officers and Executive Officers(6):
Anthony Minnuto	1,494,700		14.7	1,494,700		7.0	1,494,700		8.3
Charles F. Fistel	480,000		4.7	480,000		2.2	480,000		2.7
Stephen B. Cichy	480,000		4.7	480,000		2.2	480,000		2.7
John J. Delucca	34,375		*	34,375		*	34,375		*
Jeffrey A. Rein	73,750		*	73,750		*	73,750		*
Robert G. Savage	34,375		*	34,375		*	34,375		*
Howard I. Schwartz	13,750		*	13,750		*	13,750		*
Stephen P. Griggs(7)	—			3,766,694		17.5	3,766,694		20.9
Joseph P. Russell(7)	—			217,643		1.0	217,643		1.2
Theodore B. Lundberg(7)	—			—			—
W. Bruce Lunsford(7)(8)	—			134,345		*	134,345		*
Dan Bunting(7)(9)	—			218,137		1.0	218,137		1.2
	—
All executive officers and directors as a group (Pre-Business Combination) (seven individuals)	2,610,950		25.6
All executive officers and directors as a group (Post-Business Combination) (10 individuals)				5,301,642		24.7	5,301,642		29.5

*	Represent less than 1%
(1)	FFC Partners II, L.P. owns 9,383,022 of the referenced shares. FFC Executive GP, LLC, an affiliate of FFC Partners II, L.P. owns 135,113 of the referenced shares. FFC GP II, LLC as general partner may be deemed to share voting and investment power over the shares held by FFC Partners II, L.P. FFC Executive GP, LLC as general partner may be deemed to share voting and investment power over the shares held by FFC Executive Partners II, L.P. Carlos A. Ferrer and David A. Freeman are the

managers of FFC GP II, LLC and FFC Executive Partners IIC, L,P., and may therefore be deemed to be the beneficial owners of the referenced shares of FFC Partners II, L.P. and FFC Executive GP, LLC. The business address of FFC II LLC and FFC EP II LLC is located at 10 Glenville Street, Greenwich, CT 06831.
(2)	Represents shares held by North Pole Capital Master Fund, a fund for which Polar Securities Inc. serves as investment advisor respecting these shares. Information derived from a Schedule 13G/A filed on February 14, 2014.
(3)	Information derived from a Schedule 13G filed on February 11, 2014.
(4)	Information derived from a Schedule 13G filed on February 13, 2014.
(5)	Represents shares held by Davidson Kempner Partners, Davidson Kempner Institutional Partners, LP and Davidson Kempner International, Ltd. Messrs. Kempner and Dowicz are responsible for the voting and investment decisions relating to the securities held by these entities as managing members of Davidson Kempner Capital Management LLC, which acts as investment manager to each such entity either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund. Information derived from a Schedule 13G filed on July 8, 2013.
(6)	Unless otherwise indicated, the business address of each of the individuals is c/o MergeWorthRx Corp., 3123 McDonald Street, Miami, Florida 33133.
(7)	The business address of this individual is 3325 Bartlett Boulevard, Orlando, Florida 32811.
(8)	Lunsford Capital, LLC is expected to own 122,252 of the referenced shares. Mr. Lunsford is Chairman and CEO of Lunsford Capital, LLC.
(9)	Includes 33,009 shares of common stock issuable pursuant to stock options immediately exercisable after the Business Combination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MWRX Related Person Transactions

In February 2013, we issued an aggregate of 1,725,000 shares of common stock to three of our founders for $25,000 in cash, at a purchase price of approximately $0.015 share, in connection with our organization, as follows:

Name	Number of Shares	Relationship to Us
Anthony Minnuto	626,668	Executive Chairman of the Board
Charles F. Fistel	635,667	Chief Executive Officer, Chief Financial Officer, Treasurer and Director
Stephen B. Cichy	462,665	President, Chief Operating Officer, Secretary and Director

In March 2013, Messrs. Minnuto, Fistel and Cichy transferred an aggregate of 93,750 shares for approximately $0.015 per share in cash (the same price originally paid by the transferors of the shares) to three independent directors as follows: Jeffrey A. Rein, 50,000 shares; Robert G. Savage, 31,250 shares; and Howard I. Schwartz, M.D., 12,500 shares. In May 2013, Mr. Fistel transferred 164,999 shares to Anthony Minnuto and 4,001 shares to Stephen B. Cichy for approximately $0.015 per share in cash (the same price originally paid by the transferor of the shares). In June 2013, Messrs. Minnuto, Fistel and Cichy transferred an aggregate of 31,250 shares to our independent director, John J. Delucca, in exchange for approximately $0.015 per share in cash (the same price originally paid by the transferors of the shares).

On June 26, 2013, our board of directors approved a stock dividend on the outstanding shares of our common stock of one-tenth of one share of common stock for every one share outstanding. This stock dividend was approved by the board in connection with a 10% increase in the number of shares of common stock offered to the public in our initial public offering.

Our founders and their designees purchased, pursuant to written subscription agreements with us and Broad and Cassel, as escrow agent, the 713,450 sponsor shares (for a total purchase price of $5,707,600) from us. These purchases took place on a private placement basis simultaneously with the consummation of our initial public offering and exercise of the underwriters’ over-allotment option. The sponsor shares are identical to the shares sold in our initial public offering. Our founders have agreed not to transfer, assign or sell any of the sponsor shares (subject to certain limited exceptions) until 30 days after the closing of the Business Combination.

In order to meet our working capital needs prior to the Business Combination, our officers and directors may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, the notes may be converted into shares of common stock at a price of $8.00 per share. If we do not complete the Business Combination, the loans will be forgiven.

The Merger Agreement provides that upon consummation of the Business Combination, the Company, each AeroCare executive officer and director, the Major Stockholders, any other 5% or greater stockholders of AeroCare, and each of Anthony Minnuto, Charles F. Fistel and Stephen B. Cichy will enter into the registration rights agreement with respect to the shares of Company Common Stock that will be issued under the Merger Agreement. The registration rights agreement will amend and restate entirely the registration rights agreement the Company entered into in connection with its initial public offering. Under the registration rights agreement, the Company will agree to file a registration statement with the SEC within 30 days after the Business Combination covering the resale of registrable securities, as defined therein. Holders of 2,000,000 shares of registrable securities will be entitled to require the Company to undertake an underwritten public offering of all or a portion of the registrable securities pursuant to an effective registration statement, no more than once during any six month period, so long as the estimated market value of the registrable securities to be sold in such offering is at least $20,000,000. Holders of registrable securities will also have certain “piggy-back” registration rights with respect to registration statements filed by the Company subsequent to the Business Combination.

Prior to our initial public offering, Anthony Minnuto and Charles F. Fistel loaned to us an aggregate of $170,000 to cover expenses related to our initial public offering. We repaid these loans from the proceeds of our initial public offering not placed in the trust account.

No compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our founders, officers, directors or their respective affiliates, for services rendered to us prior to, or in connection with, the consummation of the Business Combination. However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested independent directors, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested independent directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

MWRX Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

AeroCare Related Person Transactions

Since January 1, 2013, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which AeroCare was or is a party in which the amount involved exceeded or exceeds $120,000 (the lesser of (a) $120,000 or (b) one percent of the average of the AeroCare’s total assets at year end for the last two completed fiscal years) and in which any of AeroCare’s directors, executive officers, holders of more than 5% of any class of AeroCare voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under “Information About AeroCare — Management” and “Information About AeroCare — Executive Compensation” and the transactions described below.

In June 2014, AeroCare entered into an agreement with Ferrer Freeman and Company (“FFC”) an affiliate of FFC II LLC (a holder of more than 5% of the stock of AeroCare), under which FFC agreed to assist AeroCare in obtaining access to, and advised AeroCare in connection with, a debt financing opportunity involving SunTrust Bank and a syndicate of financial institutions. Pursuant to the agreement, AeroCare made payments to FFC of $125,000, which is recorded as general and administrative expense in the respective consolidated statement of operations and comprehensive loss.

DESCRIPTION OF MWRX SECURITIES

General

Our amended and restated certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock, par value $0.0001, and 5,000,000 shares of preferred stock, par value $0.0001. As of the date of this proxy statement/prospectus, 10,200,950 shares of common stock are outstanding, held by ten stockholders of record. No shares of preferred stock are currently outstanding. The following description summarizes all of the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement relating to our initial public offering, and to the applicable provisions of Delaware law.

Common Stock

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve our initial business combination, our sponsors, as well as all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to our initial public offering, including both the founder shares and the sponsor shares, and any shares purchased in our initial public offering or following such offering in the open market in favor of the proposed business combination.

We will consummate an initial business combination only if we have net tangible assets of at least $5,000,001 upon such consummation and a majority of the outstanding shares of common stock voted are voted in favor of the business combination.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to our amended and restated certificate of incorporation, if we do not consummate an initial business combination by December 26, 2014, our corporate existence will cease except for the purposes of winding up our affairs and liquidating. If we are forced to liquidate prior to an initial business combination, our public stockholders are entitled to share ratably in the trust account, based on the amount then held in the trust account, and any assets remaining available for distribution to them. Our sponsors have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate an initial business combination with respect to the founder shares and sponsor shares. Our sponsors will therefore not participate in any liquidation distribution with respect to such shares. They will, however, participate in any liquidation distribution with respect to any shares of common stock acquired in or following our initial public offering.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote on the proposed Business Combination and the Business Combination is completed.

Preferred Stock

There are no shares of preferred stock outstanding. Our amended and restated certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the board of directors. The board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement that we entered into in connection with our initial public offering prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on an initial business combination. We may issue some or all of the preferred stock to effect the Business Combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control. Although we do not currently intend to issue any shares of preferred stock, we reserve the right to do so in the future. No shares of preferred stock are being issued in connection with the Business Combination.

Dividends

We have not paid any cash dividends on shares of our common stock to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of an initial business combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the then board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

Transfer Agent

The transfer agent for our shares is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004.

Listing of MWRX’s Shares

Our shares are listed on the NASDAQ Capital Market under the symbol “MWRX.” In connection with the closing of the Business Combination, we have applied to continue to list our common stock on NASDAQ after the closing under the symbol “AERX.”

Certain Anti-Takeover Provisions of Delaware Law and MWRX’s Amended and Restated Certificate of Incorporation and Bylaws

Staggered Board of Directors

Our amended and restated certificate of incorporation provides that the board of directors will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at two or more annual meetings.

Special Meeting of Stockholders

Our bylaws provide that special meetings of stockholders may be called only by a majority vote of the board of directors, by the president or by the chairman or by the secretary at the request in writing of stockholders owning at least 10% of the issued and outstanding capital stock entitled to vote.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the mailing date of the proxy materials for the immediately preceding annual meeting of stockholders or any such later deadline as may be required in the rules promulgated by the SEC pursuant to the Exchange Act regarding the solicitation of proxies. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Shares Eligible for Future Sale

As of the date of this proxy statement/prospectus, 10,200,950 shares of our common stock are outstanding. Of these shares, the 7,590,000 shares sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining shares of our common stock are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Upon completion of the Business Combination, based on AeroCare’s current capitalization, we expect to issue 11,296,079 shares, all of which will be freely tradable. In addition, we will issue 511,636 options to purchase shares of our common stock to former holders of AeroCare stock options. The shares issuable upon exercise of these options will be restricted securities that will not be tradable absent an effective registration statement with the SEC or an exemption from registration under the Securities Act.

Rule 144

A person who has beneficially owned restricted shares of common stock for at least six months would be entitled to sell their shares provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of common stock for at least six months, but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which equals 102,009 shares; and
•	the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff had taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination-related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that, pursuant to Rule 144, our sponsors will be able to sell their founder shares and sponsor shares freely without registration one year after the completion of the Business Combination, assuming they are not an affiliate of ours at that time.

Registration Rights

Upon consummation of the merger, the Company, each AeroCare executive officer and director, the Major Stockholders, any other 5% or greater stockholders of AeroCare, and each of Anthony Minnuto, Charles F. Fistel and Stephen B. Cichy will enter into an amended and restated registration rights agreement with respect to the founder shares and the shares of Company Common Stock that will be issued under the Merger Agreement. This registration rights agreement amends and restates entirely the registration rights agreement the Company entered into in connection with its initial public offering. Under this agreement, the Company will agree to file a registration statement with the SEC within thirty (30) days after the merger covering the resale of the registrable securities. Holders of 2,000,000 shares of registrable securities will be entitled to require the Company to undertake an underwritten public offering of all or a portion of the registrable securities pursuant to an effective registration statement, no more than once during any six month period, so long as the estimated market value of the registrable securities to be sold in such offering is at least $20,000,000. Holders of registrable securities will also have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the merger.

PRICE RANGE OF SECURITIES AND DIVIDENDS

MWRX

Price Range of MWRX Common Stock

Our common stock is traded on The NASDAQ Capital Market under the symbol MWRX. The following table sets forth the high and low sales prices for our common stock for the periods indicated since our common stock began public trading on June 27, 2013.

	Common Stock
	High	Low
Fiscal 2014
Fourth Quarter*	$8.32	$8.17
Third Quarter	$9.05	$8.11
Second Quarter	$8.40	$8.08
First Quarter*	$8.13	$8.05
Fiscal 2013:
Fourth Quarter	$8.15	$8.04
Third Quarter	$8.13	$5.60
Second Quarter (June 27, 2013 – June 30, 2013)	$8.09	$8.00

*	Through December 10, 2014.

On October 13, 2014, the date before the public announcement of the proposed Business Combination, the Company’s common stock closed at $8.26.

Dividend Policy of MWRX

MWRX has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. Following completion of the Business Combination, MWRX’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of MWRX to retain any earnings for use in its business operations and, accordingly, MWRX does not anticipate the board of directors declaring any dividends in the foreseeable future.

AeroCare

Price Range of AeroCare Securities

Historical market price information regarding AeroCare is not provided because there is no public market for AeroCare’s common stock.

As of September 30, 2014, there were 42 holders of AeroCare common stock.

Dividend Policy of AeroCare

AeroCare has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Dividend Policy of the Combined Company Following the Business Combination

Following completion of the Business Combination, the combined company’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of the combined company to retain any earnings for use in its business operations and, accordingly, the combined company does not anticipate the board of directors declaring any dividends in the foreseeable future.

LEGAL MATTERS

McDermott Will & Emery LLP will provide an opinion for MergeWorthRx Corp. regarding the validity of the common stock issued in connection with the Business Combination, the U.S. federal income tax advice relating to the conversion of common stock in connection with the Business Combination and as to certain federal income tax consequences of the AeroCare Merger. Goodwin Procter LLP will also deliver an opinion as to certain federal income tax consequences of the AeroCare Merger.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Representatives of our independent registered public accounting firm, Marcum LLP, will be present at the special meeting. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

If the Business Combination is completed, BDO USA, LLP will audit the financial statements of the Company for 2014.

The audited financial statements of MergeWorthRx Corp. (a development stage company) as of December 31, 2013, and for the periods from January 22, 2013 (inception) through December 31, 2013, and the period from January 22, 2013 (inception) through December 31, 2013, included in this proxy statement/prospectus have been so included in reliance on a report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The financial statements of AeroCare Holdings, Inc. as of December 31, 2013 and 2012, and for each of the two years in the period ended December 31, 2013 included in this proxy statement/prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing us at our principal executive offices at 3123 McDonald Street, Miami, Florida 33133.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals for the 2015 annual meeting must be received at our principal executive offices by August 14, 2015 and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2015 annual meeting. If, however, the 2015 annual meeting is more than 30 days from the anniversary of the special meeting, then stockholder proposals for the 2015 annual meeting must be received at our principal executive offices a reasonable time before the Company begins to print and mail its annual meeting proxy materials, to be considered for inclusion in our proxy materials relating to our 2015 annual meeting.

If you intend to present a proposal at the 2015 annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. The Company must receive this notice no earlier than June 15, 2015, and no later than August 14, 2015; provided, however, that in the event that the 2015 annual meeting is called for a date that is not within 45 days before or after the anniversary of the special meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2015 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2015 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2015 annual meeting is first made by the Company.

If you intend to present a proposal at the 2014 annual meeting, or if you want to nominate one or more directors at the 2014 annual meeting, you must comply with the advance notice provisions of our bylaws. If the Business Combination is completed, our bylaws will be amended and restated. You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read MWRX’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Stephen B. Cichy, President, Chief Operating Officer and Secretary
MergeWorthRx Corp.
3123 McDonald Street
Miami, Florida, 33133
Tel: 305-785-3900
Email: scichy@monarchsp.com

You may also obtain these documents by requesting them in writing or by telephone from MWRX’s proxy solicitation agent at the following address and telephone number:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Email: MWRX.info@morrowco.com

If you are a stockholder of MWRX and would like to request documents, please do so by December 17, 2014 to receive them before the MWRX special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to MWRX has been supplied by MWRX, and all such information relating to AeroCare has been supplied by AeroCare. Information provided by either MWRX or AeroCare does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of MWRX for the special meeting of our stockholders. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or AeroCare that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Independent Auditor’s Report

Board of Directors
AeroCare Holdings, Inc. and Subsidiaries
Orlando, Florida

We have audited the accompanying consolidated balance sheets of AeroCare Holdings, Inc. and Subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AeroCare Holdings, Inc. and Subsidiaries at December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the 2012 financial statements have been restated to correct a misstatement related to the provision for doubtful accounts. Our opinion is not modified with respect to this matter. We also audited the adjustments described in Note 3 that were applied to restate the beginning accumulated deficit and total shareholders’ equity as of January 1, 2012. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the consolidated financial statements of the Company as of and for the year ended December 31, 2011, other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2011 consolidated financial statements as a whole.

/s/ BDO USA, LLP
Miami, Florida October 23, 2014, with the exception of the first paragraph and table of Note 3 and the 2012 tax table of Note 13, as to which the date is November 28, 2014	Certified Public Accountants

AeroCare Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31,	2013	2012
Assets
Current assets:
Cash and cash equivalents	$790,309	$1,909,816
Accounts receivable, less allowance for uncollectible accounts of $9,476,000 and $7,853,000 at December 31, 2013 and 2012, respectively	20,113,769	14,755,014
Inventories	6,232,003	4,858,210
Prepaid and other current assets	1,266,650	850,006
Income taxes receivable	1,489,300	—
Deferred income tax assets	1,047,013	730,362
Total current assets	30,939,044	23,103,408
Property and equipment, net	33,596,064	22,978,371
Intangible assets, net	13,031,247	4,602,495
Goodwill	18,420,248	11,055,608
Other assets	845,802	956,799
Total assets	$96,832,405	$62,696,681
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,218,005	$3,582,232
Accrued expenses and other current liabilities	5,271,875	4,313,042
Accrued interest payable	6,990	68,201
Due to sellers	4,002,223	869,422
Notes payable and lines of credit	1,750,000	2,511,259
Obligations under capital leases	8,835,837	9,774,271
Total current liabilities	27,084,930	21,118,427
Noncurrent liabilities:
Obligations under capital leases, less current portion	10,163,045	9,470,890
Notes payable and lines of credit, less current portion	46,853,687	22,502,031
Interest rate swap	12,195	93,642
Deferred income tax liability	4,963,608	3,655,500
Total noncurrent liabilities	61,992,535	35,722,063
Total liabilities	89,077,465	56,840,490
Commitments and contingencies
Shareholders’ equity:
Common stock, $.001 par value, 35,000,000 shares authorized and 32,582,838 issued at December 31, 2013 and 2012, respectively	32,582	32,582
Additional paid-in capital	22,928,067	22,390,774
Treasury stock, at cost (1,905,396 and 1,705,888 shares at December 31, 2013 and 2012, respectively)	(3,806,553)	(3,457,414)
Accumulated deficit	(11,399,156)	(13,109,751)
Total shareholders’ equity	7,754,940	5,856,191
Total liabilities and shareholders’ equity	$96,832,405	$62,696,681

See accompanying notes to consolidated financial statements.

AeroCare Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

Years ended December 31,	2013	(Restated) 2012
Net revenues
Net sales and related service revenues	$37,502,354	$28,256,461
Net rental revenues	94,916,814	86,225,814
Total net revenues	132,419,168	114,482,275
Costs and expenses:
Cost of net revenues:
Cost of sales and related services	18,030,666	12,368,303
Cost of rentals and other revenues, including rental equipment depreciation of $15,981,764 and $13,808,306 in 2013 and 2012, respectively	20,806,451	17,676,121
Total cost of net revenues	38,837,117	30,044,424
Selling, general, and administrative expenses	79,687,297	66,738,116
Provision for doubtful accounts	5,162,601	6,809,191
Depreciation and amortization expense	4,133,353	3,115,175
Total costs and expenses	127,820,368	106,706,906
Operating income	4,598,800	7,775,369
Other income (expense)
Other Income	117,450	223,259
Change in fair value of interest rate swap	81,447	85,197
Bargain purchase gain related to acquisition, net of tax	637,421	—
Interest expense	(2,531,122)	(2,285,793)
Total other expense	(1,694,804)	(1,977,337)
Income before provision for income taxes	2,903,996	5,798,032
Provision for income taxes	1,193,401	2,349,902
Net income	$1,710,595	$3,448,130
Net income per common share
Basic	$0.06	$0.11
Diluted	$0.06	$0.11
Weighted average shares outstanding
Basic	30,793,321	30,938,198
Diluted	30,954,035	31,098,912

See accompanying notes to consolidated financial statements.

AeroCare Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

	Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Deficit	Total Shareholders' Equity
	Number of Shares Issued	Par Value		Number of Shares	Amount
Balance – December 31, 2011 as previously reported	32,582,838	$32,582	$21,820,774	1,642,915	$(3,347,211)	$(7,667,561)	$10,838,584
Prior period adjustments	—	—	570,000	—	—	(8,890,320)	(8,320,320)
Balance at December 31, 2011, as restated	32,582,838	32,582	22,390,774	1,642,915	(3,347,211)	(16,557,881)	2,518,264
Net income, as restated	—	—	—	—	—	3,448,130	3,448,130
Common stock repurchases	—	—	—	62,973	(110,203)	—	(110,203)
Balance – December 31, 2012	32,582,838	32,582	22,390,774	1,705,888	(3,457,414)	(13,109,751)	5,856,191
Net income	—	—	—	—	—	1,710,595	1,710,595
Share-based compensation expense	—	—	475,000	—	—	—	475,000
Other	—	—	62,293	—	—	—	62,293
Common stock repurchases	—	—	—	199,508	(349,139)	—	(349,139)
Balance – December 31, 2013	32,582,838	$32,582	$22,928,067	1,905,396	$(3,806,553)	$(11,399,156)	$7,754,940

See accompanying notes to consolidated financial statements.

AeroCare Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Year ended December 31,	2013	(Restated) 2012
Cash flows from operating activities:
Net income	$1,710,595	$3,448,130
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,115,117	16,923,481
Change in fair value of interest rate swap	(81,447)	(85,197)
Bargain purchase gain related to acquisitions, net of tax	(637,421)	—
Deferred income tax expense	615,347	647,618
Stock based compensation expense	475,000	—
Provision for doubtful accounts	5,162,601	6,809,191
Changes in assets and liabilities (net of effects of acquired businesses)
Accounts receivable	(6,749,818)	(7,024,254)
Inventories	(158,244)	(1,062,915)
Prepaid and other current assets	(416,644)	13,060
Other assets	93,841	(482,855)
Accounts payable	3,444,273	(1,485,772)
Accrued expenses and other current liabilities	1,523,833	1,104,410
Income taxes receivable	(1,489,300)	100,768
Net cash provided by operating activities	23,607,733	18,905,665
Cash flows from investing activities
Cash paid for acquisitions, net of due to sellers	(23,041,036)	(922,500)
Purchase of property and equipment	(13,869,066)	(4,256,501)
Net cash used in investing activities	(36,910,102)	(5,179,001)
Cash flows from financing activities:
Proceeds from notes payable and line of credit	34,436,926	78,480,041
Payments on notes payable and line of credit	(10,907,740)	(76,549,285)
Payments on capital lease obligations	(10,432,185)	(14,070,541)
Payments on due to sellers	(565,000)	—
Repurchase of common stock	(349,139)	(110,203)
Net cash provided by (used in) financing activities	12,182,862	(12,249,988)
Net (decrease) increase in cash	(1,119,507)	1,476,676
Cash at beginning of year	1,909,816	433,140
Cash at end of year	$790,309	$1,909,816
Supplemental disclosure of cash flow information
Cash paid for interest	$2,592,333	$2,310,515
Cash paid for income taxes	$2,084,563	$1,601,558
Supplemental disclosure of non-cash financing and investing activities:
Acquisition of property and equipment under capital lease obligations	$10,139,985	$12,143,467
Payable to sellers for business acquisitions	$3,697,801	$1,000,000

See accompanying notes to consolidated financial statements.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization

Description of Business

AeroCare Holdings, Inc. and Subsidiaries (the Company) provides oxygen, respiratory therapy services, medications, and home medical equipment to the home health care market. The Company has branches located in 20 states. The Company’s equipment and supplies are readily available and the Company is not dependent on a single supplier or a few suppliers.

2. Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

3. Restatement

Accounts Receivable

The Company continuously performs detailed analyses to evaluate the net realizable value of its accounts receivable. In connection with this analysis, the Company subsequently determined that its allowance for doubtful accounts estimation process was not adequate in considering the collectibility of past due receivables as of December 31, 2011. As a result, the Company has restated its provision for doubtful accounts for the year ended December 31, 2012 by reducing the provision from a previously reported balance of $9,809,191 to a restated balance of $6,809,191, a decrease of $3,000,000, which resulted in additional deferred tax expense of approximately $1,185,000 for the year ended December 31, 2012. The Company determined that the allowance for doubtful accounts was understated by approximately $3,000,000 as of December 31, 2011 and has restated the allowance for doubtful accounts by this amount and the accumulated deficit balance by approximately $1,816,000, net of taxes of approximately $1,184,000, as of December 31, 2011.

Purchase Price Allocation

The Company has made numerous acquisitions of businesses since its inception in 2002. It previously had allocated purchase consideration to tangible assets (i.e., accounts receivable, inventory and equipment) and goodwill but not allocated purchase consideration to other identifiable intangible assets such as trade name, customer base and physician relationships acquired in its acquisitions between the years 2002 and 2011. The Company has estimated the value of identifiable intangible assets acquired in acquisitions that occurred during the years 2002 – 2013 using average price allocation ratios of certain 2013 acquisitions for which valuations had been completed (these valuations were performed with the assistance of outside valuation specialists). The Company believes, based on the fairly consistent price allocations of the 2013 acquisitions, that this method of allocating the purchase price of acquisitions that occurred between 2002 and 2011 is reasonable. The Company has restated its accumulated deficit balance, net of the deferred tax impact, by approximately $5,429,000 as of January 1, 2012 to reflect this change.

Stock Compensation Expense

During the years 2003 through 2006, the Company issued 875,000 stock options to employees. As of January 1, 2006, the implementation date of Accounting Standards Codification (ASC) 718, Stock Compensation, a majority of these stock options were unvested. The Company had previously not applied the stock compensation transition rules and recorded stock compensation expense pertaining to these stock options subsequent to January 1, 2006. The Company has restated additional paid in capital by $570,000 and accumulated deficit by $462,468, net of taxes as of December 31, 2011 to reflect stock compensation expense related to these stock options which should have been reflected as expense in the years 2006 through 2010.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

3. Restatement – (continued)

Income Taxes

During 2013, the Company determined that certain recorded federal and state income tax receivables and other assets at December 31, 2011 were overstated by approximately $1,183,000. The Company restated the accumulated deficit balance as of December 31, 2011 by this amount.

A summary of these restated balances is as follows:

	Accounts Receivable, Net	Goodwill	Intangible Assets, Net	Deferred Tax Asset	Other Assets	Income Taxes Receivable	Deferred Tax Liability	Additional Paid-in Capital	Accumulated Deficit
Balance – December 31, 2011 as previously reported	$17,241,335	$24,100,354	$—	$747,463	$510,065	$1,152,566	$7,529,178	$21,820,774	$(7,667,561)
Prior period adjustments:
Allowance for doubtful accounts	(3,000,000)	—	—	1,184,492	—	—	—	—	(1,815,508)
Purchase price allocation		(13,937,587)	5,332,779	457,672	(68,011)	—	(2,785,961)	—	(5,429,186)
Stock compensation expense	—	—	—	107,352	—	—	—	570,000	(462,648)
Income taxes	—	—	—	—	(131,180)	(1,051,798)	—	—	(1,182,978)
Balance – December 31, 2011 as restated	$14,241,335	$10,162,767	$5,332,779	$2,496,979	$310,874	$100,768	$4,743,217	$22,390,774	$(16,557,881)

4. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of AeroCare Holdings, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Comprehensive Income

There are no differences between net income and comprehensive income for the years ended December 31, 2013 and 2012.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Examples include estimates for the allowance for doubtful accounts; useful lives of intangible assets and property and equipment; impairment of long-lived assets; and disclosure of contingent liabilities at the date of the financial statements. In general, management’s estimates are based upon historical experience and various other assumptions that we believe to be reasonable under the facts and circumstances. Actual results and outcomes may differ from management’s estimates and assumptions.

Subsequent Events

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through October 23, 2014, the date the financial statements were available to be issued.

Cash and Cash Equivalents

The Company considers all highly liquid securities purchased with original maturities of 90 days or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value, and consist primarily of money market accounts that are readily convertible to cash.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

4. Summary of Significant Accounting Policies  – (continued)

Inventories

Inventories principally consist of patient billable supplies, which are valued at the lower of cost or market. Cost is determined on a first-in, first-out method.

Revenue Recognition

Revenues are recognized when persuasive evidence of an arrangement exists; delivery has occurred; price to the payor is fixed or determinable; and collectability is reasonably assured.

The Company’s rental arrangements generally provide for fixed monthly payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rentals which limit the rental payment period in some instances). Once initial delivery is made to the patient (initial setup), a monthly billing is established based on the initial setup service date. The Company recognizes rental arrangement revenues ratably over the monthly service period and defers revenue for the portion of the monthly bill which is unearned. No separate revenue is earned from the initial setup process. The Company has no leases with the patient or third-party payor. During the rental period, the Company is responsible for providing oxygen refills and for servicing the equipment based on manufacturers’ recommendations. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps, are recognized at the time of delivery. Revenues for the sale of nebulizer medications, which are generally dispensed by the Company’s pharmacy and shipped directly to the patient’s home, are recognized at the time of shipment.

Net Revenue and Accounts Receivable

The Company’s net revenues are recognized on an accrual basis in the period in which services and related products are provided to customers and are recorded at net realizable amounts estimated to be paid by customers and third-party payors. The Company’s billing system contains payor-specific price tables that reflect the fee schedule amounts in effect or contractually agreed upon by various government and commercial payors for each item of equipment or supply provided to a customer. Net revenues are recorded based on the applicable fee schedule. If the payment amount received differs from the net realizable amount, an adjustment is made to the net revenues in the period that these payment differences are determined. The Company reports revenues in its financial statements net of such adjustments.

Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record revenues and accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial, or account review. Included in accounts receivable are earned but unbilled receivables. Billing delays, ranging from several days to several weeks, can occur due to the Company’s policy of obtaining required payor-specific documentation prior to billing for its services rendered. Unbilled receivables total $4,442,766 and $2,981,969 as of December 31, 2013 and 2012.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

4. Summary of Significant Accounting Policies  – (continued)

The Company performs detailed analyses to evaluate the net realizable value of accounts receivable. Specifically, the Company considers historical collections data, accounts receivable aging trends, other operating trends and relevant business conditions. Based on these factors, the Company records a provision for doubtful accounts. Accounts are written off against the allowance for doubtful accounts when all collection efforts have been exhausted. Because of the continuing changes in the health care industry and third-party reimbursement, it is possible that the Company’s estimates could change, which could have an impact on the Company’s operations and cash flows.

A summary of gross accounts receivable by payor and aging category, which include unbilled amounts in these categories, as of December 31, 2013 and 2012 is as follows:

As of December 31, 2013

Payor	0 – 30 days	30 – 60 days	60 – 90 days	90 – 120 days	>120 days	Total
Medicare	$4,172,988	$1,301,541	$809,778	$603,184	$2,502,723	$9,390,214
Self-pay	515,744	705,014	520,798	442,333	2,210,355	4,394,244
Medicaid	648,148	438,413	304,066	249,040	715,366	2,355,033
Managed Care	5,324,676	2,736,651	1,545,647	1,043,891	2,799,413	13,450,278
	$10,661,556	$5,181,619	$3,180,289	$2,338,448	$8,227,857	$29,589,769

As of December 31, 2012

Payor	0 – 30 days	30 – 60 days	60 – 90 days	90 – 120 days	>120 days	Total
Medicare	$3,603,791	$986,742	$644,740	$460,961	$1,549,005	$7,245,239
Self-pay	356,612	463,588	382,531	338,309	1,986,088	3,527,128
Medicaid	515,830	351,740	210,671	155,130	611,608	1,844,979
Managed Care	3,776,217	1,745,412	1,088,805	663,658	2,716,576	9,990,668
	$8,252,450	$3,547,482	$2,326,747	$1,618,058	$6,863,277	$22,608,014

Property and Equipment

Property and equipment are stated at cost net of accumulated depreciation and amortization. Property and equipment acquired in business acquisitions are stated at acquisition date fair value. The equipment category principally consists of oxygen delivery and home medical respiratory equipment, which is either rented to patients under a monthly lease arrangement or sold. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. The Company provides for depreciation and amortization using the straight-line method and charges amounts to operations to allocate the cost of the assets over their estimated useful lives ranging from 13 months to 10 years. The cost of leasehold improvements on leased office and warehouse space is capitalized and amortized using the straight-line method over the shorter of the life of the applicable lease or the useful life of the improvement. Major overhauls of property and equipment that do not extend the corresponding useful lives are expensed as incurred. Assets held under capital leases are recorded at the lower of the fair market value of the asset or the present value of future minimum lease payments at lease inception and are amortized using the straight-line method over their primary term.

Long-Lived Assets

The Company periodically reviews long-lived assets to be held and used in operations for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when the estimated, undiscounted, future cash flows from the assets are less than the carrying value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell. No impairment loss was recognized during the years ended December 31, 2013 and 2012.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

4. Summary of Significant Accounting Policies  – (continued)

Goodwill and Other Intangible Assets

Goodwill is recognized as a result of a business combination when the price paid for the acquired business exceeds the fair value of its net identifiable assets. Identifiable intangible assets are recognized at their fair value when acquired. Fair values for intangible assets are determined based upon discounted cash flows or market multiples. Identifiable intangible assets include trade names, customer base and physician relationships.

Goodwill and intangible assets with indefinite useful lives are not amortized and are tested for impairment annually or more frequently if impairment indicators are identified. The Company performs its annual impairment review of goodwill and indefinite-lived intangible assets during the fourth quarter of each year. During the two years in the period ended December 31, 2013, the Company assessed qualitative factors to determine whether it was more likely than not that the fair value of the Company’s reporting unit was less than its carrying amounts as a basis for determining whether it was necessary to perform the traditional two step goodwill impairment test. Based upon the Company’s analysis, the estimated fair values of the Company’s reporting unit for continuing operations business was determined to substantially exceed its carrying value for the years ended December 31, 2013 and 2012. As a result of a potential future transaction by the Company, it decided to perform the traditional two step goodwill impairment test for 2013 with no impairment indicated.

Intangible assets with definite useful lives are amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment when impairment indicators are identified.

The amortization periods for the Company’s intangible assets are as follows:

Trade name	2 years
Customer Relationships	5 years
Physician Relationships	10 years

Due to Sellers

In connection with its business acquisitions, the Company’s policy is to hold back a portion of the purchase price for a three month to one year period of time. These hold backs are classified as due to sellers in the accompanying consolidated balance sheets and amounted to approximately $4,002,000 and $869,000 as of December 31, 2013 and 2012, respectively.

Deferred Financing Costs

Deferred financing costs related to the Company’s outstanding debt instruments are recorded in other assets in the accompanying consolidated balance sheets and are amortized using the straight line method (which approximates the effective interest method) over the term of the related financing agreement. Amortization expense was approximately $195,000 and $92,000 for the years ended December 31, 2013 and 2012, respectively. Unamortized deferred financing costs as of December 31, 2013 and 2012 were approximately $611,000 and $773,000 respectively and recorded in other assets in the accompanying consolidated balance sheets.

Cost of Net Revenues

Cost of net revenues includes the cost of products, drugs and supplies sold to patients and patient service equipment depreciation.

Derivative Instruments

The Company recognizes all derivative instruments as either assets or liabilities in the accompanying consolidated balance sheets at fair value (see Note 14). Derivative instruments consist of two interest rate swap agreements and one cap interest agreement. The interest rate swap and cap interest agreements are used

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

4. Summary of Significant Accounting Policies  – (continued)

to manage interest rate risk associated with the Company’s variable debt obligations. The Company utilizes the interest rate swap and cap interest agreements to modify the Company’s exposure to interest rate risk by converting a portion of its variable-rate borrowings to fixed-rate. The interest rate swap and cap interest agreements were entered into in 2009 through 2013. All changes in fair value of the interest rate swap and cap interest agreements are included in change in fair value of interest rate swap, a component of other expense in the accompanying consolidated statements of operations. The agreements involve the receipt of variable-rate payment amounts in exchange for fixed-rate interest payments over the life of the agreement without an exchange of the underlying principal amount. Variable-rate payments are based on the one-month London Interbank Offered Rate (LIBOR) and fixed-rate payments range from 1.38% to 4.67%. The agreements expire in periods beginning 2014 through 2015. At December 31, 2013 and 2012, the notional values of the Company’s interest rate swap agreements totaled approximately $24,100,000 and $4,047,000, respectively. The fair value of the interest swap agreements at December 31, 2013 and 2012 was a liability of approximately $12,000 and $94,000, respectively, and is recorded in the accompanying consolidated balance sheets.

Stock-Based Compensation

Stock-based compensation costs for stock options granted to employees under the Company’s stock option plan are required to be recognized in the financial statements over the employee’s requisite service period (generally the vesting period of the equity grant) with measurement based upon the fair value of the option on the grant date. The Company had $475,000 and no stock compensation expense for the years ended December 31, 2013 and 2012, respectively.

Self-insurance Obligations

The Company has a self-insured healthcare plan to provide medical and other health benefits to eligible employees and covered dependants. Reinsurance coverage is maintained through a commercial excess coverage policy. The Company’s liability for claims incurred but not paid at December 31, 2013 and 2012 was approximately $964,000 and $910,000, respectively and is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

Fair Value Measurements

Fair value measurement applies to reported balances that are required or permitted to be measured at fair value under an existing accounting standard. The Company emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability and establishes a fair value hierarchy. The fair value hierarchy consists of three levels of inputs that may be used to measure fair value as follows:

Level 1 — Inputs that utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

Level 2 — Inputs that include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Fair values for these instruments are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.

Level 3 — Inputs that are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

4. Summary of Significant Accounting Policies  – (continued)

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740-10, Accounting for Income Taxes (“ASC 740-10”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in its financial statements or tax returns. Under ASC 740-10, the Company determines deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of assets and liabilities along with net operating losses, if it is more likely than not the tax benefits will be realized using the enacted tax rates in effect for the year in which it expects the differences to reverse. To the extent a deferred tax asset cannot be recognized, a valuation allowance is established if necessary.

ASC 740-10 prescribes that a company should use a more-likely-than-not recognition threshold based on the technical merits of the tax position taken. Tax positions that meet the “more-likely-than-not” recognition threshold should be measured as the largest amount of the tax benefits, determined on a cumulative probability basis, which is more likely than not to be realized upon ultimate settlement in the financial statements.

ASC 740 provides guidance on the minimum threshold that an uncertain income tax position is required to meet before it can be recognized in the financial statements and applies to all tax positions taken by a company. ASC 740 contains a two-step approach to recognizing and measuring uncertain income tax positions. The first step is to evaluate the income tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. If it is not more likely than not that the benefit will be sustained on its technical merits, no benefit will be recorded. Uncertain income tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold. The Company recognizes accrued interest and penalties related to uncertain income tax positions in provision for income taxes in its consolidated statements of operations. The Company does not currently anticipate that the total amount of unrecognized tax benefits will significantly change within the next twelve months.

Income Per Common Share

Basic income per share is computed by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted income per share reflects the potential dilution of securities that could share in the income and is based upon the weighted average number of common and common equivalent shares outstanding during the year. Common equivalent shares related to employee stock options are excluded from the computation of diluted income per share in periods where they have an anti-dilutive effect. The Company uses the treasury stock method to compute the dilutive effects of potentially dilutive securities.

Start-up Costs

The Company expenses all start-up costs as incurred.

Advertising expense

The Company’s total advertising expense for the years ended December 31, 2013 and 2012 amounted to approximately $1,426,000 and $1,160,000, respectively.

Segment Information

The Company follows a centralized approach to management of its branch locations through standard operating procedures developed and monitored at the corporate level. Each autonomous branch location provides essentially the same products and services to patients at similar margins through similar distribution

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

4. Summary of Significant Accounting Policies  – (continued)

and delivery methods. Management reporting and analysis is done on a monthly basis for each location, and then aggregated for analysis as one operating segment for the chief operating decision maker. Each location operates in a highly regulated environment principally subjected to the same Medicaid and Medicare reimbursements and operating regulations. Additionally, management continually monitors the revenue, profits and losses, and allocated assets to each location for the assessments of whether quantitative thresholds have been exceeded under the aggregation criteria in ASC Topic 280, Segment Reporting (ASC 280). The Company operates in one reportable segment, as defined by ASC 280; the provision of home medical equipment and related products and services.

Concentrations of Credit Risk

The Company generally does not require collateral or other security in extending credit to patients; however, the Company routinely obtains assignment of (or is otherwise entitled to receive) benefits receivable under the health insurance programs, plans, or policies of its patients (e.g., Medicare, Medicaid, commercial insurance, and managed-care organizations).

Included in accounts receivable at December 31, 2013 and 2012 are amounts due from Medicare, Medicaid and other federally funded programs which represents approximately 39.6% and 40.2% of total outstanding accounts receivable, respectively.

Net revenues from Medicare, Medicaid and other federally funded programs represent 63.9% and 67.4% of net revenues for the year ended December 31, 2013 and 2012, respectively.

Recent Accounting Pronouncements

In January 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an entity.” The new guidance provides new criteria for reporting discontinued operations and specifically indicates a disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that will have a major effect on the Company’s operations and financial results. The new guidance also requires expanded disclosures for discontinued operations. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2014. Early adoption is permitted. The Company does not expect to early adopt this guidance and does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” The new guidance provides new criteria for recognizing revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. The new guidance requires expanded disclosures to provide greater insight into both revenue that has been recognized and revenue that is expected to be recognized in the future from existing contracts. Quantitative and qualitative information will be provided about the significant judgments and changes in those judgments that management made to determine the revenue that is recorded. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016. Early adoption is not permitted. The Company is currently assessing the provisions of the guidance and has not determined the impact of the adoption of this guidance on its consolidated financial statements.

In June 2014, the FASB issued ASU 2014-12, “Compensation — Stock Compensation (Topic 718).” The new guidance provides new criteria for accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions and compensation cost should be recognized in the period in which it

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

4. Summary of Significant Accounting Policies  – (continued)

becomes probable that the performance target will be achieved. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The Company does not expect to early adopt this guidance and does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements — Going Concern (Subtopic 205-40).” The new guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company does not expect to early adopt this guidance and does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.

5. Acquisitions

The Company made the following acquisitions to strengthen its current market share in existing markets or to expand into new markets. Each of the following acquisitions was accounted for using the acquisition method and is included in the consolidated financial statements from the respective acquisition date. Goodwill generated from the acquisitions was recognized for the excess of the purchase price over net tangible and identifiable intangible assets because of the expected contribution of each acquisition to the overall Company strategy. The goodwill recognized on these transactions can be attributed to the synergies that will occur from combining the operations of the acquired entities with the Company. These synergies include combining billing, collecting and medical review operations, as well as the various technological benefits that will occur from each combination.

The following is a summary of acquisitions made during the year ended December 31, 2013:

	A	B	C	D	E
Purchase Price:
Cash	$2,100,000	$1,900,000	$850,000	$2,000,000	$755,000
Payable to Seller	400,000	1,000,000	—	—	50,000
	$2,500,000	$2,900,000	$850,000	$2,000,000	$805,000
Recognized Amounts of Identifiable Assets Acquired and and Liabilities Assumed
Accounts Receivable, Net	$430,000	$121,182	$225,000	$225,000	$153,356
Inventory and Fixed Assets	344,000	235,398	245,000	99,300	50,000
Other Intangible Assets	987,500	1,746,000	335,750	663,000	317,975
Accounts Payable, Accrued Expenses and Other Current Liabilities	(91,500)	(100,000)	—	—	—
Total Identified Net Assets	1,670,000	2,002,580	805,750	987,300	521,331
Goodwill	$830,000	$897,420	$44,250	$1,012,700	$283,669

A — Reliable Medical Equipment purchased on April 1, 2013

B — Desloge Home Oxygen and Medical Equipment, Inc. purchased on April 1, 2013

C — Cooks Medical Care Company, Inc. purchased on May 1, 2013

D — Hometown Respiratory Consultants, Inc. purchased on July 1, 2013

E — Louisville O2, Inc. purchased on July 16, 2013

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

5. Acquisitions  – (continued)

	F	G	H	I	J
Purchase Price:
Cash	$3,400,000	$1,342,667	$1,218,837	$1,000,000	$3,000,000
Payable to Seller	—	157,333	300,000	200,000	500,000
	$3,400,000	$1,500,000	$1,518,837	$1,200,000	$3,500,000
Recognized Amounts of Identifiable Assets Acquired and and Liabilities Assumed
Accounts Receivable, Net	$1,200,000	$150,000	$—	$205,000	$450,000
Inventory and Fixed Assets	2,075,600	295,000	320,000	137,600	714,000
Prepaid and Other Current Assets	123,900	—	—	—	—
Other Intangible Assets	1,022,500	592,500	599,941	474,000	1,105,000
Bargain purchase gain	(1,022,000)	—	—	—	—
Total Identified Net Assets	3,400,000	1,037,500	919,941	816,600	2,269,000
Goodwill	$—	$462,500	$598,896	$383,400	$1,231,000

F — Bird and Bear Medical, Inc. purchased on August 1, 2013

G — Triad Respiratory Solutions, Inc. purchased on August 1, 2013

H — The Oxygen Company, Inc. (Health First) purchased on October 7, 2013

I — Georgia Home Medical, Inc. (and GHM — Columbus) purchased on November 1, 2013

J — McFarland Group, Inc. purchased on December 1, 2013

	K	L	M
Purchase Price:
Cash	$2,309,532	$1,000,000	$2,165,000
Payable to Seller	890,468	200,000	—
	$3,200,000	$1,200,000	$2,165,000
Recognized Amounts of Identifiable Assets Acquired and and Liabilities Assumed
Accounts Receivable, Net	$447,000	$40,000	$125,000
Inventory and Fixed Assets	848,500	220,000	609,261
Other Intangible Assets	1,371,000	474,000	855,355
Accounts Payable, Accrued Expenses and Other Current Liabilities	—	—	(45,921)
Total Identified Net Assets	2,666,500	734,000	1,543,695
Goodwill	$533,500	$466,000	$621,305

K — Edge Medical Supply (and BJ's Wheelchair Service) purchased on December 1, 2013

L — TC Medical Supply purchased on December 1, 2013

M — Other Acquisitions in 2013

Acquisition related costs, in the aggregate, related to the 2013 acquisitions totaled approximately $86,000 for the year ended December 31, 2013 and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

5. Acquisitions  – (continued)

On August 1, 2013, the Company purchased Bird and Bear Medical, Inc. for $3,400,000. The acquisition was recorded using the acquisition method with the identifiable assets acquired recorded at their estimated fair values on the acquisition date. The purchase price of $3,400,000 was allocated as reflected in letter F.

The Company believes it was able to acquire Bird and Bear Medical, Inc. for less than the fair value of its assets because of the seller’s intent to exit the respiratory and home medical equipment market. With the seller’s intent to exit the respiratory and home medical equipment market, combined with the Company’s position in the market, the Company was able to agree on a favorable purchase price. This resulted in a bargain purchase gain on this acquisition of $1,022,000, offset by deferred tax expense of $384,579, for a net gain of $637,421.

The following is a summary of acquisitions during the year ended December 31, 2012:

	A	B	C	D
Purchase Price:
Cash	$500,000	$175,000	$240,000	$7,500
Payable to Seller	1,000,000	—	—	—
	$1,500,000	$175,000	$240,000	$7,500
Recognized Amounts of Identifiable Assets Acquired and and Liabilities Assumed
Accounts Receivable, Net	$298,616	$—	$—	$—
Inventory and Fixed Assets	101,237	20,000	50,395	7,500
Prepaid and Other Current Assets	6,336	—	—	—
Other Intangible Assets	592,500	112,134	94,800	—
Other Assets	160,315	—	—	—
Accounts Payable, Accrued Expenses and Other Current Liabilities	(305,292)	(108,882)	—	—
Total Identified Net Assets	853,712	23,252	145,195	7,500
Goodwill	$646,288	$151,748	$94,805	$—

A — Respiratory Home Care of Bristol purchased on September 1, 2012

B — Guardian Medical, Inc. purchased on October 1, 2012

C — Hoffman Medical Supply purchased on November 1, 2012

D — Special Home Care purchased on November 1, 2012

Acquisition related costs, in the aggregate, related to the 2012 acquisitions totaled approximately $16,000 for the year ended December 31, 2012 and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Goodwill from all of the 2013 and 2012 acquisitions is deductible for income tax purposes.

Unaudited Pro Forma Information

The following unaudited supplemental pro forma financial information includes the results of operations of each of the companies acquired in 2013 and 2012 and is presented as if the acquired companies had been acquired as of the beginning of the year immediately preceding the date of acquisition. The unaudited supplemental pro forma financial information has been provided for illustrative purposes only. The unaudited pro forma financial information does not purport to be indicative of the actual results that would have been achieved by the combined companies for the periods presented, or of the results that may be achieved by the combined companies in the future. Future results may vary significantly from the results reflected in the

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

5. Acquisitions  – (continued)

following unaudited pro forma financial information because of future events and transactions, as well as other factors, many of which are beyond the Company’s control.

The unaudited pro forma combined financial information presented below has been prepared by adjusting the historical results of the Company to include the historical results of the acquisitions described above. The unaudited pro forma combined historical results were then adjusted (i) to increase amortization expense resulting from the incremental intangible assets acquired in such acquisitions and (ii) to increase interest expense as a result of the debt incurred to fund the cash consideration paid. The unaudited pro forma financial information does not include any adjustments to reflect the impact of cost savings or other synergies that may result from these acquisitions. As noted above, the unaudited pro forma financial information does not purport to be indicative of the actual results that would have been achieved by the combined companies for the periods presented or that may be achieved by the combined company in the future.

	Years Ended December 31,
	2013	2012
	(unaudited, in thousands)
Proforma financial information:
Revenue	$159,222	$116,684
Income before provision for income taxes	$4,154	$3,035

Results of Businesses Acquired

Revenues and income before provision for income taxes resulting from the year over year incremental impact of businesses acquired in 2013 and 2012 included within the Company's consolidated results of operations for the years indicated are as follows (in thousands):

	Years Ended December 31,
	2013	2012
	(Unaudited)
Year over year impact of acquired businesses:
Revenue	$15,580	$900
Income before provision for income taxes	$3,427	$200

The above results do not include interest expense associated with debt incurred to fund the cash consideration paid for these acquisitions.

6. Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the years ended December 31, 2013 and 2012 are as follows:

Balance at December 31, 2011, as restated	$10,162,767
Goodwill Acquired During the Year	892,841
Balance at December 31, 2012	11,055,608
Goodwill Acquired During the Year	7,364,640
Balance at December 31, 2013	$18,420,248

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

6. Goodwill and Intangible Assets  – (continued)

The gross carrying amount of intangible assets and accumulated amortization as of December 31, 2013 and 2012 is as follows:

	2013	2012
Trade name	$996,047	$592,464
Customer relationships	14,612,026	8,689,482
Physician relationships	10,537,837	6,319,623
	26,145,910	15,601,569
Accumulated amortization	(13,114,663)	(10,999,074)
	$13,031,247	$4,602,495

The changes in the carrying amount of intangible assets for the years ended December 31, 2013 and 2012 are as follows:

	Trade name	Customer Relationships	Physician Relationships	Total
Balance at 12/31/2011, as restated	$56,555	$2,236,019	$3,040,205	$5,332,779
Additions	30,358	445,254	323,821	799,433
Amortization	(51,111)	(874,834)	(603,772)	(1,529,717)
Balance at 12/31/2012	35,802	1,806,439	2,760,254	4,602,495
Additions	403,083	5,922,544	4,218,714	10,544,341
Amortization	(122,724)	(1,263,385)	(729,480)	(2,115,589)
Balance at 12/31/2013	$316,161	$6,465,598	$6,249,488	$13,031,247

Amortization expense related to intangible assets over the next five years is as follows:

Years Ending December 31
2014	$2,793,010
2015	2,477,302
2016	2,182,776
2017	1,985,168
2018	1,293,206
Thereafter	2,299,785
$13,031,247

7. Property and Equipment

Property and equipment as of December 31, 2013 and 2012 consists of the following:

	2013	2012
Equipment	$125,820,847	$99,335,013
Automobiles	9,435,515	7,908,044
Computer Equipment	3,303,450	2,824,919
Furniture and Fixtures	1,149,890	744,669
Building Improvements	744,777	576,289
	140,454,479	111,388,934
Less Accumulated Depreciation	(106,858,415)	(88,410,563)
	$33,596,064	$22,978,371

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

7. Property and Equipment  – (continued)

Depreciation expense for the years ended December 31, 2013 and 2012 was approximately $18,000,000 and $15,393,000, respectively. Included in depreciation expense for the years ended December 31, 2013 and 2012 is approximately $15,982,000 and $13,808,000, respectively, relating to depreciation on rental equipment, which is included in the accompanying consolidated statements of operations as part of costs of net revenues. Equipment includes equipment acquired under capital lease arrangements (see Note 9).

8. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities accrued expenses and other current liabilities consist of the following at December 31:

	2013	2012
Accrued salaries and wages	$1,452,285	$910,893
Accrued vacation	655,073	590,343
Accrued commission and bonuses	883,474	816,714
Accrued health insurance	964,401	910,117
Other	1,316,642	1,084,975
	$5,271,875	$4,313,042

9. Obligations Under Leases

The Company has entered into various leases for office and warehouse space under noncancelable operating leases expiring through 2019. The Company is generally responsible for real estate taxes and maintenance and repairs. The Company is also obligated under various capital leases for equipment that expire at various dates through 2017. The interest rate on these leases range from 2.00% to 7.59% annually. Rental costs for office and warehouse space for the year ended December 31, 2013 and 2012, were approximately $3,464,000 and $2,780,000, respectively, and is recorded as a component of selling, general, and administrative expenses in the accompanying consolidated statements of operations.

As of December 31, 2013, following is a schedule of future minimum lease payments required under the capital and operating leases with initial or remaining terms in excess of one year together with the present value of the net minimum lease payments:

Years Ending December 31	Capital Leases	Operating Leases
2014	$9,863,379	$2,647,060
2015	6,874,841	1,802,166
2016	3,534,015	904,832
2017	443,553	326,811
2018	—	281,296
Thereafter	—	157,551
Total minimum lease payments	20,715,788	$6,119,716
Less amounts representing interest	(1,716,906)
Present value of minimum lease payments	18,998,882
Less current maturities	(8,835,837)
Capital lease obligations – excluding current portion	$10,163,045

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

10. Notes Payable and Lines of Credit

Notes payable and lines of credit consist of the following:

Description	2013	2012
Note payable dated November 30, 2012 with a bank; principal is payable quarterly and interest payable monthly; interest rate is determined based on LIBOR plus an applicable margin based on the Company's total leverage ratio (3.17% at December 31, 2013). The note matures on November 30, 2017. The note is secured by a blanket assignment of business assets.	$22,500,000	$25,000,000
Revolving line of credit (LOC) dated November 30, 2012 with a bank; maximum borrowing of $10,000,000; interest payable monthly; interest rate is determined based on LIBOR plus an applicable margin based on the Company's total leverage ratio (3.17% at December 31, 2013). The LOC matures on November 30, 2017. The LOC is secured by a blanket assignment of business assets. As of December 31, 2013, $6,998,346 was available.	3,001,654	—
Acquisition revolving loan dated November 30, 2012 with a bank; maximum borrowing of $25,000,000. Company can draw on this loan in order to fund future acquisitions. Interest is payable monthly; interest rate is determined based on LIBOR plus an applicable margin based on the Company's total leverage ratio (3.17% at December 31, 2013). The revolver portion of this facility terminates on December 31, 2013, unless the Company has drawn 75% or more of the commitment amount, if so the maturity is extended to June 30, 2014. At the termination of the revolver period, this loan converts to a term loan. The note matures on November 30, 2017. The note is secured by a blanket assignment of business assets. As of December 31, 2013, $1,900,000 was available.	23,100,000	—
Notes payable to banks and equipment financing companies primarily for vehicles and equipment. Interest rates range between 6.25% and 7.05%. The weighted average interest rate was approximately 6.98% at December 31, 2013. Principal and interest payments are due monthly and notes mature through 2014. Notes are primarily secured by the equipment or vehicles financed.	2,033	13,290
Total	48,603,687	25,013,290
Less current portion	(1,750,000)	(2,511,259)
Long-term portion	$46,853,687	$22,502,031

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

10. Notes Payable and Lines of Credit  – (continued)

As discussed in Note 17, on June 30, 2014 the Company replaced the credit facility (note payable, revolving line of credit and acquisition revolving loan) which existed as of December 31, 2013. As a result, the future principal payments on long-term debt as of December 31, 2013 reflect the scheduled principal payments based on the new credit agreement.

Year Ending December 31,	Amount
2014	$1,750,000
2015	3,500,000
2016	3,500,000
2017	3,500,000
Thereafter	36,353,687
$48,603,687

The Company is required to maintain certain financial covenants under its debt agreements. The Company was in compliance with such covenants at December 31, 2013 but not in compliance at December 31, 2012. The existing debt agreements at December 31, 2012 are currently no longer in place as of June 30, 2014. See Note 17.

11. Shareholders’ Equity

Rights and Privileges of Holders of Common Stock

Dividends — Dividends on common stock are only payable if and when declared by the Board of Directors. As of December 31, 2013 and 2012, the Company had not declared any common stock dividends.

Voting — Common shareholders are entitled to one vote for each share of stock.

Redemption — Common shares do not have any redemption rights.

Treasury Stock

During 2013 and 2012, the Company repurchased 199,508 and 62,973 shares of common stock for $349,139 and $110,203, respectively.

Stock Compensation

The Company has granted options to purchase common stock to employees under the Company’s Stock Compensation Plan (see Note 12).

Exercise of Stock Options

During 2013, the Company’s Chief Financial Officer (CFO) exercised stock options to purchase 375,000 shares of the Company’s common stock. The strike price was $1 and the Company provided the CFO with a personal loan of $375,000 to exercise the options. The loan is nonrecourse with generally only the Company’s common stock serving as collateral. As a result, this transaction was accounted for as an expiration of the CFO’s prior stock options and a new award of 375,000 stock options. Compensation expense of approximately $370,000 was recorded in 2013 since the CFO’s requisite service period has already been met. Neither the loan balance nor the 375,000 shares of common stock are reflected on the accompanying consolidated balance sheets, although the 375,000 shares of common stock are legally issued.

Performance Shares

In connection with the initial formation of the Company during November 2002, the Company entered into a Securities Exchange Agreement (the “Agreement”) with entities under common control whereby the Company issued 10,745,820 shares of common stock in exchange for 100% interest in the common stock or partnership interest in certain entities under common control. Of the total shares issued under the Agreement,

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

11. Shareholders’ Equity  – (continued)

the Company escrowed 1,953,687 shares of common stock, designated as performance shares, which were transferred to a third party, initially SunTrust Bank, for safekeeping (the “Custodial Arrangement”). The performance shares were issued in order to incentivize these owners to merge their respective companies’ operations with the Company. These performance shares were unrelated to and not contingent upon continued employment of the performance share owners. Between 2004 and 2011, 298,562 performance shares were distributed to the owners.

In October of 2009 the Company changed the escrow agent from SunTrust Bank to Thomas J. Flynn in order to reduce the fees for safekeeping these performance shares. This change in escrow agents was documented with a Memorialization of Custodial Arrangement (the “Custodial Agreement”), dated October 31, 2009. In December of 2011, Mr. Flynn resigned as Custodian under the Custodial Agreement, and was replaced by Theodore B. Lundberg. This was documented with a Joint Authorization Designating Successor Custodian dated December 5, 2011. During the time of their services as Custodian for the performance shares, both Mr. Flynn and Mr. Lundberg were partners with Ferrer Freeman & Company, LLC, one of the primary owners of the Company’s stock.

The Custodial Agreement documents the terms by which the Custodian (currently Mr. Lundberg) will hold and disburse the remaining performance shares in accordance with the terms and conditions specified in the Custodial Agreement.

Performance shares are to be released from the Custodial Arrangement upon the occurrence of a Realization Event or approval by the Board of Directors (“Realization Event”), as defined under the Custodial Arrangement providing a threshold amount has been met. The threshold amount is equal to 2.5 multiplied by the aggregate dollar amount of equity capital purchased by the initial group of outside investors. A Realization Event, if greater than or equal to the threshold amount, occurs upon the closing of a sale of common stock or other capital stock in a bona fide underwritten public offering in which the aggregate proceeds to the Company, prior to underwriting fees, are at least $40,000,000, or upon a change in control as defined in the Agreement, or upon liquidation. As of December 31, 2013 and 2012, 1,655,125 of performance shares were held in safekeeping. The threshold amount was approximately $38,040,000 at December 31, 2013 and 2012. Based on the Custodial Arrangement, a Realization Event had not occurred. The performance shares are legally issued and included in the Company’s outstanding shares amounts for 2013 and 2012.

In connection with the merger discussed in Note 17, the Company determined that a Realization Event has occurred. The Company evaluated whether the release of the performance shares from the custodian represents a compensation arrangement under ASC 718-10-S99 and ASC 718-10-15-4, Compensation — Stock Compensation. The Agreement was entered into for purposes unrelated to, and not contingent upon, continued employment. As a result, the Company has determined that there is no compensation to be recorded related to the release of the performance shares.

Currently the performance shares are owned by fourteen separate individuals and/or LLC’s. All but one of these individuals also own common shares of the Company. Once the merger transaction is complete, these individuals and/or LLC’s will become shareholders of the combined company.

Stock Option Plan

On November 1, 2002, the Board of Directors established the AeroCare Holdings, Inc. Stock Option Plan (the “Plan”). The Company set aside 4,478,097 shares of common stock to periodically award to officers, employees, directors, and persons or service companies that perform services on behalf of the Company. The Plan provided for the four pools of awards of both incentive and nonqualified stock options. Pools A and C could be granted as either an incentive stock option or nonqualified stock option and vesting is time based (vesting period is generally over four years of continuous service with 25% vesting at the first anniversary date of the stock being granted and  1/36th for the remainder each month thereafter). Pools B and D could be granted as a nonqualified stock option and vesting is performance based. This plan was terminated during 2013.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

11. Shareholders’ Equity  – (continued)

Income Per Common Share

Basic income per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the periods. Diluted income per share reflects the potential dilution of securities that could share in the income and are based upon the weighted average number of common and common equivalent shares outstanding during the year. The Company uses the treasury stock method to compute the dilutive effects of potentially dilutive securities.

12. Stock Compensation Plan

On December 27, 2012, the Board of Directors established the AeroCare Holdings, Inc. 2012 Stock Option and Grant Plan (the “2012 Plan”). The Company has set aside 3,000,000 shares of common stock to periodically award to officers, employees, directors, and key persons. Stock options granted under the 2012 Plan may be either incentive stock options or non-qualified stock options.

The fair value of each option is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during the respective year ended December 31:

2013
Expected volatility	50%
Dividend yield	0
Expected option life	10 years
Average risk-free rate	1.18%

The following table for the years ended December 31, 2013 and 2012 summarizes stock option activity:

	Stock Option	Exercise Price Range	Weighted Average Exercise Price
Outstanding – December 31, 2011	750,000	$1.00 – $1.75	$1.38
Granted	—	—	—
Forfeited	—	—	—
Expired	—	—	—
Exercised	—	—	—
Outstanding – December 31, 2012	750,000	$1.00 – $1.75	$1.38
Granted	500,000	$1.75	$1.75
Forfeited	—	—	—
Expired	(375,000)	$1.00	$1.00
Granted to CFO (see note 11)	375,000	$1.00	$1.00
Outstanding – December 31, 2013	1,250,000	$1.00 – $1.75	$1.56

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

12. Stock Compensation Plan  – (continued)

The following table summarizes the transactions for our non-vested shares for the year ended December 31, 2013:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested shares at January 1, 2013	—	$0
Granted	500,000	$1.04
Vested	(100,000)	$1.04
Forfeited	—	$0
Non-vested shares at December 31, 2013	400,000	$1.04

As of December 31, 2013, there was approximately $400,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of four years. The total fair value of shares vested during the years ended December 31, 2013 and 2012, was $175,000 and $0, respectively.

At December 31, 2013 and 2012, the Company had remaining 2,500,000 and 3,000,000 options available to be granted under the 2012 Plan. At December 31, 2013 and 2012, the Company had remaining -0- and 2,123,875 options available to be granted under the Plan, which terminated in 2013.

The following table as of December 31, 2013, summarizes the information about stock options outstanding and exercisable:

		Options Outstanding			Options Exercisable
	Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
Pool A	$1.75	750,000	1.6 years	$1.38	750,000	$1.38
2012 Plan	$1.75	500,000	9 years	$1.75	100,000	$1.75

The following table as of December 31, 2012, summarizes the information about stock options outstanding and exercisable:

		Options Outstanding			Options Exercisable
	Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
Pool A	$1.00 – $1.75	750,000	1.5 years	$1.38	750,000	$1.38

13. Income Taxes

Provision (benefit) for income taxes for 2013 and 2012 consists of the following:

	2013
	Current	Deferred	Total
Federal	$198,962	$526,646	$725,608
State	379,092	88,701	467,793
	$578,054	$615,347	$1,193,401

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

13. Income Taxes  – (continued)

	2012 (Restated)
	Current	Deferred	Total
Federal	$1,315,130	$618,482	$1,933,612
State	387,154	29,136	416,290
	$1,702,284	$647,618	$2,349,902

Differences between the expected tax (computed by applying the federal corporate income tax rate of 34% to income before income taxes) and actual tax expense for 2013 and 2012 consisted of:

	2013		(Restated) 2012
Pretax income at federal statutory rate of 34%	$987,359	34%	$1,972,226	34%
State tax, net of federal	308,744	10.6%	274,752	4.7%
Non taxable bargain gain	(216,723)	(7.5)%	—	0%
Non deductible expenses	147,826	5.1%	53,430	0.9%
Other miscellaneous items	(33,805)	(1.1)%	49,494	0.9%
Income tax provision	$1,193,401	41.1%	$2,349,902	40.5%

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities as of December 31, 2013 and 2012, are presented below:

	2013	2012
Current deferred income tax assets:
Allowance for doubtful accounts	1,254,190	865,820
Less valuation allowance	(207,177)	(135,458)
Total current deferred tax assets	1,047,013	730,362
Non-current deferred income tax liability, net
Depreciation	$(5,481,910)	$(4,442,032)
Intangibles	158,248	463,519
Net operating loss carry forward	309,736	281,334
Stock-based compensation	148,288	152,318
Interest rate swap	4,589	35,237
Less valuation allowance	(102,559)	(145,876)
	$(4,963,608)	$(3,655,500)
	$(3,916,595)	$(2,925,138)

The Company has state net operating loss carryforwards in various states where its subsidiaries file on a separate company basis. Due to a history of separate company losses in these state jurisdictions management has determined that a valuation allowance is needed on the net operating loss carryforwards. The net operating losses expire in years 2017 – 2030.

The tax returns for the years before 2010 are no longer subject to examination by federal, state, and local authorities.

The Company’s income is subject to taxation in both the U.S. and state jurisdictions. Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves for tax contingencies are established when the Company believes that certain positions might be challenged despite the Company’s belief that its tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

13. Income Taxes  – (continued)

circumstances, such as the outcome of a tax audit or lapse of a statute of limitations. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.

The Company recognized no interest and penalties on income taxes in its statement of operations for the year ended December 31, 2013 and 2012. Management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements as of December 31, 2013 and 2012.

14. Fair Value Measurements and Financial Instruments

The following table presents the fair value hierarchy for the balances of the financial assets and liabilities of the Company measured at fair value on a recurring basis as of December 31, 2013 and 2012:

	2013
	(Level 1)	(Level 2)	(Level 3)	Total
Liabilities
Interest Rate Swap Agreement	$—	$12,195	$—	$12,195

	2012
	(Level 1)	(Level 2)	(Level 3)	Total
Liabilities
Interest Rate Swap Agreement	$—	$93,642	$—	$93,642

Valuation Techniques

The fair value of interest rate swap agreements was determined using widely accepted valuation techniques, including discounted cash flow analysis on expected cash flows of the interest rate swap agreement that reflects the contractual terms of the interest rate swap, including the period to maturity, and uses observable market-based inputs, such as interest rate curves.

Other Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, income taxes receivable, accounts payable, accrued expenses and other current liabilities, and due to sellers approximate fair value because of the short-term maturity of these financial instruments.

The carrying amount of notes payable and lines of credit and obligations under capital leases approximates fair value because these financial instruments bear interest at rates that approximate current market rates for notes with similar maturities and credit quality.

15. Employee Benefit Plan

The Company has a 401(k) defined contributions plan (the “Plan”). Employees are eligible to participate in the Plan after they achieve one year of service with the Company. Based on the provisions of the Plan, the Company will determine at its sole discretion how much, if any, it will make as a matching employer contribution. For the years ended December 31, 2013 and 2012, the Company contributed approximately $125,000 and $118,000, respectively, to the Plan, which is recorded in selling, general and administrative expenses on the accompanying consolidated statements of operations.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

16. Commitments and Contingencies

Healthcare Industry

As a health care provider, the Company is subject to extensive government regulation, including numerous laws directed at preventing fraud and abuse and laws regulating reimbursement under various government programs. The marketing, billing, documenting and other practices of health care companies are all subject to government scrutiny. To ensure compliance with Medicare and other regulations, regional carriers often conduct audits and request patient records and other documents to support claims submitted by the Company for payment of services rendered to customers. Similarly, government agencies periodically open investigations and obtain information from healthcare providers pursuant to legal process.

Violations of federal and state regulations can result in severe criminal, civil and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs.

From time to time, the Company receives inquiries from various government agencies requesting customer records and other documents. It has been the Company’s policy to cooperate with all such requests for information. The Company can give no assurance as to outcome of these inquiries but does not believe that the financial exposure is significant.

Litigation

The Company is involved in certain other claims and legal actions in the ordinary course of its business. The ultimate disposition of all such matters is not expected to have a material adverse impact on its financial position, results of operations or liquidity.

17. Subsequent Events

During 2014, the Company has purchased either the assets or outstanding shares of seven companies for total purchase consideration of approximately $4,500,000.

On June 30, 2014, the Company entered into an Amended and Restated Credit Agreement with a bank, replacing, the credit facility that existed at December 31, 2013. The Amended and Restated Credit Agreement provides the following:

•	$10,000,000 senior secured working capital revolving credit facility
•	$30,000,000 senior secured acquisition revolving credit facility
•	$70,000,000 senior secured term loan, with the ability to incur up to $30,000,000 of additional revolving commitments and/or term loan indebtedness
•	Interest rate of LIBOR plus applicable margin
•	Expiration date of June 30, 2019

In connection with the Amended and Restated Credit Agreement, the Company wrote-off capitalized loan costs of approximately $180,000 related to the prior credit facility.

On October 14, 2014, the Company agreed to an all-stock merger (the “Merger”) with MergeWorthRx Corp., (“MergeWorthRx”), a special purpose acquisition company focused on the U.S. healthcare services market. Pursuant to the Merger, MergeWorthRx will issue approximately 11.3 million new shares and 0.5 million options to the existing Company stockholders who will own 53% of the post-merger Company, and will have the right to receive up to $30 million additional shares of MergeWorthRx common stock.

AeroCare Holdings, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$1,125,299	$790,309
Accounts receivable, less allowance for uncollectible accounts of $13,614,000 and $9,476,000 at September 30, 2014 and December 31, 2013, respectively	24,152,255	20,113,769
Inventories	6,307,003	6,232,003
Prepaid and other current assets	2,302,998	1,266,650
Income taxes receivable	2,741,451	1,489,300
Deferred income tax assets	1,047,013	1,047,013
Total current assets	37,676,019	30,939,044
Property and equipment, net	37,638,317	33,596,064
Intangible assets, net	11,479,318	13,031,247
Goodwill	18,911,964	18,420,248
Other assets	1,535,248	845,802
Total assets	$107,240,866	$96,832,405
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,097,260	$7,218,005
Accrued expenses and other current liabilities	8,340,702	5,271,875
Accrued interest payable	4,561	6,990
Due to sellers	1,550,000	4,002,223
Notes payable and lines of credit	3,500,000	1,750,000
Obligations under capital leases	2,152,718	8,835,837
Total current liabilities	24,645,241	27,084,930
Noncurrent liabilities:
Obligations under capital leases, less current portion	2,562,012	10,163,045
Notes payable and lines of credit, less current portion	67,962,881	46,853,687
Interest rate swap	27,376	12,195
Deferred income tax liability	4,963,608	4,963,608
Total noncurrent liabilities	75,515,877	61,992,535
Total liabilities	100,161,118	89,077,465
Commitments and contingencies
Shareholders’ equity:
Common stock, $.001 par value, 35,000,000 shares authorized, and 32,782,838 and 32,582,838 issued at September 30, 2014 and December 31, 2013, respectively	32,782	32,582
Additional paid-in capital	23,421,791	22,928,067
Treasury stock (2,016,655 and 1,905,396 shares at September 30, 2014 and December 31, 2013, respectively	(4,001,259)	(3,806,553)
Accumulated deficit	(12,373,566)	(11,399,156)
Total shareholders’ equity	7,079,748	7,754,940
Total liabilities and shareholder’s equity	$107,240,866	$96,832,405

See accompanying notes to unaudited condensed consolidated financial statements

AeroCare Holdings, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Net revenues
Net sales and related service revenues	$38,358,573	$25,632,717
Net rental revenues	85,302,345	69,467,591
Total net revenues	123,660,918	95,100,308
Costs and expenses:
Cost of net revenues:
Cost of sales and related services	18,361,426	12,821,534
Cost of rentals and other revenues, including rental equipment depreciation of $16,598,450 and $11,508,423 in 2014 and 2013, respectively	20,300,624	14,987,703
Total cost of net revenues	38,662,050	27,809,237
Selling, general, and administrative expenses	74,196,082	57,226,003
Provision for doubtful accounts	5,584,965	3,637,966
Depreciation and amortization expense	4,295,621	2,852,416
Total costs and expenses	122,738,718	91,525,622
Operating income	922,200	3,574,686
Other income (expense)
Other Income (expense)	358,795	(26,132)
Change in fair value of interest rate swap	(15,181)	24,689
Bargain purchase gain related to acquisition, net of tax	—	637,421
Interest expense	(2,686,710)	(1,865,836)
Total other expense	(2,343,096)	(1,229,858)
(Loss) income before provision for income taxes	(1,420,896)	2,344,828
(Benefit) provision for income taxes	(446,486)	1,042,659
Net (loss) income	$(974,410)	$1,302,169
Net (loss) income per common share
Basic	(0.03)	0.04
Diluted	(0.03)	0.04
Weighted average shares outstanding
Basic	30,736,586	30,831,640
Diluted	30,736,586	30,992,355

See accompanying notes to unaudited condensed consolidated financial statements

AeroCare Holdings, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flow

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Cash flows from operating activities:
Net (loss) income	$(974,410)	$1,302,169
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	20,881,417	14,432,258
Change in fair value of interest rate swap	15,181	(24,689)
Bargain purchase gain related to acquisition, net of tax	—	(637,421)
Stock based compensation expense	493,924	448,750
Provision for doubtful accounts	5,584,965	3,637,966
Changes in assets and liabilities (net of effects of acquired businesses)
Accounts receivable	(9,463,451)	(3,476,907)
Inventories	10,000	(4,500)
Prepaid and other current assets	(1,036,348)	(500,578)
Other assets	(1,132,246)	(204,865)
Accounts payable	1,839,255	5,056,644
Accrued expenses and other current liabilities	3,068,827	1,905,366
Income taxes receivable	(1,252,151)	(531,278)
Net cash provided by operating activities	18,034,963	21,402,915
Cash flows from investing activities
Cash paid for acquisitions, net of due to sellers	(4,072,223)	(13,732,500)
Purchase of property and equipment	(16,594,407)	(11,475,217)
Net cash used in investing activities	(20,666,630)	(25,207,717)
Cash flows from financing activities:
Proceeds from notes payable and line of credit	143,647,996	14,882,433
Payments on notes payable and line of credit	(120,791,231)	(2,165,802)
Payments on capital lease obligations	(19,695,402)	(8,110,175)
Repurchase of common stock	(194,706)	(349,142)
Net cash provided by financing activities	2,966,657	4,257,314
Net increase in cash	334,990	452,512
Cash at beginning of period	790,309	1,909,816
Cash at end of period	$1,125,299	$2,362,328
Supplemental disclosure of cash flow information
Cash paid for interest	$2,689,139	$1,923,512
Cash paid for income taxes	$803,827	$1,669,445
Supplemental disclosure of non-cash financing and investing activities:
Acquisition of property and equipment under capital lease obligations	$5,411,250	$6,169,029
Payable to sellers for business acquisitions	$320,000	$2,980,500

See accompanying notes to unaudited condensed consolidated financial statements

AeroCare Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 1. Summary of Significant Accounting Policies

Description of Business:  AeroCare Holdings, Inc. and Subsidiaries (the Company) provides oxygen, respiratory therapy services, medications, and home medical equipment to the home health care market. The Company has branches located in 20 states. The Company’s equipment and supplies are readily available and the Company is not dependent on a single supplier or a few suppliers.

Basis of Presentation:  The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with generally accepted accounting principles accepted in the United States for interim financial information and with the instructions to Form 10-Q. They should be read in conjunction with the consolidated financial statements and related notes to the financial statements of AeroCare Holdings Inc. and Subsidiaries for the fiscal year ended December 31, 2013. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Revenue Recognition:  Revenues are recognized when persuasive evidence of an arrangement exists; delivery has occurred; price to the payor is fixed or determinable; and collectability is reasonably assured.

The Company’s rental arrangements generally provide for fixed monthly payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rentals which limit the rental payment period in some instances). Once initial delivery is made to the patient (initial setup), a monthly billing is established based on the initial setup service date. The Company recognizes rental arrangement revenues ratably over the monthly service period and defers revenue for the portion of the monthly bill which is unearned. No separate revenue is earned from the initial setup process. The Company has no leases with the patient or third-party payor. During the rental period, the Company is responsible for providing oxygen refills and for servicing the equipment based on manufacturers’ recommendations. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps, are recognized at the time of delivery. Revenues for the sale of nebulizer medications, which are generally dispensed by the Company’s pharmacy and shipped directly to the patient’s home, are recognized at the time of shipment.

Net Revenue and Accounts Receivable:  The Company’s net revenues are recognized on an accrual basis in the period in which services and related products are provided to customers and are recorded at net realizable amounts estimated to be paid by customers and third-party payors. The Company’s billing system contains payor-specific price tables that reflect the fee schedule amounts in effect or contractually agreed upon by various government and commercial payors for each item of equipment or supply provided to a customer. Net revenues are recorded based on the applicable fee schedule. If the payment amount received differs from the net realizable amount, an adjustment is made to the net revenues in the period that these payment differences are determined. The Company reports revenues in its financial statements net of such adjustments.

Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record revenues and accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial, or account review. Included in accounts receivable are earned but unbilled receivables. Billing

AeroCare Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 1. Summary of Significant Accounting Policies – (continued)

delays, ranging from several days to several weeks, can occur due to the Company’s policy of obtaining required payor-specific documentation prior to billing for its services rendered. Unbilled receivables total $3,859,592 and $4,442,766 as of September 30, 2014 and December 31, 2013. The Company performs detailed analyses to evaluate the net realizable value of accounts receivable. Specifically, the Company considers historical collections data, accounts receivable aging trends, other operating trends and relevant business conditions. Based on these factors, the Company records a provision for doubtful accounts. Accounts are written off against the allowance for doubtful accounts when all collection efforts have been exhausted. Because of the continuing changes in the health care industry and third-party reimbursement, it is possible that the Company’s estimates could change, which could have an impact on the Company’s operations and cash flows.

Note 2. Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the nine months ended September 30, 2014 are as follows:

Balance at December 31, 2013	$18,420,248
Goodwill acquired during the period	491,716
Balance at September 30, 2014	$18,911,964

The changes in the carrying amount of intangible assets for the nine month period ended September 30, 2014 are as follows:

	Tradename	Customer Relationships	Physician Relationships	Total
Balance at 12/31/13	$316,161	$6,465,598	$6,249,488	$13,031,247
Additions	24,900	389,783	265,600	680,283
Amortization	(164,048)	(1,416,088)	(652,076)	(2,232,212)
Balance at 9/30/14	$177,013	$5,439,293	$5,863,012	$11,479,318

Note 3. Shareholders’ Equity

The following summarizes the changes in shareholders’ equity for the nine month period ended September 30, 2014:

	Common Stock Number of Shares Issued	Par Value	Additional Paid-In Capital	Treasury Stock Number of Shares	Amount	Accumulated Deficit	Total Shareholders’ Equity
Balance – December 31, 2013	32,582,838	32,582	22,928,067	1,905,396	$(3,806,553)	$(11,399,156)	$7,754,940
Net loss						(974,410)	(974,410)
Share-based compensation expense	200,000	200	493,724				493,924
Common stock repurchases				111,259	(194,706)		(194,706)
Balance – September 30, 2014	32,782,838	32,782	23,421,791	2,016,655	$(4,001,259)	$(12,373,566)	$7,079,748

Note 4. Stock Compensation

In February of 2014 the Board of Directors approved the award of a total of 200,000 shares of common stock to four members of senior management and recorded a compensation charge of $350,000.

In April of 2014 the Board of Directors approved the grant of options to purchase an aggregate of 750,000 shares of common stock at an exercise price of $1.75 per share to a senior executive under the Company’s 2012 Stock Option and Grant Plan. The options were valued using a Black-Scholes model and

AeroCare Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 4. Stock Compensation – (continued)

recorded a compensation charge of $65,176. The options vest over five years at 20.0% per year with vesting for a particular year occurring on the anniversary date of the grant.

Note 5. Property and Equipment

Property and equipment at September 30, 2014 and December 31, 2013 consists of the following:

	September 30, 2014	December 31, 2013
Equipment	$146,810,818	$125,820,847
Automobiles	9,900,031	9,435,515
Computer equipment	4,300,767	3,303,450
Furniture and fixtures	1,204,464	1,149,890
Building improvements	845,197	744,777
	163,061,277	140,454,479
Less accumulated depreciation	(125,422,960)	(106,858,415)
	$37,638,317	$33,596,064

Note 6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at September 30, 2014 and December 31, 2013:

	September 30, 2014	December 31, 2013
Accrued salaries and wages	$2,494,602	$1,452,285
Accrued vacation	749,959	655,073
Accrued commission and bonuses	1,014,780	883,474
Accrued insurance	2,070,753	964,401
Other	2,010,608	1,316,642
	$8,340,702	$5,271,875

Note 7. Notes Payable and Lines of Credit

On June 30, 2014, the Company entered into an Amended and Restated Credit Agreement with a bank, replacing the credit facility that existed at December 31, 2013. The Amended and Restated Credit Agreement provides the following:

•	$10,000,000 senior secured working capital revolving credit facility
•	$30,000,000 senior secured acquisition revolving credit facility
•	$70,000,000 senior secured term loan, with the ability to incur up to $30,000,000 of additional revolving commitments and/or term loan indebtedness
•	Interest rate of LIBOR plus applicable margin
•	Expiration date of June 30, 2019

In connection with the Amended and Restated Credit Agreement, the Company wrote-offcapitalized loan costs of approximately $180,000 related to the prior credit facility which is recorded as part of depreciation and amortization expense.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 8. Income Taxes

Income tax benefit of approximately $447,000 has been recorded for the nine months ended September 30, 2014, and income tax expense of approximately $1,043,000 has been recorded for the nine months ended September 30, 2013.

As of September 30, 2014 and December 31, 2013, the Company’s net deferred tax liabilities totaled approximately $3,917,000, and are primarily composed of temporary differences relating to depreciation expense and the allowance for doubtful accounts.

The Company has state net operating loss carryforwards in various states where its subsidiaries file on a separate company basis. Due to a history of separate company losses in these state jurisdictions management has determined that a valuation allowance is needed on the net operating loss carryforwards. The net operating losses expire in years 2017-2030.

The Company’s income is subject to taxation in both the U.S. and state jurisdictions. Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves for tax contingencies are established when the Company believes that certain positions might be challenged despite the Company’s belief that its tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of a tax audit or lapse of a statute of limitations. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.

The Company recognized no interest and penalties on income taxes in its statement of operations for the nine month periods ended September 30, 2014 and 2013. Management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements as of September 30, 2014 and December 31, 2013.

Note 9. Subsequent Events

On October 14, 2014, the Company agreed to an all-stock merger (the “Merger”) with MergeWorthRx Corp., (“MergeWorthRx”), a special purpose acquisition company focused on the U.S. healthcare services market. Pursuant to the Merger, MergeWorthRx will issue approximately 11.3 million new shares and 0.5 million options to the existing Company stockholders who will own 53% of the post-merger Company, and will have the right to receive up to $30 million additional shares of MergeWorthRx common stock.

Subsequent to September 30, 2014, the Company has purchased either the assets or outstanding shares of three companies for total purchase consideration of approximately $2,824,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Shareholders
of MergeWorthRX Corp.

We have audited the accompanying balance sheet of MergeWorthRX Corp. (a company in the development stage) (the “Company”) as of December 31, 2013, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from January 22, 2013 (inception) through December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MergeWorth RX Corp. (a company in the development stage), as of December 31, 2013 and the results of its operations and its cash flows for the period from January 22, 2013 (inception) through December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1, the Company has no present revenue and the Company’s cash and working capital as of December 31, 2013, are not sufficient to complete its planned activities through December 26, 2014, the date the Company is required to liquidate if it is unable to complete a business combination. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 27, 2014

MergeWorthRx Corp.
(A Company in the Development Stage)

Balance Sheet

December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$219,160
Prepaid expenses	48,215
Total Current Assets	267,375
Other Assets
Investments held in trust	63,452,417
Security deposits	5,152
Total Other Assets	63,457,569
Total Assets	$63,724,944
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued expenses and accounts payable	$33,436
Accrued offering costs	179,880
Total Liabilities	213,316
Commitments and Contingencies
Common stock subject to possible redemption, 6,998,998 shares at conversion value	58,511,627
STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 5,000,000 authorized, none issued and outstanding	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 3,201,952 shares issued and outstanding (excluding 6,998,998 shares subject to conversion)(1)	320
Additional paid-in capital	5,195,445
Deficit accumulated during the development stage	(195,764)
Total Stockholders’ Equity	5,000,001
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$63,724,944

(1)	Share amounts have been retroactively restated to reflect the effect of a stock dividend of 0.1 shares for each outstanding share of common stock on June 26, 2013.

The accompanying notes are an integral part of the financial statements.

MergeWorthRx Corp.
(A Company in the Development Stage)

Statement of Operations

For the Period from January 22, 2013 (inception) through December 31, 2013
Formation and operating costs	$216,411
Loss from operations	(216,411)
Other income:
Interest income	20,647
Net Loss	$(195,764)
Weighted average shares outstanding, basic and diluted(1)	2,588,556
Basic and diluted net loss per common share	$(0.08)

(1)	Share amounts have been retroactively restated to reflect the effect of a stock dividend of 0.1 shares for each outstanding share of common stock on June 26, 2013.

The accompanying notes are an integral part of the financial statements.

MergeWorthRx Corp.
(A Company in the Development Stage)

Statement of Cash Flows

For the Period from January 22, 2013 (inception) through December 31, 2013
Cash Flows from Operating Activities:
Net loss	$(195,764)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase interest reinvested in Trust Account	(17)
Changes in operating assets and liabilities:
Increase in security deposit	(5,152)
Increase in prepaid expenses	(48,215)
Increase in accrued expenses and accounts payable	33,436
Net cash used in operating activities	(215,712)
Cash Flows from Investing Activities:
Principal deposited in Trust Account	(63,452,400)
Net cash used in investing activities	(63,452,400)
Cash Flows from Financing Activities:
Proceeds from public and private offering	66,452,600
Payment of underwriters’ discount and offering expenses	(2,565,328)
Proceeds from notes payable to shareholders	170,000
Repayment of notes payable to shareholders	(170,000)
Net cash provided by financing activities	63,887,272
Net Change in Cash and Cash Equivalents	219,160
Cash and Cash Equivalents – Beginning	—
Cash and Cash Equivalents – Ending	$219,160
Non-cash investing and financing activities:
Accrual of offering costs	$179,880

The accompanying notes are an integral part of the financial statements.

MergeWorthRx Corp.
(A Company in the Development Stage)

Statements of Changes in Stockholders’ Equity

	Common Stock(1)		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amount
Balance – January 22, 2013 (Inception)	—	$—	$—	$—	$—
Common stock issued at approximately $0.013 per share to initial stockholders, on February 26, 2013	1,897,500	190	24,810	—	25,000
Public Offering of 6,600,000 shares of common stock, $8.00 per share on July 2, 2013	6,600,000	660	52,799,340	—	52,800,000
Private placement of 634,250 shares of Common Stock, $8.00 per share on July 2, 2013	634,250	63	5,073,937	—	5,074,000
Public Offering of 990,000 shares of common stock, $8.00 per share on July 8, 2013	990,000	99	7,919,901	—	7,920,000
Private placement of 79,200 shares of Common Stock, $8.00 per share on July 8, 2013	79,200	8	633,592	—	633,600
Underwriters’ discount and offering expenses	—	—	(2,743,808)		(2,743,808)
Common stock subject to redemption	(6,998,998)	(700)	(58,512,327)		(58,513,027)
Net loss for the period from January 22, 2013 (inception) to December 31, 2013	—	—	—	(195,764)	(195,764)
Balance – December 31, 2013	3,201,952	320	$5,195,445	$(195,764)	$5,000,001

(1)	Share amounts have been retroactively restated to reflect the effect of a stock dividend of 0.1 shares for each outstanding share of common stock on June 26, 2013.

The accompanying notes are an integral part of the financial statements.

MergeWorthRx Corp.
(A Company in the Development Stage)

Notes to the Financial Statements

Note 1 — Organization, Plan of Business Operations and Going Concern

MergeWorthRx Corp. (formerly MedWorth Acquisition Corp.) (a company in the development stage) (the “Company”) was incorporated in Delaware on January 22, 2013 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”). The Company is focusing its search on target business based in the United States operating in the healthcare industry, with specific focus on the specialty pharmacy, home infusion pharmacy and/or drug distribution sectors. However, the Company is not limited to a particular geographic region or business industry or sector and it may pursue opportunities in any location or business industry or sector that it believes is attractive.

On November 27, 2013, the Company filed an amendment to its Amended and Restated Certificate of Incorporation changing the Company’s name from MedWorth Acquisition Corp. to MergeWorthRx Corp.

As of December 31, 2013, the Company had not yet commenced any operations. All activity through December 31, 2013 relates to the Company’s formation, the public offering described below and searching for a target business with which to complete a Business Combination. The Company is considered to be a development stage company and, as such, the Company’s financial statements are prepared in accordance with the Accounting Standards Codification (“ASC”) Topic 915 “Development Stage Entities.” The Company is subject to all of the risks associated with development stage companies.

The registration statement for the Company’s initial public offering (“Public Offering”) was declared effective on June 26, 2013. On June 27, 2013, the Company filed a new registration statement to increase the size of the offering by 10%, from 6,000,000 shares of common stock, $0.0001 par value (the “Common Stock”), to 6,600,000 shares of Common Stock (collectively, the “Public Shares”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. On July 2, 2013, the Company consummated the Public Offering, generating proceeds, net of underwriters’ discount, includes other costs of the offering of $50,333,392. The Company simultaneously raised $5,074,000 through the issuance of 634,250 shares of Common Stock (“Sponsor Shares”) to certain of the Company’s initial stockholders (collectively, the “Sponsors”) in a private placement (“Private Placement”) (See Note 3 — Public Offering and Private Placement).

On July 3, 2013, the underwriters exercised their over-allotment option in full and on July 8, 2013, the Company completed the sale of an additional 990,000 shares of Common Stock (the “Additional Shares”) and received proceeds, net of underwriters’ discount, of $7,642,800. Simultaneously with the closing of the sale of the Additional Shares, the Company raised, via private placement, an additional $633,600 through the sale of an additional 79,200 Sponsor Shares (at $8.00 per share) to certain of the Company’s Sponsors.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and the Sponsor Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to effect a Business Combination successfully. Upon the closing of the Public Offering, including the over-allotment, $63,452,400 ($8.36 per Public Share, including the proceeds of the Private Placement of the Sponsor Shares) was placed in a trust account (“Trust Account”) maintained by Continental Stock Transfer and Trust Company, as trustee, and invested in United States Treasury securities having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, that invest solely in U.S. Treasury securities, until the earlier of the consummation of the Company’s first Business Combination and the Company’s failure to consummate a Business Combination within the prescribed time. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in

MergeWorthRx Corp.
(A Company in the Development Stage)

Notes to the Financial Statements

Note 1 — Organization, Plan of Business Operations and Going Concern  – (continued)

the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s officers have agreed that they will be jointly and severally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for, or products sold, to the Company. However, they may not be able to satisfy those obligations should they arise. The remaining net proceeds (proceeds not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Interest income on the funds held in the Trust Account can be released to the Company to pay its (1) income and other tax obligations and (2) interest income on the funds held in the Trust Account can be released to the Company to pay for its working capital requirements in connection with searching for a Business Combination.

The Company shares are listed on the NASDAQ Capital Market (“NASDAQ”) under the symbol “MWRX”. Pursuant to the NASDAQ listing rules, the target business or businesses that the Company acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (net of taxes payable) at the time of the execution of a definitive agreement for its initial Business Combination, although the Company may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance.

The Company will seek stockholder approval of any Business Combination at a meeting called for such purpose at which stockholders may seek to convert their Public Shares into their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable). The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the outstanding Shares of the Company voted, are voted in favor of the Business Combination. Notwithstanding the foregoing, a Public Stockholder (as defined below), together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended) will be restricted from seeking conversion rights with respect to 25% or more of the Public Shares without the Company’s prior written consent. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, each Public Stockholder seeking to exercise conversion rights will be required to certify whether such stockholder is acting in concert or as a group with any other stockholder. These certifications, together with any other information relating to stock ownership available at that time, will be the sole basis on which the above-referenced determination is made. If it is determined that a stockholder is acting in concert or as a group with any other stockholder, the stockholder will be notified of the determination and will be offered an opportunity to dispute the finding. The final determination as to whether a stockholder is acting in concert or as a group with any other stockholder will ultimately be made in good faith by the Company’s board of directors. In connection with any stockholder vote required to approve any Business Combination, the Sponsors agreed (1) to vote any of their respective Founders’ Shares (see Note 6), Sponsors Shares and any Public Shares they may acquire in the Public Offering or the aftermarket in favor of the initial Business Combination, and (2) not to convert any of their respective Founders’ Shares and Sponsors Shares into cash held in the trust account.

The Company’s amended and restated Certificate of Incorporation provides that the Company will continue in existence only until December 26, 2014. If the Company is unable to consummate its initial Business Combination by such date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares held by the public stockholders of the Company’ (“Public Stockholders”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to us or otherwise reserved for payment of expenses incurred in connection with seeking a Business Combination or income taxes payable with respect to interest earned on the trust account, divided by the number of then outstanding Public Shares, which

MergeWorthRx Corp.
(A Company in the Development Stage)

Notes to the Financial Statements

Note 1 — Organization, Plan of Business Operations and Going Concern  – (continued)

redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such event, the Public Stockholders will be entitled to receive a full pro rata interest in the Trust Account ($8.36 per share), plus any pro rata interest earned on the Trust Fund not previously released to the Company.

The Company incurred a net loss from operations of $195,764 for the period from January 22, 2013 (inception) to December 31, 2013. At December 31, 2013, the Company had $219,160 of cash and working capital of $54,059. The Company’s accumulated deficit aggregated $195,764 at December 31, 2013. The Company has principally financed its operations from inception using proceeds from sales of its equity securities in the Public Offering (see Note 3) and loans from shareholders. The Company anticipates that in order to fund its working capital requirements, it will need to use all of the remaining funds not held in trust and the interest earned on the funds held in the Trust Account. The Company may need to enter into contingent fee arrangements with its vendors or raise additional capital through loans or additional investments from its Sponsors, officers, directors, or third parties. None of the Sponsors, officers or directors is under any obligation to advance funds to, or invest in, the Company. Accordingly, significant uncertainties include the inability to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and controlling overhead expenses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of assets or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 — Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Investments Held in Trust

The amounts held in the Trust Account represent substantially all of the proceeds of the Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. The funds held in the Trust Account are invested primarily in highly liquid United States Treasury securities.

Loss Per Share

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period, excluding common stock subject to forfeiture. This number includes an aggregate of 247,500 shares that were subject to forfeiture if the over-allotment option was not exercised by the underwriters. Such shares are no longer subject to forfeiture as the underwriters exercised the option in full on July 3, 2013. The Company has not considered the effect of the option to purchase 660,000 shares of common stock in the calculation of diluted loss per share, since the option is contingent upon the occurrence of future events.

MergeWorthRx Corp.
(A Company in the Development Stage)

Notes to the Financial Statements

Note 2 — Significant Accounting Policies  – (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in financial institutions, which at times may exceed the Federal depositary insurance coverage of $250,000. At December 31, 2013, the Company had not experienced losses on these accounts and management believes the Company was not exposed to significant risks on such accounts.

Common Stock Subject to Possible Conversion

The Company accounts for its shares subject to possible conversion in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable common shares (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares are classified as stockholders’ equity. The Company’s shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2013, the shares subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Fair Value Measurement

The Company adopted Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing US GAAP that requires the use of fair value measurements which establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:  Observable inputs such as quoted market prices in active markets for identical assets or liabilities.

Level 2:  Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3:  Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

Income Tax

The Company accounts for income taxes under ASC Topic 740 “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to

MergeWorthRx Corp.
(A Company in the Development Stage)

Notes to the Financial Statements

Note 2 — Significant Accounting Policies  – (continued)

be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company is required to file income tax returns in the United States (federal) and in various state and local jurisdictions. Based on the Company’s evaluation, it has concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

The Company’s tax returns from inception are open and subject to examination.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date of December 31, 2013, through the date, which these financial statements were publically available. Based upon the review, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

Note 3 — Public Offering and Private Placement

On July 2, 2013, the Company consummated the Public Offering of 6,600,000 Public Shares. The Public Shares were sold at an offering price of $8.00 per share, generating gross proceeds of $52,800,000, and proceeds net of the underwriters’ discount and other costs of the offering, of $50,333,392.

Concurrent with the Public Offering, the Company consummated the private sale to certain of its Sponsors of 634,250 Sponsors Shares at a price of $8.00 per share, generating total gross proceeds of $5,074,000. The Sponsors Shares are identical to the Public Shares except that the purchasers have agreed not to transfer, assign or sell any of the Sponsors Shares (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination.

In connection with the Public Offering, the Company granted the underwriters a 45-day option to purchase up to 990,000 Additional Shares to cover over-allotments. On July 3, 2013, the underwriters exercised the over-allotment option in full. On July 8, 2013, the Company completed the sale of 990,000 Additional Shares. The Additional Shares were sold at the offering price of $8.00 per share, generating gross proceeds to the Company of $7,920,000, and proceeds net of the underwriters’ discount of $7,642,800. Simultaneously with the closing of the sale of the Additional Shares, the Company raised, via private placement, an additional $633,600 through the sale of an additional 79,200 Sponsors Shares (at $8.00 per share) to certain of its Sponsors.

The Company deposited proceeds from these sales of $63,452,400, into the Trust Account maintained by Continental Stock Transfer & Trust Company acting as the trustee. The funds will not be released from the

MergeWorthRx Corp.
(A Company in the Development Stage)

Notes to the Financial Statements

Note 3 — Public Offering and Private Placement  – (continued)

Trust Account until the earlier of the completion of an Initial Business Combination and our redemption of the 100% of the outstanding public shares of common stock upon our failure to consummate an Initial Business Combination on or before December 26, 2014. The remaining proceeds of $698,892 were released to the Company. As of December 31, 2013, the Company holds a total of $63,452,417 in the Trust Account, or $8.36 per public shares.

Note 4 — Notes Payable to Stockholders — Related Party

The Company issued an aggregate of $125,000 principal amount unsecured promissory notes to certain of the Company’s officers on February 22, 2013. On June 25, 2013, the Company issued an unsecured promissory note in the amount of $45,000 to the Chairman of the Board of Directors. The notes were non-interest bearing. On July 2, 2013, the Company repaid $170,000 in promissory notes to each of the respective related parties.

Note 5 — Commitments

On July 2, 2013, the Company issued a share purchase option (“Option”), for $100, to EarlyBirdCapital, Inc. (“EBC”), the representative of the underwriters in the Public Offering, or its designees to purchase 660,000 common shares at an exercise price of $8.00 per share. The Option is exercisable commencing on the later to occur of the consummation of the Company’s initial Business Combination or June 26, 2014, and will expire on June 26, 2018. The shares issuable upon exercise of this Option are identical to the Public Shares sold in the Public Offering.

The Company accounted for the fair value of the Option, inclusive of the receipt of $100 cash payment, as an expense of the Public Offering resulting in a charge directly to stockholders’ equity. The Company estimated that the fair value of this Option was approximately $1,739,000 (or $2.64 per share) using a Black-Scholes option-pricing model. The fair value of the Option granted to EBC was estimated as of June 26, 2013 using the following assumptions: (1) expected volatility of 35%, (2) risk- free interest rate of 1.42% and (3) expected life of five years. The Option may be exercised for cash or on a “cashless” basis, at the holder’s option such that the holder may use the appreciated value of the Option (the difference between the exercise price of the shares underlying the Option and the market price of the underlying shares of common stock) to exercise the Option without the payment of any cash. The holder of the Option will be entitled to certain demand and piggyback registration rights. The Company will have no obligation to net cash settle the exercise of the Option. The holder of the Option are not be entitled to exercise the Option unless a registration statement covering the shares underlying the Option is effective or Option will expire worthless.

Lease

The Company currently maintains principal executive offices at 3123 McDonald Street, Miami, Florida 33133. This space is being provided to the Company by one of its officers at no charge. The Company previously was leasing space at 801 Brickell Avenue, Miami, FL, pursuant to a six-month lease agreement dated June 10, 2013. The lease commenced on August 1, 2013 and expired on January 31, 2014. Monthly rent and related expenses were approximately $3,000.

MergeWorthRx Corp.
(A Company in the Development Stage)

Notes to the Financial Statements

Note 6 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2013, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 100,000,000 shares of Common Stock with a par value of $0.0001 per share.

In connection with the organization of the Company, on February 26, 2013, a total of 1,725,000 shares (“Founders’ Shares”) of the Company’s Common Stock were sold to the Sponsors at a price of approximately $0.015 per share for an aggregate of $25,000.

Effective June 26, 2013, the Company’s Board of Directors authorized a stock dividend of 0.1 shares for each outstanding share of Common Stock. All references in the accompanying financial statements to the number of shares of Common Stock have been retroactively restated to reflect this stock dividend. On June 26, 2013, the Founders’ Shares were placed in escrow with Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, 50% of the Founders’ Shares will be released from escrow six months after the closing of the initial Business Combination, and the remaining 50% of the Founders’ shares will be released from escrow one year after the closing of the initial Business Combination.

The Founders’ shares included an aggregate of 247,500 shares, which were subject to forfeiture if the over-allotment option was not exercised by the underwriters such that the Founders would own 20% of the outstanding shares of the Company, excluding the Sponsors’ shares after the consummation of the Public Offering. As a result of EBC’s exercise of the over-allotment option in full, such shares are no longer subject to forfeiture.

Note 7 — Fair Value Measurements

The Company has adopted ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The adoption of ASC 820 did not have an impact on the Company’s financial position or results of operations.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2013, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset, and includes situations where there is little, if any, market activity for the asset:

Description	December 31, 2013	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in trust	$63,452,417	$63,452,417	$—	$—

MergeWorthRx Corp.
(A Company in the Development Stage)

Notes to the Financial Statements

Note 8 — Income Tax

The Company’s net deferred tax assets are as follows:

December 31, 2013
Deferred tax asset
Net operating loss carryforward	$66,560
Total deferred tax assets	66,560
Valuation Allowance	(66,560)
Deferred tax asset, net of allowance	$—

The Company has a net operating loss of $195,764 that expires in 2033. The ultimate realization of the net operating loss is dependent upon future taxable income, if any, of the Company and may be limited to any one period by alternative minimum tax rules. Although management believes that the Company will have sufficient future taxable income to absorb the net operating loss carryovers before the expiration of the carryover period, there may be circumstances beyond the Company’s control that limit such utilization. Accordingly, management has determined that a full valuation allowance of the deferred tax asset is appropriate at December 31, 2013.

Internal Revenue Code Section 382 imposes limitations on the use of net operating loss carryovers when the stock ownership of one or more 5% shareholders (shareholders owning 5% or more of the Company’s outstanding capital stock) has increased on a cumulative basis by more than 50 percentage points within a period of two years. Management cannot control the ownership changes occurring as a result of public trading of the Company’s Common Stock. Accordingly, there is a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryover.

The Company established a valuation allowance of $66,560 as of December 31, 2013, which fully offset the deferred assets of $66,560.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2013 is as follows:

For the Period from January 22, 2013 (inception) through December 31, 2013
Statutory federal income tax rate	-34.0%
State taxes, net of federal tax benefit	0.0%
Change in valuation allowance	34.0%
Income tax provision (benefit)	0.0%

Note 9 — Subsequent Events

The Company has evaluated subsequent events through the date the financial statements were publicly available. There were no subsequent events that required recognition or disclosure.

MergeWorthRx Corp.

Consolidated Balance Sheets

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$22,330	$219,160
Prepaid expenses	27,271	48,215
Total Current Assets	49,601	267,375
Other Assets
Investments held in trust	63,452,938	63,452,417
Security deposits	—	5,152
Total Other Assets	63,452,938	63,457,569
Total Assets	$63,502,539	$63,724,944
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued expenses and accounts payable	$52,920	$33,436
Accrued offering costs	179,880	179,880
Related party advance	100,030	—
Total Liabilities	332,830	213,316
Commitments and Contingencies
Common stock subject to possible redemption, 6,958,099 and 6,998,998 shares at conversion value as of September 30, 2014 and December 31, 2013, respectively	58,169,708	58,511,627
STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 5,000,000 authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 3,242,851 and 3,201,952 shares issued and outstanding (excluding 6,958,099 and 6,998,998 shares subject to conversion) as of September 30, 2014 and December 31, 2013, respectively	324	320
Additional paid-in capital	5,537,360	5,195,445
Accumulated deficit	(537,683)	(195,764)
Total Stockholders’ Equity	5,000,001	5,000,001
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$63,502,539	$63,724,944

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

MergeWorthRx Corp.

Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30, 2014	For the Period from January 22, 2013 (inception) through September 30, 2013
	2014	2013
Formation and operating costs	$180,526	$88,586	$357,486	$97,074
Loss from operations	(180,526)	(88,586)	(357,486)	(97,074)
Other income:
Interest income	2,115	13,324	15,567	13,324
Net Loss	$(178,411)	$(75,262)	$(341,919)	$(83,750)
Weighted average shares outstanding, basic and diluted	3,221,510	3,143,835	3,212,286	2,425,900
Basic and diluted net loss per common share	$(0.06)	$(0.02)	$(0.11)	$(0.03)

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

MergeWorthRx Corp.

Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30, 2014	For the Period from January 22, 2013 (inception) through September 30, 2013
Cash Flows from Operating Activities:
Net loss	$(341,919)	$(83,750)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest reinvested in Trust Account	(15,068)	(13,324)
Changes in operating assets and liabilities:		—
Security deposit	5,152	(5,152)
Prepaid expenses	20,944	(86,990)
Accrued expenses and accounts payable	119,514	38,982
Net cash used in operating activities	(211,377)	(150,234)
Cash Flows from Investing Activities:
Interest disbursed from Trust Account	14,547	—
Principal deposited in Trust Account	—	(63,452,400)
Net cash provided by (used in) investing activities	14,547	(63,452,400)
Cash Flows from Financing Activities:
Proceeds from public and private offering	—	66,452,600
Payment of underwriters’ discount and offering expenses	—	(2,565,328)
Proceeds from notes payable to shareholders	—	170,000
Repayment of notes payable to shareholders	—	(170,000)
Net cash provided by financing activities	—	63,887,272
Net Change in Cash and Cash Equivalents	(196,830)	284,638
Cash and Cash Equivalents – Beginning	219,160	—
Cash and Cash Equivalents – Ending	$22,330	$284,638
Noncash Financing Activities:
Payment of operational costs by an officer pursuant to a related party advance	$100,030	$—

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

MergeWorthRx Corp.

Notes to Interim Condensed Consolidated Financial Statements
September 30, 2014
(Unaudited)

Note 1 — Organization, Plan of Business Operations and Going Concern

MergeWorthRx Corp. (formerly MedWorth Acquisition Corp.) (the “Company”) was incorporated in Delaware on January 22, 2013 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”). The Company is focusing its search on target business based in the United States operating in the healthcare industry, with specific focus on the specialty pharmacy, home infusion pharmacy and/or drug distribution sectors. However, the Company is not limited to a particular geographic region or business industry or sector and it may pursue opportunities in any location or business industry or sector that it believes is attractive. The Company has one wholly-owned subsidiary, Anvil Merger Sub, Inc., which was incorporated in Delaware on September 18, 2014.

On November 27, 2013, the Company filed an amendment to its Amended and Restated Certificate of Incorporation changing the Company’s name from MedWorth Acquisition Corp. to MergeWorthRx Corp.

The registration statement for the Company’s initial public offering (“Public Offering”) was declared effective on June 26, 2013. On June 27, 2013, the Company filed a new registration statement to increase the size of the offering by 10%, from 6,000,000 shares of common stock, $0.0001 par value (the “Common Stock”), to 6,600,000 shares of Common Stock (collectively, the “Public Shares”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. On July 2, 2013, the Company consummated the Public Offering, generating proceeds, net of underwriters’ discount, including other costs of the offering, of $50,333,392. The Company simultaneously raised $5,074,000 through the issuance of 634,250 shares of Common Stock (“Sponsor Shares”), at 8.00 per share, to certain of the Company’s initial stockholders (collectively, the “Sponsors”) in a private placement (“Private Placement”) (See Note 3 — Public Offering and Private Placement).

On July 3, 2013, the underwriters exercised their over-allotment option in full and, on July 8, 2013, the Company completed the sale of an additional 990,000 shares of Common Stock (the “Additional Shares”) and received proceeds, net of underwriters’ discount, of $7,642,800. Simultaneously with the closing of the sale of the Additional Shares, the Company raised, via private placement, an additional $633,600 through the sale of an additional 79,200 Sponsor Shares at $8.00 per share to certain of the Company’s Sponsors.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and the Sponsor Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to effect a Business Combination successfully. Upon the closing of the Public Offering, including the over-allotment, $63,452,400 ($8.36 per Public Share, including the proceeds of the Private Placement of the Sponsor Shares) was placed in a trust account (“Trust Account”) maintained by Continental Stock Transfer and Trust Company, as trustee, and invested in United States Treasury securities having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, that invest solely in U.S. Treasury securities, until the earlier of the consummation of the Company’s first Business Combination and the Company’s failure to consummate a Business Combination within the prescribed time. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s officers have agreed that they will be jointly and severally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for, or products sold, to the Company. However, they may not be able to satisfy those obligations should they arise. The remaining net proceeds (proceeds not held in the Trust Account) may be used to pay for business, legal and accounting due diligence

MergeWorthRx Corp.

Notes to Interim Condensed Consolidated Financial Statements
September 30, 2014
(Unaudited)

Note 1 — Organization, Plan of Business Operations and Going Concern  – (continued)

on prospective acquisitions and continuing general and administrative expenses. Interest income on the funds held in the Trust Account can be released to the Company to pay its (1) income and other tax obligations and (2) interest income on the funds held in the Trust Account can be released to the Company to pay for its working capital requirements in connection with searching for a Business Combination.

The Company’s shares are listed on the NASDAQ Capital Market (“NASDAQ”) under the symbol “MWRX”. Pursuant to the NASDAQ listing rules, the target business or businesses that the Company acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (net of taxes payable) at the time of the execution of a definitive agreement for its initial Business Combination, although the Company may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance.

The Company will seek stockholder approval of any Business Combination at a meeting called for such purpose at which stockholders may seek to convert their Public Shares into their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable). The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the outstanding Shares of the Company voted, are voted in favor of the Business Combination. Notwithstanding the foregoing, a Public Stockholder (as defined below), together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended) will be restricted from seeking conversion rights with respect to 25% or more of the Public Shares without the Company’s prior written consent. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, each Public Stockholder seeking to exercise conversion rights will be required to certify whether such stockholder is acting in concert or as a group with any other stockholder. These certifications, together with any other information relating to stock ownership available at that time, will be the sole basis on which the above-referenced determination is made. If it is determined that a stockholder is acting in concert or as a group with any other stockholder, the stockholder will be notified of the determination and will be offered an opportunity to dispute the finding. The final determination as to whether a stockholder is acting in concert or as a group with any other stockholder will ultimately be made in good faith by the Company’s board of directors. In connection with any stockholder vote required to approve any Business Combination, the Sponsors agreed (1) to vote any of their respective Founders’ Shares (see Note 5), Sponsors Shares and any Public Shares they may acquire in the aftermarket in favor of the initial Business Combination, and (2) not to convert any of their respective Founders’ Shares, Sponsors Shares and any Public Shares they may acquire in the aftermarket into cash held in the Trust Account.

The Company’s amended and restated Certificate of Incorporation provides that the Company will continue in existence only until December 26, 2014. If the Company is unable to consummate its initial Business Combination by such date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares held by the public stockholders of the Company’ (“Public Stockholders”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to us or otherwise reserved for payment of expenses incurred in connection with seeking a Business Combination or income taxes payable with respect to interest earned on the trust account, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable

MergeWorthRx Corp.

Notes to Interim Condensed Consolidated Financial Statements
September 30, 2014
(Unaudited)

Note 1 — Organization, Plan of Business Operations and Going Concern  – (continued)

law. In such event, the Public Stockholders will be entitled to receive a full pro rata interest in the Trust Account ($8.36 per share), plus any pro rata interest earned on the Trust Fund not previously released to the Company.

The Company incurred a net loss of $341,919 for the nine months ended September 30, 2014. At September 30, 2014, the Company had $22,330 of cash and a working capital deficit of $283,229. The Company’s accumulated deficit aggregated $537,683 at September 30, 2014. The Company has principally financed its operations from inception using proceeds from sales of its equity securities in the Public Offering (see Note 3) and loans from shareholders. The Company anticipates that in order to fund its working capital requirements, it will need to use all of the remaining funds not held in trust and the interest earned on the funds held in the Trust Account. The Company may need to enter into contingent fee arrangements with its vendors or raise additional capital through loans or additional investments from its Sponsors, officers, directors, or third parties. None of the Sponsors, officers or directors is under any obligation to advance funds to, or invest in, the Company. Accordingly, significant uncertainties include the inability to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and controlling overhead expenses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of assets or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

As an early stage company, the Company has a limited operating history and is subject to all the risks and uncertainties inherent in the initial organization, expenditures, complications and delays inherent in an early stage company. As of September 30, 2014, the Company had not yet commenced any operations or generated any revenues. All activity through September 30, 2014 relates to the Company’s formation, the Public Offering and searching for a target business with which to complete a Business Combination. There can be no assurance that the Company’s efforts will be successful.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and pursuant to the instructions to Form 10-Q and Article 8 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management’s opinion, however, that the accompanying unaudited interim condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, which contains the audited financial statements and notes thereto, together with Management’s Discussion and Analysis, for the period from January 22, 2013 (inception) through December 31, 2013. The financial information as of December 31, 2013 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the period from January 22, 2013 (inception) through

MergeWorthRx Corp.

Notes to Interim Condensed Consolidated Financial Statements
September 30, 2014
(Unaudited)

Note 2 — Significant Accounting Policies  – (continued)

December 31, 2013. The interim results for the three and nine months ended September 30, 2014 are not necessarily indicative of the results to be expected for the year ending December 31, 2014 or for any future interim periods.

Principals of Consolidation

The accompanying unaudited interim condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Investments Held in Trust

The amounts held in the Trust Account represent substantially all of the proceeds of the Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. The funds held in the Trust Account are invested primarily in highly liquid Treasury securities.

Loss Per Share

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period, excluding common stock subject to forfeiture. The Company has not considered the effect of the option to purchase 660,000 shares of common stock (see Note 5) in the calculation of diluted loss per share, since the option is contingent upon the occurrence of future events.

Use of Estimates

The preparation of unaudited interim condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited interim condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates. Significant estimates include the value of the share purchase options issued to the underwriter in the Public Offering.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in financial institutions, which at times may exceed the Federal depositary insurance coverage of $250,000. At September 30, 2014, the Company had not experienced losses on these accounts and management believes the Company was not exposed to significant risks on such accounts.

Common Stock Subject to Possible Redemption

The Company accounts for its shares subject to possible conversion in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable common shares

MergeWorthRx Corp.

Notes to Interim Condensed Consolidated Financial Statements
September 30, 2014
(Unaudited)

Note 2 — Significant Accounting Policies  – (continued)

(including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares are classified as stockholders’ equity. The Company’s shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2014 and December 31, 2013, the shares subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheet.

Income Tax

The Company accounts for income taxes under ASC Topic 740 “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company is required to file income tax returns in the United States (federal) and in various state and local jurisdictions. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent Accounting Pronouncements

In June 2014, the FASB issued Accounting Standards Update 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements (“ASU 2014-10”). ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company adopted ASU 2014-10 during the nine months ended September 30, 2014, thereby no longer presenting or disclosing any information required by Topic 915.

In August 2014, the FASB, issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. The Company will adopt the

MergeWorthRx Corp.

Notes to Interim Condensed Consolidated Financial Statements
September 30, 2014
(Unaudited)

Note 2 — Significant Accounting Policies  – (continued)

methodologies prescribed by ASU 2014-15 by the date required, and does not anticipate that the adoption of ASU 2014-15 will have a material effect on its financial position or results of operations.

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date of September 30, 2014, through the date which these financial statements were publically available. Based upon the review, except as discussed in Note 7, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

Note 3 — Public Offering and Private Placement

On July 2, 2013, the Company consummated the Public Offering of 6,600,000 Public Shares. The Public Shares were sold at an offering price of $8.00 per share, generating gross proceeds of $52,800,000. Net proceeds, after the underwriters’ discount and other costs of the offering deducted at closing, were $50,800,892.

Concurrent with the Public Offering, the Company consummated the private sale to certain of its Sponsors of 634,250 Sponsors Shares at a price of $8.00 per share, generating total gross proceeds of $5,074,000. The Sponsors Shares are identical to the Public Shares except that the purchasers have agreed not to transfer, assign or sell any of the Sponsors Shares (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination.

In connection with the Public Offering, the Company granted the underwriters a 45-day option to purchase up to 990,000 Additional Shares to cover over-allotments. On July 3, 2013, the underwriters exercised the over-allotment option in full. On July 8, 2013, the Company completed the sale of 990,000 Additional Shares. The Additional Shares were sold at the offering price of $8.00 per share, generating gross proceeds to the Company of $7,920,000, and proceeds net of the underwriters’ discount of $7,642,800. Simultaneously with the closing of the sale of the Additional Shares, the Company raised, via private placement, an additional $633,600 through the sale of an additional 79,200 Sponsors Shares at $8.00 per share to certain of its Sponsors.

The Company deposited proceeds from these sales of $63,452,400, into the Trust Account maintained by Continental Stock Transfer & Trust Company acting as the trustee. The funds will not be released from the Trust Account until the earlier of the completion of an Initial Business Combination and the Company’s redemption of the 100% of the outstanding Public Shares upon the failure by the Company to consummate an Initial Business Combination on or before December 26, 2014. The remaining proceeds of $698,892 were released to the Company. As of September 30, 2014, the Company holds a total of $63,452,938 in the Trust Account, or $8.36 per Public Share.

Note 4 — Related Party Advance

On September 3, 2014, the Company’s President and Chief Operating Officer advanced $100,030 for merger transaction-related costs directly to a vendor on the Company’s behalf. The advance is non-interest bearing, unsecured and due upon the successful completion of the Merger.

Note 5 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2014, there are no shares of preferred stock issued or outstanding.

MergeWorthRx Corp.

Notes to Interim Condensed Consolidated Financial Statements
September 30, 2014
(Unaudited)

Note 5 — Stockholders’ Equity  – (continued)

Common Stock

The Company is authorized to issue 100,000,000 shares of Common Stock with a par value of $0.0001 per share.

In connection with the organization of the Company, on February 26, 2013, a total of 1,725,000 shares (“Founders’ Shares”) of the Company’s Common Stock were sold to the Sponsors at a price of approximately $0.015 per share for an aggregate of $25,000.

Effective June 26, 2013, the Company’s Board of Directors authorized a stock dividend of 0.1 shares for each outstanding share of Common Stock. All references in the accompanying financial statements to the number of shares of Common Stock have been retroactively restated to reflect this stock dividend. On June 26, 2013, the Founders’ Shares were placed in escrow with Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, 50% of the Founders’ Shares will be released from escrow six months after the closing of the initial Business Combination, and the remaining 50% of the Founders’ shares will be released from escrow one year after the closing of the initial Business Combination.

The Founders’ shares included an aggregate of 247,500 shares, which were subject to forfeiture if the over-allotment option was not exercised by the underwriters such that the Founders would own 20% of the outstanding shares of the Company, excluding the Sponsors’ shares after the consummation of the Public Offering. As a result of EarlyBirdCapital, Inc. (“EBC”), the representative of the underwriters in the Public Offering, exercising the overallotment option in full, such shares are no longer subject to forfeiture.

Share Purchase Options

On July 2, 2013, the Company issued share purchase options (“Options”), for an aggregate of $100, to EBC and its designees to purchase an aggregate of 660,000 common shares at an exercise price of $8.00 per share. The Options are exercisable commencing on consummation of the Company’s initial Business Combination, and will expire on June 26, 2018. The shares issuable upon exercise of these Options are identical to the Public Shares sold in the Public Offering.

The Company accounted for the fair value of the Options, inclusive of the receipt of $100 cash payment, as an expense of the Public Offering resulting in a charge directly to stockholders’ equity. The Company estimated that the fair value of these Options was approximately $1,739,000 (or $2.64 per share) using a Black-Scholes option-pricing model. The fair value of the Options granted to EBC and its designees was estimated as of June 26, 2013 using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.42% and (3) expected life of five years. The Options may be exercised for cash or on a “cashless” basis, at the holders’ option such that the holders may use the appreciated value of the Options (the difference between the exercise price of the shares underlying the Options and the market price of the underlying shares of common stock) to exercise the Options without the payment of any cash. The holders of the Options are entitled to certain demand and piggyback registration rights. The Company will have no obligation to net cash settle the exercise of the Options. The holders of the Options are not entitled to exercise the Options unless a registration statement covering the shares underlying the Options is effective or Options will expire worthless.

MergeWorthRx Corp.

Notes to Interim Condensed Consolidated Financial Statements
September 30, 2014
(Unaudited)

Note 6 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2014 and December 31, 2013, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2014	December 31, 2013
Assets:
Investments held in trust	1	$63,452,938	$63,452,417

Note 7 — Subsequent Event

On October 14, 2014, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which the Company agreed to an all-stock merger (the “Merger”) between Anvil Merger Sub, Inc., a newly formed wholly-owned subsidiary of the Company (“Merger Sub”), and AeroCare Holdings, Inc. (“AeroCare”), a leading U.S. healthcare services company focused on providing respiratory/home oxygen and sleep therapy services directly to patients.

The aggregate consideration to be paid to AeroCare equity holders will consist of 11,296,079 shares of the Company’s Common Stock and 511,636 options to purchase shares of the Company’s Common Stock, such that AeroCare’s equity holders will own, at a minimum, 53% of the post-merger Company, subject to adjustment in accordance with the terms of the Merger Agreement. In addition, AeroCare’s existing equity holders will be entitled to receive up to an aggregate of 3,588,517 additional shares of the Company’s Common Stock upon the achievement of certain financial targets by the combined company during the three fiscal years following the Merger.

The Merger Agreement provides that of the total shares of the Company’s Common Stock issuable to AeroCare equity holders, 1,016,746 shares will be placed into an escrow account to secure AeroCare equity holders’ indemnification obligations under the Merger Agreement. All Escrow Shares not subject to claims shall be released on the date that is 12 months after the closing of the Merger.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

MergeWorthRx Corp.,
a Delaware corporation;

Anvil Merger Sub, Inc.,
a Delaware corporation;

AeroCare Holdings, Inc.,
a Delaware corporation;

and

FFC Aerocare SR, LLC
a Delaware limited liability company

Dated as of October 14, 2014

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

EXHIBITS

A-iv

AGREEMENT AND PLAN
OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization is made and entered into as of October 14, 2014 (the “Execution Date”), by and among MergeWorthRx Corp., a Delaware corporation (“Parent”), Anvil Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), AeroCare Holdings, Inc., a Delaware corporation (the “Company”), and FFC Aerocare SR, LLC, a Delaware limited liability company (“Stockholders’ Agent”), solely in its capacity as Stockholders’ Agent.

Recitals

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Code §368(a).

C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

D. The Parent’s Sponsors have delivered the Sponsor Guaranty as of the date hereof.

E. Each of the Major Stockholders has delivered the Merger Voting Agreement as of the date hereof.

F. The definitions of all capitalized terms not otherwise defined in the text of this Agreement are set forth on Exhibit A hereto.

Agreement

NOW, THEREFORE, in consideration of the above stated premises, and such other consideration the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

SECTION 1.  Description of The Merger; Share Exchange.

1.1 Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott Will & Emery, LLP, 340 Madison Avenue, New York, New York 10173, on a date and at a time to be mutually agreed to by Parent and the Company as soon as practicable, but no later than two (2) business days, after the satisfaction or waiver of the conditions set forth in Sections 7 and 8. The date on which the Closing actually takes place is referred to in this Agreement as the “ Closing Date.” Contemporaneously with the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL in the form attached as Exhibit B hereto (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware.

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.  Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) the Amended and Restated Certificate of Incorporation of the Surviving Corporation (the “Restated Certificate”) shall be amended and restated as of the Effective Time in the form set forth on Exhibit C hereto;

(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent and the Company;

(c) the board of directors and executive officers of Parent immediately after the Effective Time shall be as set forth on Exhibit D hereto;

(d) the board of directors of the Surviving Corporation immediately after the Effective Time shall be as set forth on Exhibit E hereto; and

(e) the executive officers of the Surviving Corporation immediately after the Effective Time shall be the executive officers of the Surviving Corporation immediately prior thereto.

1.5 Conversion of Shares.

(a) Subject to Sections 1.5(c) and 1.7, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any other Person:

(i) Each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding any Appraisal Shares and shares to be canceled pursuant to Section 1.5(a)(ii)) shall thereupon be converted automatically into the right to receive a number of shares of Parent Common Stock equal to (i) the Per Share Closing Consideration, plus (ii) the Per Share Escrow Consideration, plus (iii) a right to receive a portion of the Earnout Shares to the extent provided in Section 1.13 hereof;

(ii) each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished, and no other securities of Parent or any other corporation shall be issuable, and no payment or other consideration shall be made, with respect thereto; and

(iii) each share of the common stock (par value $0.01 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) At any time or from time to time between the date of this Agreement and the Effective Time (subject to the restrictions set forth in Sections 4.2 and 5.2), if Parent or the Company declares or pays any dividend on its common stock payable in shares of its common stock or in any right to acquire shares of such common stock, or effects a subdivision of the outstanding shares of such common stock into a greater number of shares of common stock (by stock dividends, combinations, splits, recapitalizations and the like), or if the outstanding shares of its common stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of common stock, then the Parent Share Price (including the dollar amounts referred to in the definition of Parent Share Price) and the Per Share Closing Consideration, the Per Share Escrow Consideration, and the value of the Substitute Option shall each be appropriately adjusted.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock shall, upon surrender of such holder’s Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Share Price.

(d) No later than three (3) business days prior to the Effective Time, the Company shall deliver the Spreadsheet to Parent and the Exchange Agent. For purposes of this Agreement, “Spreadsheet” means a spreadsheet which shall include, as of immediately prior to the Effective Time: (i) the names of all Company Stockholders and their respective addresses, (ii) the number and type of shares of Company Capital Stock held by each Company Stockholder, and (iii) (A) the names of all holders of Company Options and their respective addresses, (B) where applicable, the respective certificate numbers held by each Company Stockholder, and (C) the number of Parent Common Stock to be paid to each Company Stockholder at Closing in respect of each type of shares of Company Capital Stock held by such Company Stockholder, (iv) the number and type of shares of Company Common Stock issuable upon the full exercise of each Company Option held by each such holder, (vi) the grant date, expiration date, exercise price per share, vesting schedule and vested status of each Company Option held by each such holder, (v) a calculation of the Per Share Closing Consideration and the Per Share Escrow Consideration,

and (vi) a calculation of the number of Substitute Options and adjusted exercise price for each such Company Option, calculated in accordance with Section 1.9 hereto.

1.6 Closing of the Company’s Transfer Books.  At the Effective Time, holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Company Stock Certificate is presented to the Surviving Corporation or Parent, the shares of Company Capital Stock formerly represented by such Company Stock Certificate shall be canceled and shall be exchanged for shares of Parent Common Stock, as provided in Section 1.5 and 1.7.

1.7 Exchange of Certificates.

(a) On or prior to the Closing Date, Parent and the Company shall engage Continental Stock Transfer & Trust Company (or, if Continental Stock Transfer & Trust Company is unable to be engaged, Parent and the Company shall agree upon, select and engage another reputable bank, transfer agent or trust company) to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent stock certificates representing the Aggregate Closing Shares (for delivery to the Company Stockholders as provided in Section 1.5 and this Section 1.7) and the Aggregate Escrow Shares (to be held in accordance with the terms of the Escrow Agreement).

(b) Prior to the Effective Time, the parties shall cause the Exchange Agent to deliver to each holder of record of Company Common Stock (1) a Letter of Transmittal and (2) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for shares of Parent Common Stock as set forth in this Section 1.7(b). At the Closing, each Company Stockholder that does not perfect its right of appraisal under Section 262 of the DGCL and is otherwise entitled to receive payment for its shares of Company Common Stock pursuant to Section 1.5 of this Agreement (a “Merger Stockholder ”) shall surrender to the Exchange Agent the Company Stock Certificates representing all of such Merger Stockholder’s shares of Company Capital Stock, properly endorsed for transfer, along with a Letter of Transmittal. As soon as practicable after the Effective Time, the Exchange Agent shall deliver to (i) each Merger Stockholder who has surrendered Company Stock Certificates representing all of such Merger Stockholder’s shares of the Company Common Stock properly endorsed for transfer, along with an executed Letter of Transmittal, a certificate representing the aggregate number of Closing Shares that such Merger Stockholder has the right to receive under the provisions of Section 1.5, rounded up to the nearest whole share, and (ii) the Escrow Agent, on behalf of the Merger Stockholders and holders of Company Options, separate certificates representing the aggregate number of Escrow Shares that such Merger Stockholder otherwise has the right to receive pursuant to the provisions of Section 1.5, rounded up to the nearest whole share, which Escrow Shares shall be held (and released) in accordance with the provisions of Section 10.5 and the terms of the Escrow Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7.

(d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Capital Stock pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or non-U.S. Tax law, if any; provided, that Parent or Surviving Corporation, as applicable, shall make reasonable efforts to give the holder or former holder of Company Capital Stock notice of the intention to make such deduction or withholding prior to Closing (or other payment date), and timely remit to the appropriate Governmental Body any and all amounts so deducted or withheld and timely file all Tax Returns and provide to any Person such information statement and other documents required to be filed or provided under applicable law. For purposes of such deductions and withholdings, one share of Parent Common Stock shall be equal to the Parent Share Price. To the extent such amounts are so deducted or withheld and remitted to the appropriate Government Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.8 Appraisal Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, Appraisal Shares (as defined in Section 1.8(c) below) shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5(a) (or cash in lieu of fractional shares in accordance with Section 1.5(c)), and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder in Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall waive, rescind, withdraw or otherwise lose such holder’s right of appraisal under Section 262 of the DGCL, then (i) any right of such holder to require the Company to purchase the Appraisal Shares for cash shall be extinguished and (ii) in accordance with Section 1.7(a), such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock, and cash in lieu of any fractional share in accordance with Section 1.5(c), if appropriate.

(b) The Company (i) shall give Parent prompt written notice of any demand by any Company Stockholder for appraisal of such Company Stockholder’s shares of Company Capital Stock pursuant to the DGCL and of any other notice demand or instrument delivered to the Company pursuant to the DGCL and (ii) shall give Parent’s Representatives the opportunity to participate in all negotiations and proceedings with respect to any such notice, demand or instrument. The Company shall not make any payment or settlement offer with respect to any such notice or demand unless Parent shall have consented in writing to such payment or settlement offer.

(c) For purposes of this Agreement, “Appraisal Shares” shall refer to any shares of Company Capital Stock outstanding immediately prior to the Effective Time that are held by Company Stockholders who are entitled to demand and who properly demand appraisal of such shares pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL.

1.9 Treatment of Company Options.

(a) Each unexercised Company Option outstanding as of immediately prior to the Effective Time, whether or not then vested or exercisable, shall, at the Effective Time, be assumed by Parent and shall be converted into (i) a stock option to acquire Parent Common Stock (each, a “Substitute Option”) on the terms set forth below, without any further action on the part of the holder thereof, (ii) a contingent right to receive a portion of the Escrow Shares equal to the product of (A) the Per Share Escrow Consideration, times (B) the total number of shares of Company Common Stock for which such holder’s Company Option is then exercisable, without regard to vesting (as applicable, the “Option Shares”), and (iii) a contingent right to receive a portion of the Earnout Shares to the extent provided in Section 1.13 hereof. From and after the Effective Time, all references to the Company in the Company Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent, which shall have assumed the Company Option Plan as of the Effective Time. Each Substitute Option shall be exercisable upon the same terms and conditions (including with respect to vesting) as under the applicable Company Option Plan and the applicable option agreement issued thereunder, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (i) the Per Share Closing Consideration, times, (ii) the applicable Option Shares and (B) the exercise price per share of Parent Common Stock shall be an amount equal to the quotient obtained by dividing (i) the exercise price of the Company Option as of immediately prior to the Effective Time, by (ii) the Per Share Closing Consideration; provided, however, that the exercise price applicable to and the number of shares of Parent Common Stock subject to each Substitute Option shall be determined in a manner consistent with the requirements of Sections 409A and 424(a) of the Code (the exercise price per share, as so determined, being rounded upward to the nearest full cent.

(b) To the extent a holder of a Substitute Option issued in accordance herewith continues to hold such Substitute Option after the Closing, or shall have duly exercised such Substitute Option after the Closing, then such holder shall be entitled to receive its Pro Rata Share of any distribution of Earnout Shares at the same time as, and as otherwise provided to, the holders of Company Common Stock in accordance with the provisions of Sections 1.13.

(c) As soon as practicable after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of Substitute Options an appropriate notice setting forth such holder’s rights pursuant thereto. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Substitute Options pursuant to this Section 1.9. As soon as reasonably practicable after the Effective Time, if applicable, the shares of Parent Common Stock subject to the Substitute Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form), and Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as Substitute Options remain outstanding.

1.10 Tax Consequences.  For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Code §368. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

1.11 Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise, as the case may be) to take such action.

1.12 Parent Committee; Officers and Directors of Parent.

(a) At the Closing, the Board of Directors of Parent shall appoint a committee (the “Parent Committee”) consisting of three (3) “independent” directors of Parent as of after the Closing, who shall be agreed to by each of Parent and the Company prior to the Closing, with the chairman of such Parent Committee to be Stephen Cichy (or his successor as determined by the Parent Committee). The Parent Committee shall act on behalf of Parent to take all necessary actions and make all decisions pursuant to (a) the matters set forth in Section 1.13 and (b) the Escrow Agreement and Parent’s right to indemnification pursuant to Section 10 (the “Post-Closing Matters”). In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent and who has not had any relationship with the Company prior to the Closing. For the avoidance of doubt, such committee shall have the power and authority to act on behalf of Parent, without any further approval or consent required from any director, officer or stockholder of Parent, to take any necessary action and make any necessary decision on behalf of Parent with respect to the Post-Closing Matters; provided, however, that such committee shall not have any power or authority with respect to the conduct or operation of the Company’s business after the Closing, including without limitation any decisions made in respect of such conduct or operations that would have either a positive or negative impact on the Company’s ability to achieve an EBITDA Threshold for any Calculation Period. Each member of the Parent Committee shall be entitled to receive all indemnification and limitation of liability rights granted by Parent to the members of Parent’s Board of Directors.

(b) Parent covenants to take all actions necessary so that, as of the Effective Time, the Parent’s Board of Directors shall consist of the directors identified on Exhibit D, including causing the resignation of all current directors of Parent not specified on such exhibit and causing the nomination of one (1) individual named by the Company (with the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed) no later than 3 Business Days after receipt of the first SEC comments to the Proxy/Registration Statement by Parent, or as soon as reasonably practicable thereafter (as the initial Class I Director), Stephen P. Griggs and Bruce Lunsford (as the initial Class II Directors), and Ted Lundberg and Stephen Cichy (as the initial Class III Directors), for election to the Parent’s Board of Directors at the Parent Stockholder Meeting. From and after the Closing, Parent will enter into customary indemnification agreements with, and obtain one or more directors' and officers’ liability insurance policies covering, in each case, all of the foregoing persons.

(c) Parent covenants to take all actions necessary so that, as of the Effective Time, the persons set forth on Exhibit D hereto shall be the officers of Parent from and after the Effective Time, each to hold office in accordance with certificate of incorporation and bylaws of Parent until their respective successors are duly appointed and qualified or their earlier resignation, removal or death.

1.13 Earnout Shares.

(a) Earnout Shares.  In addition to the merger consideration payable in respect of Company Capital Stock pursuant to Section 1.5 and in respect of Company Options pursuant to Section 1.9, Parent shall be required to issue additional shares of Parent Common Stock to the Merger Securityholders as provided in this Section 1.13 (such shares, the “Earnout Shares”). With respect to each Calculation Period, Parent shall issue to the Exchange Agent (for the benefit of the Merger Securityholders) 1,196,172 shares of Parent Common Stock if the EBITDA Amount for such Calculation Period exceeds the applicable EBITDA Threshold for such Calculation Period. If the EBITDA Amount for a particular Calculation Period does not exceed the applicable EBITDA Threshold, no Earnout Shares will be issued for such Calculation Period; provided, however, that notwithstanding the foregoing: (A) if the EBITDA Amount for the 2015 Calculation Period does not equal or exceed the EBITDA Threshold for such 2015 Calculation Period, but the EBITDA Amount for the 2016 Calculation Period equals or exceeds the EBITDA Threshold for the 2016 Calculation Period, then the Merger Securityholders shall be entitled to receive 100% of the Earnout Shares for both the 2015 and 2016 Calculation Periods (i.e., a total of 2,392,344 shares of Parent Common Stock); (B) if the EBITDA Amount for the 2017 Calculation Period equals or exceeds the EBITDA Threshold for the 2017 Calculation Period, but the EBITDA Amount for either or both of the 2015 or 2016 Calculation Periods did not equal or exceed the applicable EBITDA Threshold for such periods, then the Merger Securityholders shall be entitled to receive 100% of the Earnout Shares for the 2017 Calculation Period plus 100% of the Earnout Shares for any prior Calculation Period not previously earned; (C) if the EBITDA Amount for the 2016 Calculation Period exceeds the EBITDA Threshold for such period by 10% or more, then the Merger Securityholders shall automatically earn all of the Earnout Shares payable in respect of the 2017 Calculation Period (without regard to the Company’s actual results for the 2017 Calculation Period), and the Earnout Shares otherwise payable for the 2017 Calculation Period shall be paid to the Merger Securityholders at the same time as which the Earnout Shares are paid with respect to the 2016 Calculation Period; and (D) immediately prior to, but subject to the consummation of, a Change of Control Transaction, the maximum number of Earnout Shares payable to the Merger Securityholders pursuant to this Section 1.13 (less the total number of Earnout Shares that have been previously issued to the Merger Securityholders) shall be issued to the Merger Securityholders, whereupon Parent’s obligation to issue additional Earnout Shares in the future under this Section 1.13 shall terminate. Each Merger Securityholder shall be entitled to receive his, her or its then applicable Pro Rata Share of any Earnout Shares payable to the Merger Securityholders pursuant hereto.

(b) Procedures Applicable to Determination of the Earnout Shares.

(i) Upon the receipt of audited financials of each Calculation Period (each such date, an “Earnout Calculation Delivery Date”), Parent Committee shall prepare and deliver to the Stockholders’ Agent a written statement (in each case, an “Earnout Calculation Statement”) setting forth in reasonable detail its determination of the EBITDA Amount for the applicable Calculation Period (in each case, an “Earnout Calculation”). Parent shall include along with such written statement a copy of the audited financials for such Calculation Period, and upon request shall promptly provide the Stockholders’ Agent with such other work papers and materials reasonably related to the Earnout Calculation.

(ii) The Stockholders’ Agent shall have twenty (20) days after receipt of the Earnout Calculation Statement for each Calculation Period (in each case, the “Earnout Review Period”) to review the Earnout Calculation Statement and the Earnout Calculation set forth therein. During the Earnout Review Period, Stockholders’ Agent and its Representatives shall have the right to inspect the Company’s books and records during normal business hours at the Company’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determination of the EBITDA Amount for the applicable Calculation Period, and Parent shall provide the Stockholders’ Agent with reasonable access to its chief financial officer and other related employees who have relevant information. Prior to the expiration of the Earnout Review Period, Stockholders’ Agent may object to the Earnout Calculation set forth in the Earnout Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earnout Calculation Objection Notice”) to Parent. Any Earnout Calculation Objection Notice shall specify the items in the applicable Earnout Calculation disputed by Stockholders’ Agent and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute, in each case, to the extent known. If Stockholders’ Agent fails to deliver an Earnout Calculation Objection Notice to Parent prior to the expiration of the Earnout Review Period, then the Earnout Calculation set forth in the Earnout Calculation Statement shall be final and binding on the parties hereto. If Stockholders’ Agent timely delivers an Earnout Calculation Objection Notice, Parent Committee and Stockholders’ Agent shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the EBITDA Amount for the applicable Calculation Period. If Parent Committee and Stockholders’ Agent are unable to reach agreement within thirty (30) days after an Earnout Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earnout Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earnout Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Parent Committee and Stockholders’ Agent shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Parent Committee and Stockholders’ Agent, and not by independent review. The resolution of the dispute and the calculation of the EBITDA Amount that is the subject of the applicable Earnout Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Parent and Stockholders’ Agent in proportion to the amounts by which their respective calculations of the EBITDA Amount differ from the EBITDA Amount as finally determined by the Independent Accountant.

(c) Independence of Earnout Shares.  Parent’s obligation to issue the Earnout Shares to the Exchange Agent (for the benefit of the Merger Securityholders) with respect to each of the Calculation Periods in accordance with Section 1.13(a) is an independent obligation of Parent and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earnout Shares.

(d) Timing of Issuance of Earnout Shares.  Subject to Section 1.13(e), any Earnout Shares that Parent is required to issue pursuant to Section 1.13(a) shall be issued in full to the Exchange Agent (for the benefit of the Merger Securityholders) no later than 5 business days following the date upon which the determination of the EBITDA Amount for the applicable Calculation Period becomes final and binding upon the parties hereto as provided in Section 1.13(b)(ii) (including any final resolution of any dispute raised by Stockholders’ Agent in an Earnout Calculation Objection Notice) or, in the case of a Change of Control Transaction, upon the date which is no later than three (3) Business Days prior to the consummation of such Change of Control Transaction (such date, the “Earnout Issuance Date”).

(e) Right of Set-off.  In the event that it is finally determined (in accordance with Section 5(c) of the Escrow Agreement) that Parent is entitled to be indemnified for Damages pursuant to Section 10 and the Escrow Agreement, then if and to the extent the Escrow Shares are insufficient to fully indemnify Parent with respect to such finally determined Damages (the amount of such insufficiency, the “Shortfall Amount”), Parent shall have the right to withhold and set off against a number of Earnout Shares otherwise earned by the Merger Securityholders pursuant to Section 1.13(a) that have an aggregate value (assuming, for this purpose, a value per share of $8.36) equal to the Shortfall Amount. For the avoidance of doubt, if Parent becomes obligated to issue Earnout Shares pursuant hereto at a time when there is a Parent indemnification claim pending, which claim has not been finally determined, then Parent’s right to withhold and set-off as described herein shall not apply with respect to such earned Earnout Shares, and Parent shall issue such earned Earnout Shares promptly in accordance with the terms of Section 1.13(d).

(f) No Security.  The parties hereto understand and agree that (i) the contingent rights to receive any Earnout Shares shall not be represented by any form of certificate or other instrument, are not transferable, except as specifically provided herein or by operation of laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent or the Company; (ii) the Merger Securityholders shall not have any rights as a securityholder of Parent or the Company in respect of their contingent right to receive any Earnout Shares hereunder; and (iii) no interest is payable with respect to any Earnout Shares. Each Merger Securityholder acknowledges and agrees that (i) the payments set forth in this Section 1.13 are speculative and not guaranteed and subject to numerous factors outside the control of Parent and the Company; (ii) none of Parent, Parent’s Representatives, the Company nor any of their respective Affiliates has promised or projected, and no Merger Securityholder has relied on any statements regarding, any payments under this Section 1.13 or any projected EBITDA Amount for any period following the Closing; (iii) other than the express covenants and agreements contained in this Agreement, none of Parent, Parent’s Representatives, the Company nor any of their respective Affiliates owe any fiduciary duties or any other duties (express or implied) to maximize the EBITDA Amount in any applicable Calculation Period; and (iv) the parties hereto solely intend the express provisions of this Agreement to govern their contractual relationship.

SECTION 2. Representations and Warranties of the Company

The Company hereby represents and warrants, to and for the benefit of Parent, as follows:

2.1 Organization; Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. Each Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable) and has all requisite power and authority to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which it is so required under applicable Legal Requirements, except where the failure to do so, has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 2.1 of the Schedule of Exceptions sets forth each jurisdiction in which the Company and each Subsidiary is qualified.

2.2 Power; Authorization.  The Company has all requisite corporate power to enter into, execute and deliver this Agreement and each of the Transaction Agreements and to perform its obligations hereunder and thereunder, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Required Company Vote, and the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements have been duly authorized by all necessary action on the part of the Parent’s

Board of Directors. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery thereof by the other parties thereto, assuming the adoption of this Agreement by the Required Company Vote, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as the same may be limited by General Enforceability Exceptions. When each of the Transaction Agreements to which the Company is or will be a party has been duly executed and delivered by the Company, and assuming due execution and delivery thereof by the other parties thereto, such Transaction Agreements will constitute a legal, valid and binding obligation of the Company, enforceable in accordance with their respective terms, except as the same may be limited by General Enforceability Exceptions.

2.3 Non-Contravention.

(a) The execution and delivery by the Company of this Agreement and the Transaction Agreements and the performance and consummation of the transactions contemplated hereby and thereby do not and will not in any respect which would reasonably be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole: (i) violate (A) the organizational documents of the Company or any of its Subsidiaries, including, without limitation, the Restated Certificate or the Company’s bylaws (collectively, the “Charter Documents”), or (B) any judgment, order, writ, decree, ruling, charge, statute, rule, regulation or other restriction of any Governmental Body applicable to the Company or any of its Subsidiaries, (ii) except as set forth in Section 2.3 of the Schedule of Exceptions, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or Consent under, any Contract to which any of the Company or any of its Subsidiaries is a party or by which any of them are bound or to which any of their assets are subject, or (iii) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon any property, asset or revenue of the Company or any Subsidiary or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company or any Subsidiary, their respective businesses or operations, or their respective assets or properties.

(b) No Consent of, or notice to or filing with, any Governmental Body is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company and its Subsidiaries of this Agreement or the consummation of the transactions contemplated hereby and thereby, except for: (i) such Consents, notices or filings as may be required under applicable state securities or “blue sky” laws; and (ii) such Consents, notices or filings of Governmental Bodies listed in Section 2.3.(b) of the Schedule of Exceptions.

2.4 Capitalization.

(a) As of the date of this Agreement, the authorized and outstanding capital of the Company consists of:

(i) 35,000,000 shares of Company Common Stock, of which 31,141,183 shares are issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii) (A) an aggregate of 4,478,097 shares of Company Common Stock have been reserved for issuance under the 2002 Stock Option Plan, of which 300,000 are subject to issued and outstanding Company Options, and (B) an aggregate of 3,000,000 shares of Company Common Stock have been reserved for issuance under the 2012 Stock Option and Grant Plan, of which 1,250,000 are subject to issued and outstanding Company Options. All outstanding Company Options are subject to the terms, conditions and restrictions set forth in the applicable Company Option Plan. Except as set forth in Section 2.4(a)(iii) of the Schedule of Exceptions, the Company has not adjusted or amended the exercise price of any stock option previously awarded, whether through amendment, cancellation, replacement grant, repricing or otherwise.

(b) Section 2.4(b) of the Schedule of Exceptions sets forth the capitalization of the Company as of the date hereof, including all issued and outstanding shares of Company Common Stock, outstanding stock options, stock options or shares of Common Stock reserved but not yet granted under the applicable Company Option Plan, all preferred stock of the Company to be issued and outstanding as of such time, all accrued dividends due on each series of preferred stock of the Company currently outstanding, all warrants presently outstanding and any other stock purchase rights or convertible securities. Section 2.4(b) of the Schedule of Exceptions also provides as of the date hereof (i) an accurate and complete list of the name of and last address known by the Company of each Company Stockholder, (ii) the number and class of Company Capital Stock owned by such Company Stockholder, (iii) the name of the holder of each Company Option, (iv) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable, (v) the term of such Company Option, (vi) the vesting schedule for such Company Option and (vii) the exercise price per share of Company Common Stock purchasable under such Company Option.

(c) The Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock. Except as set forth in the Company Option Plans or as set forth on Schedule 2.4(c) of the Schedule of Exceptions, no stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or terms of such agreements or understandings, or the lapse of a Company repurchase right, upon the occurrence of any event or combination of events. Other than as set forth in Section 2.4 of the Schedule of Exceptions, the Company is not party to any other outstanding option, warrant, right (including conversion or preemptive rights and rights of first refusal or similar rights), proxy, voting, transfer restriction or stockholder agreement or agreement of any kind, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock. Except as set forth on Section 2.4(c) of the Schedule of Exceptions, (i) no person or entity has any right to acquire any securities of the Company or any option or warrant to acquire any securities of the Company based on any broker, finder or investment banking type relationship with the Company and (ii) no shares of Company Capital Stock are subject to a repurchase right held by the Company.

(d) All of the outstanding shares of Company Capital Stock have been issued in compliance in all material respects with all applicable federal, state and foreign securities laws and other Legal Requirements and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Company. All outstanding Company Options and other securities of the Company were duly authorized and have been granted or issued (as applicable) in compliance with all federal and state securities laws and other Legal Requirements and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Company. Except as set forth on Section 2.4(d) of the Schedule of Exceptions, there are no preemptive rights applicable to any shares of capital stock of the Company.

(e) Section 2.4(e) of the Schedule of Exceptions lists each of the Subsidiaries as of the date hereof, and for each Subsidiary (i) its name and place of organization, (ii) the number and type of any shares of capital stock of, or other equity or voting interest in, such Subsidiary that are outstanding, (iii) the names of the holders thereof and (iv) the number of shares or other equity interests held by each such holder. Except as set forth in Section 2.4(e) of the Schedule of Exceptions, the Company does not currently own or control, directly or indirectly, any interest in, or have the right to acquire directly or indirectly any interest in, any other corporation, partnership, trust, joint venture, limited liability company, association or other Entity. Except as set forth in Section 2.4(e) of the Schedule of Exceptions, all of the stock or other equity securities in each Subsidiary owned directly or indirectly by the Company is owned by the Company free and clear of any Encumbrance (except for Permitted Encumbrances). All of the outstanding stock or equity securities of each Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable and has been issued in compliance in all material respects with all applicable federal, state and foreign securities laws and other Legal Requirements and was not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Subsidiary. Except as set forth in Section 2.4(e) of the Schedule of Exceptions, no Subsidiary is party to any outstanding option, warrant, right (including conversion or preemptive rights and rights of first refusal or similar rights), proxy, voting, transfer restriction or stockholder agreement or agreement of any kind, orally or in writing, for the purchase or acquisition from it of any shares of its capital stock.

2.5 No Violation or Default; Compliance with Legal Requirements.  Except as set forth in Section 2.5 of the Schedule of Exceptions, neither the Company nor any Subsidiary is in violation of or default under, in each case, in any material respect, any provision of any Material Contract, or any federal or state judgment, order, writ, decree, statute, rule or regulation or other Legal Requirement applicable to it. The Company and each Subsidiary has complied in all material respect with each, and is not in material violation of any, applicable Legal Requirement to which it or its respective businesses, operations, employees, assets or properties are or have been subject. Neither the Company nor any Subsidiary has received written notice regarding any such material violation of, conflict with, or failure to comply with, any Legal Requirement. The Company and each Subsidiary has not, and to the Company’s knowledge, no agent, representative, contractor, officer, director, stockholder, member, employee or manager of the Company or any Subsidiary has, (A) acting at the direction or on behalf of the Company or any Subsidiary, made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Body, (B) acting at the direction of or on behalf of the Company or any Subsidiary, made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (C) acting at the direction or on behalf of the Company or any Subsidiary, has made or paid any improper foreign payment (as defined in Foreign Corrupt Practices Act of 1977, as amended).

2.6 Brokers or Finders.  Except as set forth in Section 2.6 of the Schedule of Exceptions, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.7 Litigation.  Except as set forth in Section 2.7 of the Schedule of Exceptions, there is no Legal Proceeding pending or, to the Company’s knowledge, currently threatened against the Company or any Subsidiary or any officer or director of the Company or any Subsidiary in such capacity. None of the Legal Proceedings set forth on Section 2.7 of the Schedule of Exceptions (a) questions the validity of this Agreement or the right of the Company to consummate the Merger and the other transactions contemplated hereby or (b) has had, or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any or its Subsidiaries nor, to the Company’s knowledge, any of their respective officers or directors, is a party to or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or Government Body. Except as set forth in Section 2.7 of the Schedule of Exceptions, there is no Legal Proceeding by the Company or any Subsidiary pending or which the Company or any Subsidiary has threatened in writing to initiate.

2.8 Title to Property and Assets; Inventory.

(a) Except as set forth in Section 2.8 of the Schedule of Exceptions, the Company and each of its Subsidiaries has good and valid title to, or a valid leasehold interest in, all of their material properties and assets used by them or located on their property free and clear of any Encumbrances except for Permitted Encumbrances. All such tangible assets have been maintained in accordance with normal industry practice and are in operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used.

(b) The Company’s inventory consists of products, which are in all material respects merchantable and fit for the purpose for which they were procured or manufactured.

2.9 Intellectual Property.

(a) All Registered Intellectual Property owned by the Company and its Subsidiaries is listed in Section 2.9(a) of the Schedule of Exceptions. The Company is (i) the true and lawful owner of the Registered Intellectual Property listed in Section 2.9(a) of the Schedule of Exceptions and (ii) exclusively owns or has valid and enforceable licenses to use pursuant to written license agreements all other material Company Intellectual Property used in the Business as currently conducted, in each case of (i) and (ii) above, free and clear of Encumbrances other than Permitted Encumbrances or as set forth in Section 2.9(a) of the Schedule of Exceptions.

(b) The Company and its Subsidiaries own or possess sufficient legal rights to all Company Intellectual Property as are necessary to the conduct of their respective businesses as now conducted, without any known conflict with, or material infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates any license or infringes any intellectual property rights of any other party.

(c) The Company and its Subsidiaries have taken commercially reasonable measures to maintain and protect the proprietary nature of the Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information that Company owns or for which it has such obligation.

(d) To the Company’s knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company. There is no pending or, to the Company’s knowledge, threatened Legal Proceeding asserting the invalidity, misuse or unenforceability of any Company Intellectual Property or IP Licenses, contesting ownership of any Company Intellectual Property or IP Licenses, or otherwise challenging any of the Company’s or its Subsidiaries’ rights in or use of the Company Intellectual Property or IP Licenses.

(e) Except for standard commercially available end-user, object code, internal-use software license and support/maintenance agreements, Section 2.9(e) of the Schedule of Exceptions sets forth (i) all outstanding options, licenses, or agreements of any kind relating to any material Company Intellectual Property owned by the Company or its Subsidiaries and (ii) any material options, licenses or agreements of any kind entered into by the Company or its Subsidiaries relating to the patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person (clauses (i) and (ii) collectively, the “IP Licenses”). Neither the Company nor any of its Subsidiaries has received any communications in writing alleging that the Company or any of its Subsidiaries has materially violated, diluted or infringed any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other Person.

2.10 [Intentionally Omitted]

2.11 Financial Statements; Accounting Controls.

(a) The Company has furnished to Parent (i) its audited consolidated financial statements (including balance sheet, income statement and statement of cash flows) as of December 31, 2011 and for the fiscal year ended December 31, 2011, (ii) its audited consolidated financial statements as of December 31, 2012 and for the fiscal year ended December 31, 2012, (iii) its audited consolidated financial statements as of December 31, 2013 and for the fiscal year ended December 31, 2013 and (iv) its unaudited financial statements as of July 31, 2014 (the “Balance Sheet Date”) and for the seven-month period ended July 31, 2014 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (“GAAP”), and are consistent in all material respects with the books and records of the Company and its Subsidiaries. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein, except with respect to the absence of footnotes in connection with all Financial Statements for the July 31, 2014 interim period. Except as set forth in the Financial Statements, neither the Company nor its Subsidiaries has any liabilities or obligations, contingent or otherwise, other than (1) liabilities incurred in the Ordinary Course of Business subsequent to the Balance Sheet Date, (2) liabilities set forth on Section 2.11(a) of the Schedule of Exceptions or (3) liabilities or obligations that do not in the aggregate exceed $1,000,000.

(b) As of the date hereof, neither the Company nor its Subsidiaries has any outstanding Indebtedness other than as set forth on Section 2.11(b) of the Schedule of Exceptions.

(c) The Company and its Subsidiaries maintain accounting controls and systems, consistent with similarly situated companies, which are sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements in conformity with generally accepted accounting principles and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Neither the Company nor any of its Subsidiaries, or any director or officer of the Company or any of its Subsidiaries, or to the knowledge of the Company, any auditor or accountant of the Company or any of its Subsidiaries, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

2.12 Changes.  Since the Balance Sheet Date, except for the transactions contemplated by this Agreement and except as otherwise set forth on Section 2.12 to the Schedule of Exceptions, there has not been:

(a) any Material Adverse Effect;

(b) any damage, destruction or loss of any material assets or property of the Company or its Subsidiaries, whether or not covered by insurance;

(c) any cancellation, waiver, release or compromise by the Company or any of its Subsidiaries of a valuable right or claim or of a material debt owed to it;

(d) any satisfaction or discharge of any material Encumbrance or payment of any material obligation by the Company or any of its Subsidiaries, except in the Ordinary Course of Business;

(e) any entry into any Contract (or series of related Contracts) by the Company of any of its Subsidiaries outside the Ordinary Course of Business;

(f) any material change in any compensation arrangement or agreement with any executive officer, Key Employee, independent contractor, consultant, director or stockholder of the Company or any Subsidiary;

(g) any sale, assignment, license or transfer by the Company or any of its Subsidiaries of any material Company Intellectual Property, IP Licenses or other intangible assets of the Company and its Subsidiaries;

(h) any sale, lease, transfer, assignment or transfer by the Company or any of its Subsidiaries of any material portion of its assets, other than for a fair consideration in the Ordinary Course of Business;

(i) any resignation or termination of employment of any executive officer or Key Employee of the Company or any of its Subsidiaries;

(j) any material change, except in the Ordinary Course of Business, in a contingent obligation of the Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;

(k) any mortgage, pledge, transfer of a security interest in, or Encumbrance, created by the Company or any of its Subsidiaries, with respect to any of its material properties or assets, except for Permitted Encumbrances;

(l) any loans or guarantees made by the Company or any of its Subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the Ordinary Course of Business;

(m) any declaration, setting aside, dividend, payment or other distribution in respect to any of the Company’s or its Subsidiaries’ capital stock or other securities, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company or any of its Subsidiaries;

(n) any issuance, sale, or other disposal of any of the Company’s or any Subsidiary’s capital stock or other securities, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any such capital stock or other securities;

(o) any written notice received that any material customer or material supplier has terminated or materially reduced, or threatened in writing to terminate or materially reduce, its purchases from or provision of products or services to the Company or any of its Subsidiaries;

(p) (i) establishment or adoption by the Company or any Subsidiary of any “employee benefit plan” (as such term is defined in ERISA §3(3)), (ii) amendment of any Company Plan in any material respect, or (iii) payment of any bonus, profit-sharing, cash incentive payment or similar payment to, or material increase in the rate of wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, executive officers or Key Employees;

(q) any change in the Company’s methods of accounting or accounting practices in any material respect;

(r) any material Tax election or change in Tax accounting method, amendment to any income or other material Tax Return, settlement or compromise of any material dispute or claim concerning any material Tax liability, waiver of any statute of limitations in respect of Taxes, or agreement to any extension of time with respect to a Tax assessment or deficiency, in each case with respect to the Company or any of its Subsidiaries;

(s) any material capital expenditure (or series of related capital expenditures) made by the Company and its Subsidiaries outside the Ordinary Course of Business;

(t) the issuance of any note, bond or other debt security by the Company or any of its Subsidiaries, or the creation, incurrence, assumption or guarantee of any Indebtedness by the Company or any of its Subsidiaries, other than in the ordinary course of business;

(u) any amendments to the Charter Documents;

(v) the entry into, termination or modification of any collective bargaining agreement (or otherwise becoming bound by the terms of any collective bargaining arrangement) by the Company or any of its Subsidiaries, or

(w) any agreement or binding commitment by the Company or any of its Subsidiaries to do any of the things described above.

2.13 Taxes.

(a) Each of the Company and its Subsidiaries has timely filed all income and other material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes owed by the Company and its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been paid. No claim has been made in writing by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements for the Balance Sheet Date (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date, as adjusted for operations and transactions through the Closing Date. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the Ordinary Course of Business.

(d) There is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which the Company or any of its Subsidiaries has knowledge.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any “parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law). Neither the Company nor any of its Subsidiaries has an obligation to “gross-up” and individual for excise taxes under Code §4999. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed on or prior to the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election under Code §108(i) made on or prior to the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355.

(i) Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code §6707A(c)(1) and Treasury Regulation §1.6011-4(b).

(j) No closing agreement is currently in force pursuant to Code §7121 (or any similar provision of state, local or non-U.S. Tax law) with respect to the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has obtained a ruling from any taxing authority with respect to any Tax which will have any effect after the Closing.

2.14 Insurance.  The Company has made available to Parent all insurance policies maintained by, at the expense of or for the benefit the Company or any Subsidiary. Except as set forth in Section 2.14 of the Schedule of Exceptions, (i) the Company has not received any written notice or other written communication regarding any actual or threatened (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy and (ii) no material claims have been under such insurance policies in the last three years. With respect to each such insurance policy: (A) to the Company’s knowledge, the policy is legal, valid, binding, enforceable, and in full force and effect; (B) none of the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Company’s knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. Section 2.14 of the Schedule of Exceptions describes any self-insurance arrangements affecting the Company and its Subsidiaries.

2.15 Employee Matters.

(a) Section 2.15(a) of the Schedule of Exceptions sets forth all employee benefit plans (within the meaning of Section 3(3) of ERISA) and any other employee benefit plan, program or arrangement maintained, established or sponsored by the Company or any Subsidiary, or in or to which the Company or any of its Subsidiaries participates or contributes, or with respect to which the Company or any of its Subsidiaries has any liability (each, a “Company Plan”). The Company and its Subsidiaries have timely made all required contributions to each Company Plan and have properly accrued for any contributions not yet due prior to the Closing with respect to any Company Plan. All premium payments with respect to any Company Plan required to be made for periods prior to the Closing have been made. The Company and each Subsidiary have complied in all material respects with the terms of each Company Plan and with all applicable Legal Requirements for any such Company Plan in all material respects.

(b) The Company, its Subsidiaries and each entity treated as a single employer with the Company or any Subsidiary pursuant to Code §414 (an “ERISA Affiliate”) do not participate in, contribute to, have any obligation to contribute to, or have any liability or contingent liability with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) or any defined benefit plan (as defined in Section 3(35) of ERISA) that is subject to Title IV of ERISA. No Company Plan is or has ever been subject to Title IV of ERISA or Code §412. Except as set forth in Section 2.15(b) of the Schedule of Exceptions, the Company and the Subsidiaries do not maintain, participate in, contribute to, have any obligation to contribute to, or have any liability or contingent liability with respect to any Company Plan which provides post-retirement health, accident or life insurance benefits to current or former employees or independent contractors, their spouses, dependents or beneficiaries, other than liability for health plan continuation coverage under health plan continuation coverage described in Part 6 of Title I(B) of ERISA or any similar state law (“COBRA”). The Company, its Subsidiaries and each ERISA Affiliate have complied in all material respects with the requirements of COBRA.

(c) There are no pending or, to the knowledge of the Company, threatened claims, actions or suits (other than routine claims for benefits) by, on behalf of, or against any Company Plan or any trusts which are associated with such Company Plans, or to the extent relating to any Company Plan, the plan sponsor, the plan administrator or, to the knowledge of the Company, any fiduciary of any Company Plan. To the knowledge of the Company, none of the Company Plans are under audit or investigation by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(d) With respect to each Company Plan, the Company has made available to Parent true, correct and complete copies, to the extent applicable, of (i) the plan and trust documents (including all amendments) and the most recent summary plan description and any summary of material modifications, (ii) the three most recent annual reports (Form 5500 series, including all schedules and attachments), (iii) the three most recent financial statements and actuarial reports, (iv) the most recent IRS determination, opinion, or advisory letter, (v) any material associated administrative agreements or insurance policies, (vi) all material correspondence with any Governmental Body from the past year, with respect to which the Company has any ongoing material obligation or liability, and (vii) all discrimination tests required under the Code or ERISA for the three most recent plan year.

(e) The Company and its employees have not committed a material breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA with respect to such Company Plan that would reasonably be expected to result in material liability to the Company. To the Company’s knowledge, no event has occurred and no condition exists with respect to any Company Plan that will subject Parent or any of its Affiliates, directly or indirectly (through indemnification or otherwise), to any material obligation or liability for (A) any breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA, (B) any transaction in violation of Section 406 of ERISA or any

“prohibited transaction” (as defined in Code §4975(c)(1)), or (C) any material penalty or fine under Section 502 of ERISA or Code §4071.

(f) Each Company Plan which is a “nonqualified deferred compensation plan” within the meaning of Code §409A was operated and administered between January 1, 2005 and December 31, 2008 in compliance in all material respects with a reasonable, good faith interpretation of Code §409A, and has been since January 1, 2009, in documentary and operational compliance with Code §409A in all material respects. Neither the Company nor any of its Subsidiaries has any obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Tax set forth under Code §409A(a)(1)(B).

(g) Each Company Plan that is intended to be qualified under Code §401(a) is the subject of a current favorable determination, opinion, or advisory letter upon which Parent may rely.

(h) The Company and its Subsidiaries have complied in all material respects with all applicable state and federal equal employment opportunity laws and with other Legal Requirements related to employment, including those related to wages, hours, worker classification, collective bargaining, and the payment and withholding of taxes and other sums as required by Legal Requirements. To the Company’s knowledge, no fact or event has occurred since the date of such letter from the IRS that would reasonably be expected to adversely affect the qualified status of any such Company Plan.

(i) Except as set forth in Section 2.15(i) of the Schedule of Exceptions, the consummation of the transactions contemplated by this Agreement and the Transaction Agreements will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Company Plan.

(j) To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or any of its Subsidiaries or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company or any of its Subsidiaries have an intention, as of the date of this Agreement, to terminate the employment of any Key Employee. Except as set forth in Section 2.15(j) of the Schedule of Exceptions, the employment of each employee of the Company or any of its Subsidiaries is terminable at the will of the Company or Subsidiary. Except as set forth in Section 2.15(j) of the Schedule of Exceptions or as required by Legal Requirements upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 2.15(j) of the Schedule of Exceptions, neither the Company nor any of its Subsidiaries has a policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(k) Each current and former employee, consultant and officer of the Company or any of its Subsidiaries has executed an agreement with the Company regarding confidentiality, proprietary information, and invention assignments and, except as set forth in Section 2.15(k) of the Schedule of Exceptions, to the Company’s knowledge, none of its employees, consultants or officers is in violation thereof.

(l) Since January 1, 2011: (i) neither the Company nor any of its Subsidiaries has been party to or bound by any collective bargaining agreement, labor contract, or other written or oral agreement or understanding with any union or labor organization covering wages, hours, or terms or conditions of employment; (ii) to the knowledge of the Company, (A) no union or labor organization claims to represent any employee of the Company or its Subsidiaries, and (B) there are no organizational campaigns, demands, petitions or proceedings pending or threatened in writing by any union, labor organization, or group of employees seeking recognition or certification as collective bargaining representative of any group of employees of the Company or its Subsidiaries; and (iii) neither the Company nor its Subsidiaries has experienced or been affected by any labor strike, work stoppage, or lockout with respect to its labor force and, to the knowledge of the Company, no labor strike, work stoppage or lockout has been threatened against the Company.

(m) To the Company’s knowledge, none of the officers, directors or Key Employees of the Company or any of its Subsidiaries has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property, (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company, or (iv) found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended or vacated.

2.16 Related-Party Transactions.

(a) Other than (i) payment of salary and employee benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) standard director and officer indemnification agreements approved by the Company’s Board of Directors in such form previously made available to Parent, (iv) the purchase of shares of the Company’s capital stock and the issuance of Company Options, in each instance, approved by the Company’s Board of Directors, (v) the transactions contemplated by this Agreement or the Transaction Agreements and (vi) the Contracts set forth on Section 2.16(a) of the Schedule of Exceptions, there are no Contracts or proposed transactions between the Company or any Subsidiary, on the one hand, and any officer, director, employee or any Affiliate of the Company or any Subsidiary, on the other hand.

(b) Other than as set forth on Section 2.16(b) of the Schedule of Exceptions, no employee, officer or director of the Company or any of its Subsidiaries (each, a “Related Party”) or member of such Related Party’s immediate family, or, to the Company’s knowledge, any corporation, partnership or other Entity in which such Related Party is an officer, director or partner, or in which such Related Party has an ownership interest or otherwise controls, is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them, other than in the case of reimbursement for expenses incurred on behalf of the Company or any of its Subsidiaries in the Ordinary Course of Business. To the Company’s knowledge, none of such Persons have any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation that competes with the Company or any of its Subsidiaries, except that Related Parties and members of their immediate families may own stock in (but not exceeding 2% of the outstanding capital stock of) publicly traded companies that may compete with the Company. To the Company’s knowledge, no Related Party or member of their immediate families is directly or indirectly interested in any Contract with the Company or any of its Subsidiaries.

2.17 Permits.  The Company and its Subsidiaries have all material franchises, permits, licenses and any similar authority necessary for the conduct of their respective businesses as currently conducted. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.18 Agreements; Actions.

(a) Except for this Agreement and the Transaction Agreements and as otherwise set forth in Section 2.18 of the Schedule of Exceptions, there are no Contracts to which, as of the date hereof, the Company or any of its Subsidiaries is a party or by which it is bound, that involve:

(i) the sale or purchase of finished goods, or other personal property, or for the furnishing or receipt of services involving more than $250,000 in the aggregate;

(ii) the grant of rights to manufacture, produce, assemble, license, market or sell its products to any other Person or affect the Company’s or any Subsidiary’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products;

(iii) leases of real property;

(iv) leases of personal property to or from any Person in an amount greater than $250,000;

(v) IP Licenses;

(vi) agreements concerning a partnership or joint venture;

(vii) agreements under which the Company or any Subsidiary has created, incurred, assumed, or guaranteed any Indebtedness or under which the Company or any Subsidiary has imposed an Encumbrance, other than a Permitted Encumbrance, on any of its assets, tangible or intangible;

(viii) agreements concerning non-competition, other than such agreements with employees, consultants and other third parties in the Ordinary Course of Business or agreements where the non-competition restrictions do not restrict the Company or its Subsidiaries;

(ix) agreements for the employment of any individual on a full-time, part-time, consulting, or other basis (including for services of independent contractors) providing annual compensation in excess of $150,000;

(x) agreements pursuant to which the Company or any Subsidiary has exclusivity rights with respect to any third party or such third party’s business or operations;

(xi) agreements that relate to the acquisition of any business, any stock of any other Person, any real property or all or substantially all of the assets of a Person (whether by merger, sale of stock, sale of assets or otherwise), in each case involving, or that would reasonably be expected to involve, consideration or value in excess of $1,000,000; or

(xii) settlement, conciliation or similar agreement with any Governmental Body.

To the extent any such Contract is oral, a summary of the material terms of such arrangement is set forth in Section 2.18 of the Schedule of Exceptions.

(b) Each Contract or other commitment that is required to be set forth in Section 2.18 of the Schedule of Exceptions (each, a “Material Contract”) is in full force and effect against the Company or any Subsidiary, in each case in accordance with its terms. True, correct and complete copies of all Material Contracts have previously been made available to Parent. With respect to each such Material Contract: (A) such Material Contract is the legal, valid, binding and enforceable obligation of the Company or a Subsidiary and is in full force and effect on identical terms following the consummation of the Merger; (B) to the Company’s knowledge, no party is in breach or default in any material respect, and no event has occurred that with notice or lapse of time would constitute a breach or default in any material respect, or permit termination, material modification, or acceleration, under such Material Contract; and (C) no party has repudiated any provision of such Material Contract.

2.19 Environmental and Safety Laws.  Except as set forth in Section 2.19 of the Schedule of Exceptions, (a) the Company and its Subsidiaries are and have been in material compliance with all Environmental Laws, (b) to the Company’s knowledge, there has been no release of any Hazardous Substance on, upon, into or from any site currently owned, leased or otherwise used by the Company or any of its Subsidiaries, (c) there have been no Hazardous Substances generated by the Company or any of its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States, and (d) to the Company’s knowledge, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company or any of its Subsidiaries, except for the storage of hazardous waste in compliance with Environmental Laws. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries, and their respective Affiliates, have obtained, and are in material compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of their facilities and the operation of their businesses. Neither the Company nor any of its Subsidiaries have received any written notice, report, order, directive, or other information regarding any actual or alleged violation of Environmental Laws or any liabilities arising under Environmental Laws, including any investigatory, remedial, or corrective obligations, relating to any of them, their businesses, or their past or current facilities.

2.20 Exclusive Rights.  Except as set forth on Section 2.20 of the Schedule of Exceptions, neither the Company nor any of its Subsidiaries has granted rights to distribute, market or sell its products or services to any other Person and is not bound by any agreement that affects or limits the Company’s or any Subsidiary’s exclusive right to distribute, market or sell its products and services. Neither the Company nor any of its Subsidiaries is subject to any agreement or other instrument which would materially restrict the ability of the Company or any of its Subsidiaries to (a) engage in any business (including its current business) in any manner or in any geographic area or (b) hiring or soliciting for hire any Person.

2.21 [Intentionally Omitted.]

2.22 Company Stockholder Approval.  The written consent of holders of a majority of the outstanding shares of Company Capital Stock, voting together as a single class, is required to approve the Merger, adopt this Agreement and approve the other Transaction Agreements (the “Company Stockholder Approval”). Other than the Company Stockholder Approval, there are no other votes of the holders of any class or series of the Company’s Capital Stock necessary with respect to such matters.

2.23 Real Property.

(a) The Company does not own, have an option to purchase, or have an obligation to purchase any real property.

(b) Section 2.23 of the Schedule of Exceptions sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property. The Company has made available to Parent a true and complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each Lease:

(i) with respect to the Company, the Lease is legal, valid, binding, enforceable and in full force and effect;

(ii) the possession and quiet enjoyment of the Leased Real Property by the Company and its Subsidiaries under such Lease has not been disturbed in any material respect;

(iii) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(iv) neither the Company nor any of its Subsidiaries has collaterally assigned or any interest therein; and

(v) there are no Encumbrances except as set forth in Section 2.23 of the Schedule of Exceptions or for Permitted Encumbrances on the estate or interest created by such Lease.

(c) The Leased Real Property identified in Section 2.23 of the Schedule of Exceptions comprises all of the real property used by the Company and any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any Contract or option to purchase any real property or interest therein.

(d) To the Company’s knowledge, all buildings, structures, fixtures, building systems and equipment and all components thereof included in the Leased Real Property are in good condition and repair in all material respects.

2.24 Health Care Matters.  Except as set forth in Section 2.24 of the Schedule of Exceptions:

(a) To the Company’s knowledge, none of the Company, its Subsidiaries or any of their respective Representatives has engaged in any activities which are prohibited under any Health Care Laws and which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the operations of the Company or its Subsidiaries. None of the Company nor any of its Subsidiaries has received notice of, and there are no pending or, to the Company’s knowledge, threatened Legal Proceedings relating to non-compliance by, or liability of, the Company or any of its Subsidiaries under any Health Care Laws. None of the Company nor any of its Subsidiaries is relying on any exemption from or deferral of any Health Care Law that would not be available to Parent after the Closing;

(b) the Company and its Subsidiaries have and maintain in full force and effect all material Health Care Permits that are material to the operations of the Company and its Subsidiaries. No suspension, cancellation, modification, revocation, or non-renewal of any Health Care Permit is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, no event has occurred and no circumstance exists that would reasonably be expected to result in the revocation, cancellation, non-renewal, or adverse modification of such Health Care Permit;

(c) the Company and its Subsidiaries meet all of the material requirements of participation, coverage, payment and continued possession of payment, and where applicable, are parties to valid supplier or other participation agreements for payment by, Medicare, Medicaid, TRICARE, any other state or federal government health care programs, government contracting agency, other public payor or other programs funded by any public payor (“Programs”) that are material for the business of the Company and its Subsidiaries, any private insurance company, health maintenance organization, preferred provider organization, managed care organization or other private third party payor program that is material for the business of the Company and its Subsidiaries;

(d) within the past three (3) years, none of the Company nor any of its Subsidiaries has received any written notice of any current, pending or outstanding Medicare, Medicaid or other Governmental Body reimbursement audits or demands relating to the Company or any of its Subsidiaries or any of their respective Representatives, that resulted in, or are reasonably expected to result in, any repayment, recoupment or offset in excess of $100,000 or would reasonably indicate a systemic non-compliance with applicable billing requirements;

(e) none of the Company nor any of its Subsidiaries (i) is a party to or subject to any corporate integrity agreement, deferred prosecution agreement, consent decree or similar memorandum of understanding or Contract with any Governmental Body, (ii) is subject to any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by any Governmental Body that is or would reasonably be expected to be, individually or together with any other order, judgment, injunction, award, decree or writ, material to the operations of the Company and its Subsidiaries, or (iii) within the past six (6) years has adopted any board resolutions at the request of any Governmental Body, in each case that restricts the conduct of its business or that impacts the management or operation of its business in any manner having a Material Adverse Effect, in each case, pursuant to Health Care Laws;

(f) to the Company’s knowledge, none of the Company or any of its Subsidiaries, nor any of their respective Representatives, has engaged in any activities which are likely to cause civil monetary penalties or mandatory or permissive exclusion from or other termination of any Program. All material reports, documents, claims, applications, and notices required to be filed, maintained or furnished to or with any Governmental Body or Program, have been so filed, maintained or furnished and all such reports, documents, claims, applications and notices were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent filing);

(g) each of the Company and its Subsidiaries has paid, caused to be paid, or notified the applicable parties of, all actually known and undisputed material refunds, overpayments, discounts or adjustments which have become due pursuant to any Health Care Laws or otherwise; and

(h) to the knowledge of the Company, all personnel providing services to patients are duly licensed and qualified to provide such services and are not otherwise excluded or debarred from participation in any Program.

2.25 Medicare; Medicaid; Legal and Billing Compliance.

(a) To the Company’s knowledge, during the past seven (7) years, all billing and documentation practices by the Company and its Subsidiaries for all Programs have complied in all material respects with all applicable Legal Requirements and agreements with all of such Programs.

(b) Section 2.25(b) of the Schedule of Exceptions sets forth as of the date hereof a list of dates of all material accreditation surveys, audits and investigations of the Company and its Subsidiaries and, to the knowledge of the Company, any of their respective current or former Representatives performed by any Governmental Body or pursuant to any order, judgment, injunction, award, decree or writ during the past seven (7) years (the “Company Investigations”). The Company has made available to Parent prior to the date of this Agreement copies of all written notices of material non-compliance, material requests for remedial action, impositions of material (individually or in the aggregate) fines, or return of material (individually or in the aggregate) overpayments received by the Company or any of its Subsidiaries (whether ultimately paid or otherwise resolved) from any Governmental Body or pursuant to any order, judgment, injunction, award, decree or writ at any time during the past four (4) years (the “Company Government Reimbursement Audits”). The Company and its Subsidiaries have prepared and submitted all corrective action plans required to be prepared and submitted by them in response to any Company Investigations or Company Government Reimbursement Audits and have implemented, in all material respects, all of the corrective actions described in such corrective action plans during the past seven (7) years.

(c) Neither the Company nor any of its Subsidiaries, and, to the knowledge of the Company, none of their respective current Representatives, have been convicted of, nor has the Company or any of its Subsidiaries been notified in writing that it has been indicted for or otherwise charged with, a Medicare, Medicaid or federal health care program, as defined in 42 U.S.C. §1320a-7b(f), related offense, an offense related to fraud against a health care program as defined in 42 U.S.C. §1320a-7(a)(3), or any other offense related to fraud or obstruction as defined in 42 U.S.C. §1320a-7(b)(1) and (2), nor has the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective current security holders or Representatives been debarred, excluded or suspended from participation in, or otherwise become ineligible to participate in, Medicare, Medicaid or any other federal health care program (whether or not listed on the Office of the Inspector General of the U.S. Department of Health and Human Services List of Excluded Individuals/Entities (LEIE) database or the U.S. General Services Administration’s Excluded Parties List System) or been subjected to any consent decree of, or criminal fine or criminal penalty imposed by, any Governmental Body.

(d) Each of the Company and its Subsidiaries has filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made thereto, that such Person was required to file with any Governmental Body, including state health and insurance regulatory authorities and any applicable federal regulatory authorities, and has paid all material fees and assessments due and payable in connection therewith during the past seven (7) years.

(e) Each of the Company and its Subsidiaries has (i) filed all material (individually or in the aggregate) reports, filings and billings required to be filed prior to the date hereof with respect to the Programs (all of which reports, filings and billings are complete and accurate in all material respects and comply in all material respects with applicable Legal Requirements) and (ii) paid, repaid, allowed to be offset or caused to be paid all material (individually or in the aggregate) known and undisputed refunds, overpayments, discounts or adjustments (other than pursuant to Explanation of Benefits (EOBs) issued in the Ordinary Course of Business) that have become due pursuant to such reports and billings. Other than as set forth in Section 2.25(e) of the Schedule of Exceptions, there are no pending or, to the knowledge of the Company, threatened appeals, adjustments, challenges, audits, inquiries, investigations, litigation or written notices of intent to audit with respect to such reports or billings where the amount in dispute is in excess of $100,000 or would reasonably indicate a systemic non-compliance with applicable billing requirements. Other than in connection with the adjudication of billings made in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice from any Governmental Body (or other Program having financial responsibility for the payment of claims) of any threatened or pending material (individually or in the aggregate) recoupment or set-off from the Company or any of its Subsidiaries under any Program. Neither the Company nor any of its Subsidiaries is currently subject to, or has been subjected to, any material Company-targeted pre-payment integrity review by any Program. The Company and its Subsidiaries have implemented and operationalized financial hardship, and indigent care practices, procedures and controls which are compliant with all Health Care Laws. The Company and its Subsidiaries have implemented a corporate compliance program in material compliance with the

OIG Compliance Program Guidance for the Durable Medical Equipment, Prosthetics, Orthotics and Supply Industry published by the Office of Inspector General of the Department of Health and Human Services and the federal sentencing guidelines.

2.26 Information Supplied.  None of the information supplied or to be supplied by the Company or any of the Company Stockholders expressly for inclusion in the Proxy/Registration Statement will, in the case of the definitive Proxy/Registration Statement (and any amendment or supplement thereto), (a) at the date of mailing of the definitive Proxy/Registration Statement (and any amendment or supplement thereto), (b) at the time of the Parent Stockholder Meeting or (c) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company or any Company Stockholder in writing expressly for inclusion in any of the filings made by Parent with the SEC or with any stock exchange or other regulatory authority will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

2.27 Disclaimer of Other Representations and Warranties.

(a) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF ITS REPRESENTATIVES, DIRECTORS, OFFICERS OR STOCKHOLDERS, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 2.

(b) Without limiting the generality of the foregoing, neither the Company, nor any representative of the Company, nor any of its employees, officers, directors or stockholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company and its Subsidiaries made available to Parent and Merger Sub, including due diligence materials, or in any presentation of the business of the Company and its Subsidiaries by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder and deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company and its representatives, are not and shall not be deemed to be or to include representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.

SECTION 3. Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

3.1 Organization; Qualification.  Each of Parent and Merger Sub is a corporation duly incorporated and validly existing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent’s business, financial condition or results of operations.

3.2 Power; Authorization.  Parent and Merger Sub have the requisite corporate power and authority to enter into and perform this Agreement and the Transaction Agreements to which it is a party and to consummate the transactions hereby and thereby, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Required Parent Vote. The execution and delivery of this Agreement by

Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, subject to, in the case of consummation of the Merger, the receipt of the Required Parent Vote and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as the same may be limited by General Enforceability Exceptions. When each of the Transaction Agreements to which Parent is or will be a party has been duly executed and delivered by Parent, and assuming due execution and delivery thereof by the other parties thereto, such Transaction Agreements will constitute a legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as the same may be limited by General Enforceability Exceptions.

3.3 No Conflict; Consents; Compliance with Law.

(a) The execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub are not prohibited by, and will not violate or conflict with, any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, or of any Legal Requirement or any order, writ, injunction or decree to which Parent or Merger Sub is subject, or any provision of any Contract to which Parent or Merger Sub is a party, except where any of the foregoing would not have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations, of Parent. No Consent of any Governmental Body is necessary on the part of Parent or Merger Sub for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement.

(b) Each of Parent and Merger Sub has complied in all material respects with all applicable Legal Requirements. Neither Parent nor Merger Sub has received any notice in writing regarding any material violation of, conflict with, or failure to comply with, any applicable Legal Requirement.

3.4 Valid Issuance.  All shares of Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and free of preemptive rights.

3.5 Capitalization.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $.0001 per share. As of the date hereof, 10,200,950 shares of Parent Common Stock are issued and outstanding and no shares of Parent’s preferred stock are issued and outstanding. All outstanding shares of Parent Common Stock are duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all applicable federal, state and foreign securities laws and other Legal Requirements and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of Parent.

(i) On or prior to the Closing Date, all of the Total Merger Shares (i) will be issued or have been issued in compliance with all applicable federal, state and foreign securities laws and other Legal Requirements and (ii) will not be issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of Parent.

(ii) Aside from the EarlyBird Option, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating Parent to issue or sell any additional shares of the capital stock of, or other equity interest in, Parent.

(b) Merger Sub.

(i) Parent holds of record and owns beneficially all of the outstanding shares of Merger Sub, free and clear of any Encumbrances. Other than Merger Sub, Parent does not currently own or control, directly or indirectly, any interest in, or have the right to acquire directly or indirectly any interest in, any other corporation, partnership, trust, joint venture, limited liability company, association or other Entity. All of the outstanding stock of Merger Sub has been duly authorized and validly issued and is fully paid and nonassessable, has been issued in compliance with all applicable federal, state and foreign securities laws and other Legal Requirements and was not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of Merger Sub. Merger Sub is not party to any outstanding option, warrant, right (including conversion or preemptive rights and rights of first refusal or similar rights), proxy, voting, transfer restriction or stockholder agreement or agreement of any kind, orally or in writing, for the purchase or acquisition from it of any shares of its capital stock.

(ii) Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Merger Sub has not engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement.

(c) Subsidiaries.  Parent has no subsidiaries other than Merger Sub.

(d) There are no bonds, debentures, notes or other indebtedness of either of Parent or Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock and/or shares of stock of Merger Sub, as applicable, may vote (“Parent Voting Debt”). Except as set forth in this Section 3.5 or Section 3.5(d) of the Schedule of Exceptions, and except for any obligations pursuant to this Agreement or any Transaction Agreement, there are no securities (including convertible and/or exchangeable securities), options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which any of Parent or Merger Sub is a party or by which it is bound (i) obligating such party, as applicable, to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause to be repurchased, redeemed or otherwise acquired, any Parent Voting Debt, equity securities of Parent or Merger Sub or any security convertible or exchangeable for any Parent Voting Debt or equity of Parent or Merger Sub, any such Person, (ii) obligating any such Person to issue, grant, extend or enter into, as applicable, any such security, option, warrant, call, right, commitment, agreement, arrangement, or undertaking, or (iii) that give any Person the right to receive any economic, voting or controlling interest of any nature in Parent or Merger and no such party has granted any share appreciation rights or any other rights the value of which is derived from the financial performance of any such party or the value of any equity of any of Parent or Merger Sub.

3.6 SEC Filings; Financial Statements.

(a) Parent has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it and its subsidiaries under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Documents”), and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date, together with any amendments, restatements or supplements thereto (collectively, the “Additional Parent SEC Documents ”). All Parent SEC Documents, any material correspondence from or to the SEC or the NASDAQ Stock Market, Inc. and all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any of the foregoing (such certifications and statements collectively being the “Certifications”) have been delivered to the Company in the form filed with the SEC or are available on EDGAR. As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents and the Additional Parent SEC Documents, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent maintains disclosure controls and procedures required by Rule 13(a)-15(e) or 15(d)-15(e) under the Exchange Act. To the knowledge of Parent, except as set forth in Section 3.6 of the Schedule of Exceptions, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the balance sheets (including the related notes) included in the Parent SEC Documents fairly presented in all material respects the financial position of Parent as of the respective dates thereof, and the other related financial statements (including the related notes) included therein fairly presented in all material respects the results of operations, changes in stockholders’ equity and cash flows of Parent for the respective periods or as of the respective dates set forth therein. The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Each of the balance sheets and statements of operations and cash flows (including the related notes) included in the Parent SEC Documents has been prepared in all material respects in accordance with GAAP, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments. No financial statements other than those of Parent and its subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent.

(c) Neither Parent nor any of its subsidiaries, or any director or officer of Parent or any of its subsidiaries, or to the knowledge of Parent, any auditor or accountant of Parent or any of its subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices.

(d) None of Parent’s subsidiaries have ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(e) Parent and its subsidiaries do not now conduct and have not ever conducted any business or operations and have not engaged in any other material transaction other than valuation and pursuit of business combination transactions such as the Merger and any related transactions set forth in the Parent SEC Documents.

(f) None of Parent or any of its subsidiaries has any liabilities of any nature, except for (i) liabilities incurred in connection with the transactions contemplated by this Agreement and the Transaction Agreements, (ii) liabilities under the Contracts described in the Parent SEC Documents or otherwise described in the Parent SEC Documents and (iii) liabilities that would not reasonably be expected to have a material impact on Parent.

(g) No representation or warranty in this Section 3.6 is being given with respect to any information relating to the Company or its Subsidiaries or their Affiliates contained in the Additional Parent SEC Documents.

3.7 Parent Vote Required.  The vote of such holders of shares of Parent Common Stock as set forth in the Proxy/Registration Statement is required to approve the Parent Voting Matters (collectively, the “Required Parent Vote”). Other than the Required Parent Vote, there are no other votes of the holders of Parent Common Stock or of any other class or series of the capital stock of Parent necessary with respect to such matters.

3.8 Trust Account.  As of the date hereof, Parent has at least $63,000,000 of funds held in the Trust Account established for the benefit of the public stockholders of Parent, such monies being invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust with the Trustee pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to the certificate of incorporation of Parent and those Persons to be paid on or after the Closing in connection with the Trust Account Deductions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and franchise taxes and expenses from any interest income earned in the Trust Account, (y) to pay for working capital requirements from interest income earned on the Trust Account and (z) to purchase shares of Parent Common Stock sold in Parent’s initial public offering in accordance with the provisions of Parent’s certificate of incorporation as set forth in Parent’s filings with the SEC. Upon consummation of the transactions contemplated by this Agreement and notice thereof to the Trustee, the Trustee shall thereupon be obligated to release as promptly as practicable all funds held in the Trust Account to the Surviving Corporation, at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering who shall have exercised their rights to cause Parent to redeem their shares of Parent Common Stock for cash pursuant to Parent’s certificate of incorporation; (ii) to the underwriters in Parent’s initial public offering and other designated Persons, representing deferred underwriting commissions and discounts payable upon consummation of the transactions contemplated by this Agreement and certain advisory fees; (iii) to third parties (e.g. professionals, printers, etc.) who have rendered services to Parent and Merger Sub; (iv) to officers and directors of Parent for repayment of loans made by such officers and directors to fund Parent’s working capital expenses; and (v) to any other Person in respect of any fees or expenses incurred by Parent in connection with the transactions contemplated by this Agreement (all such liabilities and obligations, including without limitation those described in the preceding clauses (i) through (v), the “Trust Account Deductions”); provided, further, that, after payment of all the aforementioned liabilities and obligations from the Trust Account, the remaining monies in the Trust Account shall, as a result of the transactions contemplated by this Agreement, become an asset of Parent at and after the Effective Time. As of the Effective Time, those obligations of Parent to dissolve or liquidate within a specified time period as contained in Parent’s certificate of incorporation will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated by this Agreement, and no Parent Stockholder shall be entitled to receive any amount from the Trust Account or the Surviving Company except, with respect to the Trust Account only, to the extent such stockholder has exercised its right to cause Parent to redeem such stockholder’s shares of Parent Common Stock for cash pursuant to Parent’s certificate of incorporation.

3.9 Brokers or Finders.  Except as set forth in Section 3.9 of the Schedule of Exceptions, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

3.10 Investment Company Act.  Parent is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

3.11 Absence of Certain Changes or Events.  Since the date of Parent’s incorporation, (a) there has not been any change, effect, event or occurrence that has had or would reasonably be expected to have a material adverse effect on Parent, (b) each of Parent and Merger Sub has conducted its business only in the ordinary course of business consistent with past practice and (c) there has not been any circumstance, action or activity which, if taken after the date hereof, would be a violation of Section 5.2.

3.12 Litigation.  None of Parent, Merger Sub or, to Parent’s knowledge, any of their respective officers or directors in such capacity, is a party to or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Body. There is no Legal Proceeding pending or, to Parent’s knowledge, currently threatened against Parent or Merger Sub or any of their respective officers or directors in such capacity.

3.13 Employee Matters.  Other than the current officers of Parent and Merger Sub set forth in the Parent SEC Documents, neither Parent nor Merger Sub has ever had any employees. Other than (i) reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account and (ii) repayment of loans made by Parent’s officers and directors to fund Parent’s working capital expenses, Parent does not have any unsatisfied liability with respect to any employee. A true and complete list as of the date of this Agreement of all loans made to Parent is set forth in Section 3.13 of the Schedule of Exceptions. Neither Parent nor Merger Sub maintains, sponsors or has any liability or potential liability with respect to any Employee Benefit Plan.

3.14 Indebtedness.  Except as set forth in Section 3.14 of the Schedule of Exceptions, Parent does not have any Indebtedness.

3.15 Listing.  The Parent Common Stock is listed on the NASDAQ Stock Market. There is no action or proceeding pending or, to Parent's Knowledge, threatened against Parent by the NASDAQ Stock Market with respect to any intention by such entity to prohibit or terminate the listing of the Parent Common Stock on the NASDAQ Stock Market.

3.16 Affiliate Transactions.  Except as set forth in Section 3.16 of the Schedule of Exceptions, other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of Parent or (iii) with respect to any Person's ownership of capital stock or other securities of Parent, there are no Contracts or arrangements under which there are any existing or future liabilities or obligations between Parent, on the one hand, and, on the other hand, any (y) present or former manager, employee, officer or director of Parent or any of its subsidiaries or (z) record or beneficial owner of the outstanding Parent Common Stock as of the date hereof.

3.17 Information in Proxy/Registration Statement.  Parent represents that none of the information supplied by Parent for inclusion in the Proxy/Registration Statement, at (i) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (ii) the time of the Parent Stockholders’ Meeting, or (iii) the Merger Effective Time, contains any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Parent in writing expressly for inclusion in any of the filings made by Parent with the SEC or with any stock exchange or other regulatory authority will, at the time filed with the SEC, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy/Registration Statement (except for such portions thereof that relate only to the Company or its Subsidiaries) shall comply in all material respects with the applicable provisions of the Exchange Act.

3.18 Parent Contracts.  Except as set forth on Section 3.18 of the Schedule of Exceptions, neither Parent nor Merger Sub is party to any Contract (other than nondisclosure agreements (containing customary terms) to which Parent is a party that were entered into in the ordinary course of its business).

3.19 Taxes.

(a) Each of Parent and Merger Sub has timely filed all income and other material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes owed by Parent and Merger Sub (whether or not shown or required to be shown on any Tax Return) have been paid. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of Parent or Merger Sub that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Neither Parent nor Merger Sub is a party to or bound by any Tax allocation or sharing agreement (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes). Neither Parent nor Merger Sub (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was Parent) or (B) has any liability for the Taxes of any Person (other than Parent or Merger Sub) under

Treasury Regulation §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

3.20 Inspection; No Other Representations.  Each of Parent and Merger Sub is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company and its Subsidiaries as contemplated hereunder. Each of Parent and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Parent and Merger Sub have received all materials relating to the business of the Company and its Subsidiaries that they have requested and have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company hereunder or to otherwise evaluate the merits of the transactions contemplated hereby. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that (a) the Company does not make any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent or Merger Sub of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to Parent or Merger Sub or their counsel, accountants or advisors with respect to the Company, its Subsidiaries or any of their respective businesses, assets, liabilities or operations, in each case of subclauses (i) and (ii) except as expressly set forth in Section 2, and (b) neither Parent nor Merger Sub has relied or will rely upon any of the information described in subclauses (i) and (ii) of clause (a) above or any other information, representation or warranty, except those representations or warranties set forth in Section 2 hereof, in negotiating, executing, delivering and performing this Agreement and the transactions contemplated hereby.

3.21 Disclaimer of Other Representations and Warranties.

(a) NONE OF PARENT, MERGER SUB OR ANY OF ITS REPRESENTATIVES, DIRECTORS, OFFICERS OR STOCKHOLDERS, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT OR MERGER SUB OF THE BUSINESS OF PARENT OR MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3.

SECTION 4. Certain Covenants of the Company and The Subsidiaries

4.1 Access and Investigation.  During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement (the “Pre-Closing Period”), the Company and its Subsidiaries shall, and shall cause its Representatives to, provide Parent and Parent’s Representatives with: (a) full access to its personnel, premises, properties and assets and to all existing books, records, Tax Returns for taxable periods for which the period of limitations for assessment remains open, work papers and other documents and information relating to the Company and its Subsidiaries; (b) copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries; and (c) such additional financial, operating and other data and information regarding the Company and its Subsidiaries as Parent may request; provided the same does not (i) unduly disrupt the conduct of the Company’s and the Subsidiaries’ business, (ii) violate any law, fiduciary duty, order, contract or permit applicable to the Company or any Subsidiary, or (iii) jeopardize any attorney-client or other legal privilege.

4.2 Company Operations.

(a) During the Pre-Closing Period, the Company and its Subsidiaries shall:

(i) conduct their businesses and operations in the Ordinary Course of Business and in substantially the same manner as such businesses and operations have been conducted prior to the date of this Agreement;

(ii) use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and maintain their relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with them; and

(iii) keep in full force all insurance policies identified in Section 2.14 of the Schedule of Exceptions;

(b) Without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed, during the Pre-Closing Period, (1) except as set forth in Section 4.2(b) of the Schedule of Exceptions, (2) as expressly required by this Agreement or any Transaction Agreement or (3) to the extent required by applicable Legal Requirement:

(i) the Company shall not declare or pay any dividends to its stockholders;

(ii) the Company shall not acquire, or sign an agreement to acquire, the stock, assets or business of a single company or group of related companies, or the stock, assets or businesses of a group of unrelated companies in the aggregate, if doing so would require that the financial statements of any or all of the acquired businesses be included in the Proxy/Registration Statement;

(iii) neither the Company nor any Subsidiary shall form any Subsidiary or acquire any equity interest or other interest in any other Entity, in each case to the extent such formation or acquisition would impact the PCAOB-compliant audited financial statements of the Company to be delivered to Parent pursuant to Section 4.11;

(iv) the Company shall not amend or waive any of its rights under (i) any provision of the Company Option Plans, (ii) any provision of any agreement evidencing any outstanding option or right to purchase equity securities of the Company, or (iii) any provision or any restricted stock purchase agreement;

(v) neither the Company nor any Subsidiary shall enter into, or permit any of the assets owned or used by it to become bound by, any Contract requiring the Consent of any other party to such Contract to consummate the Merger or the other transactions contemplated by this Agreement, other than Leases which the Company enters into or becomes bound by in the Ordinary Course of Business;

(vi) neither the Company nor any Subsidiary shall (i) lend money to any Person (except that the Company may make routine travel advances to employees in the Ordinary Course of Business) or (ii) incur or guarantee any Indebtedness, except in connection with the acquisition of a business (subject to Sections 4.2(b)(ii) and (iii) above) or by drawing on available lines of credit existing as of the date hereof in the Ordinary Course of Business;

(vii) neither the Company nor any Subsidiary shall hire any new employee, consultant or independent contractor whose compensation is in excess of $250,000 per annum;

(viii) neither the Company nor any Subsidiary shall take any other action, or enter into any transaction of the sort, set forth in Section 2.12 above; and

(ix) neither the Company nor any Subsidiary shall agree or commit to take any of the actions described in clauses “(i)” through “(viii)” above.

4.3 Notification.  Prior to the Closing, the Company shall promptly notify Parent in writing of all events, circumstances, facts and occurrences (i) of which it has knowledge, (ii) which have arisen subsequent to the date of this Agreement, and (iii) which would result in a breach of any representation or warranty or covenant of the Company in this Agreement to such a degree that the conditions to closing set forth in Section 7.1 or Section 7.2 would not be satisfied.

4.4 Exclusivity.  Neither the Company nor any of the Subsidiaries will, directly or indirectly: (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company will notify Parent promptly if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

4.5 Public Announcements.  From and after the date of this Agreement, the Company shall not (i) issue any press release regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement or (ii) make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, in each case without Parent’s prior written consent. The Company shall not provide any written materials (including by email) to its employees generally (or to any subset thereof), or to its customers or partners generally (or to any subset thereof), regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

4.6 Trust Account Waiver.  Each of the Company and the Subsidiaries acknowledges and agrees that Parent is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. Each of the Company and the Subsidiaries acknowledges and agrees that Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. For and in consideration of Parent and Merger Sub entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company and the Subsidiaries, on behalf of itself and any of their respective managers, directors, officers, affiliates, members, stockholders, trustees, hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any such claims against Parent or Merger Sub arising under this Agreement. For the avoidance of doubt, the foregoing waiver by the Company shall not in any manner limit or modify the Company’s rights or remedies against the Parent’s Sponsors pursuant to the Sponsor Guaranty.

4.7 Notices and Consents.  The Company and its Subsidiaries shall give any notices to third parties referred to in Section 2.3 of the Schedule of Exceptions, and shall use commercially reasonable efforts to obtain any third-party Consents set forth in Section 2.3 of the Schedule of Exceptions; provided, however, that neither the Company nor any Subsidiary shall have any obligation to offer or pay any consideration in order to obtain any such consents.

4.8 Company Stockholder Approval.

(a) Immediately following the effectiveness of the Proxy/Registration Statement, the Board of Directors of the Company shall submit this Agreement for adoption by the Company Stockholders by written consent and recommend that the Company Stockholders adopt this Agreement, and shall include in such submissions sent to Company Stockholders a copy of the Proxy/Registration Statement. The Company shall use commercially reasonable efforts to obtain Company Stockholder Approval as promptly as practicable.

(b) After the Company Stockholder Approval has been obtained, the Company shall send, pursuant to Sections 228 and 262(d) of the DGCL, a written notice to all Company Stockholders that did not execute the written consent under which the Company Stockholder Approval was obtained, informing them that this Agreement was adopted and that appraisal rights are available for their Company Capital Stock pursuant to Section 262 of the DGCL.

4.9 Certain Company Covenants Related to Proxy/Registration Statement and Additional Parent Filings. The Company acknowledges that a substantial portion of the Proxy/Registration Statement and certain other forms, reports and other filings required to be made by Parent under the Exchange Act in connection with the transactions contemplated hereby (including, without limitation, a current report on Form 8-K required to be filed after the Closing regarding these transactions sometimes referred to as a “Super 8-K”) (collectively,

“Additional Parent Filings”) shall include disclosure regarding the Company and its Subsidiaries and their management, operations and financial condition. Accordingly, the Company agrees to promptly provide Parent with all information concerning the Company, its Subsidiaries and their management, operations and financial condition, in each case, required to be included in the Proxy/Registration Statement and Additional Parent Filings. The Company and its Subsidiaries shall make their managers, directors, officers and employees available to Parent and its counsel in connection with the drafting of the Proxy/Registration Statement and responding in a timely manner to comments on the Proxy/Registration Statement from the SEC.

4.10 Affiliated Transactions.  The Company shall cause all of the Contracts which are required to be set forth in Sections 2.16(a) and (b) of the Schedule of Exceptions to be terminated at or prior to the Closing, other than those documents set forth on Section 4.10 of the Schedule of Exceptions.

4.11 Audited Financial Statements.  The Company shall use commercially reasonable efforts to deliver to Parent (as soon as practicable after the date hereof) a copy of the Company’s PCAOB-compliant consolidated audited financial statements for the fiscal years ended December 31, 2012 and December 31, 2013. To the extent necessary, the Company shall use commercially reasonable efforts to deliver to Parent a copy of the Company’s PCAOB-compliant consolidated audited financial statements for the end of any other fiscal year where audited financial statements for such fiscal year are required to be provided in the Proxy/Registration Statement pursuant to the applicable requirements of the Exchange Act, Regulation S-X and the rules and regulations of the SEC.

SECTION 5. Certain Covenants of Parent

5.1 Proxy/Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent shall file with the SEC a proxy and registration statement in connection with the transactions contemplated by this Agreement (the “Proxy/Registration Statement”), which Proxy/Registration Statement shall comply as to form in all material respects with the applicable requirements of the Securities Act, Exchange Act, the DGCL and NASDAQ rules, for the purpose of (i) soliciting proxies from Parent Stockholders for the purpose of obtaining the Required Parent Vote at the Parent Stockholder Meeting to be called and held for such purpose and (ii) registering the securities of Parent to be issued in connection with the transactions contemplated by this Agreement.

(b) As soon as practicable following its clearance by the SEC, Parent shall cause a copy of the Proxy/Registration Statement to be delivered to each Parent Stockholder who was a Stockholder as of the Parent Record Date and, as promptly as practicable thereafter, Parent shall use commercially reasonable efforts to hold the Parent Stockholder Meeting and to solicit from each Parent Stockholder a proxy or vote in favor of proposals to approve (i) the principal terms of the Merger and the adoption of this Agreement, (ii) the authorization and adoption of the Parent 2014 Equity Incentive Plan, (iii) the election to Parent’s Board of Directors of the directors identified on Exhibit D and (iv) the other proposals submitted to the vote of the Parent Stockholders in the Proxy/Registration Statement (collectively, the “Parent Voting Matters”). Parent shall, through Parent’s Board of Directors, recommend to its stockholders that they vote in favor of the Parent Voting Matters and shall include such recommendation in the Proxy/Registration Statement. Parent shall set a record date (the “Parent Record Date”) for determining the Parent Stockholders entitled to attend a meeting of the Parent Stockholders to vote on the Parent Voting Matters (the “Parent Stockholder Meeting”).

(c) No amendment or supplement to the Proxy/Registration Statement will be made by Parent without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed, provided that such approval shall not be required for any amendment or supplement that is required by the SEC or Legal Requirement) and Parent shall promptly transmit any such amendment or supplement to Parent Stockholders, if at any time prior to the Parent Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy/Registration Statement. Parent will advise the Company promptly when the Proxy/Registration Statement has been approved by the SEC or any supplement or amendment has been filed, or the issuance of any stop order, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

5.2 Parent Operations.  During the Pre-Closing Period, Parent shall conduct its business and operations in the Ordinary Course of Business and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement. Without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed, during the Pre-Closing Period, (i) except as set forth in Section 5.2 of the Schedule of Exceptions, (ii) as expressly required by this Agreement or any Transaction Agreement or (iii) to the extent required by applicable Legal Requirement:

(a) Parent shall not sell, issue or authorize the issuance of (i) any capital stock or other security (other than upon exercise of the EarlyBird Option or in connection with any loans made by Parent’s officers and directors to Parent to fund working capital expenses), (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security, in each case other than entry into agreements for issuances and sales of shares of Parent Common Stock (or securities convertible into or exchangeable for shares of parent Common Stock) at the Closing for a purchase price per share greater than or equal to the Parent Share Price;

(b) Parent shall not amend or permit the adoption of any amendment to any of its charter documents;

(c) Parent shall not enter into any agreement, understanding or arrangement with respect to the voting of the Parent Common Stock;

(d) Parent shall not create any Subsidiary or acquire or sign an agreement to acquire, the stock, assets or business of a single company or group of related companies, or the stock, assets or businesses of a group of unrelated companies in the aggregate;

(e) Parent shall not adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(f) Parent shall not amend or waive any of its rights under (i) any provision of any agreement evidencing any outstanding option or right to purchase equity securities of Parent, or (ii) any provision or any restricted stock purchase agreement.

(g) Parent shall not declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or other assets) or payment with respect to any shares of capital stock, any Parent Common Stock or other securities (or set any record date therefor);

(h) Parent shall not enter into, or permit any of the assets owned or used by it to become bound by, any Contract requiring the Consent of any other party to such Contract in connection with the Merger or the other transactions contemplated by this Agreement;

(i) Parent shall not, split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or other Equity, or any of its other securities (other than acquisitions of shares of Parent Common Stock from holders of Parent Common Stock who properly exercise their redemption rights in accordance with the charter documents of Parent);

(j) Parent shall not lend money to any Person (except that Parent may make routine travel advances to employees in the Ordinary Course of Business) or (ii) incur or guarantee any indebtedness for borrowed money in excess of $250,000;

(k) Parent shall not increase in any manner the compensation of benefits payable or to become payable to any of its current or former officers, directors, employees, consultants or independent contractors;

(l) Parent shall not hire any new employee, consultant or independent contractor whose compensation is in excess of $75,000 per annum;

(m) Parent shall not make or commit to make any capital expenditures;

(n) Parent shall not initiate, compromise or settle any Legal Proceeding;

(o) Parent shall not engage in any transactions with its Affiliates, except as may be required to fund expenses for the Merger or other working capital requirements of Parent and Merger Sub;

(p) Parent shall not file, amend or change any material Tax election or change any Tax accounting method, amend any material Tax Return, settle or compromise any material dispute or claim concerning any material Tax liability, waive any statute of limitations in respect of Taxes, or agree to any extension of time with respect to a Tax assessment or deficiency, in each case with respect to Parent and the Merger Sub;

(q) Parent shall not take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Body to be obtained in connection with this Agreement;

(r) Parent shall not use any portion of the Trust Account to acquire shares of Parent Common Stock or other securities of Parent, other than acquisitions of shares of Parent Common Stock from holders thereof who have properly exercised their redemption rights in accordance with the Parent’s certificate of incorporation; or

(s) Parent shall not agree or commit to take any of the actions described in clauses “(a)” through “(r)” above.

5.3 Public Announcements.  From and after the date of this Agreement, except to the extent required by the Securities Act and the Exchange Act, Parent shall not (i) issue any press release regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement or (ii) make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, in each case without the Company’s prior written consent.

5.4 Indemnification Agreements.  Prior to the Closing, Parent shall enter into an indemnification agreement with each of the individuals who will be directors of Parent immediately following the Closing, each in such form satisfactory to Parent and the Company.

5.5 Distribution of Trust Account.  Upon the consummation of the Merger and after the payment of (i) Trust Account Deductions, (ii) the fees and expenses of the Company to be paid for by Parent or otherwise incurred by Parent on behalf of the Company under this Agreement and (iii) the cost of purchasing the Parent D&O Policy pursuant to Section 5.7(b), 100% of the remaining funds in the Trust Account shall be contributed by Parent to the Company within ten (10) business days after the Trustee distributes such funds to Parent.

5.6 Listing of Parent Common Stock.  Parent will use its commercially reasonable efforts to cause the shares of Parent Common Stock that will be issued in connection with the Merger and the transactions contemplated hereby to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance, prior to the Effective Time.

5.7 Indemnification of Directors and Officers.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (the “D&O Indemnified Party”) as provided in their respective certificate or articles of incorporation or bylaws or other organizational documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Party and Company, in each case as in effect on the date of this Agreement, shall survive the Merger and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Legal Requirement. For a period of six (6) years after the Effective Time, Parent shall cause the certificate of incorporation, bylaws and other organizational documents of Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Parties than are set forth as of the date of this Agreement in the certificate of incorporation, bylaws and other organizational documents of the Company to the extent permitted by applicable Legal Requirement.

(b) On or prior to the Effective Time, Parent shall obtain binding policies for run-off coverage for (i) the Company’s directors and officers in a form acceptable to the Company (the “Company D&O Policy”) and (ii) Parent’s directors and officers in a form acceptable to Parent (the “Parent D&O Policy” and together with the Company D&O Policy, the “Policies”), which Policies shall provide such respective directors and officers with coverage for six (6) years following the Effective Time in an amount not less than the existing coverage of the Company and Parent, respectively, and that shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company or Parent, respectively. Parent shall, and shall cause the Surviving Corporation to (as applicable), maintain such Policies in full force and effect, and continue to honor the obligations thereunder. At the Closing, Parent shall pay all premiums with respect to the Parent D&O Policy. After the Effective Time, Parent shall timely pay all premiums with respect to the Company D&O Policy.

(c) The provisions of this Section 5.7 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, Parent’s directors and officers and their respective heirs and representatives.

5.8 Notification.  Prior to the Closing, Parent shall promptly notify the Company in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty or covenant of Parent in this Agreement such that any of the conditions contained in Section 8.1 or Section 8.2 would not be satisfied.

5.9 Request for Extension.  In the event that it becomes reasonably likely that all of the conditions to closing set forth in Section 7 and Section 8 will not have been satisfied and/or duly waived on or prior to December 25, 2014 (other than those conditions to be satisfied on the Closing Date and capable of being satisfied on such date) in order to allow for the Merger to be consummated prior to the Parent’s Termination Date (as such term is defined in Article Fifth of the Parent’s amended and restated certificate of incorporation), then Parent covenants that it shall promptly and diligently solicit its stockholders to approve an amendment to its amended and restated certificate of incorporation for the sole purpose of changing the Termination Date (as defined therein) from December 26, 2014 to February 26, 2015 or such earlier date as Parent and the Company may mutually determine, and Parent further covenants that it shall take any and all other corporate action necessary to cause such charter amendment to be duly filed and effective (subject to its receipt of the requisite stockholder approval) no later than December 26, 2014.

SECTION 6. Covenants of Company, The Subsidiaries and Parent.

6.1 Cooperation.  From and after the date hereof, each of the Company and Parent will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Sections 7 and 8). Without limiting the foregoing, the Company shall, and shall cause its Subsidiaries and each of their respective officers, employees and non-employee representatives to, use its reasonable best efforts to provide to Parent such customary cooperation requested by Parent in connection with the solicitation of proxies for the Parent Stockholder Meeting and/or the holding or purchase of shares of Parent Common Stock, in each case related to the transactions contemplated hereby, including, without limitation, attending and participating in such presentations, meetings and roadshows requested by Parent and providing such information, financial or otherwise, requested by Parent in connection therewith.

6.2 Updates to Proxy/Registration Statement.  If at any time prior to the Effective Time, any information relating to Parent, the Company or its Subsidiaries, or any of their respective subsidiaries, affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy/Registration Statement should be discovered by Parent or the Company, as applicable, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Legal Requirements, disseminated to the stockholders of Parent; provided, however, that no information received by the Company or Parent pursuant to this Section 6.2 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other party, and no such information shall be deemed to change, supplement or amend the Schedule of Exceptions.

SECTION 7. Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of the Company’s Representations.

(a) The representations and warranties of the Company set forth in this Agreement (other than Fundamental Representations) shall be true, correct and complete in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of such dates without giving effect to any qualification and limitations as to “materiality” or “Material Adverse Effect” set forth therein, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) All of the Company’s Fundamental Representations in this Agreement shall be true, correct and complete in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

7.2 Performance of Covenants.  All of the covenants and obligations that the Company or any of its Subsidiaries is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Parent Stockholder Approval.  The Required Parent Vote shall have been obtained.

7.4 Required Consents; Governmental Consents.  All third party Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement as set forth in Section 7.4 of the Schedule of Exceptions shall have been obtained by the Company and shall be in full force and effect. All Consents of a Governmental Body necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

7.5 Agreements and Documents.  Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the Registration Rights Agreement, executed by the Major Stockholders and such other Persons who are or will be an Affiliate of the Company;

(b) the Escrow Agreement, executed by the Stockholders’ Agent and the Escrow Agent;

(c) the Lockup Agreement, executed by Company Stockholders holding at least eighty percent (80%) of the issued and outstanding shares of Company Common Stock;

(d) the Certificate of Merger, executed by the Company, to be filed with the Secretary of State of the State of Delaware in accordance with Section 1.3;

(e) a certificate executed by the Chief Executive Officer of the Company containing the representation of such Chief Executive Officer on behalf of the Company that the conditions set forth in Sections 7.1, 7.2 and 7.6 have been duly satisfied;

(f) a statement in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Code §897 and Code §1445, duly executed by the Company;

(g) a certificate of the Secretary of the Company, certifying to (i) the incumbency and specimen signature of each officer of the Company executing this Agreement and any other document executed on behalf of the Company, (ii) the organizational documents of the Company, (iii) the resolutions of the Board of Directors of the Company approving and adopting this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, which shall not have been modified, revoked or rescinded as of the Closing, and (iv) Company Stockholder Approval, which shall not have been modified, revoked or rescinded as of the Closing;

(h) a certificate of good standing with respect to the Company and each of its Subsidiaries, dated not more than ten (10) days prior to the Closing Date, from the state of Delaware and any other applicable jurisdictions of formation or incorporation;

(i) written resignations of all directors of the Company and of each Subsidiary who are not listed on Exhibit D, effective as of the Closing Date; and

(j) the Backstop Indemnity Agreement in the form of Exhibit G attached hereto, executed by each of the Major Stockholders.

7.6 Absence of Material Adverse Effect.  Since the date of the Agreement, there shall not have occurred any Material Adverse Effect on the Company, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

7.7 No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby.

7.8 No Legal Proceedings.  No Governmental Body or other Person shall have commenced any Legal Proceeding that, if decided adversely, would be reasonably likely to result in a Material Adverse Effect or prevent or materially delay the closing of the transactions contemplated hereby.

7.9 Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

7.10 Net Tangible Assets.  Parent shall have at least $5,000,001 of net tangible assets after giving effect to the payment of Trust Account Deductions.

SECTION 8. Conditions Precedent to Obligations of the Company

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations.

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement (other than Fundamental Representations) shall be true, correct and complete in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of such dates without giving effect to any qualification and limitations as to “materiality” or “material adverse effect” set forth therein, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent.

(a) All of Parent and Merger Sub’s Fundamental Representations shall be true, correct and complete in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

8.2 Performance of Covenants.  All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Corporate Approvals.  Each of the Required Parent Vote and the Company Stockholder Approval shall have been obtained.

8.4 Agreements and Documents.  The Company shall have received the following documents, each of which shall be in full force and effect:

(a) the Registration Rights Agreement, executed by Parent and Parent’s Sponsors;

(b) the Escrow Agreement, executed by Parent and the Escrow Agent;

(c) the Lockup Agreements, each executed by Parent;

(d) a certificate executed by an officer of Parent containing the representation of such officer that the conditions set forth in Sections 8.1, 8.2, 8.3 and 8.7 have been duly satisfied;

(e) a certificate of the Secretary of each of Parent and Merger Sub, certifying to (i) the incumbency and specimen signature of each officer of Parent or Merger Sub, as applicable, executing this Agreement and any other document executed on behalf of Parent or Merger Sub, as applicable, (ii) the organizational documents of Parent or Merger Sub, as applicable, (iii) the resolutions of the Board of Directors of Parent and Merger Sub, as applicable, approving and adopting this Agreement, the Transaction Agreements to which such Entity is a party and the transactions contemplated hereby and thereby, which shall not have been modified, revoked or rescinded as of the Closing, and (iv) the Required Parent Vote, which shall not have been modified, revoked or rescinded as of the Closing;

(f) a certificate of good standing with respect to Merger Sub, dated not more than five (5) days prior to the Closing Date, from the state of Delaware; and

(g) written resignations of all directors of Parent who are not listed on Exhibit D, effective as of the Closing Date.

8.5 No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby.

8.6 No Legal Proceedings.  No Governmental Body or other Person shall have commenced any Legal Proceeding that, if decided adversely, would be reasonably likely to result in a material adverse effect on Parent or prevent or materially delay the closing of the transactions contemplated hereby.

8.7 Trust Account.  The aggregate amount of (i) Trust Account funds available at Closing after giving effect to the Trust Account Deductions, plus (ii) any other available cash of Parent (net of any Indebtedness of Parent) plus (iii) any New Equity Proceeds, shall equal at least $30,000,000. Notwithstanding the definition of Trust Account Deductions set forth in Section 3.8, for purposes of this condition, Trust Account Deductions shall not include any fees or expenses of the Company to be paid for by Parent or otherwise incurred by Parent on behalf of the Company under this Agreement, including, without limitation, any of the Company’s expenses to be paid by Parent pursuant to Section 11.3, the funding of the Stockholders’ Agent Expense Fund in accordance with Section 11.1(e) or the cost of purchasing the Company D&O Policy pursuant to Section 5.7(b).

8.8 Restated Parent Organizational Documents.  The certificate of incorporation of Parent shall be amended and restated in the form attached hereto as Exhibit H and the bylaws of Parent shall be amended and restated in the form attached hereto as Exhibit I.

8.9 Governmental Consents.  All Consents of a Governmental Body necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

8.10 Listing.  The shares of Parent Common Stock to be issued in the Merger and the transactions contemplated hereby shall have been approved for listing on the NASDAQ Capital Market.

SECTION 9. Termination

9.1 Termination Events.  This Agreement may be terminated at any time prior to the Effective Time (whether before or after the Company Stockholder Approval or Required Parent Vote has been obtained):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by December 26, 2014 or, if the date by which Parent is required under its Amended and Restated Certificate of Incorporation to consummate an initial business combination is extended by a vote of the Parent Stockholders, the new date on which the Company is required to consummate an initial business combination, which shall in no event be later than February 26, 2015 (the “Outside Date”) (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Parent if the Parent Stockholders shall have taken a final vote on the principal terms of the Merger and the adoption of this Agreement, and the Required Parent Vote has not been received;

(e) by Parent, if neither Parent nor Merger Sub is then in material breach of any term of this Agreement, upon written notice to the Company if there occurs a breach of any representation, warranty or covenant of the Company contained in this Agreement, and which breach, in the absence of a cure, would cause either of the closing conditions set forth in Sections 7.1 or 7.2 to not be satisfied prior to the Outside Date, provided, however, that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Parent to the Company; or

(f) by the Company, if the Company is not then in material breach of any term of this Agreement, upon written notice to Parent if there occurs a breach of any representation, warranty or covenant of Parent or Merger Sub contained in this Agreement, and which breach, in the absence of a cure, would cause either of the closing conditions set forth in Sections 8.1 or 8.2 to not be satisfied prior to the Outside Date, provided, however, that such breach is either not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Company to Parent.

9.2 Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, all rights and obligations of the parties under this Agreement shall terminate, and become null and void, without any liability of any party hereto or any of their respective Affiliates or their respective Representatives, provided, that (a) none of the parties shall be relieved of any obligation or liability arising from any prior willful breach by such party of any provision of this Agreement occurring prior to the date of termination, and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11.

SECTION 10. Indemnification

10.1 Survival of Representations.

(a) Subject to Sections 10.1(b) and 10.1(c), (i) the representations and warranties of the Company, Parent and Merger Sub contained in this Agreement and (ii) the covenants of the Company, Parent and Merger Sub to be performed on or prior to the Closing, and each Indemnified Party’s rights to indemnification hereunder in respect of any breach thereof, shall survive the Closing and shall expire on the twelve (12) month anniversary of the Closing Date (the “Expiration Date”), provided, however, that if, at any time prior to the Expiration Date, any Parent Indemnified Party (acting in good faith) delivers to the Stockholders’ Agent, or the Stockholders’ Agent (acting in good faith) delivers to Parent, a written notice alleging the existence of an inaccuracy in or a breach of any of such representations, warranties or covenants of the Company, Parent or Merger Sub (and setting forth in reasonable detail the basis for such Indemnified Party’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

(b) The limitations set forth in Section 10.1(a) shall not apply in the case of claims based upon fraud or international misrepresentation by the Company, Parent or Merger Sub.

(c) Notwithstanding the foregoing, the representations and warranties of the Company, Parent and Merger Sub contained in Sections 2.1, 2.2, 2.4, 2.13, 3.1, 3.2, 3.4, 3.5 and 3.10 (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations.

(d) All of the covenants contained in this Agreement to be performed following the Closing shall survive the Closing and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers).

10.2 Indemnification.

(a) Subject to all of the limitations set forth in this Section 10, from and after the Closing Date, the Merger Securityholders, severally but not jointly, shall hold harmless and indemnify each of Parent, Merger Sub and their Affiliates, and each of their respective officers, directors, employees, agents and representatives (each, a “Parent Indemnified Party,” and, collectively, the “Parent Indemnified Parties”) from and against, and shall compensate and reimburse each of the Parent Indemnified Parties for, any Damages that are directly suffered or incurred by any of the Parent Indemnified Parties (regardless of whether or not such Damages relate to any third-party claim) that arise from or as a result of: (i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement or in any certificate delivered to Parent or Merger Sub by or on behalf of the Company in connection with the transactions contemplated hereby and (ii) any breach of any covenant or obligation of the Company set forth in this Agreement (including the covenants set forth in Sections 4 and 6).

(b) Subject to all of the limitations set forth in this Section 10, from and after the Closing Date, Parent shall hold harmless and indemnify the Merger Securityholders and their Affiliates, and each of their respective officers, directors, employees, agents and representatives (each, a “Company Indemnified Party,” and, collectively, the “Company Indemnified Parties”), from and against all Damages that are directly suffered or incurred by any of the Company Indemnified Parties (regardless of whether or not such Damages relate to any third-party claim) that arise from or as a result of: (i) any inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub contained in this Agreement or in any certificate delivered to the Company by or on behalf of Parent in connection with the transactions contemplated hereby, and (ii) any breach of any covenant or obligation of Parent or Merger Sub contained in this Agreement (including the covenants set forth in Sections 5 and 6).

(c) Limitations.

(i) The Parent Indemnified Parties shall not be entitled to any payment of any amount under Section 10.2(a)(i) (other than for breaches of Fundamental Representations) after such time as the aggregate amount of all Damages incurred by the Parent Indemnified Parties under Section 10.2(a)(i) exceeds the value of the Escrow Shares, valued at the Parent Share Price (such amount, the “Cap”). Except with respect to breaches of Fundamental Representations and breaches of covenants or obligations of the Company, the Escrow Shares held in escrow as contemplated by this Agreement are the sole and exclusive remedy of Parent Indemnified Parties to recover for any indemnifiable Damages under this Agreement, and once all of the Escrow Shares have been distributed out of the Escrow Account in accordance with the terms of the Escrow Agreement, Parent Indemnified Parties shall have no further rights to indemnification hereunder except as provided in Section 10.2(g).

(ii) The Parent Indemnified Parties shall not be entitled to any payment of any amount under Section 10.2(a)(i) (other than for breaches of Fundamental Representations) until such time as the total amount of all Damages that have been directly suffered or incurred by any one or more of the Parent Indemnified Parties in respect of any breach of representation or warranty by the Company (other than breaches of Fundamental Representations) exceeds, in the aggregate, the Threshold Amount, in which event the Parent Indemnified Parties shall be entitled to indemnification in respect of such Damages which exceed the Threshold Amount; subject to the other limitations herein. For purposes of this Agreement, the “Threshold Amount” means $1.0 million.

(iii) The Company Indemnified Parties shall not be entitled to any payment of any amount under Section 10.2(b)(i) (other than for breaches of Fundamental Representations) after such time as the aggregate of all Damages incurred by the Company Indemnified Parties under Section 10.2(b)(i) exceed the Cap.

(iv) The Company Indemnified Parties shall not be entitled to any payment of any amount under Section 10.2(b)(i) (other than for breaches of Fundamental Representations) until such time as the total amount of all Damages that have been directly suffered or incurred by any one or more of the Company Indemnified Parties in respect of any breach of representation or warranty by Parent (other than breaches of Fundamental Representations) exceeds, in the aggregate, the Threshold Amount, in which event the Company Indemnified Parties shall be entitled to indemnification in respect of such Damages exceeding the Threshold Amount.

(d) The limitations set forth in Section 10.2(c) shall not apply in the case of claims based upon fraud or intentional misrepresentation.

(e) For purposes of this Section 10, any inaccuracy in or breach of any representation or warranty made on or as of the date of this Agreement shall be determined without giving effect (both for purposes of determining whether an inaccuracy or breach has occurred and the amount of Damages attributable thereto) to any qualifications as to materiality or Material Adverse Effect (or any similar qualification) set forth therein; provided, however, that with respect to any representation or warranty made on the Closing Date (including by delivery of the “bring-down” certificate pursuant to Section 7.5(e)), any such qualifications as to materiality or Material Adverse Effect (or any similar qualification) shall be disregarded solely for purposes of determining the amount of Damages, but shall not be disregarded for purposes of establishing whether or not an inaccuracy or breach has occurred. For the avoidance of doubt, the Company shall not be deemed to be in breach of any representations or warranties made by it at the Closing unless (i) in the case of the Company’s Fundamental Representations, such breach was material to the Company and its Subsidiaries, taken as a whole, or (ii) in the case of any of the Company’s representations and warranties (other than its Fundamental Representations), such breach had or would be reasonably likely to result in, either individually or in the aggregate, a Material Adverse Effect on the Company.

(f) Each Indemnified Party will take and will cause their respective Affiliates to take all steps to mitigate and otherwise minimize any Damage to the maximum extent possible upon and after becoming aware of any event which would be expected to give rise to any Damage.

(g) Notwithstanding anything to the contrary contained in this Section 10, the Parent Indemnified Parties shall first seek to recover any indemnification claims under this Section 10 from the Escrow Account by making a claim pursuant to the terms of the Escrow Agreement. Solely in the case of claims for breaches of Fundamental Representations and breaches of covenants or obligations in this Agreement, if the Parent Indemnified Parties cannot obtain full recovery from the Escrow Account to the extent that all of the proceeds of the Escrow Account have been released or are the subject of a previous claim by a Parent Indemnified Party, the Parent Indemnified Parties shall first exercise its right of offset pursuant to Section 1.13(e), and thereafter it shall have the right to pursue such indemnification claim under this Section 10 against the Merger Securityholders on a several but not joint basis pursuant to the terms, conditions and restrictions set forth in the Backstop Indemnity Agreement; provided, that in no event shall a Merger Securityholder be obligated to indemnify a Parent Indemnified Party for an amount which exceeds (i) such Merger Stockholder’s pro rata share of the Damages subject to indemnification (with pro rata share based on the shares of Parent Common Stock and/or Substitute Options received by such Merger Securityholder relative to the total shares of Parent Common Stock and Substitute Options received by all Merger Securityholders pursuant to this Agreement), or (ii) 100% of the total merger consideration paid to such Merger Securityholders in the form of shares of Parent Common Stock and Substitute Options under this Agreement (with such shares of Parent Common Stock, for this purpose, valued at $8.36 per share).

(h) Notwithstanding anything in this Agreement to the contrary, the Parent Indemnified Parties shall not be entitled to indemnification hereunder for any Damages consisting of or relating to Taxes (A) with respect to any taxable period (or portion thereof) beginning after the Closing Date as a result of any breach of any of the representations and warranties of the Company or any of its Subsidiaries set forth herein (other than with respect to Sections 2.13(f), (g) and (j)), (B) as a result of any election made under Section 338 of the Code or (C) as a result of transactions occurring on the Closing Date or after the Closing that are not contemplated by this Agreement.

(i) The amount of any Damages subject to indemnification under this Section 10 shall be calculated net of (i) any Loss Tax Benefit (as defined below), and/or (ii) any insurance proceeds received or receivable by an Indemnified Party on account of such Losses as follows:

(i) For purposes hereof, “Loss Tax Benefit” shall mean the Tax savings or benefits actually realized in the year in which the Damages occur, or in the next succeeding year, by such Indemnified Party that are attributable to any deduction, loss, credit, refund or other reduction in Tax resulting from or arising out of the circumstances relating to such Damages.

(ii) An Indemnified Party shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Damages by exhausting any available remedies against insurers to the same extent as they would if such Damages were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by an Indemnified Party with respect to any Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (less the actual costs of obtaining such insurance or other recovery) shall be promptly delivered to the party who previously suffered the obligation with respect to the indemnity payment.

10.3 No Contribution.  Upon consummation of the Merger, each Merger Stockholder will be deemed to have waived any right of contribution, right of indemnity or other right or remedy against Merger Sub, the Company and each of its Subsidiaries in connection with any indemnification obligation or any other liability to which he, she or it may become subject under or in connection with this Agreement.

10.4 Defense of Third Party Claims.

(a) In order for a Parent Indemnified Party or a Company Indemnified Party (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving any Damages or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Stockholders’ Agent, or to Parent, as applicable (the “Indemnifying Party”); provided, that no delay or failure on the part of an Indemnified Party in notifying the Stockholders’ Agent or Parent, as the case may be, shall relieve an Indemnifying Party from its obligations hereunder unless the Indemnifying Party is thereby materially prejudiced (and then solely to the extent of such prejudice).

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of a Third Party Claim for which such claim is applicable, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that if the Indemnifying Party is the Stockholders’ Agent, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim to the extent an injunction or other equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period set forth in this Section 10.4(b) or fails to diligently prosecute the defense of any Third Party Claim it elects to assume, the Indemnified Party shall have the sole right to assume the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense, at its own expense, of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. Parent and Stockholders’ Agent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(c) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not agree to any settlement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 10.4(c). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.4(c), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

10.5 Release of Escrow Shares.

(a) To Satisfy Indemnification Claims.  Subject to the terms of the Escrow Agreement, in the event that any Parent Indemnified Party is entitled to indemnification pursuant to this Section 10, the Parent Indemnified Party may, upon written notice to the Stockholders’ Agent, request that the Escrow Agent release and transfer to Parent the number of Escrow Shares having an aggregate value on the date thereof equal to the amount owed to the Parent Indemnified Party pursuant to this Section 10 in satisfaction of such claim. For purposes hereof, the value of each Escrow Share shall be equal to the Parent Share Price; provided that the distributions of any Escrow Shares from the Escrow Account shall only be made in accordance with the terms of the Escrow Agreement.

(b) To the Merger Securityholders.  Subject to the terms of the Escrow Agreement and this Section 10, any portion of the Escrow Shares remaining in the Escrow Account (other than any Escrow Shares subject to pending claims of indemnification made on or prior to the Expiration Date) shall be released on the Expiration Date to those Persons holding of Company Common Stock and Company Options as of immediately prior to the Effective Time in accordance with the provisions of Section 1.5 and Section 1.7.

10.6 Remedies Exclusive.  From and after the Closing, the rights of all Parent Indemnified Parties in respect of any claims for breaches of representations, warranties or covenants or with respect to any other claims that they may have under or in connection with this Agreement (other than disputes arising under Section 1.13, which shall be governed exclusively by the provisions thereof) or the transactions contemplated hereby shall be strictly limited to the rights to indemnification set forth in Section 10, subject to the limitations and restrictions provided therein, and such indemnification rights shall be the sole and exclusive remedies of the Parent Indemnified Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith, and to the maximum extent permitted by law, Parent hereby waives all other entitlements, rights, remedies, claims and causes of action with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether in contract, tort, under any laws at common law or otherwise; provided, however, that none of the foregoing shall limit in any respect a Parent Indemnified Party’s rights (a) for an equitable remedy to the extent provided by Section 11.10 herein or (b) in respect of a claim for fraud or intentional misrepresentation.

SECTION 11. Miscellaneous Provisions

11.1 Stockholders’ Agent.

(a) By virtue of the approval of this Agreement and the Merger, the Company Stockholders will appoint FFC Aerocare SR, LLC as the Stockholders’ Agent for purposes of Sections 1.13(b) and 10 to give and receive notices and communications, to execute and deliver the Escrow Agreement, to authorize delivery to Parent Indemnified Party of Parent Common Stock under the Escrow Agreement, to agree to, negotiate, enter into settlements and compromises of (i) indemnification, reimbursement, or compensation claims and (ii) all matters relating to the issuance of Earnout Shares, and to take all other actions necessary or appropriate to act on behalf of the Stockholders under this Agreement. FFC Aerocare SR, LLC hereby accepts its appointment as the Stockholders’ Agent. Parent shall be entitled to deal exclusively with the Stockholders’ Agent on all matters relating to Sections 1.13(b) and 10, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholders’ Agent, as fully binding upon such Stockholder. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Stockholders.

(b) The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment. The Company Stockholders shall, jointly and severally, indemnify the Stockholders’ Agent and hold the Stockholders’ Agent harmless against any loss, liability or expense incurred without bad faith or willful misconduct on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of the Stockholders’ Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Stockholders’ Agent.

(c) All actions, decisions and instructions of the Stockholders’ Agent taken, made or given pursuant to the authority granted pursuant to this Section 11.1 shall be final, conclusive and binding upon each Company Stockholder, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(d) The provisions of this Section 11.1 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Company Stockholders to the Stockholders’ Agent and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Stockholder.

(e) If the Merger is consummated, then upon release of the cash from the Trust Account, Parent shall promptly wire into an account designated by the Stockholder’s Agent (the “Stockholders’ Agent Expense Fund”) an amount in cash equal to $250,000. The Stockholders’ Agent Expense Fund shall be held, and may be used at any time, by the Stockholders’ Agent, in its sole discretion, to fund any expenses (including reasonable legal fees) incurred by it in the performance of its duties and obligations hereunder, including but not limited to, those duties and obligations listed in this Section 11.1. At such time as all of the Stockholders’ Agent’s duties hereunder have been completed (as determined by the Stockholders’ Agent), then the Stockholders’ Agent shall refund to Parent the portion of the funds then remaining in the Stockholders’ Agent Expense Fund, if any, which have not been used and will not be used to reimburse the Stockholders’ Agent for its costs and liabilities hereunder. All of the obligations to administer and maintain the Stockholders’ Agent Expense Fund shall be borne exclusively by Stockholders’ Agent out of the Stockholders' Agent Expense Fund.

11.2 Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.3 Fees and Expenses.

(a) Subject to Section 11.3(c), in the event that the Merger is not consummated, each party hereto shall bear and pay all fees, costs and expenses that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all legal and accounting fees and expenses, due diligence expenses and investment banker’s or broker’s fees and expenses.

(b) If the Merger is consummated, upon release of the cash in the Trust Account, Parent shall bear and pay (i) all fees, costs and expenses that have been incurred or that are incurred by Parent or the Company in connection with the transactions contemplated by this Agreement, including all legal and accounting fees and expenses, due diligence expenses and investment banker’s or broker’s fees and expenses, (ii) the Stockholders’ Agent Expense Fund in accordance with Section 11.1(e) and (iii) all Trust Account Deductions.

(c) Notwithstanding the foregoing, in the event that the Merger is not consummated and Article Fifth of Parent’s amended and restated certificate of incorporation was not duly amended to change the Termination Date (as defined therein) from December 26, 2014 to February 26, 2015 or such earlier date as Parent and the Company may mutually determine, for whatever reason (including due to Parent’s failure to solicit its stockholders to approve such amendment), then Parent agrees to reimburse the Company for all expenses related to the PCAOB compliant re-audit of the Company by BDO USA, LLP, up to $250,000 (the “ Reimbursement”); provided that no such reimbursement shall be owed by Parent to the Company in the event that the Company materially breaches its obligations under Section 4.11. For the avoidance of doubt, if the Merger is consummated or if the Merger is not consummated but Parent’s amended and restated certificate of incorporation was duly amended in accordance with the terms of Section 5.9, then the Company is not entitled to the Reimbursement.

11.4 Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) the next business day after such notice is sent by courier or express delivery service or by facsimile or email, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

MergeWorthRx Corp.
3123 McDonald Street
Miami, FL 33133
Attention: Charles F. Fistel and Stephen B. Cichy
Facsimile: (305) 397-2446
Email: medworth1@gmail.com and scichy@monarchsp.com

with a copy to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10173-1922
Attention: Robert Cohen, Esq.
Facsimile: 212-547-5444
Email: rcohen@mwe.com

if to the Company:

AeroCare Holdings, Inc.
3325 Bartlett Boulevard
Orlando, FL 32811
Attention: Stephen P. Griggs
Facsimile: 407-206-0010
Email: sgriggs@aerocareusa.com

with a copy to:

Goodwin Proctor LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Stuart Rosenthal, Esq.
Facsimile: (212) 355-3333
Email: srosenthal@goodwinprocter.com

If to Stockholders’ Agent:

FFC Aerocare SR, LLC
c/o Ferrer Freeman & Company, LLC
10 Glenville Street
Greenwich, CT 06831
Attention: Ted Lundberg
Facsimile: 203-532-8016
Email: tlundberg@ffandco.com

with a copy to:

Goodwin Proctor LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Stuart Rosenthal, Esq.
Facsimile: (212) 355-3333
Email: srosenthal@goodwinprocter.com

11.5 Time of the Essence.  For the purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

11.6 Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7 Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.8 Governing Law; Venue.  This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws). Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any federal or state court located in New York, New York. Parent and the Company: (a) expressly and irrevocably consent and submit to the jurisdiction of each federal and state court located in New York, New York in connection with any such Legal Proceeding; (b) agree that service of any process, summons, notice or document by U.S. mail addressed to Parent or the Company at the address set forth in Section 11.4 shall constitute effective service of such process, summons, notice or document for purposes of any such Legal Proceeding; (c) agree that each federal or state court located in New York, New York, shall be deemed to be a convenient forum; and (d) agree not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any federal or state court located in

New York, New York any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

11.9 Successors and Assigns; Assignment.  This Agreement shall be binding upon each of the parties hereto and each of their successors and permitted assigns, if any. This Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto.

11.10 Specific Performance.  The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach. The parties further agree that no Indemnitee or other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in Section 10, and each party hereto irrevocably waives any right it may have to require any Indemnitee or other Person to obtain, furnish or post any such bond or similarly instrument.

11.11 Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.12 Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

11.13 Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.14 Parties in Interest.  Except for (a) the rights of the Company Stockholders set forth in Sections 1.5 and 1.7, (b) the rights of Parent Indemnified Parties and Company Indemnified Parties set forth in Section 10, (c) the rights of holders of Company Options set forth in Section 1.9(a)(i) and (d) the rights of D&O Indemnified Parties and Parent’s directors and officers as of immediately prior to the Effective Time set forth in Section 5.7, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and permitted assigns, if any.

11.15 Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

11.16 Schedule of Exceptions.  The Schedule of Exceptions shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein. The information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Sections 2 or 3, as the case may be (or as otherwise required to be set forth in the Schedule of Exceptions pursuant to the terms of this Agreement), and shall not be deemed to relate to or qualify any other representation or warranty made by such party hereunder unless such relationship or qualification is reasonably apparent on the face of such disclosure, in which event such disclosure shall relate to and qualify any other such representations and warranties.

11.17 Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby.

11.18 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

11.19 Conflicts.  It is acknowledged by each of the parties hereto that the Stockholders’ Agent has retained Goodwin Procter LLP (“Goodwin”) to act as its counsel in connection with the transactions contemplated hereby. Parent and Merger Sub hereby agree that in the event that a dispute arises after the Closing between any Parent Indemnified Parties, on the one hand, and the Stockholders’ Agent and the Merger Securityholders, on the other hand, Goodwin may represent the Stockholders’ Agent and the Merger Securityholders in such dispute even though the interests of the Stockholders’ Agent and Merger Securityholders may be directly adverse to Parent and its Subsidiaries, and even though Goodwin may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation or its Subsidiaries.

[Signature page follows]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

MergeWorthRx Corp.,
  a Delaware corporation

By:	/s/ Charles Fistel Name: Charles Fistel Title: Chief Executive Officer, Chief Financial Officer and Treasurer

Anvil Merger Sub, Inc.,
  a Delaware corporation

By:	/s/ Stephen Cichy Name: Stephen Cichy Title: Vice President, Treasurer and Secretary

AeroCare Holdings, Inc.,
  a Delaware corporation

By:	Stephen P. Griggs Name: Stephen P. Griggs Title: Chief Executive Officer and President

FFC Aerocare SR, LLC
  as Stockholders’ Agent

By:	/s/ Theodore B. Lundberg Name: Theodore B. Lundberg Title: Manager

Exhibit A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Aggregate Closing Shares” means the number of shares of Parent Common Stock equal to the product of (a) the Per Share Closing Consideration multiplied by (b) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time.

“Aggregate Closing Stock Consideration” means the quotient obtained by dividing (a) the Closing Value by (B) the Parent Share Price.

“Aggregate Earnout Shares” means 3,588,517 validly issued shares of Parent Common Stock.

“Aggregate Escrow Shares” means 1,016,746 validly issued shares of Parent Common Stock.

“Aggregate Share Number” means, as of immediately prior to the Effective Time, the sum of (a) the total number of shares of Company Common Stock that are issued and outstanding plus (b) the total number of shares of Company Common Stock issuable upon the full exercise of all Company Options that are then issued and outstanding.

“Agreement” means this Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Schedule of Exceptions), as it may be amended from time to time.

“Calculation Periods” means each of the fiscal years ending on December 31, 2015 (the “2015 Calculation Period”), December 31, 2016 (the “2016 Calculation Period”) and December 31, 2017 (the “2017 Calculation Period”), respectively.

“Change of Control Transaction” means any of the following: (a) consummation of a merger or consolidation of Parent with or into any other corporation or other entity in which holders of the Parent’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of Parent; (b) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Parent’s assets on a consolidated basis to an unrelated person or entity; or (c) the acquisition by any person or any group of persons, acting together in any transaction or related series of transactions, of such quantity of the Parent’s voting securities as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or related series of transactions, 50 percent or more of the combined voting power of the voting securities of Parent.

“Closing Value” means the sum of (a) $87,500,000, plus (b) the aggregate exercise price payable in respect of all Company Options (whether or not vested) that are outstanding immediately prior to the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock.

“Company Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company Executives” means each of Stephen P. Griggs, Joseph P. Russell, Dan Bunting, Albert Prast and Geri M. Hempel.

“Company Intellectual Property” means (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or not and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium), in each case to the extent owned or licensed by the Company.

“Company Option” means each option to purchase shares of Company Common Stock outstanding under a Company Option Plan.

“Company Option Plan” means either the Company’s 2012 Stock Option and Grant Plan or the Company Stock Option Plan (November 1, 2002), as applicable.

“Company Stock Certificate” means a valid certificate representing shares of the Company Capital Stock immediately prior to the Closing.

“Company Stockholders” means the holders of Company Capital Stock.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” means any written or oral agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 30, 2014, by and amongst the Company, its Subsidiaries, SunTrust Bank, as Administrative Agent, BankUnited, N.A., as Syndication Agent, Fifth Third Bank, as Documentation Agent and the Lenders that are a party thereto.

“Damages” include any loss, damage, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense; provided, however, that in no event shall the definition of “Damages” include Damages which are punitive or exemplary in nature.

“EarlyBird Option” means the share purchase option issued on July 2, 2013 to EarlyBirdCapital, Inc. or its designees (and subsequently assigned to other optionholders) to purchase 660,000 common shares of Parent at an exercise price of $8.00 per share, which option is exercisable commencing at the Effective Time and will expire on June 26, 2018.

“EBITDA Amount” means, with respect to a particular period, the Company’s Consolidated EBITDA (as such term is defined (and as any related defined terms used therein are defined) in the Credit Agreement as of the date hereof) for such period; provided, however, that such definition shall be subject to the following modifications when calculating the EBITDA Amount, without duplication of any add backs under the definition of Consolidated EBITDA in the Credit Agreement:

(a) any costs or expenses incurred by the Company or Parent in connection with the Merger shall be treated as an add back to Consolidated EBITDA;

(b) any costs or expenses relating to the Substitute Options shall be treated as an add back to Consolidated EBITDA;

(c) the Acquisition costs related to Permitted Acquisitions (each term, as defined in the Credit Agreement) which under the Credit Agreement are added back to Consolidated EBITDA shall only include fees, costs and expenses incurred by or on behalf of the Company or any of its Subsidiaries to a third party;

(d) any stock based employee compensation expenses shall not be added back to Consolidated EBITDA (except in the case of the Substitute Options, if applicable, per subsection (b) above);

(e) any costs or expenses relating to or arising out of one-time non-recurring events which are unrelated to litigation or compensation shall be added back to Consolidated EBITDA; and

(f) any costs or expenses incurred by the Company or Parent as a result of being a publicly-traded company shall not be added back to Consolidated EBITDA.

“EBITDA Threshold” means (i) for the 2015 Calculation Period, $51,000,000, (ii) for the 2016 Calculation Period, $57,000,000 and (iii) for the 2017 Calculation Period, $72,000,000.

“Effective Time” means the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall designate in the Certificate of Merger.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazards Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the account established pursuant to the Escrow Agreement into which the Aggregate Escrow Shares will be deposited at the Closing.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Effective Date, by and among Parent, the Stockholders’ Agent and the Escrow Agent, with such agreement substantially in the form of Exhibit J hereto.

“Escrow Shares” means the Aggregate Escrow Shares to be deposited into the Escrow Account at the Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Enforceability Exceptions” means bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights and the rules or laws governing specific performance, injunctive relief or other equitable remedies.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Health Care Laws” means, any Legal Requirements of any Governmental Body pertaining to health regulatory matters applicable to the operations of the parties hereto and their Subsidiaries, including, without limitation, (a) Federal Food, Drug and Cosmetic Act, 21 U.S.C. §301 et. seq.; (b) 42 U.S.C. §§1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes”; (c) 42 U.S.C. §1395nn, which is commonly referred to as the “Stark Statute”; (d) 31 U.S.C. §§3729-3733, which is commonly referred to as the “Federal False Claims Act”; (e) 42 U.S.C. §§1320d through 1320d-8 and 45 C.F.R. §§160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996” and Pub. L. No. 111-5, commonly referred to as the Health Information and Technology for Economic and Clinical Health Act, which is commonly referred to as the “HITECH Act”; (f) any conduct for which debarment is required or authorized under 21 U.S.C. §335a; (g) the Medicare Prescription Drug, Improvement and Modernization Act of 2003; (h) Medicare (Title XVIII of the Social Security Act); (i) Medicaid (Title XIX of the Social Security Act); (j) the Prescription Drug Marketing Act of 1987; (k) the Deficit Reduction Act of 2005; (l) the Controlled Substances Act; (m) the Food and Drug Administration Modernization Act of 1997; (n) the Medicare Improvements for Patients and Providers Act of 2008; (o) the Patient Protection and Affordable Care Act of 2010; and (p) state pharmacy Legal Requirements.

“Health Care Permits” means any and all licenses, permits, authorization, approvals, franchises, registrations, accreditations, certificates of need, Consents, supplier or provider numbers, qualifications, operating authority, and/or any other permit or permission, which are material to or legally required for the operation of the Business or in connection with the ability to own, lease, operate or manage any of the property, in each case that are issued or enforced by a Governmental Body with jurisdiction over any Health Care Law.

“Indebtedness” means (i) all obligations for borrowed money, whether current or unfunded, secured or unsecured, (ii) all obligations for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the Company’s business consistent with past practice), (iii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or its Subsidiary, (iv) all obligations secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of property subject to such mortgage or Encumbrance, (v) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of such Person is liable as lessee, (vi) any obligation in respect of bankers’ acceptances or letters of credit, (vii) any obligations secured by Encumbrances on property acquired, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (viii) all obligations of a type referred to in clause (i), (ii), (iii), (iv), (v), (vi) or (vii) above which are directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (ix) interest, principal, prepayment penalty, fees, or expenses, to the extent due and owing in respect of those items listed in clauses (i) through (viii) above, whether resulting from their payment or discharge or otherwise and (x) any refinancing of any of the foregoing obligations.

“Indemnitees” means any Person entitled to indemnification pursuant to Section 10 of this Agreement.

“Independent Accountant” means such reputable third-party accounting firm as mutually agreed upon by the Stockholders’ Agent and the Parent Committee.

“Key Employee” means any executive-level employee of the Company, including, without limitation, the Company Executives.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge of any of the Company Executives.

“Leased Real Property” means the leasehold or subleasehold estates and other rights to use or occupy the land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or its Subsidiaries.

“Leases” means all leases, subleases, licenses, concessions and other Contracts, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, whether written or oral, pursuant to which the Company or its Subsidiaries holds the Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letter of Transmittal” means a letter of transmittal to be executed and delivered by holders of shares of Company Capital Stock pursuant to the exchange procedures set forth in Section 1.7 and including restrictions on transfer of Parent Common Stock consistent with the restrictions on transfer set forth in the Lockup Agreement, in such form to be mutually agreed to by Parent and the Company prior to Closing.

“Lockup Agreement” means that certain Lockup Agreement, dated as of the Effective Date, by and between Parent and each of the Company Stockholders party thereto in substantially in the form of Exhibit K hereto.

“Major Stockholders” means FFC Partners II, L.P., FFC Executive Partners II, L.P., MTS Aerocare LLC and Stephen P. Griggs.

“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any fact, event, change, condition, occurrence, development, circumstance or effect that, individually or in the aggregate with other facts, events, changes, conditions, occurrences, developments, circumstances or effects, has had or would reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations, considered as a whole; provided, however, that in no event shall any effect resulting from any of the following, either alone or in combination, be taken into account in determining whether there has been a Material Adverse Effect: (a) any change in the economic conditions of the United States or global economy or capital or financial markets generally that does not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, (b) any change in economic conditions generally affecting industries in which the Company or its Subsidiaries conduct business that does not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, (c) any change in Legal Requirements that does not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, (d) any change in GAAP, (e) the announcement of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners or employees, (f) any actions taken or omitted in the course of performing obligations hereunder or which are taken with Parent’s consent or not taken because Parent did not give its consent, (g) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions that does not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, or (h) any failure by the Company or its Subsidiaries to achieve any earnings or other financial projections or forecasts, in and of itself (provided that the underlying cause thereof may be considered in determining whether a Material Adverse Effect occurred or would reasonably be expected to occur).

“Merger Securityholders” means all Merger Stockholders and all holders of Company Options outstanding immediately prior to the Effective Time.

“Merger Voting Agreement” means (i) that certain Voting Agreement, dated as of the date hereof, by and among Parent, FFC Partners II, L.P. and FFC Executive Partners II, L.P., (ii) that certain Voting Agreement, dated as of the date hereof, by and between Parent and MTS Aerocare LLC and (iii) that certain Voting Agreement, dated as of the date hereof, by and between Parent and Stephen P. Griggs.

“New Equity Proceeds” means any proceeds from the sale of Parent Common Stock to occur on the Closing Date at a price per share which is at least equal to the Parent Share Price and on such other terms mutually agreed by the Company and Parent.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Parent 2014 Equity Incentive Plan” means the Parent 2014 Equity Incentive Plan in such form submitted by Parent to the vote of its stockholders in the definitive Proxy/Registration Statement.

“Parent Common Stock” means shares of Parent’s Common Stock, par value $0.0001 per share.

“Parent Share Price” means $8.36.

“Parent’s Sponsors” means Anthony Minnuto, Charles F. Fistel and Stephen B. Cichy.

“Parent Stockholders” means the holders of Parent Common Stock.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Encumbrances” means any (a) Encumbrance for Taxes not yet due or payable or for Taxes that the Company or its Subsidiaries are contesting in good faith, in each case for which adequate reserves have been established and shown on the Financial Statements, (b) Encumbrances of landlords, carriers, warehousemen, workmen, repairmen, mechanics, material and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (c) zoning ordinances, easements, reservations, rights of way or other similar matters of title to the real property of record, in each case, which are not, individually or in the aggregate material to the business or operations of the Company or the Subsidiaries.

“Per Share Closing Consideration” means that number of shares of Parent Common Stock equal to the quotient obtained by dividing the Aggregate Closing Stock Consideration by the Aggregate Share Number.

“Per Share Escrow Consideration” means that number of shares of Parent Common Stock equal to the quotient of (a) the Aggregate Escrow Shares divided by (b) the Aggregate Share Number.

“Person” means any individual, Entity or Governmental Body.

“Pro Rata Share” means, with respect to any Merger Securityholder, as of immediately prior to the date of any distribution of Earnout Shares to Merger Securityholders in accordance with Section 1.13 hereof, a fraction (expressed as a percentage), where the numerator is equal to the total number of shares of Company Common Stock held by such Merger Securityholder as of immediately prior to the Effective Time (calculated, for this purpose, as if all Company Options held by such Merger Securityholder had been exercised in full, without regard to vesting), and the denominator is equal to the total number of shares of Company Common Stock held by all Merger Securityholders as of immediately prior to the Effective Time (calculated, for this purpose, as if all Company Options held by all Merger Securityholders had been exercised in full, without regard to vesting); provided, however, that in the event that any of the Substitute Options issued to a Merger Securityholder pursuant hereto are forfeited after the Closing for any reason, but prior to the date of a distribution of Earnout Shares, then with respect to any future distribution of Earnout Shares, the “Pro Rata Share” of each Merger Securityholder shall be re-calculated, assuming that the Company Options attributable to such forfeited Substitute Options had not been outstanding immediately prior to the Effective Time. For the avoidance of doubt, the cancellation of all or any portion of a Substitute Option in connection with the exercise of such option by the holder thereof shall not be deemed a forfeiture of the Substitute Option for purposes of this Agreement.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Registered Intellectual Property” means all United States and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, registered and applications to register trade dress, intent-to-use trademark or service mark applications, or other registrations or applications for trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; and (d) domain name registrations.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Effective Date, by and among Parent, Parent’s Sponsors, Major Stockholders and the other parties thereto substantially in the form of Exhibit L hereto.

“Schedule of Exceptions” means the schedule (dated as of the date of this Agreement) delivered to Parent on behalf of the Company pursuant to Section 2 of the Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor Guaranty” means that certain letter agreement, dated as of the date hereof, by and among the Company and each of Parent’s Sponsors.

“Subsidiary” means any Entity of which the Company directly or indirectly owns 50% or more of the equity or that the Company otherwise directly or indirectly controls.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, liability under escheat, abandoned property or unclaimed property laws, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Total Merger Shares” means the Aggregate Closing Shares, plus the Aggregate Earnout Shares, plus the Aggregate Escrow Shares.

“Transaction Agreements” mean the Voting Agreement, the Escrow Agreement, the Registration Rights Agreement and all other documents, certificates or other instruments entered into or delivered in connection with the transactions contemplated hereby or thereby.

“Trust Account” means the trust account at UBS Financial Services, Inc. in which certain proceeds from Parent’s initial public offering are held in trust for the public stockholders of Parent.

“Trust Agreement” means the Investment Management Trust Agreement, dated June 26, 2013, between Parent and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee of the Trust Account.

For purposes of convenience, the capitalized terms listed below are defined herein in the following Sections:

Capitalized Term	Where Defined
2015 Calculation Period	Definition of “Calculation Periods”
2016 Calculation Period	Definition of “Calculation Periods”
2017 Calculation Period	Definition of “Calculation Periods”
Additional Parent Filings	4.9
Additional Parent SEC Documents	3.6
Appraisal Shares	1.8(c)
Balance Sheet Date	2.11(a)
Cap	10.2(c)(i)
Certificate of Merger	1.3
Certifications	3.6(a)
Charter Documents	2.3(a)
Closing	1.3
Closing Date	1.3
COBRA	2.15(b)
Company	Preamble
Company D&O Policy	5.7(b)
Company Government Reimbursement Audits	2.25(b)
Company Indemnified Party	10.2(b)
Company Investigations	2.25(b)
Company Plan	2.15(a)
Company Stockholder Approval	2.22
D&O Indemnified Party	5.7(a)
DGCL	Recitals
Earnout Calculation	1.13(b)(i)
Earnout Calculation Delivery Date	1.13(b)(i)
Earnout Calculation Objection Notice	1.13(b)(ii)
Earnout Calculation Statement	1.13(b)(i)
Earnout Issuance Date	1.13(d)
Earnout Review Period	1.13(b)(ii)
Earnout Shares	1.13(a)
ERISA Affiliate	2.15(b)
Escrow Shares	1.7(b)
Exchange Agent	1.7(a)
Execution Date	Preamble
Expiration Date	10.1(a)
Financial Statements	2.11(a)
Fundamental Representations	10.1(c)
GAAP	2.11(a)
Goodwin	11.19
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
IP Licenses	2.09(e)
Loss Tax Benefit	10.2(i)(i)
Material Contract	2.18(b)
Merger	1.1
Merger Stockholder	1.7(b)
Merger Sub	Preamble
Option Shares	1.9(a)
Outside Date	9.1(b)

Capitalized Term	Where Defined
Parent	Preamble
Parent Committee	1.12
Parent D&O Policy	5.7(b)
Parent Indemnified Party	10.2(a)
Parent Record Date	5.1(b)
Parent SEC Documents	3.6
Parent Stockholder Meeting	5.1(b)
Parent Voting Debt	3.5(d)
Parent Voting Matters	5.1(b)
PCBs	2.19
Policies	5.7(b)
Post-Closing Matters	1.12
Pre-Closing Period	4.1
Programs	2.24(c)
Proxy/Registration Statement	5.1(a)
Reimbursement	11.3(c)
Related Party	2.16(b)
Required Parent Vote	3.7
Restated Certificate	1.4(a)
Sarbanes-Oxley Act	3.6(a)
Shortfall Amount	1.13(e)
Spreadsheet	1.5(d)
Stockholders’ Agent	Preamble
Stockholders’ Agent Expense Fund	11.1(e)
Substitute Option	1.9(a)
Surviving Corporation	1.1
Third Party Claim	10.4(a)
Threshold Amount	10.2(c)(ii)
Trust Account Deductions	3.8

EXHIBIT B

CERTIFICATE OF MERGER

OF

ANVIL MERGER SUB, INC.
(a Delaware corporation)

WITH AND INTO

AEROCARE HOLDINGS, INC.
(a Delaware corporation)

Pursuant to Section 251 of the Delaware General Corporation Law

Aerocare Holdings, Inc., a Delaware corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify that:

FIRST:  The name and state of incorporation of each of the constituent corporations (together, the “Constituent Corporations”) of the merger is as follows:

Name	State of Incorporation
Anvil Merger Sub, Inc.	Delaware
Aerocare Holdings, Inc.	Delaware

SECOND:  An Agreement and Plan of Merger and Reorganization, dated as of October 14, 2014, by and among the Constituent Corporations and the other parties thereto (the “Merger Agreement”) has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL.

THIRD:  The name of the surviving corporation is Aerocare Holdings, Inc. (the “Surviving Corporation”).

FOURTH:  The certificate of incorporation of the Surviving Corporation shall be amended such that upon effectiveness of the merger contemplated by the Merger Agreement (the “Merger”), the certificate of incorporation in the form attached hereto as Exhibit A shall be the certificate of incorporation of the Surviving Corporation.

FIFTH:  That the Merger is to become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH:  The executed Merger Agreement is on file at the office of the Surviving Corporation at 3325 Bartlett Blvd., Orlando, FL 32811.

SEVENTH:  A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

[Signature page follows]

IN WITNESS WHEREOF, Aerocare Holdings, Inc. has caused this Certificate of Merger to be executed by the undersigned authorized officer this    day of         , 2014.

Aerocare Holdings, Inc.
(a Delaware corporation)

By:	Stephen P. Griggs Chief Executive Officer

Signature Page to Certificate of Merger

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AEROCARE HOLDINGS, INC.

EXHIBIT C

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

AEROCARE HOLDINGS, INC.

Aerocare Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Aerocare Holdings, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 9, 2002 (the “Original Certificate of Incorporation”).

2. This Second Amended and Restated Certificate of Incorporation, which amends and restates the provisions of Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on [        ] and amended by that certain Certificate of Amendment to Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 18, 2008, was duly adopted by the Board of Directors of the Corporation by written consent in accordance with the provisions of Sections 141, 242 and 245 of the General Corporation Law of Delaware, as amended from time to time (the “DGCL”), and was duly adopted by the stockholders of the Corporation by written consent in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL.

3. The text of the Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to provide as herein set forth in full.

IN WITNESS WHEREOF, the undersigned, for the purposes of amending and restating the Amended and Restated Certificate of Incorporation, as amended, affirms that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Second Amended and Restated Certificate of Incorporation as of this    day of         , 2014.

By:	Stephen P. Griggs Chairman, CEO and President

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

AEROCARE HOLDINGS, INC.

FIRST:  The name of this corporation shall be:

Aerocare Holdings, Inc.

SECOND:  Its registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and its registered agent at such address is: THE CORPORATION TRUST COMPANY.

THIRD:  The purpose or purposes of the corporation shall be to carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH:  The total number of shares of stock which this corporation is authorized to issue is one share of $0.001 par value common stock.

FIFTH:  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

SIXTH:  Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

SEVENTH:  The directors of the corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the DGCL as from time to time in effect. A director of this corporation shall under no circumstances have any personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for those specific breaches and acts or omissions with respect to which the DGCL expressly provides that this provision shall not eliminate or limit such personal liability of directors. The modification, amendment or repeal of this Article Seventh shall not affect the restriction hereunder of a director’s personal liability for any act or omission occurring prior to such modification, amendment or repeal.

EIGHTH:  The corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity while holding such office and to action while serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person; provided, however, that the corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the corporation. In connection with the indemnification provided by Section 145 of the DGCL and under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation in accordance with Section 145 of the DGCL or as authorized in the by-laws of the corporation.

NINTH:  The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article Ninth.

TENTH:  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

Exhibit D

Post-Closing Directors and Officers of Parent

Directors

Stephen P. Griggs

Bruce Lunsford

Ted Lundberg

Stephen Cichy

One individual to be named by the Company (with the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed) no later than 3 Business Days after receipt of the first SEC comments to the Proxy/Registration Statement by Parent, or as soon as reasonably practicable thereafter.

Officers

Stephen P. Griggs — President and CEO

Joe Russell — VP-CFO, Assistant Secretary and Treasurer

Dan Bunting — VP-COO

Geri Hempel — VP of Administration

Mary Beth Covey — Secretary

Exhibit E

Post-Closing Directors of the Surviving Corporation

Stephen P. Griggs

Bruce Lunsford

Ted Lundberg

Stephen Cichy

One individual to be named by the Company (with the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed) no later than 3 Business Days after receipt of the first SEC comments to the Proxy/Registration Statement by Parent, or as soon as reasonably practicable thereafter.

EXHIBIT G

[Form of Backstop Indemnity and Release]

           , 2014

MergeWorthRx Corp.
3123 McDonald Street
Miami, FL 33133
Attention: Chief Executive Officer

Re: Backstop Indemnity and Release

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger and Reorganization dated as of October 14, 2014, by and among MergeWorthRx Corp. (“Parent”), Anvil Merger Sub, Inc., a Delaware corporation (“Merger Sub”), AeroCare Holdings, Inc., a Delaware corporation (the “Company”), and FFC AeroCare SR, LLC, a Delaware limited liability company (as such agreement may hereafter be amended, restated, supplemented or modified from time to time, the “Merger Agreement”). Terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

1. Backstop Indemnity.  For and in consideration of the mutual agreements made in the Merger Agreement, the undersigned Merger Securityholder (the “Indemnitor”), hereby agrees that, to the extent the Escrow Shares are insufficient to pay an indemnification obligation of the Merger Securityholders pursuant to Section 10.2 of the Merger Agreement in respect of breaches of Fundamental Representations [or breaches of covenants or obligations in the Merger Agreement], the Indemnitor shall, severally and not jointly, hold harmless and indemnify the Parent Indemnified Parties for such indemnification obligation, but only to the extent not otherwise paid or satisfied by the Escrow Shares and Parent’s right of set-off pursuant to Section 1.13(e) of the Merger Agreement. The foregoing obligations of the Indemnitor in this paragraph are referred to herein as the “Obligations.” In addition, Indemnitor shall be permitted to satisfy any Obligation by transferring shares of Parent Common Stock (“Transferred Shares”) to the applicable Parent Indemnified Parties. Such Transferred Shares shall be valued at the Parent Share Price.

Notwithstanding anything to the contrary herein, in no event shall Indemnitor be obligated to indemnify a Parent Indemnified Party for an amount which exceeds the lesser of (i) such Indemnitor’s pro rata share of the Damages subject to indemnification under this Backstop Indemnity and Release Agreement (with pro rata share based on the shares of Parent Common Stock and/or Substitute Options received by such Indemnitor relative to the total shares of Parent Common Stock and Substitute Options received by all Merger Securityholders pursuant to the Merger Agreement) (such pro rata share, the “Pro Rata Share ”), and (ii) 100% of the total merger consideration paid to such Indemnitor in the form of shares of Parent Common Stock and Substitute Options under the Merger Agreement (with such shares of Parent Common Stock, for this purpose, valued at the Parent Share Price).

Indemnitor acknowledges that this Backstop Indemnity and Release is one of a series of similar Backstop Indemnity and Releases (the “Backstop Indemnities”) provided by certain Merger Securityholders to Parent in connection with the Merger (including, with respect to certain Merger Securityholders, in the Letter of Transmittal).

If a Parent Indemnified Party wishes to make a claim for indemnification pursuant to Section 10.2 of the Merger Agreement and the Backstop Indemnities, Parent, on behalf of such Parent Indemnified Party, shall promptly deliver a notice (a “Claim Notice”) to the Stockholders’ Agent. The Claim Notice shall state (i) the dollar amount of any indemnification asserted to be owed under Section 10.2 of the Merger Agreement, (ii) the number of Shares of Parent Common Stock (valued at the Parent Share Price) necessary to satisfy the indemnification amount owed, (iii) each indemnitor’s Pro Rata Share of such indemnification amount, (iv) a statement of the facts giving rise to such claim for indemnification, and the specific representations, warranties or covenants, if any, alleged to have been breached and (v) that a claim for such indemnification has been made in accordance with the terms of the Merger Agreement (including, but not limited to, Section 10.2 thereof) and the Backstop Indemnities.

During the thirty (30) days following the Stockholders’ Agent’s receipt of the Claim Notice, the Stockholders’ Agent may deliver a written notice to Parent, on behalf of the Merger Securityholders, disputing any or all of the claims made in the Claim Notice (a “Dispute Notice”), which such Dispute Notice shall state with reasonable specificity the nature of the dispute and the portion of the claim stated in the Claim Notice that is the subject of such dispute (such amount, the “Disputed Amount”). The Stockholders’ Agent shall distribute the Disputed Amount upon receipt of a certified copy of a final non-appealable judgment issued by a court of competent jurisdiction, ordering the distribution of all or a portion of the Disputed Amount, or when agreed to pursuant to written instructions executed by Parent and the Stockholders’ Agent.

On the thirtieth (30th) day following receipt by the Stockholders’ Agent of the Claim Notice (or if such day is not a business day, then on the next successive business day), the Stockholders’ Agent shall obtain from each respective indemnitor under the Backstop Indemnities such indemnitor’s Pro Rata Share in cash or the number of Shares (or some combination thereof) described in the Claim Notice to Parent, less the Disputed Amount, if any.

2. Release.  Effective as of the Closing, the undersigned, by virtue of accepting such number of shares of Parent Common Stock to which such Stockholder is entitled under the Merger Agreement, on behalf of himself, herself or itself and its, his or her affiliates and each of its, his or her (as applicable) and their respective officers, directors, employees, agents, successors and assigns (the “Releasing Parties”), hereby releases, acquits and forever discharges Parent, the Company, Merger Sub, each of their respective affiliates, subsidiaries, and any and all of each of their respective successors and assigns, together with all their present and former directors and officers (the “Released Parties”), from any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect (collectively, “Claims”), which the Releasing Party ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties, from any time prior to and up to and including the Closing Date, with respect to such Person’s status as a stockholder of the Company. The foregoing shall not constitute a release of claims or any other matter with respect to (i) receipt of such number of shares of Parent Common Stock to which a Stockholder is entitled pursuant to the terms and conditions of the Merger Agreement, as further set forth in such Stockholder’s Letter of Transmittal, (ii) any of the rights of a Stockholder or any obligations of the Released Parties to such Stockholder, in each case arising under the Merger Agreement, (iii) any of the rights of the Stockholder under the Charter Documents to indemnification from the Company for actions or inactions by such Stockholder or any of its Affiliates as a director or officer of the Company, (iv) if Stockholder is an employee of the Company as of the Closing Date, any rights of such Stockholder to payments in respect of such employment, including rights under any Company Plan identified on the Schedule of Exceptions in accordance with the terms of such plan, and (v) any of the rights of Stockholder or any of its Affiliates under or pursuant to written commercial contracts with the Company set forth on the Schedule of Exceptions and unrelated to such Stockholder’s status of a stockholder of the Company.

3. Governing Law.  This Backstop Indemnity and Release shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws).

4. General Provisions.  No waiver of any term or provision of this Backstop Indemnity and Release shall be construed as a further or continuing waiver of such term or provision or any other term or provision. This Backstop Indemnity and Release constitutes the entire agreement of the parties hereto and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or either of them, with respect to the subject matter hereof. This Backstop Indemnity and Release may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

[Signature Page Follows]

Very truly yours,

STOCKHOLDER:

By:
Title:

Agreed and Accepted:

MERGEWORTHRX CORP.

By:	Name: Title:

[Backstop Indemnity and Release]

EXHIBIT H

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MERGEWORTHRX CORP.

MergeWorthRx Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is MergeWorthRx Corp. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 22, 2013 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was MedWorth Acquisition Corp.

2. This Second Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on June 25, 2013 as amended by that certain Certificate of Amendment to Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on November 27, 2013 (as amended, the “Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is AeroCare Holdings Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred five million (105,000,000), of which (i) one hundred million (100,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) five million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting.  Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2. Special Meetings.  Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1. General.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors.  Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3. Number of Directors; Term of Office.  The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors of the Corporation shall be [names]; the initial Class II Directors of the Corporation shall be Stephen P. Griggs and Bruce Lunsford; and the initial Class III Directors of the Corporation shall be Ted Lundberg and Stephen Cichy. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2015, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2016, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2017. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

4. Vacancies.  Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal.  Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity while holding such office and to action while serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. In connection with the indemnification provided by Section 145 of the DGCL and under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation in accordance with Section 145 of the DGCL or as authorized in the by-laws of the Corporation.

If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article VIII with respect to any action, suit, proceeding, or investigation arising out of or relating to any actions, transactions, or facts occurring prior to the date of such merger or consolidation.

ARTICLE IX

EXCLUSIVE JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Corporation’s bylaws, or (iv) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

ARTICLE X

AMENDMENT OF BY-LAWS

1. Amendment by Directors.  Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders.  The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of capital stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI or Article XII of this Certificate.

[End of Text]

THIS SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this    day of            , 2014.

MergeWorthRx Corp.

By:

Name:

Title:

EXHIBIT I

AMENDED AND RESTATED

BY-LAWS

OF

MERGEWORTHRX CORP.

(the “Corporation”)

ARTICLE I

Stockholders

SECTION 1. Annual Meeting.  The annual meeting of stockholders (any such meeting being referred to in these By-laws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States which is fixed by the Board of Directors, which time, date and place may subsequently be changed at any time by vote of the Board of Directors. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these By-laws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these By-laws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 2. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this By-law, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this By-law as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2) and (3) of this By-law to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this By-law, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this By-law, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this By-law and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this By-law. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Such stockholder’s Timely Notice shall set forth:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of each Proposing Person (as defined below);

(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

(D) (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).

For purposes of this Article I of these By-laws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these By-laws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this By-law shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).

(4) Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this By-law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this By-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) General.

(1) Only such persons who are nominated in accordance with the provisions of this By-law shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this By-law or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this By-law. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this By-law, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this By-law. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this By-law, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

(2) Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3) Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4) For purposes of this By-law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5) Notwithstanding the foregoing provisions of this By-law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-law. Nothing in this By-law shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Undesignated Preferred Stock to elect directors under specified circumstances.

SECTION 3. Special Meetings.  Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these By-laws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these By-laws and the provisions of Article I, Section 2 of these By-laws shall govern such special meeting.

SECTION 4. Notice of Meetings; Adjournments.

(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (“DGCL”).

(b) Notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

(c) Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d) The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these By-laws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these By-laws.

(e) When any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these By-laws, is entitled to such notice.

SECTION 5. Quorum.  A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 6. Voting and Proxies.  Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.

SECTION 7. Action at Meeting.  When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

SECTION 8. Stockholder Lists.  The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these By-laws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

SECTION 9. Presiding Officer.  The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provide that if the Board of Directors does not so designate such a presiding officer, then the Chairman of the Board, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairman of the Board or the Chairman of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

SECTION 10. Inspectors of Elections.  The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

ARTICLE II

Directors

SECTION 1. Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.

SECTION 2. Number and Terms.  The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.

SECTION 3. Qualification.  No director need be a stockholder of the Corporation.

SECTION 4. Vacancies.  Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.

SECTION 5. Removal.  Directors may be removed from office only in the manner provided in the Certificate.

SECTION 6. Resignation.  A director may resign at any time by giving written notice to the Chairman of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 7. Regular Meetings.  The regular annual meeting of the Board of Directors shall be held, without notice other than this Section 7, on the same date and at the same place as the Annual Meeting following the close of such meeting of stockholders. Other regular meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.

SECTION 8. Special Meetings.  Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairman of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

SECTION 9. Notice of Meetings.  Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the President or such other officer designated by the Chairman of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these By-laws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10. Quorum.  At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors.

SECTION 11. Action at Meeting.  At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these By-laws.

SECTION 12. Action by Consent.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

SECTION 13. Manner of Participation.  Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these By-laws.

SECTION 14. Presiding Director.  The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairman of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15. Committees.  The Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these By-laws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-laws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.

SECTION 16. Compensation of Directors.  Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.

ARTICLE III

Officers

SECTION 1. Enumeration.  The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors, a Chief Executive Officer, a Chief Financial Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

SECTION 2. Election.  At the regular annual meeting of the Board of Directors following the Annual Meeting, the Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.

SECTION 3. Qualification.  No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.

SECTION 4. Tenure.  Except as otherwise provided by the Certificate or by these By-laws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

SECTION 5. Resignation.  Any officer may resign by delivering his or her written resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 6. Removal.  Except as otherwise provided by law, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office.

SECTION 7. Absence or Disability.  In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 8. Vacancies.  Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

SECTION 9. President.  The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 10. Chairman of the Board.  The Chairman of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 11. Chief Executive Officer.  The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 12. Chief Financial Officer.  The Chief Financial Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 13. Vice Presidents and Assistant Vice Presidents.  Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 14. Treasurer and Assistant Treasurers.  The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 15. Secretary and Assistant Secretaries.  The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant

Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 16. Other Powers and Duties.  Subject to these By-laws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.

ARTICLE IV

Capital Stock

SECTION 1. Certificates of Stock.  Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by the Chairman of the Board, the President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these Bylaws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.

SECTION 2. Transfers.  Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

SECTION 3. Record Holders.  Except as may otherwise be required by law, by the Certificate or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

SECTION 4. Record Date.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 5. Replacement of Certificates.  In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

ARTICLE V

Indemnification

SECTION 1. Definitions.  For purposes of this Article:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

SECTION 2. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 4 of this Article V of these By-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation.  Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation.  Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3) Survival of Rights.  The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4) Actions by Directors or Officers.  Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these By-laws in accordance with the provisions set forth herein.

SECTION 3. Indemnification of Non-Officer Employees.  Subject to the operation of Section 4 of this Article V of these By-laws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors of the Corporation.

SECTION 4. Determination.  Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

SECTION 5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these By-laws.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7. Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 8. Non-Exclusivity of Rights.  The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 9. Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

SECTION 10. Other Indemnification.  The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

ARTICLE VI

Miscellaneous Provisions

SECTION 1. Fiscal Year.  The fiscal year of the Corporation shall be determined by the Board of Directors.

SECTION 2. Seal.  The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3. Execution of Instruments.  All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or the executive committee of the Board may authorize.

SECTION 4. Voting of Securities.  Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5. Resident Agent.  The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6. Corporate Records.  The original or attested copies of the Certificate, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.

SECTION 7. Certificate.  All references in these By-laws to the Certificate shall be deemed to refer to the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

SECTION 8. Exclusive Jurisdiction of Delaware Courts.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate or By-laws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.

SECTION 9. Amendment of By-laws.

(a) Amendment by Directors.  Except as provided otherwise by law, these By-laws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

(b) Amendment by Stockholders.  These By-laws may be amended or repealed at any Annual Meeting, or special meeting of stockholders called for such purpose in accordance with these By-Laws, by the affirmative vote of at least seventy-five percent (75%) of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate, these By-laws, or other applicable law.

SECTION 10. Notices.  If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 11. Waivers.  A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Adopted            , 2014 and effective as of            , 2014.

EXHIBIT J

ESCROW AGREEMENT

This Escrow Agreement (this “Escrow Agreement”) is made and entered into as of            , 2014, by and among MergeWorthRX Corp., a Delaware corporation (“Parent”), FFC AeroCare SR, LLC, a Delaware limited liability company, solely in its capacity as Stockholders’ Agent pursuant to the Merger Agreement (as defined below) (the “Stockholders’ Agent,” and together with Parent, sometimes referred to individually as a “Party” or collectively as the “Parties”), and Continental Stock Transfer & Trust Company (the “Escrow Agent”). Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent and Stockholders’ Agent have entered into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of October 14, 2014, by and among Parent, Anvil Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), AeroCare Holdings, Inc., a Delaware corporation (the “Company”), and the Stockholders’ Agent;

WHEREAS, pursuant to the Merger Agreement, on the date hereof, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent;

WHEREAS, the Merger Agreement provides that Exchange Agent shall deposit shares of Parent Common Stock (as defined below) with the Escrow Agent to be available as a source of consideration available for the payment of certain indemnification obligations of the Merger Securityholders as set forth in the Merger Agreement;

WHEREAS, the Escrow Agent has agreed to accept, hold, and disburse the property deposited with it and the earnings thereon in accordance with the terms of this Escrow Agreement;

WHEREAS, under the Merger Agreement, the Company and its stockholders have authorized and empowered the Stockholders’ Agent to act on their behalf in connection with this Escrow Agreement;

WHEREAS, the provisions of the Merger Agreement are hereby incorporated herein by reference as the context of this Escrow Agreement may require, provided that the Escrow Agent shall act only in accordance with the terms and conditions contained herein; and

WHEREAS, the Parties have agreed to deposit in escrow certain property, and desire that such deposit to be subject to the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto hereby agree as follows:

1. Appointment.  The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Escrow Account.

(a) On or as soon as practicable after the date hereof, Parent will cause 1,016,746 shares of common stock of Parent, par value $0.0001 per share (the “Parent Common Stock”), which shares shall be registered in the name of Escrow Agent f/b/o the Merger Securityholders (the “Escrow Shares”), to be delivered to the Escrow Agent in book-entry form, and the Escrow Agent will acknowledge receipt of the Escrow Shares to Parent and the Stockholders’ Agent promptly upon receipt thereof. Subject to the terms and conditions of this Escrow Agreement, the Escrow Agent shall hold the Escrow Shares and shall invest, reinvest and manage any cash proceeds thereof as directed in Section 3(d) (the “Proceeds,” and the Escrow Shares and the Proceeds, collectively, the “Escrow Account”). Upon receipt of the Escrow Shares, the Escrow Agent shall not release the Escrow Shares or the rest of the Escrow Account except in accordance with this Escrow Agreement.

(b) If Parent at any time or from time to time between the date of this Escrow Agreement and the final disposition of the Escrow Account in accordance with this Escrow Agreement, (i) subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Parent Common Stock into a greater number of shares, or (ii) combines (by reverse stock split or otherwise) its outstanding shares of Parent Common Stock into a smaller number of shares, then Parent will deliver notice thereof to the Escrow Agent, and, unless the applicable authorizing resolutions of the Board do not require delivery of new Escrow Shares as a result of such action, the Parent will as promptly as practicable after the effective date with respect thereto deliver to the Escrow Agent in book-entry form the requisite Escrow Shares as may be required to reflect the applicable increase or reduction, as the case may be, of such Escrow Shares. The Escrow Agent shall be entitled to execute and deliver any transmittal letter or other documents and share certificates required to effectuate an exchange of shares if contemplated by the action taken pursuant to the preceding clauses (i) or (ii). If Parent at any time or from time to time between the date of this Escrow Agreement and the final disposition of the Escrow Account in accordance with this Escrow Agreement pays any distribution or dividend in respect of the Escrow Shares in additional shares of Parent Common Stock, then Parent will deliver notice thereof to the Escrow Agent and the Stockholders’ Agent, and, unless the applicable authorizing resolutions of the Board do not require delivery of additional Escrow Shares as a result of such action, the Parent will as promptly as practicable after the payment date with respect thereto deliver to the Escrow Agent additional Escrow Shares representing such additional shares of Parent Common Stock. Upon such delivery referred to in this Section 2(b), the Escrow Agent shall hold such additional or substitute Escrow Shares, and all such shares are deemed Escrow Shares for purposes of this Escrow Agreement.

(c) This Agreement assumes that the Escrow Account will at all times be comprised only of Parent Common Stock and/or cash. If the Parent Common Stock is converted into any securities or other property other than Parent Common Stock, or any securities or other property (in each case, other than cash or additional shares of Parent Common Stock) are distributed, issued or exchanged with respect to any shares of Parent Common Stock (then held in the Escrow Account) upon any recapitalization, reclassification, merger, consolidation, stock dividend or the like, or if for any other reason securities or other property (in each case, other than cash or additional shares of Parent Common Stock) at any time are held in the Escrow Account, Parent and the Stockholders’ Agent shall negotiate in good faith, and execute and deliver, such supplemental written instructions to the Escrow Agent as are necessary to account for such other securities or property in a manner consistent with the results that would have prevailed if only Parent Common Stock and/or cash were held in the Escrow Account, and shall deliver such supplemental written instructions to the Escrow Agent. If the Parties are unable to agree on any such supplemental instructions contemplated by the preceding sentence within thirty (30) days after such sentence shall become applicable, then the Escrow Agent shall refrain from taking any action with respect to such property other than Parent Common Stock and/or cash, other than to keep safely such other property until it shall be directed otherwise in writing jointly by Parent and the Stockholders’ Agent or by final non-appealable order of a court of competent jurisdiction. The Escrow Agent shall be entitled to execute and deliver any transmittal letter or other documents and Escrow Shares required in connection with such any recapitalization, reclassification, merger, consolidation or similar event to receive any shares of stock, securities, properties or cash in exchange for Escrow Shares.

(d) Notwithstanding anything to the contrary contained herein and for so long as the Escrow Shares remain in the Escrow Account, the Parties agree that the Merger Securityholders shall have the right to (i) vote all Escrow Shares that are not disbursed to Parent pursuant to the terms hereof, (ii) receive any cash dividends and cash distributions in respect of the Escrow Shares that are not disbursed to Parent pursuant to the terms hereof, and (iii) except as set forth in Section 2(e) below, exercise any and all other rights of a shareholder of Parent with respect to the Escrow Shares that are not disbursed to Parent pursuant to the terms hereof; provided however, that Parent shall not be obligated to recognize any sale of Escrow Shares to a third party prior to the termination of this Escrow Agreement in accordance with the terms hereof.

(e) Notwithstanding anything to the contrary contained herein, to the extent that Parent makes any non-cash distributions or non-cash dividends in respect of the Escrow Shares while such Escrow Shares remain in the Escrow Account, such distributions and dividends shall be deposited into the Escrow Account by Parent. Upon any disbursement of the Escrow Shares to Parent or the Merger Securityholders pursuant to Sections 4 or 5 (as the case may be), the non-cash distributions and non-cash dividends held in the Escrow Account in respect of such disbursed Escrow Shares shall be disbursed to the Party receiving such disbursed Escrow Shares.

3. Investment of Escrow Account.

(a) The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys or any other assets held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not liquidate, sell, invest or reinvest any portion of the Escrow Account except as provided herein and shall hold the Escrow Shares and any cash or other assets received in respect thereof in the form initially received, except as provided herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment or the failure to make an investment made pursuant to the terms of this Escrow Agreement.

(b) During the term of this Escrow Agreement, any cash in the Escrow Account shall be invested in a money market deposit account or a successor or similar investment offered by the Escrow Agent and approved by the Stockholders’ Agent and Parent, unless otherwise instructed in writing by the Parties and as shall be reasonably acceptable to the Escrow Agent. The Escrow Agent will provide compensation on balances in the Escrow Account at the then-applicable rate for such account or investment from time to time. Written investment instructions, if any, shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive reasonable compensation with respect to any investment directed hereunder including without limitation charging a reasonable agency fee in connection with each transaction. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Escrow Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Account.

4. Disbursement of Escrow Account.  The Parties agree that the Escrow Account is available to satisfy the Merger Securityholders’ indemnification obligations set forth in Section 10 of the Merger Agreement. On the next successive business day after the Claims Deadline (as defined below), the Escrow Agent shall release all of the Escrow Account to Exchange Agent for the benefit of the Merger Securityholders, less any unresolved Dispute Amounts (as defined below) and any amounts previously released in accordance with Section 5 hereof.

5. Indemnification Claims.

(a) If a Parent Indemnified Party wishes to make a claim for indemnification pursuant to Section 10 of the Merger Agreement, Parent, on behalf of such Parent Indemnified Party, shall promptly deliver a notice (a “Claim Notice”) to the Stockholders’ Agent and the Escrow Agent. The Claim Notice shall state (i) the dollar amount of any indemnification asserted to be owed under Section 10 of the Merger Agreement, (ii) the number of Escrow Shares necessary to satisfy the indemnification amount owed, (iii) a statement of the facts giving rise to such claim for indemnification, and the specific representations, warranties or covenants, if any, alleged to have been breached, and (iv) that a claim for such indemnification has been made in accordance with the terms of the Merger Agreement (including, but not limited to, Section 10 thereof).

(b) Subject to Section 5(c), on the thirtieth (30th) day following receipt by the Escrow Agent of the Claim Notice (or if such day is not a business day, then on the next successive business day), the Escrow Agent shall release the number of Escrow Shares described in the Claim Notice to Parent from the

Escrow Account, less the amount, if any, described in a Dispute Notice (as defined below). If the Escrow Account contains both Escrow Shares and cash, any such payment shall be made to Parent in Escrow Shares and cash, such that the ratio of cash paid to Escrow Shares released is equal to the ratio of cash to Escrow Shares in the Escrow Account as of the date of such payment. For purposes of distributing the Escrow Account pursuant to the terms hereof, the Escrow Shares shall be valued at the Parent Share Price.

(c) During the thirty (30) days following the Escrow Agent’s receipt of the Claim Notice, the Stockholders’ Agent may deliver a written notice to the Escrow Agent and Parent disputing any or all of the claims made in the Claim Notice (a “Dispute Notice”), which such Dispute Notice shall state with reasonable specificity the nature of the dispute and the portion of the claim stated in the Claim Notice that is the subject of such dispute (such amount, the “Disputed Amount”). The Escrow Agent shall not distribute the Disputed Amount until (i) the Escrow Agent receives a certified copy of a final non-appealable judgment issued by a court of competent jurisdiction, ordering the distribution of all or a portion of the Disputed Amount, or (ii) directed to do so pursuant to written instructions executed by Parent and the Stockholders’ Agent. The rights of the Escrow Agent under this Section 5(c) are cumulative of all other rights it may have by law or otherwise. Any claim by Parent disputed by the Stockholders’ Agent pursuant to this Section 5(c), or any claim by Parent which the Escrow Agent has refused to comply with or take any action in connection with in accordance with this Section 5(c), shall be referred to herein as a “Disputed Claim.” The Escrow Agent shall not be liable in any way or to any Person for its failure or refusal to release such Disputed Amount.

(d) Promptly following resolution of all or any portion of a Disputed Claim in favor of the former Merger Securityholders, Parent shall provide written notice to the Escrow Agent that such Disputed Claim or portion thereof has been discharged, and to the extent any amounts are being withheld from being disbursed to the Exchange Agent pursuant to the last sentence of Section 4 by the Escrow Agent in respect of such Disputed Claim, such amount shall promptly be released to the Exchange Agent.

(e) The Parties agree that Parent shall have the right to make claims against the Escrow Account on behalf of itself and any of the other Parent Indemnified Parties until the twelve (12) month anniversary of the Closing Date (the “Claims Deadline”).

6. Disposition and Termination.  Upon delivery of the Escrow Account by the Escrow Agent in accordance with Sections 4 and 5 above, this Escrow Agreement shall terminate, subject to the provisions of Sections 7(b), 7(c), 7(g) and 8.

7. Concerning the Escrow Agent.

(a) Good Faith Reliance.  The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent, which counsel may be company counsel), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Escrow Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(b) Indemnification.  The Escrow Agent shall be indemnified and held harmless by Parent from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action taken by it hereunder, action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Escrow Agreement, the services of the Escrow Agent hereunder, or the Escrow Account held by it hereunder, other than expenses or losses arising from the fraud, gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Account or it may deposit the Escrow Account with the clerk of any appropriate court or it may retain the Escrow Account pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Account are to be disbursed and delivered. The provisions of this Section 7(b) shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 7(e) or 7(f) below.

(c) Compensation.  The Escrow Agent shall be entitled to such compensation from Parent for all services rendered by it hereunder set forth on Exhibit A hereto, which shall be paid by Parent. The Escrow Agent shall also be entitled to reimbursement from Parent for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(d) Further Assurances.  From time to time on and after the date hereof, Parent and the Stockholders’ Agent shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Escrow Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(e) Resignation.  The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice, and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by Parent and approved by the Stockholders’ Agent, which approval will not be unreasonably withheld, conditioned or delayed, the Escrow Account held hereunder. If no new escrow agent is so appointed within the sixty (60) day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Account with any court it reasonably deems appropriate in the State of New York.

(f) Discharge of Escrow Agent.  The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Parties, jointly; provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 7(e).

(g) Liability.  Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence, fraud or willful misconduct.

8. Miscellaneous.

(a) Governing Law; Venue.  This Escrow Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws). Any claim, action or proceeding (each, a “Legal Proceeding”) relating to this Escrow Agreement or the enforcement of any provision of this Escrow Agreement may be brought or otherwise commenced in any federal or state court located in New York, New York. Each of the Parties and the Escrow Agent: (i) expressly and irrevocably consents and submits to the jurisdiction of each federal and state court located in New York, New York in connection with any such Legal Proceeding; (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to such party at the address set forth in Section 8(e) shall constitute effective service of such process, summons, notice or document for purposes of any such Legal Proceeding; (iii) agrees that each federal or state court located in New York, New York, shall be deemed to be a convenient forum; and (d) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any federal or state court located in New York, New York any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Escrow Agreement or the subject matter of this Escrow Agreement may not be enforced in or by such court.

(b) Entire Agreement.  This Escrow Agreement, the Merger Agreement and the other Transaction Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement (even though such agreement may be referenced in this Escrow Agreement) other than this Escrow Agreement. In the event of any conflict between the terms and provisions of this Escrow Agreement and any other agreement, as to the Escrow Agent, the terms and conditions of this Escrow Agreement shall control.

(c) Headings.  The headings contained in this Escrow Agreement are for convenience of reference only, shall not be deemed to be a part of this Escrow Agreement and shall not be referred to in connection with the construction or interpretation of this Escrow Agreement.

(d) Successors and Assigns; Assignment.  This Escrow Agreement shall be binding upon each of the parties hereto and each of their successors and permitted assigns, if any. This Escrow Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto.

(e) Notices.  Any notice or other communication required or permitted to be delivered to any party under this Escrow Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) the next business day after such notice is sent by courier or express delivery service or by facsimile or email, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent:

MergeWorthRX Corp.
3123 McDonald Street
Miami, FL 33133
Attention: Charles F. Fistel and Stephen B. Cichy
Facsimile: [•]
Email: medworth1@gmail.com and scichy@monarchsp.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10173-1922
Attention: Robert Cohen, Esq.
Facsimile: 212-547-5444
Email: rcohen@mwe.com

If to the Stockholders’ Agent:

FFC Aerocare SR, LLC
c/o Ferrer Freeman & Company
10 Glenville Street
Greenwich, CT 06831
Attention: Ted Lundberg
Facsimile: (203) 532-8016
Email: tlundberg@ffandco.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Stuart Rosenthal, Esq.
Facsimile: (212) 355-3333
Email: srosenthal@goodwinprocter.com

If to the Escrow Agent:

Continental Stock Transfer & Trust Company
[•]
Attention: [•]
Facsimile: [•]
Email: [•]

with a copy (which shall not constitute notice) to:

[•]
Attention: [•]
Facsimile: [•]
Email: [•]

(f) Amendments.  This Escrow Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

(g) Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of this Escrow Agreement or the transactions contemplated hereby.

(h) Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

(i) Electronic Execution and Delivery.  A facsimile, telecopy, PDF or other reproduction of this Escrow Agreement may be executed by one or more parties hereto, and an executed copy of this Escrow Agreement may be delivered by one or more parties hereto by facsimile, e-mail or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Escrow Agreement as well as any facsimile, telecopy or reproduction thereof. The parties hereto hereby agree that neither shall raise the execution of facsimile, telecopy, PDF or other reproduction of this Escrow Agreement, or the fact that any signature or document was transmitted or communicated by facsimile, e-mail or similar electronic transmission device, as a defense to the formation of this Escrow Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

MergeWorthRX Corp.

By:	Name: Title:

FFC AeroCare SR, LLC, in its capacity as Stockholders’ Agent

By:	Name: Title:

Continental Stock Transfer & Trust Company

By:	Name: Title:

Exhibit A

Escrow Agent’s Compensation

[Continental to provide]

EXHIBIT K

LOCKUP AGREEMENT

THIS LOCKUP AGREEMENT (this “Agreement”) is made and entered into as of [           ], 2014, by and among MergeWorthRx Corp., a Delaware corporation (“Parent”), and the undersigned Company Stockholder (“Seller”). Each capitalized term used, but not otherwise defined, herein has the respective meaning ascribed to such term in the Agreement and Plan of Merger and Reorganization, dated as of October 14, 2014, by and among Parent, AeroCare Holdings, Inc., a Delaware corporation, and the other parties thereto (the “Merger Agreement”).

In connection with the consummation of the transactions contemplated by the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Seller and Parent hereby agree as follows:

1. The execution and delivery of this Agreement is a condition to the performance of the parties' obligations under the Merger Agreement, including the delivery of the shares of Parent Common Stock issued to the Seller pursuant thereto (the “Shares”).

2. Seller hereby acknowledges and agrees that during the Lockup Period (as defined below), as applicable to those Shares which remain subject to the Lockup Period from time to time (as set forth below), it shall not (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any portion of such Shares, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such Shares, whether any such transaction is to be settled by delivery of such Shares or such other securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B). As used herein, the term “Lockup Period” means the period beginning on the Closing Date and ending on the earlier of: (a) (i) with respect to fifty percent (50%) of the Shares, the six month anniversary of the Closing Date, and (ii) with respect to the remaining fifty percent (50%) of the Shares, the twelve month anniversary of the Closing Date and (b) the date that Parent consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the holders of Parent Common Stock having the right to exchange their shares of Parent Common Stock for cash, securities or other property.

3. Notwithstanding the provisions of paragraph 2, above, each Seller may transfer any or all of its Shares:

(a) to the officers, directors or employees of Parent;

(b) if Seller is an entity, to any person which, directly or indirectly, controls, is controlled by or is under common control with such Seller, including, without limitation, any partner, officer, director or member of such Seller and, with respect to any Seller that is a private investment fund, to any person which is controlled by or under common control with one or more general partners of such Seller;

(c) to Seller’s immediate family members and trusts for estate planning purposes;

(d) by virtue of the laws of descent and distribution upon Seller’s death; or

(e) pursuant to a qualified domestic relations order;

provided, however, that, in the case of clauses (a) through (e), such permitted transferee(s) becomes bound by the transfer restrictions and forfeiture provisions contained herein.

4. In furtherance of the foregoing, Seller hereby authorizes Parent during the Lockup Period to cause the transfer agent for the Parent Common Stock to decline to transfer any Shares, and to place restrictive legends and note stop transfer restrictions on the Shares, the stock register and other records relating to the Shares.

5. Seller hereby represents and warrants to Parent that (i) it has full power and authority to enter into this Agreement and (ii) this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms.

6. Parent hereby represents and warrants to Seller that the lock-up restrictions set forth herein are no more restrictive to Seller than those lock-up restrictions applicable to the Parent’s Sponsors in that certain Stock Escrow Agreement dated as of June 26, 2013, by and among MEDWORTH ACQUISITION CORP., a Delaware corporation, Charles F. Fistel, Stephen B. Cichy, and Anthony Minnuto, John J. Delucca, Jeffrey A. Rein, Robert G. Savage and Howard I. Schwartz, M.D and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (the “Parent Lock-Up Restrictions”).

7. Parent hereby covenants to Seller that, in the event that any of the Parent Lock-Up Restrictions are amended, waived or otherwise modified in a manner that makes the lock-up restrictions set forth herein more restrictive to Seller than the Parent Lock-Up Restrictions, this Agreement shall be promptly amended to be no more or less restrictive to Seller than such amended, waived or modified Parent Lock-Up Restrictions; provided, that in no event shall the lock-up restrictions set forth herein extend beyond the 12 month anniversary of the Closing Date. To the extent this Agreement is amended, waived or otherwise modified in a manner that makes the lock-up restrictions set forth herein less restrictive to Seller, Seller acknowledges and agrees that Parent and Parent’s Sponsors shall be permitted to amend, waive or otherwise modify the Parent Lock-Up Restrictions to be no more or less restrictive to Parent’s Sponsors than such amended, waived or modified lock-up restrictions applicable to Seller set forth herein.

8. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

9. No party hereto may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph 8 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each party's respective successors, heirs, personal representatives and assigns.

10. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that• would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of New York City in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

11. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, or by electronic or facsimile transmission, to the address, email or facsimile number indicated on the books and records of Parent or such other address as a party shall subsequently provide.

12. Upon request by Parent, Seller will execute any additional documents necessary in connection with enforcement hereof.

13. This Agreement may not be amended without the approval of the Audit Committee of the Board of Directors of Parent.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Lockup Agreement on the date first written above.

MERGEWORTHRX CORP.

By:	Name: Its:

[COMPANY STOCKHOLDER]

By:	Name: Its:

EXHIBIT L

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [           ], 2014, by and among [MergeWorthRx Corp.], a Delaware corporation (the “Company”), and the undersigned parties listed as Investors on the signature page hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, the Company and certain of the Investors (the “Original Investors”) are parties to that certain Registration Rights Agreement, dated June 26, 2013 (the “Prior Agreement”);

WHEREAS, the Original Investors currently hold (i) shares of Common Stock issued by the Company prior to the consummation of the Company’s initial public offering (the “Founders’ Shares”) and (ii) shares of Common Stock issued by the Company simultaneously with the consummation of the Company’s initial public offering (the “Sponsors’ Shares”);

WHEREAS, certain of the Investors are acquiring, on or about the date hereof, shares of Common Stock pursuant to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of October 14, 2014, by and among the Company, Anvil Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, AeroCare Holdings, Inc., a Delaware corporation, and FFC Aerocare SR, LLC, a Delaware limited liability company (the “Merger Shares”); and

WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement to provide for the terms and conditions included herein and to include certain of the recipients of Common Stock pursuant to the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS.  The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demand Takedown” is defined in Section 2.1.5(a).

“Demanding Holder” is defined in Section 2.2.1.

“Earn-Out Shares” means the shares of Common Stock of the Company issued or issuable from time to time to Investors after the date hereof pursuant to Section 1.13 of the Merger Agreement.

“Effectiveness Period” is defined in Section 3.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” is defined in Section 2.3.4.

“Founders’ Shares” is defined in the preamble to this Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Maximum Number of Shares” is defined in Section 2.2.4.

“Merger Shares” is defined in the preamble to this Agreement.

“New Registration Statement” is defined in Section 2.2.4.

“Notices” is defined in Section 6.3.

“Option Securities” is defined in Section 2.2.4.

“Original Investors” is defined in the preamble to this Agreement.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Pro Rata” is defined in Section 2.2.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) the Founders’ Shares and the Sponsors’ Shares, (ii) the Merger Shares and, following their issuance, the Earn-Out Shares, (iii) any Working Capital Shares, and (iv) all shares of Common Stock issued to any holder with respect to the securities referred to in clauses (i), (ii), and (iii) above by way of any stock split, stock dividend or other distribution, recapitalization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) such securities are eligible for resale under Rule 144 without volume limitations.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Release Date” means the date on which Founders’ Shares are disbursed from escrow pursuant to Section 3 of that certain Stock Escrow Agreement dated as of June 26, 2013 by and among certain of the Investors and Continental Stock Transfer & Trust Company.

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“Requesting Holder” is defined in Section 2.1.5(a).

“SEC Guidance” is defined in Section 2.2.4.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Selling Holders” is defined in Section 2.1.5(a)(ii).

“Sponsors’ Shares” is defined in the preamble to this Agreement.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented.

“Working Capital Shares” means any shares of Common Stock issued or issuable upon the exercise of any equity security of the Company or upon conversion of any working capital loans made to the Company by any holder of Registrable Securities.

2. REGISTRATION RIGHTS.

2.1 Resale Shelf Registration Rights.

2.1.1 Registration Statement Covering Resale of Registrable Securities.  The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) days following the date of this Agreement, a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Investors of all of the Registrable Securities held by Investors and the Option Securities (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 or another appropriate form permitting Registration of such Registrable Securities for resale by such Investors. The Company shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period.

2.1.2 Notification and Distribution of Materials.  The Company shall notify the Investors in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Investors may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3 Amendments and Supplements.  Subject to the provisions of Section 2.1.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith (i) as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period and (ii) to include the registration for resale from time to time by Investors any Earn-Out Shares as soon as reasonably practicable following issuance thereof.

2.1.4 Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “ New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC

Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will first be reduced by Registrable Securities other than the Sponsors’ Shares (applied on a pro rata basis based on the total number of Registrable Securities held by such Investors, subject to a determination by the Commission that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors) and second by Registrable Securities represented by the Sponsors’ Shares (applied on a pro rata basis based on the total number of Sponsors’ Shares held by such Investors, subject to a determination by the Commission that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors). In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.1.5 Notice of Certain Events.  The Company shall promptly notify the Investors in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or Prospectus relating thereto). The Company shall promptly notify each Investor in writing of the filing of the Resale Shelf Registration Statement or any Prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and the effectiveness of any post-effective amendment.

(a) If the Company shall receive a request from (x) the holders of at least 2,000,000 shares of Registrable Securities, provided that the estimated market value of the Registrable Securities is at least $20,000,000 (the requesting holder(s) shall be referred to herein as the “Requesting Holder”) that the Company effect the Underwritten Takedown of all or any portion of the Requesting Holder’s Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested Underwritten Takedown (each such request shall be referred to herein as a “Demand Takedown”) at least ten (10) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Demand Takedown to the other Holders and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i) subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.5(a), and

(ii) subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any holders of Registrable Securities (all such holders, together with the Requesting Holder, the “Selling Holders”) have requested the Company to offer by request received by the Company within seven Business Days after such holders receive the Company’s notice of the Demand Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(b) Promptly after the expiration of the seven-Business Day-period referred to in Section 2.1.5(a)(ii), the Company will notify all Selling Holders of the identities of the other Selling Holders and the number of shares of Registrable Securities requested to be included therein.

(c) The Company shall only be required to effectuate one Underwritten Takedown within any six-month period.

(d) If the managing underwriter in an Underwritten Takedown advises the Company and the Requesting Holder that, in its view, the number of shares of Registrable Securities requested to be included in such underwritten offering exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, the shares included in such Underwritten Takedown will be reduced by the Registrable Securities held by the Selling Holders (applied on a pro rata basis based on the total number of Registrable Securities held by such Investors, subject to a determination by the Commission that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors).

2.1.6 Selection of Underwriters.  Selling Holders holding a majority in interest of the Registrable Securities requested to be sold in an Underwritten Takedown shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to the Company. In connection with an Underwritten Takedown, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

2.1.7 Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.2 Demand Registration.

2.2.1 Request for Registration.  At any time and from time to time with respect to the Sponsors’ Shares and Working Capital Shares or three months prior to the initial Release Date with respect to all other Registrable Securities of the Original Investors, the holders of a majority-in-interest of such Sponsors’ Shares or other Registrable Securities, as the case may be, may make a written demand for Registration under the Securities Act of all or any portion of their Sponsors’ Shares or other Registrable Securities on Form S-1 or any similar long-form Registration or, if, then available, on Form S-3. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration”. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all Original Investors that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations under this Section 2.2.1 in respect of all Registrable Securities.

2.2.2 Effective Registration.  A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3 Underwritten Offering.  If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration, and subject to the approval of the Company.

2.2.4 Reduction of Offering.  If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities registrable pursuant to the terms of the Purchase Option issued to EarlyBirdCapital, Inc. or its designees in connection with the Company’s initial public offering (the “Purchase Options” and such registrable securities, the “Option Securities”) and (iv) fourth, the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares.

2.2.5 Withdrawal.  If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then either the Demanding Holders shall reimburse the Company for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in Section 2.1) or the withdrawn registration shall count as a Demand Registration provided for in Section 2.1.

2.3 Piggy-Back Registration.

2.3.1 Piggy-Back Rights.  If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.3.2 Reduction of Offering.  If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a) If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities and Option Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (C) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b) If the registration is a “demand” registration undertaken at the demand of holders of Option Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding persons, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares; and

(c) If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities or the Option Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities, if any, comprised of Registrable Securities and Option Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof and of the Purchase Options, as applicable, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3 Withdrawal.  Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3.4 Registrations on Form S-3.  The holders of Registrable Securities may at any time and from time to time, but not more often than one time per calendar year, request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3.4: (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $500,000. Registrations effected pursuant to this Section 2.3.4 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information.  Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement.  The Company shall use its reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become effective and use its reasonable best efforts to keep it effective for the Effectiveness Period; provided, however, that the Company shall have the right to defer any Demand Registration for up to ninety (90) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the President or Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso for more than a total of ninety (90) days in any 365-day period in respect of a Demand Registration hereunder.

3.1.2 Copies.  The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements.  The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

3.1.4 Notification.  After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

3.1.5 State Securities Laws Compliance.  The Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition.  The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company.

3.1.7 Cooperation.  The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8 Records.  Upon execution of confidentiality agreements, the Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9 Earnings Statement.  The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.10 Listing.  The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

3.2 Obligation to Suspend Distribution.  Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses.  The Company shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.1, any Demand Takedown pursuant to Section 2.1.5(a)(i), any Piggy-Back Registration pursuant to Section 2.3, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.10; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information.  The holders of Registrable Securities shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the

Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.2 Indemnification by Holders of Registrable Securities.  Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers, and each other selling holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3 Conduct of Indemnification Proceedings.  Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified

Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4.2 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. UNDERWRITING AND DISTRIBUTION.

5.1 Rule 144.  The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1 Other Registration Rights.  Except with respect to the securities issued or issuable upon exercise of the Purchase Options, the Company represents and warrants that no person, other than a holder of the Registrable Securities, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

6.2 Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2. The rights of a holder of Registrable Securities under this Agreement may be transferred by such a holder to a transferee who acquires or holds Registrable Securities equal to at least five percent (5%) of the Registrable Securities held by the holders of Registrable Securities on the date hereof; provided, however, that such transferee has executed and delivered to the Company a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (an “Addendum Agreement”), and the transferor shall have delivered to the Company no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.

6.3 Notices.  All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given (i) on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day (ii) one business day after being deposited with a reputable courier service with an order for next-day delivery, to the parties as follows:

If to the Company:

[MergeWorthRx Corp.]
[address]
Attn:
Facsimile: [•]
Email:

with a copy to:

[•]
Attn:
Facsimile:
Email:

If to an Investor, to the address set forth opposite such Investor’s name on Exhibit B attached hereto.

6.4 Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.6 Entire Agreement.  This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

[MERGEWORTHRX CORP.]

By:	Name: Title:

INVESTORS:

Charles F. Fistel

Stephen B. Cichy

Anthony Minnuto

John J. Delucca

Jeffrey A. Rein

Robert G. Savage

Howard I. Schwartz, M.D.

[Signature Page Continues]

Signature Page to Amended and Restated Registration Rights Agreement

EXHIBIT A

Addendum Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on            , 20  , by the undersigned (the “New Holder”) pursuant to the terms of that certain Amended and Restated Registration Rights Agreement dated as of [           ], 2014 (the “Agreement”), by and among the Company and the Investors identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:

1.1 Acknowledgment.  New Holder acknowledges that New Holder is acquiring certain shares of the Common Stock of the Company (the “Stock”) [or other equity securities of the Company that are convertible, exercisable or exchangeable for shares of Common Stock of the Company (the “Convertible Securities”)] as a transferee of such Stock [or Convertible Securities] from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered a “Investor” and a holder of Registrable Securities for all purposes under the Agreement.

1.2 Agreement.  New Holder hereby (a) agrees that the Stock [or Convertible Securities] shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

1.3 Notice.  Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:

Print Name: _________________________________

By: ________________________________________

Name: ______________________________________

Title: _______________________________________

Address: ____________________________________

____________________________________________

Facsimile Number: ___________________________

ACCEPTED AND AGREED:

MERGEWORTHRX CORP.

By: ____________________________________

Name: __________________________________

Title: ___________________________________

EXHIBIT B(1)

Name	Address
Stephen Cichy	[Insert Address]
John J. Delucca	[Insert Address]
Charles Fistel	[Insert Address]
Anthony Minnuto	[Insert Address]
Jeffrey A. Rein	[Insert Address]
Robert G. Savage	[Insert Address]
Howard I. Schwartz	[Insert Address]

(1)	NTD: Agreement to include as Investors all Aerocare executive officers and directors and each of the Major Stockholders (as defined in the Merger Agreement) and any other 5% or greater stockholders of AeroCare.

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MERGEWORTHRX CORP.

MergeWorthRx Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is MergeWorthRx Corp. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 22, 2013 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was MedWorth Acquisition Corp.

2. This Second Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on June 25, 2013 as amended by that certain Certificate of Amendment to Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on November 27, 2013 (as amended, the “Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is AeroCare Holdings Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred five million (105,000,000), of which (i) one hundred million (100,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) five million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting.  Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2. Special Meetings.  Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1. General.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors.  Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3. Number of Directors; Term of Office.  The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Director of the Corporation shall be James S. Hunt; the initial Class II Directors of the Corporation shall be Stephen P. Griggs and Bruce Lunsford; and the initial Class III Directors of the Corporation shall be Ted Lundberg and Stephen Cichy. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2015, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2016, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2017. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

4. Vacancies.  Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal.  Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity while holding such office and to action while serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. In connection with the indemnification provided by Section 145 of the DGCL and under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation in accordance with Section 145 of the DGCL or as authorized in the by-laws of the Corporation.

If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article VIII with respect to any action, suit, proceeding, or investigation arising out of or relating to any actions, transactions, or facts occurring prior to the date of such merger or consolidation.

ARTICLE IX

EXCLUSIVE JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Corporation’s bylaws, or (iv) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

ARTICLE X

AMENDMENT OF BY-LAWS

1. Amendment by Directors.  Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders.  The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of capital stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI or Article XII of this Certificate.

[End of Text]

THIS SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this    day of            , 2014.

MergeWorthRx Corp.

By:

Name:

Title:

Annex C

AEROCARE HOLDINGS CORPORATION

2014 STOCK OPTION AND INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the AeroCare Holdings Corporation 2014 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of AeroCare Holdings, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its businesses to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means any natural person that provides bona fide services to the Company, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 21.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market or another national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee may appropriately adjust any evaluation performance under a Performance Criterion to exclude any of the following events that occurs during a Performance Cycle: (i) asset write-downs or impairments, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (iv) accruals for reorganizations and restructuring programs, (v) any extraordinary non-recurring items, including those described in the Financial Accounting Standards Board’s authoritative guidance and/or in management’s discussion and analysis of financial condition of operations appearing the Company’s annual report to stockholders for the applicable year, and (vi) any other extraordinary items adjusted from the Company U.S. GAAP results.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award, the vesting and/or payment of which is subject to the attainment of one or more Performance Goals. Each such period shall not be less than 12 months.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan.  The Plan shall be administered by the Administrator.

(b) Powers of Administrator.  The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award in circumstances involving the grantee’s death, disability, retirement or termination of employment, or a change in control (including a Sale Event);

(vi) subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards.  Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Certificate.  Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Indemnification.  Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable.  The maximum number of shares of Stock reserved and available for issuance under the Plan shall be [insert number that is 10% of combined company’s outstanding shares of common stock at closing] shares (the “Initial Limit”), subject to adjustment as provided in Section 3(c), plus on January 1, 2016 and each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by 4 percent of the number of shares of Stock issued and outstanding on the immediately preceding December 31 (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit cumulatively increased on January 1, 2016 and on each January 1 thereafter by the lesser of the Annual Increase for such year or [insert number of shares equal to 10% of the combined company’s outstanding stock after the Business Combination] shares of Stock, subject in all cases to adjustment as provided in Section 3(c). For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than the Initial Limit, subject to adjustment in accordance with Section 3(c), may be granted to any one individual grantee during any one calendar year period, and no more than the Initial Limit, subject to adjustment in accordance with Section 3(c), may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Effect of Awards.  The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award of one share of Stock for each such share of Stock actually subject to the Award. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award for one share of Stock for each such share of Stock actually subject to the Award. Any forfeitures, cancellations or other terminations (other than by exercise) of such Awards shall be returned to the reserved pool of shares of Stock under the Plan in the same manner.

(c) Changes in Stock.  Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(d) Mergers and Other Transactions.  In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and Consultants of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5. STOCK OPTIONS

(a) Award of Stock Options.  The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price.  The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c) Option Term.  The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Stockholder.  Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise.  Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options.  To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Award of Stock Appreciation Rights.  The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Exercise Price of Stock Appreciation Rights.  The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c) Grant and Exercise of Stock Appreciation Rights.  Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d) Terms and Conditions of Stock Appreciation Rights.  Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. The term of a Stock Appreciation Right may not exceed ten years.

SECTION 7. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards.  The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Stockholder.  Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions.  Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Shares.  The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8. RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units.  The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation.  The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c) Rights as a Stockholder.  A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d) Termination.  Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock.  The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. CASH-BASED AWARDS

Grant of Cash-Based Awards.  The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified Performance Goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11. PERFORMANCE SHARE AWARDS

(a) Nature of Performance Share Awards.  The Administrator may grant Performance Share Awards under the Plan. A Performance Share Award is an Award entitling the grantee to receive shares of Stock upon the attainment of performance goals. The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the performance goals, the periods during which performance is to be measured, which may not be less than one year except in the case of a Sale Event, and such other limitations and conditions as the Administrator shall determine.

(b) Rights as a Stockholder.  A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares of Stock actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award Certificate (or in a performance plan adopted by the Administrator).

(c) Termination.  Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a) Performance-Based Awards.  The Administrator may grant one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units, Performance Share Awards or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. Each Performance-Based Award shall comply with the provisions set forth below.

(b) Grant of Performance-Based Awards.  With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c) Payment of Performance-Based Awards.  Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award.

(d) Maximum Award Payable.  The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is the Initial Limit (subject to adjustment as provided in Section 3(c) hereof) or $10,000,000 in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION 13. DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights.  The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units, Restricted Stock Award or Performance Share Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units or Performance Share Award shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b) Termination.  Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all

Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 14. Transferability of Awards

(a) Transferability.  Except as provided in Section 14(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action.  Notwithstanding Section 14(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c) Family Member.  For purposes of Section 14(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary.  To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 15. TAX WITHHOLDING

(a) Payment by Grantee.  Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock.  Subject to approval by the Administrator, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants.

SECTION 16. Section 409A awards

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 17. TERMINATION OF EMPLOYMENT, TRANSFER, LEAVE OF ABSENCE, ETC.

(a) Termination of Employment.  If the grantee’s employer ceases to be a Subsidiary, the grantee shall be deemed to have terminated employment for purposes of the Plan.

(b) For purposes of the Plan, the following events shall not be deemed a termination of employment:

(i) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 18. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 18 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c) or 3(d).

SECTION 19. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 20. GENERAL PROVISIONS

(a) No Distribution.  The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Delivery of Stock Certificates.  Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry”

records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Stockholder Rights.  Until Stock is deemed delivered in accordance with Section 20(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights.  Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions.  Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f) Clawback Policy.  Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 21. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 22. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Florida, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS:

DATE APPROVED BY STOCKHOLDERS:

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our certificate of incorporation provides for indemnification of all persons whom the Company may indemnify pursuant the DGCL to the maximum extent permitted by the DGCL, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, effective upon the consummation of the Business Combination, we expect to enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules.

(a) Financial Statements

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

The financial statements of MergeWorthRx Corp. as of December 31, 2013, and for the period ended December 31, 2013 included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of AeroCare Holdings, Inc. as of December 31, 2013, and for the years ended December 31, 2013 and 2012 included in this proxy statement/prospectus have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

(b) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately following the signature page to the Registration Statement, which index to exhibits is incorporated herein by reference.

Item 22. Undertakings.

The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 11th day of December, 2014.

MERGEWORTHRX CORP.

By:	/s/ Charles F. Fistel Name: Charles F. Fistel Title: Chief Executive Officer, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Anthony Minnuto Anthony Minnuto	Executive Chairman of the Board	December 11, 2014
/s/ Charles F. Fistel Charles F. Fistel	Chief Executive Officer, Chief Financial Officer, Treasurer and Director (principal executive, financial and accounting officer)	December 11, 2014
/s/ Stephen B. Cichy Stephen B. Cichy	President, Chief Operating Officer, Secretary and Director	December 11, 2014
* Jeffrey A. Rein	Director	December 11, 2014
* Robert G. Savage	Director	December 11, 2014
* Howard I. Schwartz, M.D.	Director	December 11, 2014
* John J.Delucca	Director	December 11, 2014
* /s/ Charles F. Fistel Attorney-in-fact		December 11, 2014

EXHIBIT INDEX

Exhibit No.	Description	Included	Form	Filing Date
2.1	Agreement and Plan of Merger and Reorganization among MergeWorthRX Corp., Anvil Merger Sub, Inc., AeroCare Holdings, Inc. and FFC Aerocare SR, LLC	By Reference	8-K	October 20, 2014
3.1	Amended and Restated Certificate of Incorporation	By Reference	8-K	July 1, 2013
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation	By Reference	8-K	November 27, 2013
3.3	By-Laws	By Reference	S-1	May 20, 2013
3.4	Form of Second Amended and Restated Certificate of Incorporation	Previously Filed
3.5	Form of Amended and Restated Bylaws	Previously Filed
4.1	Specimen Common Stock Certificate	By Reference	S-1/A	June 11, 2013
4.2	Form of EarlyBirdCapital Purchase Option	By Reference	S-1/A	June 11, 2013
5.1	Opinion of McDermott Will & Emery LLP	Previously Filed
8.1	Tax Opinion of McDermott Will & Emery LLP	Previously Filed
8.2	Tax Opinion of Goodwin Procter LLP	Herewith
8.3	Tax Opinion of McDermott Will & Emery LLP	Herewith
10.1	Letter Agreement from Anthony Minnuto	By Reference	8-K	July 1, 2013
10.2	Letter Agreement from Charles F. Fistel	By Reference	8-K	July 1, 2013
10.3	Letter Agreement from Stephen B. Cichy	By Reference	8-K	July 1, 2013
10.4	Letter Agreement from John J. Delucca	By Reference	8-K	July 1, 2013
10.5	Letter Agreement from Jeffrey A. Rein	By Reference	8-K	July 1, 2013
10.6	Letter Agreement from Robert G. Savage	By Reference	8-K	July 1, 2013
10.7	Letter Agreement from Howard I. Schwartz, M.D.	By Reference	8-K	July 1, 2013
10.8	Investment Management Trust Agreement dated June 26, 2013 between Continental Stock Transfer & Trust Company and the Registrant	By Reference	8-K	July 1, 2013
10.9	Stock Escrow Agreement dated June 26, 2013 among the Registrant, Continental Stock Transfer & Trust Company and holders of Founders’ shares	By Reference	8-K	July 1, 2013
10.10	Promissory Note dated June 25, 2013 payable to Anthony Minnuto	By Reference	8-K	July 1, 2013
10.11	Subscription Agreement among the Registrant, Broad and Cassel and Anthony Minnuto	By Reference	S-1	May 20, 2013
10.12	Subscription Agreement among the Registrant, Broad and Cassel and Charles F. Fistel	By Reference	S-1	May 20, 2013
10.13	Subscription Agreement among the Registrant, Broad and Cassel and Stephen B. Cichy	By Reference	S-1	May 20, 2013
10.14	Subscription Agreement among the Registrant, Broad and Cassel and Anthony Minnuto	By Reference	8-K	July 1, 2013
10.15	Subscription Agreement among the Registrant, Broad and Cassel and Jeffrey A. Rein	By Reference	8-K	July 1, 2013

Exhibit No.	Description	Included	Form	Filing Date
10.16	Registration Rights Agreement among the Registrant and the holders of Founder Shares and Sponsor Shares	By Reference	8-K	July 1, 2013
10.17	First Review Agreement among the Registrant, Allied Medical Supply, Inc. and Anthony Minnuto	By Reference	8-K	July 1, 2013
10.18	Merger and Investment Banking Agreement dated June 26, 2013 by and between the Registrant and EarlyBirdCapital, Inc.	By Reference	8-K	July 1, 2013
10.19	Form of Escrow Agreement among the Registrant, FFC Aerocare SR, LLC and Continental Stock Transfer & Trust Company	Previously Filed
10.20	Form of Lockup Agreement	Previously Filed
10.21	Form of Registration Rights Agreement	Previously Filed
10.22	Amended and Restated Credit Agreement, dated June 30, 2014, among AeroCare, the lenders party thereto, and SunTrust Bank, as Administrative Agent, Swingline Lender and Issuing Bank, BankUnited, N.A., as Syndication Agent and Fifth Third Bank, as Documentation Agent, and SunTrust Robinson Humphrey, Inc., as Sole Lead Arranger and Sole Bookrunner	Previously Filed
10.23	Employment and Non-Competition Agreement, dated January 1, 2013, between AeroCare and Daniel C. Bunting	Previously Filed
10.24	Employment and Non-Competition Agreement, dated September 22, 2003, between AeroCare and Joseph P. Russell, as amendment on May 31, 2010	Previously Filed
10.25	Employment and Non-Competition Agreement, date November 1, 2002, between AeroCare and Stephen P. Griggs	Previously Filed
23.1	Consent of Marcum LLP	Herewith
23.2	Consent of BDO USA, LLP	Herewith
23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)	Previously Filed
23.4	Consent of Goodwin Procter LLP (included in Exhibit 8.2)	Herewith
24	Power of Attorney (included on the signature page to the registration statement)	Previously Filed
99.1	Form of Proxy for Special Meeting in Lieu of 2014 Annual Meeting of Stockholders	Previously Filed
99.2	Consent of Stephen P. Griggs	Previously Filed
99.3	Consent of Bruce Lunsford	Previously Filed
99.4	Consent of Theodore B. Lundberg	Previously Filed
99.5	Consent of James S. Hunt	Previously Filed
99.6	Form of Action by Written Consent of the Stockholders of AeroCare Holdings, Inc.	Previously Filed